As filed with the Securities and Exchange Commission on June 1, 2026
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Global Net Lease, Inc.
(Exact name of registrant as specified in its charter)
Maryland	6768	45-2771978
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
650 Fifth Avenue, 30th Floor
New York, New York 10019
(212) 415-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Edward M. Weil, Jr.
Chief Executive Officer and President
Global Net Lease, Inc.
650 Fifth Avenue, 30th Floor
New York, New York 10019
(332) 265-2020
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:
Joseph A. Herz Win Rutherfurd Greenberg Traurig, LLP One Vanderbilt Avenue New York, New York 10017 (212) 801-9200	Jeffrey D. Marell Ross A. Fieldston Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000	Andrew P. Campbell Joseph Sulzbach Ryan J. Adams Morrison & Foerster LLP 2100 L Street, NW, Suite 900 Washington, D.C. 20037 (202) 887-1500
Approximate date of commencement of proposed sale to the public:   As soon as practicable after this registration statement on Form S-4 becomes effective and all other conditions to the proposed mergers described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.
PRELIMINARY, SUBJECT TO COMPLETION, DATED JUNE 1, 2026

PROXY STATEMENT FOR THE SPECIAL MEETING OF
MODIV INDUSTRIAL, INC.
and
PROSPECTUS OF
GLOBAL NET LEASE, INC.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Stockholders of Modiv Industrial, Inc.:
On May 3, 2026, Modiv Industrial, Inc. (“Modiv”) and Global Net Lease, Inc. (“GNL”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Modiv, Modiv Operating Partnership, LP (the “Modiv Operating Partnership”), GNL, GNL Motion Merger Sub, LLC (“REIT Merger Sub”), Global Net Lease Operating Partnership, L.P. (the “GNL Operating Partnership”) and GNL Motion OpCo Merger Sub, LLC (“OpCo Merger Sub”). Pursuant to the terms of the Merger Agreement and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Modiv will merge with and into REIT Merger Sub with REIT Merger Sub being the surviving entity (such merger transaction, the “Modiv Merger”) at the effective time of the Modiv Merger (the “Modiv Merger Effective Time”). Contemporaneously therewith or immediately following the Modiv Merger, OpCo Merger Sub will merge with and into the Modiv Operating Partnership with the Modiv Operating Partnership being the surviving entity (such merger transaction, the “OpCo Merger” and, together with the Modiv Merger, the “Mergers”) at the effective time of the OpCo Merger (the “OpCo Merger Effective Time”).
At the Modiv Merger Effective Time, subject to the terms and conditions set forth in the Merger Agreement, (i) each share of Class C common stock, $0.001 par value per share, of Modiv (the “Modiv Common Stock”) issued and outstanding immediately prior to the Modiv Merger Effective Time, other than any issued and outstanding shares owned by GNL, REIT Merger Sub or any subsidiary of Modiv, GNL or REIT Merger Sub immediately prior to the Modiv Merger Effective Time (“Excluded Shares”), will be converted into the right to receive 1.975 shares of common stock, par value $0.01 per share, of GNL (the “GNL Common Stock”), without interest, plus the right to receive cash in lieu of any fractional shares of GNL Common Stock, if any, without interest (the “Modiv Common Stock Merger Consideration”), and (ii) each share of the 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value per share, of Modiv (the “Modiv Preferred Stock”) issued and outstanding immediately prior to the Modiv Merger Effective Time, other than any Excluded Shares, will be converted into the right to receive an amount in cash equal to $25.00, plus any accrued and unpaid dividends thereon, if any, to, but not including, the date on which the closing of the Mergers occurs (the “Closing Date”). Immediately prior to the OpCo Merger Effective Time, subject to the terms and conditions set forth in the Merger Agreement, each outstanding unit of Class X limited partnership interest (the “Class X Units”) in the Modiv Operating Partnership will immediately vest in full and be converted into one unit of Class C limited partnership interest (the “Class C Units”) in the Modiv Operating Partnership. At the OpCo Merger Effective Time, subject to the terms and conditions set forth in the Merger Agreement, each outstanding Class C Unit (other than Class C Units held by Modiv, GNL, GNL Operating Partnership, REIT Merger Sub, OpCo Merger Sub or any of their respective wholly owned subsidiaries immediately prior to the OpCo Merger Effective Time) will be converted into the right to receive 1.975 units of limited partnership interest in the GNL Operating Partnership designated as OP Units (as defined in the agreement of limited partnership of GNL Operating Partnership, “GNL OP Units”), plus the right to receive cash in lieu of any fractional GNL OP Units, if any, without interest. Following the Modiv Merger Effective Time, the Modiv Common Stock and Modiv Preferred Stock will be delisted from the New York Stock Exchange (“NYSE”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Stockholder Meeting
Modiv has scheduled a special meeting of its common stockholders to be held on [•], 2026 in connection with the Mergers and related transactions (including any adjournment or postponement thereof, the “Special Meeting”). The Special Meeting will be held in a virtual-only format at www.virtualshareholdermeeting.com/MDV2026SM, on [•], 2026, at [•], Mountain Time.
At the Special Meeting, Modiv’s common stockholders will be asked to consider and vote on (i) a proposal to approve the Modiv Merger, pursuant to the terms of the Merger Agreement and the other transactions contemplated by the Merger Agreement (the “Merger Proposal”), (ii) a proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to Modiv’s named executive officers in connection with the Mergers (the “Merger Compensation Proposal”) and (iii) a proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal, if there are insufficient votes at the time of such adjournment to approve the Merger Proposal (the “Adjournment Proposal”).
Your vote is very important, regardless of the number of shares you own.   The record date for determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting is [•], 2026. The Mergers cannot be completed without the approval of Modiv’s common stockholders. We urge you to read the accompanying proxy statement/prospectus carefully. The obligations of Modiv and GNL to complete the Mergers are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. More information about Modiv, GNL, the Special Meeting, the Merger Agreement and the transactions contemplated thereby, including the Mergers, is included in the accompanying proxy statement/prospectus. You should also consider carefully the risks that are described in the “Risk Factors” section, beginning on page 21. Whether or not you plan to attend the Special Meeting virtually, please promptly vote or authorize a proxy to vote your shares, so that your shares may be represented and voted at the Special Meeting.
AFTER CAREFUL CONSIDERATION, MODIV’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MODIV STOCKHOLDERS VOTE “FOR” EACH OF THE PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING.
Sincerely,
Aaron S. Halfacre
Chief Executive Officer and President
Modiv Industrial, Inc.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated [•], 2026 and is first being mailed to the stockholders of Modiv on or about [•], 2026.

MODIV INDUSTRIAL, INC.
1500 North Grant Street #5609
Denver, CO 80203
(888) 686-6348
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [•], 2026
Dear Modiv Industrial, Inc. Stockholders,
NOTICE IS HEREBY GIVEN that Modiv Industrial, Inc., a Maryland corporation (“Modiv”) will hold a special meeting of stockholders (including any adjournment or postponement thereof, the “Special Meeting”) on [•], 2026, beginning at [•] Mountain Time, which will be held in a virtual-only format at www.virtualshareholdermeeting.com/MDV2026SM, to consider and vote on the following matters:
1.
to approve the merger of Modiv with and into GNL Motion Merger Sub, LLC (“REIT Merger Sub”), a wholly owned subsidiary of Global Net Lease, Inc. (“GNL”), with REIT Merger Sub being the surviving entity (such merger transaction, the “Modiv Merger”) pursuant to the Agreement and Plan of Merger, dated as of May 3, 2026 (as may be amended from time to time, the “Merger Agreement”), by and among Modiv, Modiv Operating Partnership, LP, GNL, Global Net Lease Operating Partnership, L.P., REIT Merger Sub, GNL Motion OpCo Merger Sub, LLC, and the other transactions contemplated by such Merger Agreement (the “Merger Proposal”);

2.
to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to Modiv’s named executive officers in connection with the Mergers (the “Merger Compensation Proposal”); and

3.
to approve the adjournment of the Special Meeting one or more times if necessary or appropriate to permit, among other things, further solicitation of proxies in favor of the Merger Proposal (the “Adjournment Proposal”).

The accompanying proxy statement/prospectus contains more detailed information about each of the proposals and attaches a copy of the Merger Agreement as Annex A. You should read the entire document carefully before you vote your shares or authorize a proxy to vote your shares. Modiv will transact no other business at the Special Meeting except as may properly come before the Special Meeting or any adjournment or postponement thereof.
Only holders of record of shares of Class C common stock, $0.001 par value per share, of Modiv (the “Modiv Common Stock”) as of the close of business on [•], 2026 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Holders of record of Modiv’s 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value per share, on the close of business on the Record Date are entitled to notice of, but may not vote at, the Special Meeting.
Your vote on these matters is very important, regardless of the number of shares of Modiv Common Stock you hold. Approval of the Merger Proposal is a condition of the Mergers. If such proposal is not approved, the Mergers and the other transactions contemplated by the Merger Agreement will not be consummated.
Approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Modiv Common Stock entitled to vote thereon; abstentions and broker non-votes, if any, by Modiv stockholders will have the same effect as a vote against this proposal. Approval of the Merger Compensation

Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast on the respective proposal; abstentions and broker non-votes, if any, will have no impact on these proposals.
Whether you plan to attend the Special Meeting or not, we urge you to submit your proxy as early as possible to authorize how your shares will be voted at the Special Meeting. Stockholders may submit a proxy to vote their shares: (1) via the Internet; (2) by telephone by following the instructions on the proxy card; or (3) by mail, using the proxy card accompanying your proxy materials if you received a printed copy of the proxy materials by mail.
YOUR VOTE IS VERY IMPORTANT! Your prompt response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.
In order to attend the virtual Special Meeting, vote and submit questions during the Special Meeting, please log into the virtual meeting platform at www.virtualshareholdermeeting.com/MDV2026SM, and enter the 16-digit control number. The control number can be found on the proxy card or voting instruction form. If you hold shares through a brokerage account, individual retirement account (“IRA”) or 401(k), please follow the instructions from your bank, broker or nominee included with these proxy materials or contact your bank, broker or nominee to request a control number if needed.
The Special Meeting will begin promptly at [•], Mountain Time, and online access will begin at [•], Mountain Time. We encourage you to access the Special Meeting prior to the start time.
We encourage you to read the accompanying proxy statement/prospectus in its entirety and to submit a proxy or voting instructions so that your shares will be represented and voted even if you do not attend the Special Meeting. If you have any questions or need assistance voting your shares of Modiv Common Stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
500 Fifth Avenue, 21st Floor
New York, NY 10110
Stockholders may call toll-free: (877) 750-0926
Banks and Brokers may call collect: (212) 750-5833
By Order of the Board of Directors
John C. Raney
Chief Financial Officer, General Counsel and Secretary
Denver, Colorado
[•], 2026

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about GNL and Modiv from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
For information related to GNL:
Global Net Lease, Inc.
650 Fifth Avenue, 30th Floor
New York, New York 10019
(332) 265-2020
For information related to Modiv:
Modiv Industrial, Inc.
1500 North Grant Street #5609
Denver, CO 80203
(888) 686-6348
You may also contact Modiv’s proxy solicitor as follows:
Innisfree M&A Incorporated
500 Fifth Avenue, 21st Floor
New York, NY 10110
Stockholders may call toll-free: (877) 750-0926
Banks and Brokers may call collect: (212) 750-5833
Investors may also consult the websites of GNL or Modiv for more information concerning the Mergers and the other transactions described in this proxy statement/prospectus. The website of GNL is www.globalnetlease.com and the website of Modiv is www.modiv.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.
If you would like to request any documents, please do so by [•], 2026, in order to receive them before the Special Meeting.
For more information, see “Where You Can Find More Information.”

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by GNL (File No. 333-[•]), constitutes a prospectus of GNL under Section 5 of the Securities Act with respect to the GNL Common Stock to be issued in connection with the Modiv Merger. This document also constitutes a proxy statement of Modiv under Section 14(a) of the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting of Modiv stockholders, at which holders of Modiv Common Stock will be asked to vote upon certain proposals to approve the Merger Agreement, including the Modiv Merger, and/or other related matters.
You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2026. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither the mailing of this proxy statement/prospectus to Modiv stockholders nor the issuance of GNL Common Stock in connection with the Mergers will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding GNL has been provided by GNL and information contained in this proxy statement/prospectus regarding Modiv has been provided by Modiv.

CERTAIN DEFINED TERMS
The following terms are used throughout this proxy statement/prospectus. Unless stated otherwise, the terms set forth below, whenever used in this proxy statement/prospectus, have the following meanings:
“Adjournment Proposal” means the proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal, if there are insufficient votes at the time of such adjournment to approve the Merger Proposal.
“Closing Date” means the date on which the closing of the Mergers actually occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Company” means GNL and its subsidiaries after the effective time of the Mergers.
“DLLCA” means the Delaware Limited Liability Company Act.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the right to receive 1.975 shares of GNL Common Stock for each share of Modiv Common Stock.
“Excluded Shares” means any issued and outstanding shares owned by GNL, REIT Merger Sub or any subsidiary of Modiv, GNL or REIT Merger Sub immediately prior to the Modiv Merger Effective Time.
“Excluded Units” means any unit of limited partnership interest in the Modiv Operating Partnership held by Modiv, GNL, GNL Operating Partnership, the REIT Merger Sub, OpCo Merger Sub or any of their respective wholly owned subsidiaries immediately prior to the OpCo Merger Effective Time.
“GAAP” means generally accepted accounting principles as applied in the United States.
“GNL” means Global Net Lease, Inc., a Maryland corporation.
“GNL Board” means the board of directors of GNL.
“GNL Bylaws” means the Third Amended and Restated Bylaws of GNL.
“GNL Charter” means the corporate charter of GNL represented by the Articles of Restatement of GNL, as amended, restated, supplemented or corrected from time to time.
“GNL Common Stock” means the common stock of GNL, par value $0.01 per share.
“GNL Operating Partnership” means Global Net Lease Operating Partnership, L.P., a Delaware limited partnership.
“GNL OpCo Partnership Agreement” means the GNL Operating Partnership’s Second Amended and Restated Agreement of Limited Partnership, originally dated June 2, 2015, as amended.
“GNL Parties” means GNL, GNL Operating Partnership, REIT Merger Sub and OpCo Merger Sub.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 3, 2026, by and among GNL, Modiv, GNL Operating Partnership, Modiv Operating Partnership, REIT Merger Sub and OpCo Merger Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference.
“Merger Compensation Proposal” means the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to Modiv’s named executive officers in connection with the Mergers.

“Merger Proposal” means the proposal to approve the Modiv Merger, pursuant to the terms of the Merger Agreement, and the other transactions contemplated by the Merger Agreement.
“Mergers” means the Modiv Merger and the OpCo Merger.
“MGCL” means the Maryland General Corporation Law.
“Modiv” means Modiv Industrial, Inc., a Maryland corporation.
“Modiv Board” means the board of directors of Modiv.
“Modiv Bylaws” means the Second Amended and Restated Bylaws of Modiv.
“Modiv Charter” means the Articles of Amendment and Restatement of Modiv, as amended, restated, supplemented or corrected from time to time.
“Modiv Common Stock” means the Class C common stock, par value $0.001 per share, of Modiv.
“Modiv Common Stock Merger Consideration” means the GNL Common Stock to be issued to holders of Modiv Common Stock at the Exchange Ratio.
“Modiv Merger” means the merger of Modiv with and into REIT Merger Sub.
“Modiv Merger Effective Time” means the effective time of the Modiv Merger.
“Modiv Operating Partnership” means Modiv Operating Partnership, LP, a Delaware limited partnership.
“Modiv Operating Partnership Class C Units” or “Class C Units” means units of Class C limited partnership interests in the Modiv Operating Partnership.
“Modiv Operating Partnership Class X Units” or “Class X Units” means units of Class X limited partnership interests in the Modiv Operating Partnership.
“Modiv Parties” means Modiv and Modiv Operating Partnership.
“Modiv Preferred Stock” means the 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share, of Modiv.
“Modiv Preferred Stock Merger Consideration” means the right to receive an amount in cash equal to $25.00, plus any accrued and unpaid dividends thereon, if any, to, but not including, the Closing Date, for each share of Modiv Preferred Stock.
“Modiv Stockholder Approval” means the affirmative vote of the holders of Modiv Common Stock entitled to cast a majority of all of the votes entitled to be cast on the Modiv Merger.
“NYSE” means the New York Stock Exchange.
“OP Unit” has the meaning ascribed to it in the GNL OpCo Partnership Agreement.
“OpCo Merger” means the merger of OpCo Merger Sub with and into Modiv Operating Partnership.
“OpCo Merger Effective Time” means the effective time of the OpCo Merger.
“OpCo Merger Sub” means GNL Motion OpCo Merger Sub, LLC, a Delaware limited liability company.
“OpCo Unit Merger Consideration” means the OP Units to be issued to holders of Class C Units of Modiv Operating Partnership at the Exchange Ratio.
“Outside Date” means February 3, 2027.
“Record Date” means the record date for the Special Meeting, which is the close of business on [•], 2026.

“REIT” means a real estate investment trust for U.S. federal income tax purposes.
“REIT Merger Sub” means GNL Motion Merger Sub, LLC, a Delaware limited liability company.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Special Meeting” means the special meeting of Modiv’s stockholders to be held on [•], 2026 in connection with the Mergers and related transactions, including any adjournment or postponement thereof.
“Truist” or “Truist Securities” means Truist Securities, Inc., financial advisor to Modiv.
“U.S.” means United States.

i

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETING
The following are answers to some questions that you, as a stockholder of Modiv, may have regarding the proposed transactions between GNL, Modiv, GNL Operating Partnership, Modiv Operating Partnership, REIT Merger Sub and OpCo Merger Sub, and the other matters being considered at the Special Meeting. Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us” and “our” refer to Modiv. You are encouraged to carefully read this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Mergers and the other matters being considered at the Special Meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus.
Q:
What are the Mergers?

A:
Modiv and GNL have entered into the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Modiv will merge with and into REIT Merger Sub, with REIT Merger Sub continuing as the surviving entity and a wholly owned subsidiary of GNL, and OpCo Merger Sub will merge with and into Modiv Operating Partnership, with Modiv Operating Partnership continuing as the surviving entity. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

At the Modiv Merger Effective Time, each issued and outstanding share of Modiv Common Stock, other than any Excluded Shares, will be automatically converted into the right to receive 1.975 shares of GNL Common Stock, and each share of Modiv Preferred Stock, other than any Excluded Shares, will be converted into the right to receive an amount in cash equal to $25.00, plus any accrued and unpaid dividends thereon, if any, to, but not including, the Closing Date.
Immediately prior to the OpCo Merger Effective Time, subject to the terms and conditions set forth in the Merger Agreement, each outstanding Class X Unit in the Modiv Operating Partnership will immediately vest in full and be converted into one Class C Unit in the Modiv Operating Partnership. At the OpCo Merger Effective Time, subject to the terms and conditions set forth in the Merger Agreement, each outstanding Class C Unit (other than Class C Units held by Modiv, GNL, GNL Operating Partnership, REIT Merger Sub, OpCo Merger Sub or any of their respective wholly owned subsidiaries immediately prior to the OpCo Merger Effective Time) will be converted into the right to receive 1.975 GNL OP Units, plus the right to receive cash in lieu of any fractional GNL OP Units, if any, without interest.
Immediately following the consummation of the Mergers, based on the shares of Modiv Common Stock and GNL Common Stock outstanding as of the record date, current GNL stockholders and current Modiv stockholders are expected to hold approximately 89% and 11% of the issued and outstanding shares of common stock of the Combined Company, respectively.
Q:
What happens if the market price of shares of Modiv Common Stock or GNL Common Stock changes before the closing of the Mergers?

A:
No change will be made to the Exchange Ratio if the market price of shares of Modiv Common Stock or GNL Common Stock changes before the Modiv Merger Effective Time. As a result, the market value of the consideration to be received by Modiv stockholders in the Modiv Merger and Modiv Operating Partnership unitholders in the OpCo Merger will increase or decrease depending on the market price of shares of GNL Common Stock at the Modiv Merger Effective Time.

Q:
What happens if the market price of shares of Modiv Preferred Stock changes before the Modiv Merger Effective Time?

A:
If the market price of shares of Modiv Preferred Stock changes before the Modiv Merger Effective Time, no change will be made and each share of Modiv Preferred Stock will be exchanged for the right to receive an amount of cash equal to $25.00, plus any accrued and unpaid dividends thereon, if any, to, but not including, the Closing Date.

Q:
Will fractional shares or units be issued?

A:
No. If the aggregate number of shares of GNL Common Stock or GNL OP Units that you are otherwise entitled to receive as part of the merger consideration includes a fraction of a share of GNL Common Stock or a GNL OP Unit, you will receive cash in an amount equal to and in lieu of the fractional share or unit. See “The Merger Agreement — Treatment of Fractional Shares” beginning on page 64 of this proxy statement/prospectus.

Q:
Why am I receiving this Proxy Statement/Prospectus?

A:
The Mergers cannot be completed unless, among other conditions, the holders of Modiv Common Stock vote to approve the Merger Proposal. Subject to the terms of the Merger Agreement, Modiv will hold a special meeting of its stockholders to obtain approval for the Merger Proposal. This proxy statement/prospectus contains important information about the Mergers, and you should read it carefully. It is a proxy statement because the Modiv Board is soliciting proxies from Modiv’s stockholders. It is a prospectus because GNL will issue shares of GNL Common Stock in connection with the Modiv Merger.

Your vote is very important. Modiv encourages you to authorize a proxy to vote your shares of Modiv Common Stock as promptly as possible. The Mergers cannot be completed without the approval of the Merger Proposal. The enclosed voting materials allow you to authorize a proxy to vote your shares without attending the Special Meeting.
Q:
Why is Modiv proposing the Mergers?

A:
The Modiv Board believes that the Mergers will provide a number of significant benefits and opportunities that are in the best interests of Modiv and its stockholders. For more information regarding key factors the Modiv Board considered in determining to recommend that Modiv stockholders approve the Modiv Merger and the other transactions contemplated bythe Merger Agreement, see “The Mergers — Modiv’s Board Recommendations and Reasons for the Mergers” beginning on page 44 of this proxy statement/prospectus.

Q:
Will Modiv continue to pay regular dividends prior to the closing of the Mergers?

A:
Modiv will be permitted to declare and pay (i) with respect to the Modiv Common Stock, its regular monthly dividends in an amount not to exceed $0.10 per share of Modiv Common Stock per month and (ii) with respect to the Modiv Preferred Stock, its regular quarterly dividends in an amount not to exceed $0.461 per share of Modiv Preferred Stock per quarter.

Q:
Do any of Modiv’s directors or executive officers have interests in the Mergers that are in addition to or may differ from those of Modiv stockholders?

A:
Modiv’s directors and executive officers have interests in the Mergers that are different from, or in addition to, the interests of other Modiv stockholders. The members of the Modiv Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Mergers, and in recommending that Modiv stockholders vote “FOR” the Merger Proposal. See “The Mergers — Interests of Modiv Directors and Executive Officers in the Mergers” beginning on page 57 of this proxy statement/prospectus.

Q:
Are there risks associated with the Mergers that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the Mergers that are discussed in this proxy statement/prospectus in the section entitled “Risk Factors” beginning on page 21, as well as the risk factors that appear in the documents incorporated by reference into this proxy statement/prospectus.

Q:
Will my rights as a Modiv stockholder change as a result of the Modiv Merger?

A:
Yes. Modiv stockholders will have different rights following the Modiv Merger, if it is consummated,

due to differences between the governing documents of GNL and Modiv. For more information, see the section entitled “Comparison of Rights of Stockholders of GNL and Modiv” beginning on page 196 of this proxy statement/prospectus.
Currently, shares of GNL Common Stock are listed on the NYSE and shares of Modiv Common Stock and Modiv Preferred Stock are listed on the NYSE. Following completion of the Mergers, the shares of GNL Common Stock will continue to be listed on the NYSE and the Modiv Common Stock and Modiv Preferred Stock will be delisted from the NYSE and deregistered under the Exchange Act. GNL will apply to have the new shares of GNL Common Stock issued as consideration in the Modiv Merger listed on the NYSE prior to the Modiv Merger Effective Time, subject to official notice of issuance.
Q:
Will Modiv stockholders have to pay U.S. federal income taxes as a result of the Modiv Merger?

A:
The Modiv Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. The obligation of Modiv and GNL to complete the Modiv Merger is conditioned upon the receipt of an opinion from Morrison & Foerster LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, dated as of the Closing Date, to the effect that the Modiv Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Modiv Merger so qualifies:

•
U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences”) of shares of Modiv Common Stock that receive shares of GNL Common Stock are not expected to recognize gain or loss as a result of the Modiv Merger (except with respect to the receipt of cash in lieu of fractional shares of GNL Common Stock); and

•
non-U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences”) generally will be treated in the same manner as a U.S. holder, as described above, except that any amounts treated as capital gain generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment maintained by the non-U.S. holder in the United States), (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are satisfied, or (iii) the non-U.S. holder’s Modiv Common Stock constitutes a “U.S. real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980.

You should read “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Modiv Merger” for a more detailed discussion of the material U.S. federal income tax consequences. Tax matters can be complicated and the tax consequences of the Modiv Merger to any particular holder of Modiv Common Stock will depend on such holder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences (including the applicability and effect of any state, local or non-U.S. income and other tax laws) to you of the Modiv Merger and the ownership and disposition of GNL Common Stock received in the Modiv Merger.
Q:
Are there any conditions to the closings of the Mergers that must be satisfied for the Mergers to be completed?

A:
In addition to the approval by Modiv common stockholders of the Merger Proposal at the Special Meeting, there are a number of customary conditions that must be satisfied or waived for the Mergers to be consummated. For a description of all the conditions to the Mergers, see the section entitled “The Merger Agreement — Conditions to Completion of the Mergers” beginning on page 80 of this proxy statement/prospectus.

Q:
When do the parties anticipate completing the Mergers?

A:
Modiv and GNL anticipate completing the Mergers as soon as reasonably practicable following satisfaction of all the required conditions set forth in the Merger Agreement. If Modiv’s common stockholders approve the Merger Proposal at the Special Meeting, and if the other conditions to closing the Mergers are satisfied or waived, then currently Modiv and GNL anticipate that the Mergers will be completed in the third quarter of 2026. However, there is no guarantee that the conditions to closing the Mergers will be satisfied or that the Mergers will close.
Q:
If I am a Modiv stockholder and the Modiv Merger is consummated, how will my receipt of GNL Common Stock in exchange for my Modiv Common Stock be recorded? Will I have to take any action in connection with the recording of such ownership of GNL Common Stock?

A:
Pursuant to the Merger Agreement, as soon as practicable following the Modiv Merger Effective Time, GNL will cause the exchange agent in connection with the Modiv Merger to record the issuance on the stock records of GNL of the amount of GNL Common Stock equal to the merger consideration that is issuable to each holder of Modiv Common Stock. If the Modiv Merger is consummated, you will not have to take any action in connection with the recording of your ownership of GNL Common Stock.

Q:
When and where will the Special Meeting be held?

A:
The Special Meeting will be held virtually via live webcast beginning at [•], Mountain Time on [•], 2026. You will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/MDV2026SM. Please note that you will not be able to attend the Special Meeting physically in person.

Q:
Who can vote at and attend the Special Meeting?

A:
All holders of record of Modiv Common Stock as of the Record Date, which was the close of business on [•], 2026, are entitled to receive notice of and attend and vote at the Special Meeting or any postponement or adjournment of the Special Meeting. Each holder of Modiv Common Stock is entitled to one vote on each matter presented at the Special Meeting for each share of Modiv Common Stock that such holder owned as of the Record Date.

Q:
What happens if I sell my shares of Modiv Common Stock after the record date but before the closing of the Mergers?

A.
In order to receive the Modiv Common Stock Merger Consideration, you must hold your shares of Modiv Common Stock immediately prior to the Modiv Merger Effective Time. Consequently, if you transfer your shares of Modiv Common Stock before the Modiv Merger Effective Time, you will have transferred your right to receive the Modiv Common Stock Merger Consideration in respect of those shares. If you are a holder of record of Modiv Common Stock on the record date and transfer those shares after the record date but prior to the Modiv Merger Effective Time, you will retain the right to vote at the Special Meeting but will not have the right to receive the Modiv Common Stock Merger Consideration with respect to the shares so transferred.

Q:
Do holders of Modiv Preferred Stock have a right to vote at the Special Meeting?

A:
No. Holders of record of Modiv Preferred Stock on the Record Date are entitled to notice of, but may not vote at, the Special Meeting.

Q:
What vote of Modiv stockholders is required to approve the Merger Proposal?

A:
Approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Modiv Common Stock entitled to vote thereon. Because the required vote for the Merger Proposal is based on the number of votes that Modiv common stockholders are entitled to cast rather than on the number of votes actually cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the Merger Proposal.

Q:
What vote of Modiv stockholders is required to approve the Merger Compensation Proposal?

A:
Approval of the Merger Compensation Proposal, which is a non-binding, advisory vote, requires the affirmative vote of a majority of the votes cast on the Merger Compensation Proposal. For the purpose of the Merger Compensation Proposal, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the Merger Compensation Proposal.

Q:
What vote of Modiv stockholders is required to approve the Adjournment Proposal?

A:
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on Adjournment Proposal. For the purpose of this proposal, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal. Pursuant to the Modiv Bylaws, the chair of the meeting may also adjourn the Special Meeting from time to time without the approval of the stockholders, subject to the terms of the Merger Agreement.

Q:
What happens if the Mergers are not completed?

A:
If the Merger Proposal is not approved by Modiv’s stockholders, or if the Mergers are not completed for any other reason, Modiv’s stockholders will not have their shares of Modiv Common Stock converted into GNL Common Stock, or their Modiv Preferred Stock converted into the right to receive cash, and Modiv Operating Partnership unitholders will not have their Class X Units converted into Class C Units and Modiv Operating Partnership unitholders of Class C Units will not be converted into the right to receive GNL OP Units. Instead, Modiv would remain an independent public company, and the Modiv Common Stock and Modiv Preferred Stock would continue to be registered under the Exchange Act and listed and traded on the NYSE. Upon a termination of the Merger Agreement, under certain circumstances, Modiv will be required to pay GNL a termination fee. In certain other circumstances, GNL will be required to pay Modiv a termination fee upon termination of the Merger Agreement. For further information regarding such termination fees, see the section entitled “The Merger Agreement — Termination Fee Payable by Modiv” and “The Merger Agreement — Termination Fee Payable by GNL”.

Q:
Are Modiv stockholders entitled to appraisal or dissenters’ rights?

A:
No. Stockholders of Modiv are not entitled to exercise appraisal or dissenters’ rights in connection with the Modiv Merger.

Q:
How can I vote without attending the Special Meeting?

A:
After you carefully read and consider the information provided in this proxy statement/prospectus, including the annexes, you can vote your shares without attending the Special Meeting by submitting a proxy in advance of the Special Meeting to authorize your shares to be voted at the Special Meeting. Stockholders have the following options for authorizing the casting of their votes by proxy:

•
By Internet — You can authorize a proxy to vote your shares over the Internet by following the instructions on the enclosed proxy card;

•
By Mail — If you received your proxy materials by mail, you can authorize a proxy to vote your shares by filling out the accompanying proxy card and returning it to our tabulation agent in the enclosed return envelope; or

•
By Telephone — You can authorize a proxy to vote your shares by telephone by following the instructions on the proxy card.

Please refer to your proxy card or voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available to you. Under NYSE rules, all of the proposals in this proxy statement/prospectus are non-routine matters. As a result, brokers may not vote uninstructed shares on any proposal at the Special Meeting. A broker non-vote occurs when shares held by a broker, bank or other nominee are represented at a meeting, but the broker, bank or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if you own Modiv Common Stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, since brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares.
Stockholders may generally vote via the Internet or by telephone until 11:59 p.m., Eastern Time, on [•], 2026 or our tabulation agent must receive paper proxy cards by the date and time of the Special Meeting. However, voting deadlines may vary depending on how you hold your shares of Modiv Common Stock, so please carefully review the specific instructions provided on your proxy card or voting instruction form.
Q:
How can I vote during the Special Meeting?

A:
Even if you currently plan to attend the Special Meeting, we recommend that you submit your proxy or voting instructions in advance as described above to ensure that your vote will be counted if you later decide not to attend the Special Meeting.

During the Special Meeting, you may vote your shares of Modiv Common Stock held in your name as the stockholder of record.
If you own Modiv Common Stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, since brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares. If you hold your shares through a broker, bank or other nominee and wish to vote at the Special Meeting, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days).
Q:
What happens if I abstain from voting or fail to vote?

A:
With respect to the Merger Proposal, if you abstain from voting, fail to cast your vote at the Special Meeting or by proxy or if you hold your shares in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal. With respect to the Merger Compensation Proposal and the Adjournment Proposal, a failure to vote or provide voting instructions will not have any effect on the outcome of such proposals.

Q:
What constitutes a quorum?

A:
A quorum consists of the presence virtually or by proxy of the holders of Modiv Common Stock entitled to cast a majority of all the votes entitled to be cast at the Special Meeting. There must be a quorum present in order for the Special Meeting to be a duly held meeting at which business can be conducted. If you submit your proxy, even if you abstain from voting, then you will still be considered part of the quorum. Broker non-votes if any, will be included in determining whether a quorum is present. A broker non-vote is a vote that is not cast on a non-routine matter because the shares entitled to cast the vote are held in the name of a broker, bank or other nominee, the broker, bank or other nominee lacks discretionary authority to vote the shares and the broker, bank or other nominee has not received voting instructions from the beneficial owner of the shares. Because all of the proposals to be voted on at the Special Meeting are “non-routine” matters, brokers, banks and other nominees will not have authority to vote on any proposals unless instructed, so Modiv does not expect there to be any broker non-votes at the Special Meeting.

Q:
What am I being asked to consider and vote on at the Special Meeting?

A:
At the Special Meeting, Modiv’s stockholders will be asked to consider and vote on the following proposals:

•
Merger Proposal — to approve the Modiv Merger, pursuant to the terms of the Merger Agreement, and the other transactions contemplated by the Merger Agreement;

•
Merger Compensation Proposal — to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to Modiv’s named executive officers in connection with the Mergers; and

•
Adjournment Proposal — to approve the adjournment of the Special Meeting one or more times if necessary or appropriate to permit, among other things, further solicitation of proxies in favor of the Merger Proposal.

Q:
How does the Modiv Board recommend that Modiv’s stockholders vote?

A:
The Modiv Board unanimously recommends that Modiv’s stockholders vote “FOR” each of the proposals to be considered at the Special Meeting.

Q:
How will proxy holders vote my Modiv Common Stock?

A:
If you properly authorize a proxy prior to the Special Meeting, your shares will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your shares will be voted “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal. Pursuant to the Modiv Bylaws and Maryland law, only the matters set forth in the notice of special meeting may be brought before the Special Meeting.

Q:
Can I revoke my proxy or change my vote after I have delivered my proxy?

A:
Yes. If you own Modiv Common Stock as a record holder on the Record Date, you may revoke a previously authorized proxy at any time before it is exercised by filing with Modiv’s corporate secretary a notice of revocation or a duly authorized proxy bearing a later date or by attending and voting at the Special Meeting. Attendance at the Special Meeting will not, in itself, constitute revocation of a previously authorized proxy. If you have instructed a broker, bank or other nominee to vote your shares, the foregoing options for changing your vote do not apply and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:
How can I vote my shares held in a brokerage, IRA or 401(k) plan account?

A:
If your shares are held in a brokerage, IRA or 401(k) plan account, you will receive a request for voting instructions with respect to the shares allocated to each of your brokerage or plan accounts. You are entitled to direct the custodian or plan trustee of your account on how to vote your shares at the Special Meeting. Proxies properly submitted via the Internet, by mail or by telephone or pursuant to your voting instruction card will be voted at the Special Meeting in accordance with your directions. If you do not indicate a choice or return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable law and NYSE rules and regulations, brokers have the discretion to vote on routine matters.

The Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal are non-routine matters. You must follow the directions specified by your broker, bank, financial advisor, or other nominee to provide voting instructions for them to vote your shares at the Special Meeting. Your failure to so provide voting instructions will have the same effect as a vote against the Merger Proposal but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.
Q:
What does it mean if I receive more than one set of voting materials for the Special Meeting?

A:
You may receive more than one set of proxy materials for the Special Meeting. For example, if you consented to electronic delivery of our proxy materials, you may receive multiple e-mails containing our proxy materials if your shares are registered in more than one name or held in more than one account (such as a brokerage, 401(k) or IRA account). If you did not consent to electronic delivery of our proxy materials, you may receive more than one set of proxy materials in the mail if your shares are registered in more than one name or held in more than one account. Please respond as soon as possible to each and every request for a proxy or voting instructions you receive to ensure all of your shares are voted at the Special Meeting.
Q:
Will a proxy solicitor be used?

A:
Yes.

Modiv has contracted with Innisfree M&A Incorporated (“Innisfree”) to assist Modiv in the distribution of proxy materials and the solicitation of proxies. Modiv expects to pay fees to [•] of approximately $[•] to solicit proxies, plus additional fees and expenses for other services related to this proxy solicitation, including the review of proxy materials, dissemination of brokers’ search cards, distribution of proxy materials, operation of online and telephone voting systems, and receipt of executed proxies.
Q:
Do Modiv Operating Partnership unitholders have a right to vote on the Mergers?

A:
No. Modiv Operating Partnership unitholders do not have the right to vote on the Mergers under the terms set forth in the Fourth Amended and Restated Limited Partnership Agreement of Modiv Operating Partnership.

Q:
If I hold my shares at Broadridge Investor Communication Solutions, Inc. (“Broadridge”), how do I vote?

A:
If your shares of Modiv Common Stock are registered directly in your name with Modiv’s transfer agent, Broadridge, you are considered, with respect to those shares, to be the stockholder of record. If you are a stockholder of record, then this proxy statement/prospectus and your proxy card have been sent directly to you by Modiv. There are four ways to vote if you are a holder of record of Modiv Common Stock entitled to vote at the Special Meeting:

•
By Internet:   You can authorize a proxy to vote your shares over the Internet by following the instructions on the enclosed proxy card.

•
By Telephone:   You can authorize a proxy to vote your shares by telephone by following the instructions on the proxy card.

•
By Mail:   If you received your proxy materials by mail, you can authorize a proxy to vote your shares by filling out the accompanying proxy card and returning it to our tabulation agent in the enclosed return envelope.

•
At the Special Meeting:   You may vote your shares of Modiv Common Stock virtually. You will be asked to provide the 16-digit control number from your proxy card.

Although we offer multiple voting methods, we encourage you to vote over the Internet or by telephone as we believe they are the most cost-effective and timely methods. We also recommend that you vote as soon as possible, even if you are currently planning to attend the Special Meeting to ensure your shares are represented at the Special Meeting if you later decide not to attend the Special Meeting.
Q:
If I hold my shares at Broadridge, will that change after the Mergers?

A:
Yes. Equiniti Trust Company, LLC (a/k/a EQ Shareowner Services) is the transfer agent for GNL and your shares will be held by them unless you transfer your shares to your brokerage account.

Q:
Will GNL pay monthly dividends?

A:
No. GNL pays dividends on a quarterly basis to holders of record of GNL Common Stock during the first month of each quarter (January, April, July and October). GNL’s current quarterly dividend is $0.19 per share, or $0.76 per year, on GNL Common Stock. Based on the Exchange Ratio of 1.975 shares of GNL Common Stock for each share of Modiv Common Stock, that is equivalent to $1.50 per year, representing a 25% increase over Modiv’s current annual dividends of $1.20 per share of Modiv Common Stock.
Q:
What is the tax basis of my shares if I decide to sell after the Mergers?

A:
Assuming the Modiv Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes, as discussed above, you will have an aggregate tax basis in the shares of GNL Common Stock you receive (including any fractional share deemed received and redeemed for cash) equal to your aggregate tax basis in your shares of Modiv Common Stock surrendered pursuant to the Modiv Merger. You should read the discussion under the heading “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the material U.S. federal income tax consequences to you of the Modiv Merger and the consequences of owning and disposing of GNL Common Stock.

Q:
Will GNL dividend distributions be characterized as all tax-deferred return of capital, as were Modiv’s dividend distributions in 2025?

A:
It is not possible to say at this time. Similar to Modiv’s dividend distributions in 2025, GNL’s dividend distributions in 2025 were all characterized as tax-deferred return of capital; however, the characterization of dividend distributions for U.S. federal income tax purposes in prior years does not ensure the same treatment in subsequent taxable years. In general, distributions (including any deemed distributions) that GNL makes to its shareholders out of current or accumulated earnings and profits that GNL does not designate as “capital gain dividends” or “qualified dividend income” will be treated as dividends taxable as ordinary income when actually or constructively received. Distributions in excess of GNL’s current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the shareholder, reducing its tax basis in such shares of GNL Common Stock by the amount of such distribution, but not below zero. Distributions in excess of GNL’s current and accumulated earnings and profits and in excess of a shareholder’s adjusted tax basis in its shares of GNL Common Stock will be taxable as capital gain. However, GNL’s earnings and profits (i) are not determinable generally for the purpose of allocating to distributions made throughout the taxable year until the end of the taxable year, (ii) will be impacted by the addition of Modiv’s assets to GNL as a result of the Mergers, and (iii) will be allocated first to any distributions made on GNL preferred stock during the taxable year.

Q:
Will I receive an IRS Form 1099-DIV (for holders of Modiv Common Stock) from Modiv or Schedule K-1 (for holders of Class C Units or Class X Units in the Modiv Operating Partnership) from Modiv Operating Partnership for the period prior to the Closing Date, in addition to an IRS Form 1099-DIV from GNL or a Schedule K-1 from GNL Operating Partnership for the period after the Closing Date?

A:
Yes. If you are a holder of Modiv Common Stock, it is expected that you will receive a separate IRS Form 1099-DIV from Modiv with respect to distributions on Modiv Common Stock prior to the Mergers and from GNL with respect to distributions on GNL Common Stock subsequent to the Mergers. However, if you are a holder of Class C Units or Class X Units in the Modiv Operating Partnership, because the OpCo Merger will result in the continuation of the Modiv Operating Partnership for U.S. federal income tax purposes (despite your receipt of GNL Operating Partnership Units in the OpCo Merger), you should expect to receive one Schedule K-1 reporting your share of the partnership’s income, deductions, credits, etc. for the full taxable year.

Q:
Who can answer my questions?

A:
If you have any questions about the Mergers or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card (or voting instruction form, if applicable), you should contact Modiv at:

Modiv Industrial, Inc.
1500 North Grant Street #5609
Denver, CO 80203
(888) 686-6348
management@modiv.com
You may also contact Innisfree, our proxy solicitor, as follows:
Innisfree M&A Incorporated
500 Fifth Avenue, 21st Floor
New York, NY 10110
Stockholders may call toll-free: (877) 750-0926
Banks and Brokers may call collect: (212) 750-5833
If your broker holds your shares, you should also contact your broker for additional information.

SUMMARY
This summary highlights selected information contained in this proxy statement/prospectus and does not contain all the information that may be important to you. GNL and Modiv urge you to read carefully this proxy statement/prospectus in its entirety, including the annexes and exhibits hereto. Additional important information, which GNL and Modiv also urge you to read, is contained in the documents included as annexes to, and incorporated by reference into, this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 207.
The Parties to the Mergers
Global Net Lease, Inc. and Global Net Lease Operating Partnership, L.P. (See page 35)
GNL is an internally managed REIT that focuses on acquiring and managing a global portfolio of income producing net lease assets across the U.S. and Western and Northern Europe.
As of March 31, 2026, GNL owned 809 properties consisting of 40.3 million rentable square feet, which were 97% leased, with a weighted-average remaining lease term of 5.9 years. Based on the percentage of annualized rental income on a straight-line basis as of March 31, 2026, approximately 74% of GNL’s properties were located in the U.S. and Canada and approximately 26% were located in Europe. In addition, as of March 31, 2026, GNL’s portfolio was comprised of 47% Industrial & Distribution properties, 27% Retail properties and 26% Office properties. The percentages are calculated using annualized straight-line rent converted from local currency into the U.S. Dollar (“USD”) as of March 31, 2026. The straight-line rent includes amounts for tenant concessions.
GNL maintains its principal executive office at 650 Fifth Avenue, 30th Floor, New York, New York 10019. GNL’s Investor Relations telephone number is (332) 265-2020.
GNL Common Stock is publicly traded on the NYSE, under the ticker symbol “GNL.”
Additional information about GNL is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 207.
Modiv Industrial, Inc. (See page 35)
Modiv is an internally-managed Maryland corporation that acquires, owns and manages a portfolio of single-tenant net-lease properties throughout the U.S., with a focus on critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. Modiv also owned three non-core, legacy retail and office real estate properties as of March 31, 2026. Modiv seeks to provide investors access to MOnthly DIVidends through a durable portfolio of real estate investments designed to generate both current income and long-term growth. Modiv has operated as a REIT beginning with the year ended December 31, 2016.
Modiv’s principal executive offices are located at 1500 North Grant Street #5609, Denver, CO 80203. Modiv’s telephone number is (888) 686-6348.
The Modiv Common Stock and Modiv Preferred Stock are listed on the NYSE under the symbols “MDV” and “MDV.PA”, respectively.
Additional information about Modiv is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 207.
Modiv Operating Partnership, LP (See page 35)
Modiv Operating Partnership is a Delaware limited partnership through which Modiv owns substantially all of its assets and conducts substantially all of its business as a result of Modiv’s structure as an umbrella partnership REIT, commonly referred to as an “UPREIT.” As of March 31, 2026, Modiv owned approximately 81% of the partnership interest in the Modiv Operating Partnership. As the sole general partner of the Modiv Operating Partnership, Modiv generally has the exclusive power under the Fourth

Amended and Restated Limited Partnership Agreement of Modiv Operating Partnership to manage and conduct its business and affairs, subject to certain limited approval and voting rights of the limited partners.
GNL Motion Merger Sub, LLC (See page 35)
REIT Merger Sub was formed solely for the purpose of effecting the Modiv Merger and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.
GNL Motion OpCo Merger Sub, LLC (See page 36)
OpCo Merger Sub was formed solely for the purpose of effecting the OpCo Merger and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.
Risk Factors (See Page 21)
Before voting at the Special Meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, as well as the specific factors under the heading “Risk Factors” beginning on page 21, including the risks that:
•
the Mergers are subject to a number of conditions and may not be completed on the terms or timeline currently contemplated, or at all;

•
the Exchange Ratio is fixed and will not be adjusted in the event of any change in the stock prices of either GNL or Modiv;

•
GNL and Modiv common stockholders will be diluted by the Modiv Merger;

•
provisions in the Merger Agreement could discourage a potential competing acquiror of Modiv;

•
the pendency of the Mergers could adversely affect the business and operations of GNL and Modiv;

•
certain directors and executive officers of Modiv may have different interests in seeing the Mergers completed than stockholders of Modiv;

•
the Mergers are not consummated by February 3, 2027, resulting in either GNL or Modiv terminating the Merger Agreement;

•
the Modiv Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
an adverse litigation outcome relating to the Merger Agreement, or the transactions contemplated thereby, has a material adverse impact on GNL’s or Modiv’s businesses or their ability to consummate the Mergers;

•
GNL expects to incur substantial costs in connection with the Mergers and the transactions contemplated by the Merger Agreement;

•
GNL and Modiv may be unable to successfully integrate their businesses in order to realize the anticipated synergies and related benefits of the Mergers;

•
GNL may not effectively manage its expanded operations following the Mergers;

•
the trading prices of shares of GNL Common Stock following the Mergers may be affected by factors different from those affecting the price of shares of GNL Common Stock, Modiv Common Stock and Modiv Preferred Stock before the Mergers;

•
GNL’s anticipated levels of indebtedness will increase upon completion of the Mergers;

•
GNL may incur adverse tax consequences if GNL or Modiv has failed or fails to qualify as a REIT;

•
the market prices of GNL Common Stock may decline as a result of the Mergers and the transactions contemplated by the Merger Agreement;

•
Modiv stockholders who receive shares of GNL Common Stock in the Modiv Merger may have less favorable rights than their current rights as Modiv stockholders;

•
GNL may not continue to pay dividends at or above the rate currently paid by GNL or Modiv following the Mergers and the transactions contemplated by the Merger Agreement;

•
the historical and unaudited pro forma condensed combined financial statements may not be representative of GNL’s results after the Mergers and the transactions contemplated by the Merger Agreement;

•
the market prices and trading volume of GNL Common Stock may be volatile;

•
if the Mergers are completed, GNL may be required to record goodwill or may acquire other assets measured and recorded at fair value, and, thereafter, GNL may be required to record impairments to the goodwill or changes to the fair value of the other assets, either of which may negatively affect GNL’s financial condition and results of operations; and

•
are not contemplated in the list above but will be disclosed in reports filed by GNL and Modiv with the SEC.

The Mergers
The Merger Agreement (See page 62)
GNL and Modiv have entered into the Merger Agreement attached as Annex A to this proxy statement/prospectus. The GNL Board and the Modiv Board have both approved the Merger Agreement and the transactions contemplated thereby, including the Mergers. GNL and Modiv encourage you to read the entire Merger Agreement carefully because it is the principal legal document governing the Mergers.
Structure of the Mergers (See page 62)
Pursuant to the terms of the Merger Agreement and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Modiv will merge with and into REIT Merger Sub with REIT Merger Sub being the surviving entity at the Modiv Merger Effective Time. Contemporaneously therewith or immediately following the Modiv Merger, OpCo Merger Sub will merge with and into the Modiv Operating Partnership with Modiv Operating Partnership being the surviving entity at the OpCo Merger Effective Time.
Immediately following the consummation of the Mergers, based on the shares of Modiv Common Stock and GNL Common Stock outstanding as of the record date, current GNL stockholders and current Modiv stockholders are expected to hold approximately 89% and 11% of the issued and outstanding shares of common stock of the Combined Company, respectively.
Consideration to Common Stockholders in the Modiv Merger (See page 63)
The Merger Agreement provides that, at the Modiv Merger Effective Time, each share of Modiv Common Stock issued and outstanding immediately prior to the Modiv Merger Effective Time, other than any issued and outstanding shares of Modiv Common Stock or Modiv Preferred Stock owned by GNL, REIT Merger Sub or any subsidiary of GNL, REIT Merger Sub or Modiv immediately prior to the Modiv Merger Effective Time (“Excluded Shares”) will be converted into the right to receive the Modiv Common Stock Merger Consideration, plus the right to receive cash in lieu of fractional shares.
The Exchange Ratio in the Modiv Merger is fixed and will not be adjusted for changes in the market value of Modiv Common Stock or GNL Common Stock. Because of this, the implied value of the consideration to Modiv common stockholders in the Modiv Merger will fluctuate between now and the completion of the Modiv Merger. Based on the closing price of GNL Common Stock on the NYSE of $9.53 on May 1, 2026, the last trading day before public announcement of the Mergers, the Exchange Ratio represented approximately $18.82 in GNL Common Stock for each share of Modiv Common Stock. Based on the closing price of GNL Common Stock on the NYSE of $9.37 on May 29, 2026, the latest practicable date before the date of this proxy statement/prospectus, the Exchange Ratio represented approximately $18.51 in GNL Common Stock for each share of Modiv Common Stock. For more information, see “Comparative Market Price Data and Implied Value of Merger Consideration.”
The following table presents trading information for GNL Common Stock and Modiv Common Stock on May 1, 2026, the last trading day before public announcement of the Mergers, and May 29, 2026, the latest practicable date before the date of this proxy statement/prospectus. Trading information for Modiv Common Stock adjusted by the Exchange Ratio is also provided for each of these dates.
	GNL Common Stock (Close)	Modiv Common Stock (Close)	Modiv Common Stock (adjusted by Exchange Ratio) (Close)
May 1, 2026	$9.53	$16.09	$18.82
May 29, 2026	$9.37	$18.16	$18.51
The market prices of GNL Common Stock and Modiv Common Stock fluctuate. As a result, you are urged to obtain current market quotations of GNL Common Stock and Modiv Common Stock.
Consideration to Holders of Modiv Preferred Stock (See page 63)
The Merger Agreement provides that, at the Modiv Merger Effective Time, each share of Modiv Preferred Stock issued and outstanding immediately prior to the Modiv Merger Effective Time, other than Excluded Shares, will be converted into the right to receive the Modiv Preferred Stock Merger Consideration.
Recommendation of the Modiv Board of Directors (See page 44)
The Modiv Board unanimously recommends that the Modiv common stockholders vote “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.
For the factors considered by the Modiv Board in reaching its decision to approve the Merger Agreement and making the foregoing recommendations, see “The Mergers — Modiv’s Board Recommendations and Reasons for the Mergers.”
Opinion of Modiv’s Financial Advisor (See page 48)
On May 3, 2026, Truist Securities rendered its oral opinion to the Modiv Board (which was subsequently confirmed in writing by delivery of Truist Securities’ written opinion dated May 3, 2026) as to the fairness, from a financial point of view, to the holders of Modiv Common Stock of the Modiv Common Stock Merger Consideration to be received by such holders in the Modiv Merger pursuant to the Merger Agreement.
Truist Securities’ opinion was directed to the Modiv Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of Modiv Common Stock of the Modiv Common Stock Merger Consideration to be received by such holders in the Modiv Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Mergers and the conversion of the Class X Units to Class C Units or any agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Truist Securities’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Truist Securities in preparing its opinion. However, neither Truist Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation as to, or otherwise address, how the Modiv Board, Modiv, any security holder or any other person should act or vote with respect to any matter relating to the Mergers and the transactions contemplated by the Merger Agreement or otherwise.
For further information, see the section entitled “The Mergers — Opinion of Modiv’s Financial Advisor” and Annex B.

Interests of Modiv Directors and Executive Officers in the Mergers (See page 57)
In considering the recommendation of the Modiv Board to approve the Merger Proposal, Modiv common stockholders should be aware that Modiv’s directors and executive officers have interests in the Mergers that may be different from, or in addition to, the interests of Modiv stockholders generally, including treatment of outstanding equity awards in the Modiv Operating Partnership in connection with the Merger. The Modiv Board was aware of those interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Mergers), and in recommending to Modiv common stockholders that the Merger Proposal and the Merger Compensation Proposal be approved.
Accounting Treatment (See page 60)
GNL and Modiv prepare their respective financial statements in accordance with GAAP. The Mergers will be accounted for by applying the acquisition method of accounting, with GNL treated as the acquiror. For more information, see “The Mergers — Accounting Treatment.”
Regulatory Approvals (See page 60)
In connection with the issuance of GNL Common Stock in the Modiv Merger, pursuant to the Merger Agreement, as a condition to the closing of the Mergers, GNL must file a registration statement with the SEC under the Securities Act, of which this proxy statement/prospectus forms a part, that is declared effective by the SEC.
Closing; Effective Time of the Mergers (See page 62)
GNL and Modiv expect to complete the Mergers in the third quarter of 2026. However, the Mergers are subject to various conditions, and it is possible that factors outside the control of GNL and Modiv could result in the Mergers being completed at a later time, or not at all. There may be a substantial amount of time between the Special Meeting and the completion of the Mergers. GNL and Modiv expect to complete the Mergers as soon as reasonably practicable following the satisfaction of all applicable conditions.
Conditions to Completion of the Mergers (See pages 80)
As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
•
approval of the Modiv Merger by the holders representing at least a majority of all of the votes entitled to vote in accordance with the MGCL;

•
GNL’s registration statement on Form S-4, which includes this proxy statement/prospectus, being declared effective by the SEC and not subject to any stop order or pending or threatened in writing proceedings seeking a stop order;

•
absence of any governmental law or order (whether temporary, preliminary or permanent) which has the effect of making the Mergers illegal or otherwise restricting, preventing or prohibiting consummation of the Mergers; and

•
authorization for the listing on the NYSE of the shares of GNL Common Stock to be issued in the Mergers, upon official notice of issuance.

No Solicitation (See page 70)
Modiv has agreed that it will not, and will cause each of Modiv’s subsidiaries and its and their officers and directors not to, and will not authorize and will use commercially reasonable efforts to cause its and their other representatives, not to, directly or indirectly through another person:
•
solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer, request or proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal (as defined herein);

•
engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of an acquisition proposal;

•
approve or recommend an acquisition proposal;

•
enter into any written letter of intent, memorandum of understanding, agreement in principle, expense reimbursement agreement, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement, other than an acceptable confidentiality agreement, in each case, providing for an acquisition proposal or requiring Modiv or Modiv Operating Partnership to abandon, terminate or fail to consummate the transaction; or

•
propose or agree to do any of the foregoing.

Termination of the Merger Agreement (See page 83)
Right to Terminate
The Merger Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing Date, whether before or after the receipt of the Modiv Stockholder Approval:
•
By the mutual written consent of GNL and Modiv.

•
By either GNL or Modiv if:

•
any governmental authority has issued an order, decree, ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Mergers substantially on the terms contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable (provided that neither the GNL Parties nor the Modiv Parties may terminate the Merger Agreement due to the occurrence of an applicable governmental order or other applicable law if its failure to fulfill any obligation under the Merger Agreement has principally caused or resulted in such governmental order or other applicable law);

•
the Mergers have not been completed by 11:59 p.m. (New York City time) on the Outside Date (provided that neither the GNL Parties nor the Modiv Parties may terminate the Merger Agreement due to the occurrence of the Outside Date if its failure to fulfill any obligation under the Merger Agreement has principally caused or resulted in the failure to complete the Mergers on or before such Outside Date); or

•
the Modiv Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of Modiv stockholders or at any adjournment thereof.

•
By written notice from Modiv to GNL if:

•
(i) Modiv has received a superior proposal after the date of the Merger Agreement, (ii) Modiv concurrently enters into an alternative acquisition agreement to consummate the alternative transaction contemplated by the superior proposal, (iii) simultaneously with, and as a condition to, any such termination Modiv pays to GNL the termination fee and (iv) Modiv has complied with the applicable provisions in the Merger Agreement;

•
GNL breached or failed to perform any of its representations, warranties, covenants or other agreements, which breach results in the failure to satisfy certain conditions to the obligations of the Modiv Parties (in the case of a breach by GNL, GNL Operating Partnership, OpCo Merger Sub or REIT Merger Sub), and failed to cure them within forty-five (45) days following notice from Modiv to GNL or before the Outside Date (provided Modiv is not itself in breach of any representation, warranty, covenant or other agreement that would fail to satisfy the closing conditions relating to the accuracy of Modiv’s or Modiv Operating Partnership’s representations and warranties or the performance in all material respects of their covenants and obligations); or

•
(i) all the closing conditions are satisfied or waived, (ii) Modiv has delivered written notice to GNL that all closing conditions have been satisfied or waived (with respect to waived, by the party entitled to the benefit of such condition, other than those conditions that by their nature are to be satisfied at the closing, provided that such conditions to be satisfied at the closing would be satisfied as of the date of such notice if the closing were to occur on the date of such notice) and (iii) one of the GNL Parties fails to consummate the closing on or before the fifth (5th) business day after delivery of the closing notice and Modiv was prepared to consummate the closing during the five business day period.

•
By written notice from GNL to Modiv if:

•
Modiv breached or failed to perform any of its representations, warranties, covenants or other agreements, which breach results in the failure to satisfy certain conditions to the obligations of GNL, GNL Operating Partnership, OpCo Merger Sub or REIT Merger Sub (in the case of a breach by the Modiv Parties), and failed to cure them within forty-five (45) days following notice from GNL to Modiv or before the Outside Date (provided GNL is not itself in breach of any representation, warranty, covenant or other agreement that would fail to satisfy the closing conditions relating to the accuracy of GNL’s, GNL Operating Partnership’s, REIT Merger Sub’s and OpCo Merger Sub’s representations and warranties or the performance in all material respects of their covenants and obligations);

•
prior to obtaining the Modiv Stockholder Approval, (i) the Modiv Board effects an adverse recommendation; (ii) Modiv failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an acquisition proposal; (iii) the Modiv Board fails to publicly reaffirm Modiv’s recommendation within ten (10) business days after the date an acquisition proposal shall have been publicly announced; or (iv) Modiv enters into an alternative acquisition agreement (other than an acceptable confidentiality agreement outlined in the Merger Agreement); or

•
all the closing conditions are satisfied or waived, (ii) GNL has delivered written notice to Modiv that all closing conditions have been satisfied or waived (with respect to waived, by the party entitled to the benefit of such condition, other than those conditions that by their nature are to be satisfied at the closing, provided that such conditions to be satisfied at the closing would be satisfied as of the date of such notice if the closing were to occur on the date of such notice) and (iii) one of the Modiv Parties fails to consummate the closing on or before the fifth (5th) business day after delivery of the closing notice and GNL was prepared to consummate the closing during the five business day period.

Termination Fee and Expense Reimbursement (See page 83)
Termination Fee Payable by Modiv
Modiv has agreed to pay or cause to be paid to GNL a fee of $10,000,000 in connection with a termination of the Merger Agreement under the following circumstances:
•
GNL terminates the Merger Agreement because, prior to obtaining the Modiv Stockholder Approval, (i) the Modiv Board effects an adverse recommendation; (ii) Modiv failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an acquisition proposal; (iii) the Modiv Board fails to publicly reaffirm Modiv’s recommendation within ten (10) business days after the date an acquisition proposal shall have been publicly announced; or (iv) Modiv enters into an alternative acquisition agreement (other than an acceptable confidentiality agreement outlined in the Merger Agreement);

•
Modiv terminates the Merger Agreement because (i) Modiv has received a superior proposal after the date of the Merger Agreement, (ii) Modiv concurrently enters into an alternative acquisition agreement to consummate the alternative transaction contemplated by the superior proposal, (iii) simultaneously with, and as a condition to, any such termination Modiv pays to GNL the termination fee and (iv) Modiv has complied with the applicable provisions in the Merger Agreement; or

•
Either GNL or Modiv terminates the Merger Agreement because (a)(i) the Mergers have not been completed by 11:59 p.m. (New York City time) on the Outside Date, in circumstances where an acquisition proposal has been received by Modiv or any of its representatives after the date of the Merger Agreement and prior to such termination, or (ii) the Modiv Stockholder Approval has not been obtained by reason of the failure to obtain the required vote, in circumstances where, after the date of the Merger Agreement and prior to the meeting of Modiv stockholders, a person has publicly proposed or publicly announced an intention to make an acquisition proposal, and (b) within twelve (12) months after a termination, Modiv enters into a definitive agreement relating to, or consummates, any acquisition proposal (provided that, solely for purposes of this clause (b), all references to “15%” in the definition of “acquisition proposal” will be deemed to be references to “50%”).

Modiv has agreed to pay or cause to be paid to GNL a fee of $15,000,000 in connection with a termination of the Merger Agreement under the following circumstances:
•
GNL provides notice to Modiv that it plans to terminate the agreement because Modiv breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform would cause the failure of the closing conditions relating to the accuracy of Modiv’s and Modiv Operating Partnership’s representations and warranties or the performance in all material respects of their covenants and obligations and failed to cure them within forty-five (45) days following notice from GNL to Modiv or before the Outside Date (provided GNL is not itself in breach of any representation, warranty, covenant or other agreement that would fail to satisfy the closing conditions relating to the accuracy of GNL’s, GNL Operating Partnership’s, REIT Merger Sub’s and OpCo Merger Sub’s representations and warranties or the performance in all material respects of their covenants and obligations); or

•
GNL provides notice to Modiv that it plans to terminate the agreement because (i) all the closing conditions are satisfied or waived, (ii) GNL has delivered written notice to Modiv that all closing conditions have been satisfied or waived (with respect to waived, by the party entitled to the benefit of such condition, other than those conditions that by their nature are to be satisfied at the closing, provided that such conditions to be satisfied at the closing would be satisfied as of the date of such notice if the closing were to occur on the date of such notice) and (iii) one of the Modiv Parties fails to consummate the closing on or before the fifth (5th) business day after delivery of the closing notice and GNL was prepared to consummate the closing during the five business day period.

Termination Fee Payable by GNL
GNL has agreed to pay or cause to be paid to Modiv a fee of $15,000,000 in connection with a termination of the Merger Agreement under the following circumstances:
•
Modiv provides notice to GNL that it plans to terminate the Merger Agreement because GNL breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform would cause the failure of the closing conditions relating to the accuracy of GNL’s, GNL Operating Partnership’s, REIT Merger Sub’s and OpCo Merger Sub’s representations and warranties or the performance in all material respects of their covenants and obligations and failed to cure them within forty-five (45) days following notice from Modiv to GNL or before the Outside Date (provided Modiv is not itself in breach of any representation, warranty, covenant or other agreement that would satisfy the conditions relating to the accuracy of Modiv’s or Modiv Operating Partnership’s representations and warranties or the performance in all material respects of their covenants and obligations); or

•
(i) all the closing conditions are satisfied or waived, (ii) Modiv has delivered written notice to GNL that all closing conditions have been satisfied or waived (with respect to waived, by the party entitled to the benefit of such condition, other than those conditions that by their nature are to be satisfied at the closing, provided that such conditions to be satisfied at the closing would be satisfied as of the date of such notice if the closing were to occur on the date of such notice) and (iii) one of the GNL Parties fails to consummate the closing on or before the fifth (5th) business day after delivery of the closing notice and Modiv was prepared to consummate the closing during the five business day period.

No Appraisal or Dissenters’ Rights (See page 61)
Under Maryland law, Modiv stockholders are not entitled to exercise any rights of an objecting stockholder (commonly called appraisal or dissenters’ rights) in connection with the Modiv Merger. For more information, see “The Mergers — No Appraisal or Dissenters’ Rights.”
Material U.S. Federal Income Tax Consequences of the Modiv Merger (See page 91)
GNL and Modiv intend that the Modiv Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of Modiv and GNL to complete the Modiv Merger is conditioned upon the receipt of an opinion from Morrison & Foerster LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, dated as of the Closing Date, to the effect that the Modiv Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Assuming that the Modiv Merger qualifies as a reorganization, U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences”) of shares of Modiv Common Stock that receive shares of GNL Common Stock are not expected to recognize gain or loss as a result of the Modiv Merger (except with respect to the receipt of cash in lieu of fractional shares of GNL Common Stock).
For further discussion of certain U.S. federal income tax consequences of the Modiv Merger and the ownership and disposition of GNL Common Stock, see “Material U.S. Federal Income Tax Consequences —  Material U.S. Federal Income Tax Consequences of the Modiv Merger” and “— Material U.S. Federal Income Tax Consequences Regarding GNL’s Taxation as a REIT.”
Tax matters can be complicated and the tax consequences of the Modiv Merger to any particular holder of Modiv Common Stock will depend on such holder’s particular facts and circumstances. Holders of Modiv Common Stock should consult their own tax advisors to determine the tax consequences of the Modiv Merger to them, including the effects of U.S. federal, state, local and foreign tax laws.
The Special Meeting (See page 118)
The Special Meeting will be held virtually at www.virtualshareholdermeeting.com/MDV2026SM at [•], Mountain Time on [•], 2026. Please note that you will not be able to attend the Special Meeting physically in person. Only holders of record of Modiv Common Stock at the close of business on [•], 2026, the record date for the Special Meeting, will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. Each share of Modiv Common Stock is entitled to one vote on all matters that come before the Special Meeting. On the Record Date, there were [•] shares of Modiv Common Stock outstanding and entitled to vote at the Special Meeting.
At the Special Meeting, holders of Modiv Common Stock will be asked to consider and vote upon the following matters:
•
the Merger Proposal;

•
the Merger Compensation Proposal; and

•
the Adjournment Proposal, if necessary.

The approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Modiv Common Stock entitled to vote thereon. The approval of the Merger Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Modiv Common Stock.
On the Record Date, approximately [•]% of the outstanding shares of Modiv Common Stock were held by Modiv directors and executive officers and their respective affiliates. Modiv currently expects that the directors and executive officers of Modiv will vote their shares in favor of the proposal to approve the Modiv Merger, although none has entered into any agreements obligating them to do so.
The Modiv Board unanimously recommends that holders of Modiv Common Stock vote “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.

Rights of Modiv Stockholders Will Change as a Result of the Modiv Merger (See page 196)
Modiv common stockholders will have different rights once they become stockholders of GNL, due to differences between the governing documents of GNL and Modiv. These differences are described in detail under “Comparison of Rights of Stockholders of GNL and Modiv.”

RISK FACTORS
In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of GNL and Modiv because these risks will also affect the Combined Company following completion of the Mergers and related transactions. For further discussion of factors that could materially affect the outcome of these forward-looking statements, see “Risk Factors” in Item 1A of the respective Annual Reports on Form 10-K for the year ended December 31, 2025, as updated by GNL’s and Modiv’s subsequent filings under the Exchange Act, each of which is filed with the SEC and incorporated by reference into this proxy statement/prospectus. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Risks Relating to the Mergers
The Mergers and related transactions may not be completed on the terms or timeline currently contemplated, or at all. Completion of the Mergers and related transactions is subject to many conditions and if these conditions are not satisfied or waived, the Mergers and related transactions will not be completed, which could adversely affect the businesses of GNL or Modiv, and, in certain circumstances, result in the requirement that GNL or Modiv pays a certain termination fee.
The completion of the Mergers and related transactions are subject to certain conditions, including among other things: (1) the affirmative vote of the holders of a majority of the outstanding shares of Modiv Common Stock entitled to vote on the Modiv Merger; (2) the absence of any law, injunction, judgment, order or ruling prohibiting the Mergers; (3) the accuracy of the representations and warranties made by the parties (subject to customary materiality and other qualifications); (4) the performance by the parties in all material respects of their covenants, obligations and agreements under the Merger Agreement; (5) the delivery of tax opinions related to each of Modiv’s and GNL’s status as a REIT under the Code; (6) the delivery of tax opinions that the Modiv Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (7) the absence of a material adverse effect on the Modiv Parties or the GNL Parties prior to the closing. The consummation of the Mergers is not subject to any financing condition and does not require the approval of GNL’s stockholders.
In addition, GNL or Modiv may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the Mergers are not completed by February 3, 2027.
Neither GNL nor Modiv can provide assurance that these conditions to completing the Mergers will be satisfied or waived, and accordingly, that the Mergers will be completed on the terms or timeline that the parties anticipate or at all.
Failure to consummate the Mergers or to consummate the Mergers as contemplated by the Merger Agreement may adversely affect GNL’s and/or Modiv’s results of operations, financial condition and business prospects for many reasons, including, among others: (i) GNL stockholders and Modiv stockholders may be prevented from realizing the anticipated benefits of the Mergers; (ii) the market price of GNL Common Stock or Modiv Common Stock could decline significantly; (iii) GNL and Modiv will have incurred substantial costs relating to the Mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration costs that have already been incurred or will continue to be incurred until the closing of the Mergers, which could adversely affect their respective financial conditions, results of operations and ability to make distributions to their respective stockholders and to pay the principal of and interest on their respective debt securities and other indebtedness; (iv) the Mergers, whether or not they close, will divert the attention of the management of each of GNL and Modiv instead of enabling them to more fully pursue other opportunities that could be beneficial to the companies, in each case, without realizing any of the benefits of having completed the Mergers; and (v) any reputational harm due to the adverse perception of any failure to successfully complete the Mergers. In addition, if the Merger Agreement is terminated under certain circumstances specified therein, GNL or Modiv may be required to pay a termination fee and/or an expense reimbursement fee to the other party, as more fully described in “The Merger Agreement — Termination of the Merger Agreement.”
The Exchange Ratio is fixed and will not be adjusted in the event of any change in the stock prices of either GNL or Modiv.
At the Modiv Merger Effective Time, each share of Modiv Common Stock issued and outstanding will be converted into 1.975 newly issued shares of GNL Common Stock (other than Excluded Shares) and each share of Modiv Operating Partnership Class C Units issued and outstanding will be converted into the right to receive 1.975 GNL OP Units (other than Excluded Units), with cash paid in lieu of fractional shares without interest and subject to the terms in the Merger Agreement.
The Exchange Ratio is fixed in the Merger Agreement and, while it will be adjusted in certain limited circumstances, including a recapitalization, stock or unit split, stock or unit dividend or other distribution, reclassification, combination or exchange offer of shares or other similar transaction involving GNL or Modiv, the Exchange Ratio will not be adjusted for changes in the market price of either GNL Common Stock or Modiv Common Stock. Changes in the price of GNL Common Stock prior to the Mergers will affect the market value of the Modiv Common Stock Merger Consideration that Modiv common stockholders will receive at the closing of the Modiv Merger. Stock price changes may result from a variety of factors (many of which are beyond the control of GNL and Modiv), including the following factors:
•
changes in the respective businesses, operations, assets, liabilities and prospects of either company;

•
changes in market assessments of the business, operations, financial position and prospects of either company;

•
market assessments of the likelihood that the Mergers will be completed;

•
interest rates, general market and economic conditions and other factors generally affecting the price of GNL Common Stock and Modiv Common Stock;

•
federal, state and local legislation, governmental regulation and legal developments in the businesses in which GNL and Modiv operate; and

•
other factors beyond the control of GNL or Modiv, including those described under this heading “Risk Factors.”

The price of GNL Common Stock at the closing of the Mergers may vary from its price on the date the Merger Agreement was executed, on the date of this proxy statement/prospectus and on the date of the Special Meeting. As a result, the market value of the merger consideration represented by the Exchange Ratio will also vary. For example, based on the range of closing prices of GNL Common Stock during the period from May 1, 2026, the last trading day before public announcement of the Mergers, through May 29, 2026, the latest practicable date before the date of this proxy statement/prospectus, the Exchange Ratio of 1.975 represented a market value per share of Modiv Common Stock ranging from a low of $17.83 to a high of $18.82.
Because the Mergers will be completed after the date of the Special Meeting, at the time of the Special Meeting, you will not know the exact market value of the GNL Common Stock that Modiv common stockholders will receive upon completion of the Mergers, which may itself involve certain risks, including:
•
if the price of GNL Common Stock increases between the date the Merger Agreement was signed or the date of the Special Meeting and the closing of the Mergers, Modiv common stockholders will receive shares of GNL Common Stock that have a market value upon completion of the Mergers that is greater than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Merger Agreement was signed or on the date of the Special Meeting, respectively; and

•
if the price of GNL Common Stock declines between the date the Merger Agreement was signed or the date of the Special Meeting and the closing of the Mergers, including for any of the reasons described above, Modiv common stockholders will receive shares of GNL Common Stock that have a market value upon completion of the Mergers that is less than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Merger Agreement was signed or on the date of the Special Meeting, respectively.
Therefore, while the number of shares of GNL Common Stock to be issued per share of Modiv Common Stock is fixed, Modiv stockholders cannot be sure of the market value of the consideration they will receive upon completion of the Mergers.
GNL and Modiv common stockholders will be diluted by the Modiv Merger.
The Modiv Merger will dilute the ownership position of GNL Common Stockholders and result in Modiv common stockholders having an ownership stake in GNL that is significantly smaller than their current stake in Modiv. Upon completion of the Modiv Merger, based on the shares of GNL Common Stock and Modiv Common Stock outstanding as of the date of the Merger Agreement, legacy GNL stockholders are expected to own approximately 89% of the issued and outstanding shares of GNL Common Stock, and legacy Modiv common stockholders will own approximately 11% of the issued and outstanding shares of GNL Common Stock. GNL may also issue additional shares of common stock, units or preferred stock in the future, which would create further dilution. Consequently, GNL stockholders and Modiv stockholders, as a general matter, will have less influence over the management and policies of GNL after the Modiv Merger Effective Time than they currently exercise over the management and policies of GNL and Modiv, respectively.
The Merger Agreement contains provisions that could discourage a potential competing acquiror of Modiv from making a favorable proposal to Modiv and, in specified circumstances, could require Modiv to make a substantial termination payment to GNL
The Merger Agreement contains certain provisions that restrict Modiv’s ability to solicit, initiate, knowingly encourage or knowingly facilitate any proposals for, or that could reasonably lead to, alternative transactions with a third-party or, subject to certain exceptions, participate in discussions relating to an alternative transaction or a proposal or inquiry related thereto, furnish non-public information to third parties relating to an alternative transaction or a proposal or inquiry therefor, change the Modiv Board’s recommendation to Modiv common stockholders or enter into an agreement with respect to any proposal for an alternative transaction. In addition, GNL generally has an opportunity to offer to modify the terms of the Merger Agreement in response to any competing acquisition proposal before the Modiv Board may withdraw or qualify its recommendation with respect to the Mergers.
Modiv would be required to pay a termination fee of $10,000,000 to GNL in certain circumstances, including if GNL terminates the Merger Agreement because the Modiv Board changes its recommendation with respect to the Modiv Merger prior to the approval of the Modiv Merger by Modiv common stockholders or Modiv terminates the Merger Agreement to enter into a definitive agreement that constitutes a superior proposal. In addition, if GNL terminates the Merger Agreement following an uncured breach by Modiv of any representation, warranty, covenant or agreement which would result in the applicable closing condition being unsatisfied or failure to close by Modiv when all conditions are satisfied, Modiv would be required to pay a termination fee of $15,000,000 to GNL.
These provisions could discourage a potential competing acquirer or merger partner that might have an interest in acquiring all or a significant portion of Modiv or Modiv’s assets from considering or proposing such a competing transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the per share market value proposed to be received or realized in the transactions contemplated by the Merger Agreement. These provisions also might result in a potential competing acquirer or Merger partner proposing to pay a lower price to holders of Modiv Common Stock than it might otherwise have proposed to pay because of the added expense of the termination payment that may become payable to GNL in certain circumstances under the Merger Agreement.
If the Merger Agreement is terminated and after the termination Modiv seeks another business combination, Modiv may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the transactions contemplated by the Merger Agreement.

The pendency of the Mergers could adversely affect the business and operations of GNL and Modiv.
In connection with the pending Mergers, some clients of each of GNL and Modiv may delay or defer decisions, which could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of GNL and Modiv, regardless of whether the Mergers are completed, and of the Combined Company, if the Mergers are completed. Similarly, current and prospective employees of GNL and Modiv may experience uncertainty about their future roles with GNL following the Mergers, which may materially adversely affect the ability of each of GNL and Modiv to attract and retain key personnel during the pendency of the Mergers. In addition, due to operating covenants in the Merger Agreement, each of GNL and Modiv may be unable (without the other party’s prior written consent), during the pendency of the Mergers, to pursue strategic transactions, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.
Some of the directors and executive officers of Modiv have interests in the Mergers that are different from, or in addition to, those of the other Modiv stockholders.
Certain of the directors and executive officers of Modiv have interests in the Mergers that may be different from, or in addition to, other Modiv stockholders. The Modiv Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by it, including the Mergers, and in making their recommendation that Modiv common stockholders vote “FOR” the Merger Proposal. For more information, see “The Mergers — Interests of Modiv Directors and Executive Officers in the Mergers.”
The fairness opinion obtained from the financial advisor to the Modiv Board will not reflect subsequent developments.
In connection with the Mergers and related transactions, the Modiv Board received an oral opinion on May 3, 2026 from Truist, later confirmed by delivery of a written opinion dated as of May 3, 2026, as to the fairness, from a financial point of view and as of such date, of the merger consideration (as defined in the opinion) to be paid to the holders (other than GNL and its affiliates) of Modiv Common Stock, which opinion was based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, as more fully described in the section entitled “The Mergers — Opinion of Modiv’s Financial Advisor”. The opinion does not reflect developments that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of GNL or Modiv, changes in general market and economic conditions or regulatory or other factors. Any such changes, or other factors on which the opinions are based, may materially alter or affect the relative values of GNL or Modiv. See “The Mergers — Opinion of Modiv’s Financial Advisor.”
If the Mergers are not consummated by February 3, 2027, either GNL or Modiv may terminate the Merger Agreement.
Either GNL or Modiv may terminate the Merger Agreement if the Mergers have not been consummated by February 3, 2027. However, this termination right will not be available to a party who has materially breached any representation, warranty, covenant, or other agreement under the Merger Agreement and that material breach was the primary cause of, or resulted in, the failure of the Mergers to occur on or before February 3, 2027. For more information, see “The Merger Agreement — Termination of the Merger Agreement.” Any termination of the Merger Agreement may adversely affect GNL’s or Modiv’s stock price, results of operations, financial condition, and business for many reasons, including those discussed elsewhere under this heading “Risk Factors.”
If the Modiv Merger does not qualify as a “reorganization” for U.S. federal income tax purposes, there may be adverse tax consequences.
GNL and Modiv intend that the Modiv Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of Modiv and GNL to complete the Modiv Merger is conditioned upon the receipt by each of Modiv and GNL of an opinion from Morrison & Foerster LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, dated as of the Closing Date, to the effect that the Modiv Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, such opinions are not binding on the Internal Revenue Service (the “IRS”). If the Modiv Merger failed to qualify as a reorganization, then each U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences”) of Modiv Common Stock generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the shares of GNL Common Stock and cash in lieu of any fractional share of GNL Common Stock received by such Modiv stockholder in the Merger; and (ii) such Modiv stockholder’s adjusted tax basis in its Modiv Common Stock. In addition, failure of the Modiv Merger to qualify as a reorganization may damage GNL’s reputation and have other adverse impacts on GNL.
An adverse outcome in any litigation or other legal proceedings relating to the Merger Agreement, or the transactions contemplated thereby, could have a material adverse impact on the businesses of GNL and Modiv and their ability to consummate the transactions contemplated by the Merger Agreement.
Transactions like the Mergers are frequently the subject of litigation or other legal proceedings, including actions alleging that either party’s board of directors breached their respective duties to their stockholders or other equity holders by entering into the Merger Agreement, by failing to obtain a greater value in the transaction for their stockholders or other equity holders or otherwise, or any other actions or claims (contractual or otherwise) arising out of the Mergers or related transactions. If litigation or other legal proceedings are brought against GNL, Modiv or their respective boards of directors or subsidiaries in connection with the Merger Agreement, or the transactions contemplated thereby, the respective parties to the proceeding intend to defend against it but they might not be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on GNL’s or Modiv’s ability to consummate the Mergers or their respective business, results of operation or financial position, including through an injunction prohibiting the Mergers altogether or the diversion of either company’s resources or distraction of key personnel.
Modiv stockholders will not have appraisal or dissenters’ rights in connection with the Modiv Merger.
Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.
Under Section 3-202(c) of the MGCL, holders of Modiv Common Stock and Modiv Preferred Stock do not have the right to receive the appraised value of their shares in connection with the Modiv Merger because the Modiv Charter provides that stockholders are not entitled to exercise such rights unless the Modiv Board determines that such rights apply and because the Modiv Common Stock and Modiv Preferred Stock are each listed on a national securities exchange. The Modiv Board has not determined that appraisal rights shall apply. In addition, holders of Modiv Preferred Stock do not have the right to receive the appraised value of their shares in connection with the Modiv Merger because such holders are not entitled to vote on the Merger Proposal.
Risks Relating to GNL after Completion of the Mergers and the transactions Contemplated by the Merger Agreement
GNL expects to incur substantial expenses related to the Mergers and the transactions contemplated by the Merger Agreement.
GNL expects to incur substantial expenses in completing the Mergers and integrating the businesses, operations, networks, systems, technologies, policies and procedures of GNL and Modiv. There are a large number of systems that must be integrated or separated in connection with the Mergers, including leasing, billing, management information, purchasing, accounting and finance, information technology, operations, sales, payroll and benefits, fixed asset, lease administration and regulatory compliance. While GNL and Modiv have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. The expenses in connection with the Mergers and the transactions contemplated by the Merger Agreement are expected to be significant, although the aggregate amount and timing of such charges are uncertain.
Following the Mergers, GNL may be unable to integrate the business of Modiv successfully or realize the anticipated synergies and related benefits of the Mergers and the transactions contemplated by the Merger Agreement or to do so within the anticipated time frame.
The Mergers involve the combination of two companies which currently operate as independent public companies. GNL will be required to devote significant management attention and resources to integrating the business practices and operations of Modiv. Potential difficulties GNL and Modiv may encounter in the integration process include the following:
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the inability to successfully combine the businesses of GNL and Modiv in a manner that permits the Combined Company to achieve the cost savings anticipated to result from the Mergers, which would result in some anticipated benefits of the Mergers not being realized in the time frame currently anticipated or at all;

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loss of leases and tenants as a result of certain clients of either of GNL or Modiv deciding not to do business with the Combined Company;

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the additional complexities of combining two companies with different histories, regulatory restrictions, markets and tenant bases;

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potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Mergers and the transactions contemplated by the Merger Agreement; and

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performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the Mergers and integrating GNL’s and Modiv’s operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of GNL’s or Modiv’s management, the disruption of the Combined Company’s ongoing business or inconsistencies in the Combined Company’s services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Combined Company to maintain relationships with tenants, customers, vendors, joint venture partners and employees or to achieve the anticipated benefits of the Mergers, or could otherwise adversely affect the business and financial results of the Combined Company.
The future results of GNL will suffer if GNL does not effectively manage its operations following the Mergers and the transactions contemplated by the Merger Agreement.
Following the Mergers, GNL may continue to expand its operations through additional acquisitions, development opportunities and other strategic transactions, some of which involve complex challenges. The future success of GNL will depend, in part, upon the ability of GNL to manage its expansion opportunities, which poses substantial challenges for GNL to integrate new operations into its existing business in an efficient and timely manner, to successfully monitor its operations, costs, regulatory compliance and service quality and to maintain other necessary internal controls. GNL cannot assure you that its expansion or acquisition opportunities will be successful, or that it will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.
The trading prices of shares of GNL Common Stock following the Mergers may be affected by factors different from those affecting the price of shares of GNL Common Stock or Modiv Common Stock before the Mergers.
If the Mergers are completed, based on the shares of GNL Common Stock and Modiv Common Stock outstanding as of the date of the Merger Agreement, legacy GNL Common Stockholders will become holders of approximately 89% of the outstanding shares of GNL Common Stock and legacy Modiv common stockholders will become holders of approximately 11% of the outstanding shares of GNL Common Stock immediately after the Mergers. The results of operations of GNL, as well as the trading prices of GNL Common Stock, after the Mergers may be affected by factors different from those currently affecting GNL’s or Modiv’s results of operations or the trading prices of GNL Common Stock, Modiv Common Stock. These different factors include:
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a greater number of shares of GNL Common Stock outstanding, as compared to the number of shares of GNL Common Stock currently outstanding;

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different stockholders in GNL; and

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GNL owning different assets and maintaining different capitalizations.

Accordingly, the historical trading prices and financial results of GNL and Modiv may not be indicative of these matters for GNL after the Mergers. For more information, see “Where You Can Find More Information.”
GNL’s anticipated level of indebtedness will increase upon completion of the Mergers and may have the effect of heightening other risks GNL now faces.
Upon completion of the Mergers, GNL intends to assume and/or refinance certain indebtedness of Modiv and pay in cash the Modiv Preferred Stock Merger Consideration for an approximate total of $42 million. Assuming that occurs, GNL’s consolidated indebtedness will increase substantially, and it will be subject to increased risks associated with debt financing, including an increased risk that GNL’s cash flow could be insufficient to meet required payments on its debt securities or other indebtedness or to pay dividends on its common stock or any preferred stock it may issue. As of March 31, 2026, GNL had indebtedness of approximately $2.6 billion. Taking into account GNL’s existing indebtedness, the Modiv Preferred Stock Merger Consideration, and the assumption of Modiv’s consolidated indebtedness in the Mergers, the total principal indebtedness of the Combined Company, including joint venture indebtedness, as of March 31, 2026 would have been approximately $2.9 billion. For more information on how the pro forma amount of GNL’s consolidated indebtedness is calculated, see “Unaudited Pro Forma Condensed Combined Financial Statements.”
GNL’s increased indebtedness could have important consequences to holders of its common stock, including Modiv stockholders who receive GNL Common Stock in the Modiv Merger, any preferred stock it may issue and its debt securities including:
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increasing GNL’s vulnerability to general adverse economic and industry conditions;

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limiting GNL’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

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requiring the use of a substantial portion of GNL’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

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limiting GNL’s flexibility in planning for, or reacting to, changes in its business and its industry; and

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putting GNL at a disadvantage compared to its competitors with less indebtedness.

If GNL defaults under a debt instrument, it will automatically be in default under any other debt instrument that has cross-default provisions. The holders of all such indebtedness may be entitled to demand its immediate repayment and, in the case of secured indebtedness, GNL may lose any property securing that indebtedness.
Risks Relating to the Status of GNL and Modiv as REITs
GNL may incur adverse tax consequences if GNL or Modiv has failed or fails to qualify as a REIT.
Each of GNL and Modiv has operated in a manner that it believes has allowed it to qualify as a REIT under the Code and intends to continue to do so through the time of the Modiv Merger. GNL intends to continue operating in such a manner following the Modiv Merger. Neither GNL nor Modiv has requested or plans to request a ruling from the IRS that it qualifies as a REIT. In order to qualify as a REIT, each of GNL and Modiv must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of GNL or Modiv may affect each company’s ability to qualify as a REIT.
The closing is conditioned on receipt by GNL of an opinion from Greenberg Traurig, LLP (or another nationally recognized REIT counsel reasonably acceptable to Modiv) to the effect that GNL has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with GNL’s taxable year ended December 31, 2019 through and including its taxable year that includes the Closing Date, and receipt by Modiv of an opinion from Morrison & Foerster LLP (or another nationally recognized REIT counsel reasonably acceptable to GNL), on which GNL shall be entitled to rely, to the effect that Modiv has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with Modiv’s taxable year ended December 31, 2016, through and including its taxable year that ends on the Closing Date. The foregoing REIT opinions will be subject to customary exceptions, assumptions and qualifications and will be based on the factual representations provided by GNL and Modiv to counsel. If any such representations are or become inaccurate or incomplete, the foregoing opinions may be invalid and the conclusions reached therein could be jeopardized. The opinions are not a guarantee that GNL or Modiv, in fact, has qualified, or, in the case of GNL, will continue to qualify, as a REIT, nor are such opinions binding on the IRS.
If GNL loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders and to pay the principal of and interest on its debt securities or other indebtedness, because:
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it would be subject to U.S. federal corporate income tax on its net income for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

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it could be subject to a federal alternative minimum tax and increased state and local taxes for such periods;

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unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

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for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to federal corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Even if GNL qualifies as a REIT, if Modiv is determined to have lost its REIT status for a taxable year ending on or before the Modiv Merger, Modiv would be subject to adverse tax consequences similar to those described above. This could substantially reduce GNL’s cash available for distribution, including cash available to pay dividends to its stockholders and to pay the principal of and interest on its debt securities or other indebtedness, because, assuming that GNL otherwise maintains its REIT qualification:
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GNL generally would be subject to corporate level tax with respect to the built-in gain on each asset of Modiv existing at the time of the Modiv Merger if GNL were to dispose of the Modiv asset during the five-year period following the Modiv Merger;

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GNL would succeed to any earnings and profits accumulated by Modiv for taxable periods that it did not qualify as a REIT, and GNL would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits (or if GNL does not timely distribute those earnings and profits, GNL could fail to qualify as a REIT); and

•
if Modiv incurred any unpaid tax liabilities prior to the Modiv Merger, those tax liabilities would be transferred to GNL as a result of the Modiv Merger.

If there is an adjustment to Modiv’s taxable income or dividends paid deductions, GNL could elect to use the deficiency dividend procedure in order to maintain Modiv’s REIT status. That deficiency dividend procedure could require GNL to make significant distributions to its stockholders and to pay significant interest to the IRS.
As a result of all these factors, GNL’s or Modiv’s failure to qualify as a REIT could impair GNL’s ability to expand its business and raise capital, and would materially adversely affect the value of its common stock, any preferred stock it may issue, and its debt securities. In addition, for years in which GNL does not qualify as a REIT, it would not otherwise be required to make distributions to stockholders.
Risks Relating to an Investment in GNL Capital Stock or Debt Securities following the Mergers and the transactions Contemplated by the Merger Agreement
The market price of GNL capital stock and debt securities may decline as a result of the Mergers and the transactions contemplated by the Merger Agreement.
The market price of GNL Common Stock, its preferred stock, and its debt securities may decline as a result of the Mergers and the transactions contemplated by the Merger Agreement if, among other things, GNL does not achieve the perceived benefits of the Mergers and the transactions contemplated by the Merger Agreement or the effect of the Mergers and the transactions contemplated by the Merger Agreement on GNL’s results of operations or financial condition is not consistent with the expectations of financial or industry analysts. The market value of GNL Common Stock, its preferred stock, and its debt securities may also be adversely affected by the increase in its indebtedness that is expected to occur if the Mergers are consummated on the terms currently contemplated and, as described above, the market value of GNL Common Stock may be adversely affected by the large number of shares of common stock it expects to issue in the Modiv Merger.
In addition, upon consummation of the Mergers and the transactions contemplated by the Merger Agreement, GNL stockholders and Modiv stockholders will own interests in GNL, which will operate an expanded business with a different mix of properties, risks and liabilities. Holders of GNL Common Stock and preferred stock, and debt securities and holders of Modiv Common Stock and Modiv Preferred Stock may not wish to continue to invest in GNL, or may wish to dispose of some or all of the GNL securities they own. If, following the closing or while the Mergers are pending, large amounts of GNL Common Stock and preferred stock, or debt securities are sold, the market price of GNL securities could decline, perhaps substantially.
After the Modiv Merger and the transactions contemplated by the Merger Agreement are completed, Modiv stockholders who receive shares of GNL Common Stock in the Modiv Merger will have different rights that may be less favorable than their current rights as Modiv stockholders.
After the closing, Modiv stockholders who receive shares of GNL Common Stock in the Modiv Merger will have different rights, which may be less favorable than their current rights as Modiv stockholders. For more information, see “Comparison of Rights of Stockholders of GNL and Modiv.”
Following the Mergers and the transactions contemplated by the Merger Agreement, GNL may be unable to continue to pay dividends at or above the rate currently paid by GNL or Modiv.
Following the Mergers and the transactions contemplated by the Merger Agreement, dividends payable per share on GNL Common Stock may be lower than the dividends per share that were paid to holders of GNL Common Stock or Modiv Common Stock prior to the Mergers for various reasons, including those discussed elsewhere under this caption “Risk Factors” and the following:
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GNL may not have enough cash to pay such dividends due to changes in GNL’s cash requirements, capital spending plans, cash flow or financial position and the increase in the number of outstanding shares of GNL Common Stock that will be issued if the Mergers are consummated;

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decisions on whether, when and in what amounts to pay any future dividends will remain at all times entirely at the discretion of the GNL Board, which reserves the right to change GNL’s dividend practices at any time and for any reason;

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GNL’s ability to declare and pay dividends on its common stock will be subject to the preferential rights of GNL preferred stock; and

•
the amount of dividends that GNL’s subsidiaries may distribute to GNL may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of GNL will have no contractual or other legal right to dividends that have not been declared by the GNL Board.
Other Risks
The unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus do not purport to be indicative of GNL’s results after the Mergers and the transactions contemplated by the Merger Agreement, and accordingly, you have limited financial information on which to evaluate the impact of the Mergers on GNL.
The unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus have been presented for informational purposes only and do not purport to be indicative of the financial position or results of operations that actually would have occurred had the Mergers and the transactions contemplated by the Merger Agreement been completed as of the dates indicated, nor do they purport to be indicative of the future operating results or financial position of GNL after the Mergers and the transactions contemplated by the Merger Agreement. The unaudited pro forma condensed combined financial statements are subject to numerous estimates and assumptions and other uncertainties. Among other things, they reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to Modiv’s assets and liabilities.
In addition, the unaudited pro forma condensed combined financial statements do not reflect other future events that may occur after the Mergers and the transactions contemplated by the Merger Agreement, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the Mergers and the transactions contemplated by the Merger Agreement, and do not consider potential impacts of current market conditions on revenues or expenses. The unaudited pro forma condensed combined financial statements presented elsewhere in this proxy statement/prospectus are based in part on certain estimates and assumptions (including the estimated purchase price allocation described above) regarding the Mergers and the transactions contemplated by the Merger Agreement that GNL and Modiv believe are reasonable under the circumstances. GNL and Modiv cannot assure you that the estimates and assumptions will prove to be accurate.
The market price and trading volume of GNL’s capital stock and debt securities may be volatile.
The United States stock markets, including the NYSE, on which GNL Common Stock is and, after the Mergers, will continue to be listed under the symbol “GNL,” and the markets for preferred stock and debt securities have experienced significant price and volume fluctuations. As a result, the market price of GNL Common Stock, GNL preferred stock, and debt securities are likely to be similarly volatile, and investors in GNL Common Stock, GNL preferred stock, and debt securities may experience a decrease in the value of their investment, including decreases unrelated to GNL’s operating performance or prospects. GNL and Modiv cannot assure you that the market price of GNL Common Stock, GNL preferred stock, and debt securities will not fluctuate or decline significantly in the future.
In addition to the other risks listed under this heading “Risk Factors,” a number of factors could negatively affect the market value of GNL Common Stock, the GNL preferred stock, and debt securities or result in fluctuations, which could be substantial, in the price or trading volume of those securities, including:
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the annual yield from distributions on GNL Common Stock as compared to yields on other financial instruments;

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equity issuances by GNL (including issuances of GNL Common Stock in the Modiv Merger and including issuances of GNL Common Stock in connection with the settlement of existing or future forward sales agreements), or future sales of substantial amounts of GNL Common Stock by its existing or future stockholders, or the perception that such issuances or future sales may occur;
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increases in market interest rates or a decrease in GNL’s distributions to stockholders that lead purchasers of GNL Common Stock to demand a higher yield;

•
changes in market valuations of similar companies;

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fluctuations in stock market prices and volumes;

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additions or departures of key management personnel;

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GNL’s operating performance and the performance of other similar companies;

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actual or anticipated differences in GNL’s quarterly operating results;

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changes in expectations of future financial performance or changes in estimates of securities analysts;

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publication of research reports about GNL or its industry by securities analysts;

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failure to qualify as a REIT;

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adverse market reaction to any indebtedness GNL incurs in the future, including indebtedness to be assumed or incurred in connection with the Mergers;

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strategic decisions by GNL or its competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

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the passage of legislation or other regulatory developments that adversely affect GNL or its industry or any failure by GNL to comply with regulatory requirements;

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the expiration or loss of local tax abatements, tax credit programs or other governmental incentives;

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the imposition of a penalty tax as a result of certain property transfers that may generate prohibited transaction income;

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the inability of GNL to sell properties if and when it would be appropriate to do so;

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risks and liabilities in connection with GNL’s co-investment ventures and investment in new or existing co-investment ventures, including that GNL’s property ownership through joint ventures may limit its ability to act exclusively in its interests and may depend on the financial performance of its co-venturers;

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speculation in the press or investment community;

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changes in GNL’s results of operations, financial condition or prospects;

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failure to satisfy the listing requirements of the NYSE;

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failure to comply with the requirements of the Sarbanes-Oxley Act;

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actions by institutional stockholders of GNL;

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changes in accounting principles;

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changes in environmental conditions or the potential impact of climate change;

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terrorist attacks or other acts of violence or war in areas in which GNL’s properties are located or markets on which GNL’s securities are traded; and

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general economic and/or market conditions, including factors unrelated to GNL’s performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert GNL’s management’s attention and resources, which could have a material adverse effect on GNL’s cash flows, its ability to execute its business strategy and GNL’s ability to make distributions to its stockholders.

If the Mergers are completed, GNL may be required to record goodwill or may acquire other assets measured and recorded at fair value, and, thereafter, GNL may be required to record impairments to the goodwill or changes to the fair value of the other assets, either of which may negatively affect GNL’s financial condition and results of operations.
In accordance with GAAP, the Mergers will follow the acquisition method of accounting for business combinations, including with respect to goodwill. Goodwill represents the excess of the purchase price paid over the fair value of the net tangible and other intangible assets acquired. Goodwill is recorded at fair value on the date of an acquisition and is reviewed annually or more frequently if changes in circumstances indicate the carrying value may be in excess of fair value. GNL may be required to recognize goodwill in connection with the Mergers and in the future an impairment of goodwill, including any goodwill recognized in connection with the Mergers, or a change in fair value of financial instruments or certain other assets due to, for example, market conditions, other factors related to the performance of Modiv’s business, or other circumstances that may impact the fair value of a financial instrument or the other asset. Market conditions could include market price performance of GNL Common Stock that compares unfavorably to peer companies, or other circumstances. Recognition of impairments of goodwill and any changes in fair value of other assets would result in a charge to GNL’s income in the period in which the impairment or change occurred, which may negatively affect GNL’s financial condition, results of operations, and total capitalization. The effects of any such impairment or change could be material and could cause GNL to miss forecasted results, which could adversely affect GNL’s stock price, and make it more difficult to maintain GNL’s credit ratings, secure financing on attractive terms, maintain compliance with debt covenants, and meet the expectations of GNL’s regulators.
GNL and Modiv face other risks.
The risks listed above are not exhaustive, and you should be aware that, prior to and following the Mergers and the transactions contemplated by the Merger Agreement, GNL will face various other risks, including those discussed in reports filed by GNL and Modiv with the SEC from time to time, such as those discussed under the heading “Risk Factors” in their respective, most recently filed reports on Forms 10-K and 10-Q. For more information, see “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which GNL, Modiv and their respective subsidiaries operate and beliefs of and assumptions made by GNL’s management and Modiv’s management, involve uncertainties that could significantly affect the financial or operating results of GNL, Modiv, or the Combined Company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed Mergers and related transactions involving GNL and Modiv, including future financial and operating results, plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for stockholders, benefits of the proposed Mergers and related transactions to clients, employees, stockholders and other constituents of the Combined Company, integrating our companies, cost savings and the expected timetable for completing the proposed Mergers and related transactions — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to, those set forth under the section entitled “Risk Factors” of this proxy statement/prospectus:
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risks associated with the ability or failure to complete the Mergers;

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risks associated with the fixed Exchange Ratio;

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risks associated with the dilution of GNL and Modiv common stockholders in the Mergers;

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risks associated with provisions in the Merger Agreement that could discourage a potential competing acquiror of Modiv;

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risks associated with the pendency of the Mergers adversely affecting the businesses of GNL and Modiv;

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risks associated with the different interests in the Mergers of certain directors and executive officers of Modiv;

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risks associated with the ability of GNL and Modiv to terminate the Merger Agreement if the Mergers are not consummated by February 3, 2027;

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risks associated with the failure of the Modiv Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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risks relating to approval of the Modiv Merger and related transactions by Modiv stockholders;

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risks relating to the adverse outcome in any litigation or other legal proceedings relating to the Merger Agreement, or the transactions contemplated thereby;

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risks relating to the incurrence of substantial expenses related to the Mergers and the transactions contemplated by the Merger Agreement;

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risks relating to the failure to integrate the businesses of GNL and Modiv;

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risks relating to the inability of GNL to attract and retain key personnel;

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risks relating to the ability of GNL to effectively manage its expanded operations following the Mergers;

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risks relating to the trading prices of GNL Common Stock following the Mergers;

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risks relating to certain contractual rights of counterparties to agreements with GNL or Modiv;

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risks relating to an increase in GNL’s anticipated level of indebtedness upon completion of the Mergers;

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risks relating to the failure of GNL or Modiv to qualify as a REIT;

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risks relating to a decline in the market price of GNL Common Stock as a result of the Mergers and the transactions contemplated by the Merger Agreement;

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risks relating to a difference in rights of stockholders of GNL and Modiv;

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risks relating to the volatility of GNL Common Stock; and

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those additional risks and factors discussed in reports filed with the SEC by GNL and Modiv from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q.

Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Neither GNL nor Modiv undertakes any duty to update any forward-looking statements appearing in this document, except as may be required by applicable securities laws.

THE PARTIES TO THE MERGERS
Global Net Lease, Inc. and Global Net Lease Operating Partnership, L.P.
GNL is an internally managed REIT that focuses on acquiring and managing a global portfolio of income producing net lease assets across the U.S. and Western and Northern Europe.
As of March 31, 2026, GNL owned 809 properties consisting of 40.3 million rentable square feet, which were 97% leased, with a weighted-average remaining lease term of 5.9 years. Based on the percentage of annualized rental income on a straight-line basis as of March 31, 2026, approximately 74% of GNL’s properties were located in the U.S. and Canada and approximately 26% were located in Europe. In addition, as of March 31, 2026, GNL’s portfolio was comprised of 47% Industrial & Distribution properties, 27% Retail properties and 26% Office properties. The percentages are calculated using annualized straight-line rent converted from local currency into USD as of March 31, 2026. The straight-line rent includes amounts for tenant concessions.
GNL maintains its principal executive office at 650 Fifth Avenue, 30th Floor, New York, New York 10019. GNL’s Investor Relations telephone number is (332) 265-2020.
The GNL Common Stock is publicly traded on the NYSE, under the ticker symbol “GNL.”
Additional information about GNL is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 207.
Modiv Industrial, Inc.
Modiv is an internally-managed Maryland corporation that acquires, owns and manages a portfolio of single-tenant net-lease properties throughout the U.S., with a focus on critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. Modiv also owned three non-core, legacy retail and office real estate properties as of March 31, 2026. Modiv seeks to provide investors access to Monthly Dividends through a durable portfolio of real estate investments designed to generate both current income and long-term growth. Modiv has operated as a REIT beginning with the year ended December 31, 2016.
Modiv’s principal executive offices are located at 1500 North Grant Street #5609, Denver, CO 80203. Modiv’s telephone number is (888) 686-6348.
The Modiv Common Stock and Modiv Preferred Stock are listed on the NYSE under the symbols “MDV” and “MDV.PA”, respectively.
Additional information about Modiv is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 207.
Modiv Operating Partnership, LP
Modiv Operating Partnership is a Delaware limited partnership through which Modiv owns substantially all of its assets and conducts substantially all of its business as a result of Modiv’s structure as an umbrella partnership REIT, commonly referred to as an “UPREIT.” As of March 31, 2026, Modiv owned approximately 81% of the partnership interest in the Modiv Operating Partnership. As the sole general partner of the Modiv Operating Partnership, Modiv generally has the exclusive power under the Fourth Amended and Restated Limited Partnership Agreement of Modiv Operating Partnership to manage and conduct its business and affairs, subject to certain limited approval and voting rights of the limited partners.
GNL Motion Merger Sub, LLC
REIT Merger Sub, a Delaware limited liability company, was formed solely for the purpose of effecting the Modiv Merger and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

GNL Motion OpCo Merger Sub, LLC
OpCo Merger Sub, a Delaware limited liability company, was formed solely for the purpose of effecting the OpCo Merger and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

THE MERGERS
The following is a discussion of the transactions and the material terms of the Merger Agreement between GNL and Modiv. You are urged to read the Merger Agreement carefully and in its entirety. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and incorporated by reference in this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Mergers that is important to you. This section is not intended to provide you with any factual information about GNL or Modiv. Such information can be found elsewhere in this proxy statement/prospectus (including the annexes hereto) and in the public filings GNL and Modiv make with the SEC that are incorporated by reference into this proxy statement/prospectus as described in “Where You Can Find More Information” beginning on page 207.
Background of the Mergers
The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Modiv and GNL. The following is a summary of the key events leading up to the signing of the Merger Agreement and key meetings, negotiations, discussions and actions by and between Modiv and GNL and their respective advisors that preceded the public announcement of the transaction; it does not purport to catalogue every conversation or interaction among representatives of Modiv, GNL and other parties.
In the ordinary course of business, the Modiv Board and senior management team of Modiv regularly review and assess Modiv’s strategic objectives, performance, competitive positioning, financial position, and potential opportunities to enhance stockholder value in light of current business and economic conditions and overall industry trends. These reviews include consideration of various strategic alternatives, such as remaining independent, pursuing acquisitions and divestitures or engaging in strategic combinations with other industry participants.
On an on-going basis, senior executives of Modiv and GNL maintained familiarity with each other’s business and at various times, Aaron S. Halfacre, the Chief Executive Officer of Modiv, and Michael Weil, the Chief Executive Officer of GNL, had discussions periodically regarding a range of matters affecting the REIT industry generally, including trends and developments in the net lease sector.
During the summer of 2025, Modiv received inbound interest from certain strategic and financial sponsor parties regarding potential transactions involving Modiv and its assets. Modiv entered into confidentiality agreements with six of these parties. None of these confidentiality agreements contained standstills. Modiv provided each of these parties with access to a virtual data room (“VDR”) containing due diligence information regarding Modiv, and representatives of Modiv and representatives of these parties engaged in discussions with respect to these parties’ due diligence review of Modiv. During this period, a representative of a financial sponsor (“Party 1”) informed Mr. Halfacre that it would be interested in acquiring Modiv for $18.00 per share. Mr. Halfacre discussed this offer individually with each of the Modiv Board members, who agreed with Mr. Halfacre that the offer price was insufficient compared to Modiv’s standalone strategic and financial outlook. None of the other parties expressed an offer price at which they would be interested in pursuing a transaction with Modiv.
On December 8, 2025, Mr. Halfacre received an unsolicited inbound call from a financial advisor representing a strategic real estate investment firm (“Party 2”). The financial advisor informed Mr. Halfacre that Party 2 was interested in submitting an indication of interest to acquire Modiv.
On December 9, 2025, Mr. Halfacre and John Raney, Modiv’s Chief Operating Officer and General Counsel, met with a representative of Party 2, who informed them that Party 2 had conducted preliminary due diligence on Modiv’s publicly available information and, based on this due diligence, Party 2 was interested in acquiring Modiv for $17.50 per share. Mr. Halfacre informed Party 2 that they would need to be at a higher price for there to be any real interest on the part of the Modiv Board. Party 2 acknowledged and stated that they had room in their price subject to access to non-public due diligence.
On December 10, 2025, Modiv entered into a confidentiality agreement with Party 2. The confidentiality agreement did not contain a standstill provision. Modiv later provided Party 2 with access to the VDR, and representatives of Modiv and representatives of Party 2 engaged in discussions with respect to Party 2’s due diligence review of Modiv.

On January 8, 2026, Mr. Weil reached out to Mr. Halfacre regarding a potential transaction. Later that day, Mr. Weil and Mr. Halfacre held a call during which Mr. Weil expressed an interest for GNL to acquire Modiv. Mr. Halfacre informed Mr. Weil that if Mr. Weil submitted an indication of interest, he would share it with the Modiv Board. Mr. Weil noted that GNL had been performing due diligence on Modiv based on publicly available information and that based on that due diligence GNL valued Modiv in the high $16 per share range. Mr. Halfacre responded that he did not believe the Modiv Board would be interested in a transaction at such a price but that he would share the information with the Modiv Board. During the next few days, Mr. Halfacre individually held calls with Thomas Nolan, the Chairman of the Modiv Board, and the other members of the Modiv Board, during which Mr. Halfacre summarized his call with Mr. Weil. Each of the Modiv Board members and Mr. Halfacre agreed that Mr. Halfacre would negotiate a higher valuation for Modiv prior to GNL submitting an indication of interest.
On January 17, 2026, Mr. Halfacre held a call with Mr. Weil, during which Mr. Weil informed Mr. Halfacre that GNL would be increasing its valuation of Modiv to $17.60 per share. Mr. Halfacre told Mr. Weil that he would prefer if the offer were expressed as an exchange ratio instead of a dollar amount per share, given the stock-for-stock nature of the transaction. Mr. Weil said that the price per share represented an exchange ratio of approximately 1.87x shares of GNL Common Stock for one share of Modiv Common Stock. Mr. Halfacre responded that he believed the Modiv Board would like to see a 2:1 exchange ratio.
On January 19, 2026, Mr. Halfacre individually provided Mr. Nolan and Modiv Board members, Chris Gingras and Kim Smith, with an update on the call with Mr. Weil. The Modiv Board members agreed that Mr. Halfacre would seek a higher exchange ratio from GNL.
On January 20, 2026, Modiv issued a press release in which Mr. Halfacre provided a strategic plan to close the valuation gap between Modiv’s stock price and its estimated net asset value per share over the following 18 to 24 months and noted that Modiv would be open to offers from third parties if they could close that valuation gap sooner.
On January 20, 2026, Mr. Halfacre called Mr. Weil and informed him that the exchange ratio was too low and did not fully value Modiv. Mr. Weil then proposed an exchange ratio of 1.925x. Later that day, Mr. Halfacre individually provided each of the Modiv Board members with an update regarding his call with Mr. Weil. Each of the Modiv Board members determined that the exchange ratio did not fully value Modiv and directed Mr. Halfacre to seek a higher exchange ratio. Mr. Halfacre then held another call with Mr. Weil, where Mr. Halfacre informed Mr. Weil of the Modiv Board’s determination. In response, Mr. Weil proposed an exchange ratio of 1.95x, but also informed Mr. Halfacre that this was GNL’s maximum exchange ratio proposal.
On January 22, 2026, a representative of Party 2 called Mr. Halfacre and informed him that, based on its due diligence, Party 2’s valuation of Modiv resulted in a price per share of $17.15, and that Party 2 would be offering all-cash for the Modiv Common Stock. Mr. Halfacre informed Party 2’s representative that he thought the price was likely too low for the Modiv Board to accept but said he would present Party 2’s offer to the Modiv Board if Party 2 submitted it in writing (which Party 2 never submitted). Mr. Halfacre also informed the representative of Party 2 that Modiv had another compelling offer that would very likely require exclusivity to move forward, and that Party 2 should submit their strongest offer in writing as soon as possible.
Also on January 22, 2026, Mr. Weil delivered to Mr. Halfacre a preliminary, nonbinding indication of interest for GNL to acquire all the outstanding shares of Modiv at an exchange ratio of 1.95 shares of GNL Common Stock and GNL OP Units for each outstanding share of Modiv Common Stock and each outstanding Modiv operating partnership unit (as applicable), subject to an upward or downward collar adjustment based on the price of GNL Common Stock at the time that the definitive agreement with respect to the transaction would be executed. On January 22, 2026, this exchange ratio implied a price per share of Modiv Common Stock of $18.45. The indication of interest also requested that Modiv grant GNL a 30-day period of exclusivity (with an option for GNL to extend such period of exclusivity for a further 15 days) and that Modiv reimburse GNL for its reasonable out-of-pocket costs and expenses incurred in connection with the transaction (subject to a $3 million cap). Also on January 22, 2026, GNL sent a draft confidentiality agreement (the “GNL NDA”) to Mr. Halfacre.

On January 25, 2026, Modiv held a special meeting of the Modiv Board by videoconference, during which members of Modiv’s management participated. Mr. Halfacre provided the Modiv Board with an overview of the history of discussions with Mr. Weil, which ultimately led to GNL’s submission of the indication of interest. The Modiv Board then discussed the material terms of the indication of interest, including the exchange ratio, the collar, the volume-weighted average trading price of a share of GNL Common Stock, the expense reimbursement obligation and the request for a period of exclusive negotiations. The Modiv Board then discussed how the exchange ratio reflected an attractive premium per share to Modiv’s then trading price and how a stock-for-stock transaction would allow Modiv common stockholders to continue to participate in upside stock appreciation and dividends, as opposed to a cash deal. In addition, the Modiv Board discussed the benefits of synergies, particularly those related to the elimination of Modiv’s public company costs, which would benefit Modiv stockholders. The Modiv Board also discussed the risks and benefits of entering into exclusivity, including the preliminary nature of discussions with any other potential counterparties, the low initial offer price indications from certain other counterparties, and that Modiv would be under no obligation to proceed with a transaction with GNL during or after the termination of the exclusivity period. Following discussion, and after taking into consideration the information provided by and discussed with Modiv’s management, the Modiv Board directed Mr. Halfacre to respond with a narrower collar to reduce the likelihood that the exchange ratio would change, reject the expense reimbursement provision and accept the 30-day exclusivity period but reject the extension mechanism. Additionally, Mr. Halfacre provided the Modiv Board with an update regarding his January 22, 2026 discussions with a representative of Party 2.
Later that same day, Mr. Halfacre delivered to Mr. Weil a revised draft of the indication of interest, containing revised terms consistent with the Modiv Board’s directions, and a revised draft of the GNL NDA.
Between January 25, 2026, and January 27, 2026, representatives of Modiv and GNL continued to discuss the terms of and exchanged revised drafts of the GNL NDA. On January 27, 2026 Modiv and GNL finalized and signed the GNL NDA. The GNL NDA contained a 30-day exclusivity provision, which could be extended for up to an additional 15 days by either party if the extending party intended to continue to negotiate the transaction on the terms set forth in the indication of interest. The GNL NDA also contained a customary standstill provision that would terminate if, among other things, Modiv entered into an agreement providing for the acquisition of Modiv by a third party.
Between January 25, 2026, and January 28, 2026, representatives of Modiv and GNL continued to exchange revised drafts of the indication of interest, and the parties and their representatives continued to discuss the terms of the indication of interest.
On January 28, 2026, Modiv and GNL finalized, subject to the Modiv Board’s approval, the indication of interest. The indication of interest contemplated a fixed exchange ratio of 1.95 shares of GNL Common Stock and GNL OP Units for each outstanding share of Modiv Common Stock and each outstanding Modiv operating partnership unit (as applicable), subject to the following adjustment prior to the execution of the definitive agreement: if the product of 1.95 and the volume weighted average trading price of a share of GNL Common Stock over the 30 trading day period prior to the signing date (“VWAP”) was less than $18.00, the exchange ratio would be increased to the extent necessary to cause the product of the VWAP and the exchange ratio to be equal to $18.00, and if such product was greater than $19.25, the exchange ratio would be reduced to the extent necessary to cause such product to be equal to $19.25. On January 28, 2026, this exchange ratio implied a price per share of Modiv Common Stock of $18.31. In addition, the indication of interest (i) provided that Modiv Preferred Stock would be redeemed in the transaction at $25.00 per share, plus an amount equal to all accrued and unpaid dividends prior to the consummation of the transaction, (ii) contemplated the creation of a retention pool for up to 7 employees (excluding Mr. Halfacre and Mr. Raney) to ensure retention of key employees through the consummation of the transaction, and (iii) provided that Modiv reimburse GNL for its reasonable out-of-pocket costs and expenses incurred in connection with the transaction (subject to a $1.5 million cap) under certain limited circumstances. The indication of interest also contemplated that Mr. Halfacre and Mr. Raney would enter into consulting agreements, the terms of which would be mutually agreed by GNL and the executives.
On January 28, 2026, a representative of Party 2 called Mr. Halfacre and informed him that Party 2 would be able to submit an indication of interest to acquire Modiv at $17.40 per share of Modiv Common

Stock in cash. Mr. Halfacre informed the representative that Modiv had entered into a period of exclusivity, would not be in a position to interact with Party 2 during such period, and that the offer price by Party 2 was lower than the competing offer.
On January 29, 2026, Modiv held a special meeting of the Modiv Board by videoconference, during which members of Modiv’s management and representatives of Modiv’s outside legal counsel, Morrison & Foerster LLP (“MoFo”) and Venable LLP (“Venable”), participated. The Modiv Board discussed the updated and proposed final indication of interest and GNL NDA, which had been provided to the Modiv Board in advance of the meeting, including the contemplated consulting agreements. Following discussion, and after taking into consideration the information provided by and discussed with Modiv’s management and advisors, the Modiv Board directed Mr. Halfacre to enter into the indication of interest on behalf of Modiv. The Modiv Board also considered all information presented, including potential conflicts that may arise in connection with the consulting agreements, and determined that allowing Mr. Halfacre and Mr. Raney to enter into consulting agreement discussions would be in the best interests of all Modiv stockholders, and authorized Mr. Halfacre and Mr. Raney to negotiate those arrangements. The Modiv Board then considered the retainment of a financial advisor for the transaction, and reviewed proposals that had been received from three financial advisors to advise Modiv, including Truist. The Modiv Board also considered Truist’s relationship with GNL that the members of the Modiv Board were aware of at that time, including prior transactions and lending relationships, and concluded that such relationships would not affect Truist’s ability to serve as Modiv’s financial advisor (if ultimately selected), but that the Modiv Board would need to review Truist’s relationship disclosure to confirm. Following discussion, and after taking into consideration the information provided by and discussed with Modiv’s management, the Modiv Board determined that all three financial advisors had strong reputations, experience and knowledge of the industrial real estate industry and experience advising companies in mergers and acquisitions, and authorized Mr. Halfacre to select one of the firms after he obtained the best terms he could from each. A representative of Venable then provided an overview of the Modiv Board’s statutory duties under Maryland law. Additionally, Mr. Halfacre provided the Modiv Board with an update regarding his January 28, 2026 discussions with a representative of Party 2.
On January 29, 2026, Modiv and GNL entered into the indication of interest in the form approved by the Modiv Board.
On January 30, 2026, representatives of Modiv, GNL and MoFo and representatives of GNL’s outside legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), held an introductory videoconference call and discussed, among other items, the process to signing definitive agreements, the due diligence process, and certain initial due diligence and structuring items. After this call, GNL and its representatives were provided with access to the VDR. The due diligence information made available to GNL and its representatives in the VDR continued to be supplemented and updated by Modiv and its representatives through early March 2026. Also, during this period, there were multiple diligence meetings, site visits and calls between representatives of Modiv and GNL regarding Modiv’s business.
Also on January 30, 2026, Mr. Nolan informed Truist that Modiv would be engaging them as financial advisor for the transaction.
On February 7, 2026, Modiv and Truist executed an engagement letter.
On February 11, 2026, a representative of Paul, Weiss sent an initial draft of the merger agreement to representatives of MoFo. Among other terms, the draft merger agreement included: (i) a floating exchange ratio, (ii) a “no-shop” provision prohibiting Modiv from affirmatively seeking alternative proposals, (iii) a termination fee payable to GNL equal to $15,000,000, plus the amount of expenses incurred by GNL in connection with the transaction (including all broker’s, finder’s or other fees or commissions) and (iv) no delivery of a REIT tax opinion from GNL’s tax counsel as a condition to Modiv’s obligation to close the transaction.
On February 14, 2026, and February 15, 2026, Mr. Halfacre reviewed issues identified by MoFo in respect of the initial draft merger agreement with the members of the Modiv Board. The members of the Modiv Board expressed support for the recommendations in respect of the issues.

On February 19, 2026, a representative of MoFo sent a revised draft of the merger agreement to representatives of Paul, Weiss. Among other terms, the revised draft merger agreement: (i) rejected the floating exchange ratio and incorporated the fixed exchange ratio (with pre-signing price collar) concept contemplated by the indication of interest, (ii) a go-shop period of 30 days, during which Modiv would be permitted to affirmatively solicit alternative proposals, (iii) a termination fee payable to GNL equal to 1.25% of Modiv’s equity value based on the exchange ratio if Modiv terminated the merger agreement to enter into a definitive agreement in respect of a superior proposal prior to the end of the go-shop period, (iv) a termination fee payable to GNL equal to 2.5% of Modiv’s equity value based on the exchange ratio if Modiv terminated the merger agreement to enter into a definitive agreement in respect of a superior proposal after the conclusion of the go-shop period and under certain other circumstances, (v) a closing condition to Modiv’s obligations to close with respect to the delivery of a REIT tax opinion from GNL’s tax counsel and (vi) provided that a form of amended and restated GNL operating partnership agreement would be in an agreed form at signing and entered into at closing.
Between February 20, 2026, and March 1, 2026, representatives of MoFo and Paul, Weiss exchanged multiple drafts of an issues list in respect of the merger agreement.
On February 22, 2026, Modiv held a special meeting of the Modiv Board by videoconference, during which members of Modiv’s management and representatives of MoFo and Modiv’s financial advisor, Truist, participated. Mr. Halfacre updated the Modiv Board on the status of negotiations of the merger agreement. The Modiv Board, together with Modiv’s management and its advisors, discussed GNL’s push for a floating exchange ratio as well as the rejection of the go-shop provision. After careful consideration, the Modiv Board determined that management should continue to push for a fixed exchange ratio. The Modiv Board also determined that it would be willing to forgo a post-signing go-shop period, in light of Modiv’s prior discussions with other potential parties, which did not produce any actionable offer for Modiv at a price and on other terms as favorable to the price and other terms being offered by GNL, the per share amount at which GNL was willing to acquire Modiv, the tax deferred nature of the transaction offered by GNL, the ability of Modiv’s stockholders to participate in the potential upside of the Combined Company (including an increased dividend compared to Modiv’s dividend), and the fact that Modiv would retain the right, after execution of the merger agreement and until Modiv’s stockholders approved the transaction, to terminate the merger agreement to accept a superior proposal. Lastly, Mr. Halfacre informed the Modiv Board that GNL had informed him that GNL would not be retaining any of the Modiv employees post-closing. The Modiv Board discussed how the retention pool contemplated by the indication of interest would be necessary to incentivize employees to continue working through the potential transaction closing. Following discussion, and after taking into consideration the information provided by and discussed with Modiv’s management and advisors, the Modiv Board directed Modiv management to continue negotiations with GNL within the parameters as discussed at this meeting.
On February 24, 2026, Mr. Halfacre and Mr. Weil held a call, during which they discussed certain issues in the merger agreement, including the exchange ratio and termination fees. Mr. Halfacre and Mr. Weil agreed that the exchange ratio would be fixed and discussed a potential two-tier termination fee if Modiv terminated the merger agreement to enter into a definitive agreement in respect of a superior proposal — with a lower termination fee during the 30-day period after signing the merger agreement and a higher termination fee thereafter — and potential liquidated damages fee for termination by a party when the other party fails to close when required to do so.
Also on February 24, 2026, Mr. Halfacre received an unsolicited inbound call from a financial advisor representing a financial sponsor (“Party 3”). The financial advisor informed Mr. Halfacre that Party 3 intended to submit an indication of interest to acquire Modiv.
On February 25, 2026, a representative of Paul, Weiss sent representatives of MoFo an updated issues list in respect of the merger agreement. The issues list contemplated a $10 million termination fee and liquidated damages of $10 million for willful and intentional breach of the merger agreement.
During this time that negotiations on the merger agreement were ongoing, the parties continued to progress due diligence and reverse due diligence.
On February 26, 2026, a representative of Paul, Weiss, on behalf of GNL, delivered written notice to Modiv of GNL’s election to extend the exclusivity period for 15 days.

Also on February 26, 2026, Mr. Halfacre received, on behalf of Party 3, an unsolicited indication of interest to acquire Modiv at $18.50 per share in cash. Mr. Halfacre acknowledged receipt of the unsolicited offer and informed the financial advisor that Modiv was in a period of exclusivity. Mr. Halfacre promptly sent the proposal to the Modiv Board.
On February 27, 2026, Mr. Halfacre received an unsolicited inbound call from a financial advisor representing a financial sponsor (“Party 4”). The financial advisor informed Mr. Halfacre that Party 4 was interested in pursuing discussions regarding an acquisition of Modiv, and that Party 4’s initial view regarding Modiv’s value was $18 per share or more. Mr. Halfacre informed the financial advisor that Modiv was in a period of exclusivity.
On March 2, 2026, a representative of Truist delivered a customary relationship disclosure letter to Mr. Raney.
On March 6, 2026, Modiv held a special meeting of the Modiv Board by videoconference, during which members of Modiv’s management participated. Mr. Halfacre updated the Modiv Board on the status of negotiations of the merger agreement. Mr. Halfacre highlighted to the Modiv Board that the parties still remained apart on several issues. Following discussion, and after taking into consideration the information provided by and discussed with Modiv’s management, the Modiv Board determined that it was unlikely that Modiv would come to agreement on the transaction terms with GNL, and that Modiv had limited resources and instructed Mr. Halfacre to pause negotiations.
On March 7 and March 8, 2026, Mr. Halfacre corresponded with Mr. Weil regarding the Modiv Board’s reasons for pausing negotiations with GNL, which included, among other things, then-existing market conditions.
On March 13, 2026, the exclusivity period expired.
On March 25, 2026, Modiv issued a press release announcing its results for the quarter and year ended December 31, 2025, in which Mr. Halfacre noted that Modiv had received multiple indications of interest from third parties since its January 20, 2026 press release.
On March 31, 2026, Mr. Halfacre informed Truist that Modiv was terminating Truist’s engagement letter because the GNL transaction was no longer being pursued.
On April 2, 2026, Mr. Weil called Mr. Halfacre and informed Mr. Halfacre that he believed it was in the best interest of both parties to make another attempt at finalizing a transaction. Mr. Halfacre said that he would discuss with Mr. Nolan. Later that day, Mr. Halfacre and Mr. Nolan held a call during which they discussed his conversation with Mr. Weil. During the call, Mr. Nolan and Mr. Halfacre agreed to reopen negotiations, but that the key open issues needed to be resolved quickly.
On April 4, 2026, Mr. Halfacre called Mr. Weil and informed Mr. Weil that he had authority to reengage on negotiations, so long as they resolved the key issues quickly and that he was going to seek a higher exchange ratio. Mr. Weil told Mr. Halfacre that he would not be receptive to a higher exchange ratio.
On April 6, 2026, Mr. Halfacre, Mr. Raney, Mr. Weil and GNL’s General Counsel, Jesse Galloway, engaged in discussions and correspondence regarding the key outstanding issues, including, among others, (i) the exchange ratio, (ii) the ability of GNL to force the holders of GNL OP Units to convert to GNL Common Stock or cash, and (iii) the termination fees.
On April 7, 2026, Mr. Halfacre contacted Mr. Weil and Mr. Galloway, requesting, among other things, a 2.0x exchange ratio. Mr. Weil rejected the request for an increased exchange ratio.
On April 13, 2026, Mr. Halfacre and Mr. Weil corresponded regarding the exchange ratio, but came to no resolution (with GNL indicating that a 2.0x exchange ratio would not be acceptable).
On April 15, 2026, Mr. Halfacre received an unsolicited inbound call from a financial advisor representing a financial sponsor (“Party 5”). The financial advisor informed Mr. Halfacre that Party 5 was interested in pursuing discussions regarding a possible acquisition of Modiv at an offer price of around $18.25 per share in cash. Mr. Halfacre informed the financial advisor that Modiv did not have an interest at that cash price.

On April 16, 2026, Mr. Halfacre and Mr. Weil engaged in further discussions regarding the transaction, including the exchange ratio. During this discussion, Mr. Weil again proposed an exchange ratio of 1.95x. Mr. Halfacre responded that the exchange ratio would need to be at least 1.975x in order for Mr. Halfacre to take the proposal to the Modiv Board. Mr. Weil informed Mr. Halfacre that GNL was willing to offer a 1.975x exchange ratio, but that this was GNL’s best and final offer. Mr. Halfacre then spoke individually with Mr. Nolan, Ms. Smith and Mr. Gingras regarding the 1.975x exchange ratio. Mr. Halfacre informed them that he supported accepting GNL’s latest offer, as it was the highest offer received, substantially closed the valuation gap between Modiv’s stock price and its estimated net asset value per share, and that he believed it was the maximum that GNL would offer. Each of the Modiv Board members agreed and expressed their support for Mr. Halfacre informing Mr. Weil that Modiv would be willing to proceed on the basis of GNL’s latest offer. Later that day, representatives of GNL and Modiv confirmed agreement on (i) an exchange ratio of 1.975x, (ii) GNL’s ability to force the holders of GNL operating partnership units to convert to GNL Common Stock or cash on a 1.25 to 1 basis, or if GNL exercises its force conversion right prior to the second anniversary of the consummation of the transaction, on a 1.5 to 1 basis, (iii) a $10 million termination fee payable to GNL if Modiv terminated the merger agreement to enter into a definitive agreement in respect of a superior proposal and under certain other circumstances, and (iv) a $15 million termination fee payable to GNL or Modiv, as applicable, in the event one party terminates the merger agreement as a result of the other party’s material breach of the merger agreement or the other party’s failure to close when required to do so.
On April 20, 2026, a representative of Paul, Weiss sent to representatives of MoFo an initial draft of the form consulting agreement for Mr. Halfacre and Mr. Raney, and a summary of GNL’s prior litigation history. Also on April 20, 2026, a representative of MoFo sent a revised draft of the merger agreement to representatives of Paul, Weiss. On April 21, 2026, a representative of Paul, Weiss sent to representatives of MoFo an initial draft of the amendment to the limited partnership agreement of the GNL operating partnership.
Between April 20, 2026 and May 3, 2026, representatives of MoFo and Paul, Weiss continued to exchange revised drafts of the merger agreement, the amendment to the limited partnership agreement of the GNL operating partnership, the form consulting agreement and the other transaction documents, and the parties and their representatives continued to discuss the potential terms of these agreements and documents.
On April 23, 2026, Modiv and Truist executed a new engagement letter.
On April 26, 2026, Mr. Halfacre received, on behalf of Party 3, a revised unsolicited indication of interest to acquire Modiv at $18.63 per share in cash. The indication of interest provided that it was subject to due diligence. Mr. Halfacre promptly sent the indication of interest to the Modiv Board.
On April 29, 2026, a representative of MoFo sent a draft company disclosure letter to representatives of Paul, Weiss.
On April 30, 2026, Modiv held a special meeting of the Modiv Board by videoconference, during which members of Modiv’s management and representatives of Truist, MoFo and Venable participated. Mr. Halfacre provided an update on the latest discussions with GNL. A representative of Venable reviewed the Modiv Board’s statutory duties under Maryland law. A representative of MoFo then guided the Modiv Board in a discussion and review of the draft merger agreement and related transaction documents (which had been provided to the Modiv Board prior to the meeting). A representative of MoFo discussed with the Modiv Board certain key terms of such documents, including the interim operating covenants, no-shop provision, conditions to closing, termination provisions, termination fees and the consulting agreements. A representative of Truist then presented Truist’s preliminary financial analyses with respect to Modiv, GNL and the exchange ratio of 1.975 shares of GNL Common Stock and GNL OP Units for each outstanding share of Modiv Common Stock and each outstanding Modiv operating partnership unit (as applicable). The Modiv Board asked questions regarding the financial analysis and the financial projections prepared by Modiv management projecting Modiv’s performance through 2030 and financial projections prepared by GNL’s management projecting GNL’s performance through 2031. At the request of the Modiv Board, a representative of Truist then confirmed that, if an opinion were requested by the Modiv Board, he believed Truist would be able to render an opinion as of that date that the Modiv Common Stock Merger

Consideration to be received by the holders of shares of Modiv Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The Modiv Board also discussed Party 3’s updated indication of interest, which the Modiv Board determined presented significant execution risk given the preliminary nature of the proposal, presented no upside to Modiv’s stockholders because it was an all-cash offer, and as of April 29, 2026, was lower than the implied price per share of Modiv Common Stock of $18.80 based on the transaction exchange ratio. Following discussion, and after taking into consideration the information provided by and discussed with Modiv’s management and Modiv’s advisors, the Modiv Board authorized Modiv management and its advisors to proceed in finalizing the terms and documentation for the potential transaction with GNL.
On May 3, 2026, an updated customary relationship disclosure letter from Truist was distributed to the Modiv Board.
Also on May 3, 2026, Modiv held a special meeting of the Modiv Board by videoconference, during which members of Modiv’s management and representatives of Truist, MoFo and Venable participated. A representative of Venable reviewed the Modiv Board’s statutory duties under Maryland law. Representatives of Truist reviewed with the Modiv Board Truist’s financial analyses of Modiv, GNL and the exchange ratio. The Modiv Board asked questions regarding the financial analyses and discussed the financial projections prepared by Modiv management projecting Modiv’s performance through 2030. Upon a request by the Modiv Board, Truist rendered to the Modiv Board an oral opinion, which was subsequently confirmed by delivery of a written opinion addressed to the Modiv Board, dated May 3, 2026, to the effect that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the opinion, the Modiv Common Stock Merger Consideration to be received by the holders of shares of Modiv Common Stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (as more fully described below in the section “The Mergers — Opinion of Modiv’s Financial Advisor.” beginning on page 48). Representatives of MoFo confirmed that the transaction documents were in final form and that there were no material updates since the April 30, 2026 special meeting of the Modiv Board. Following additional discussion and after taking into consideration the information provided by and discussed with its advisors, including the factors described in greater detail in the section of this proxy statement/prospectus titled “The Mergers — Modiv’s Board Recommendations and Reasons for the Mergers” beginning on page 44, the Modiv Board unanimously: (i) determined that the merger agreement and the transactions contemplated thereby, on the terms and subject to the conditions set forth therein and in accordance with the DRULPA and the MGCL, are advisable to and in the best interests of Modiv and its stockholders, (ii) approved the execution, delivery and performance of the merger agreement and the other transactions contemplated thereby, and declared the same to be advisable, (iii) directed that the Modiv merger be submitted for consideration by Modiv’s stockholders at a duly convened meeting of the holders of the shares of Modiv Common Stock and (iv) recommended that Modiv’s stockholders vote in favor of the approval of the Modiv Merger.
Following authorization by the GNL Board and the meeting of the Modiv Board, on May 3, 2026, the parties finalized the transaction documents and executed the merger agreement. Before the opening of stock market trading on May 4, 2026, Modiv and GNL issued a joint press release announcing the transaction.
Modiv’s Board Recommendations and Reasons for the Mergers
Recommendation of the Modiv Board
The Modiv Board, after consulting with its financial advisor and outside legal counsel and reviewing and considering various factors described in “— Reasons for the Mergers,” unanimously (i) determined that the Merger Agreement, the Modiv Merger and the other transactions contemplated by the Merger Agreement are advisable to and in the best interests of Modiv and its stockholders, (ii) approved the execution, delivery and performance of the Merger Agreement, the Modiv Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable, (iii) directed that the Modiv Merger be submitted for consideration by Modiv’s stockholders at a duly convened meeting of Modiv’s stockholders and (iv) recommended that the Modiv stockholders vote in favor of the approval of the Modiv Merger.

The Modiv Board unanimously recommends that you vote (i) “FOR” the Merger Proposal, (ii) “FOR” the Merger Compensation Proposal and (iii) “FOR” the Adjournment Proposal.
Reasons for the Mergers
In evaluating the transactions contemplated by the Merger Agreement and reaching its determination to authorize and approve the execution, delivery and performance by Modiv of the Merger Agreement and the consummation by Modiv of the transactions contemplated by the Merger Agreement, the Modiv Board consulted with Modiv’s senior management, as well as Modiv’s financial advisor and outside legal counsel, and considered a number of factors, including the following material factors that the Modiv Board viewed as supporting its decision (not necessarily in order of relative importance):
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the current and historical trading prices of the Modiv Common Stock, and the fact that the exchange ratio implied a value of $18.82 per share of Modiv Common Stock, which represented a premium of approximately 17% to the closing price per share of Modiv Common Stock on May 1, 2026, the last trading day prior to the transaction announcement, a premium of approximately 28% to the unaffected closing price per share of Modiv Common Stock prior to Modiv’s January 20, 2026 strategic update announcement, and which exceeded Modiv’s highest closing price since June 2022;

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the fact that the Modiv stockholders will own approximately 11% of the Combined Company, allowing Modiv stockholders to participate in the benefits of future growth and expected synergies resulting from the Mergers;

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that the GNL Common Stock issued in the Modiv Merger will be listed for trading on the NYSE and continue to provide liquidity for holders of Modiv Common Stock desiring to liquidate their investment after the closing;

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the fact that the exchange ratio and other transaction terms reflected extensive negotiations between Modiv and GNL and their respective advisors, and the fact that GNL had communicated that the exchange ratio of 1.975 shares of GNL Common Stock for each share of Modiv Common Stock represented GNL’s best and final offer, which represented an increase of approximately 5.6% over the initial exchange ratio proposed by GNL;

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that a stock-for-stock merger allows Modiv stockholders to participate in the value and opportunities of GNL, including any potential appreciation of, and any dividends declared on, GNL Common Stock and future growth, which the Modiv Board viewed as an important opportunity for Modiv stockholders to enhance long-term returns;

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that the transaction will combine two complementary portfolios with similar business strategies in top U.S. markets, which is expected to allow the Combined Company to capture cost synergies in the form of corporate general and administrative cost savings and operating cost savings;

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that the Combined Company is expected to be a highly diversified net lease industry leader in terms of client credit, industry and geography, providing runway for further growth;

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that the Combined Company is expected to have enhanced scale, diversification and capital flexibility, and that the transaction is anticipated to position the Combined Company’s platform to efficiently access capital, pursue strategic investments, and support sustainable long-term growth and value creation;

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that the Combined Company will provide Modiv stockholders with greater exposure to a more geographically diversified asset portfolio and high-quality tenants;

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the Modiv Board’s belief that the transaction is more favorable on a risk-adjusted basis to Modiv’s stockholders than the potential value that would reasonably be expected to result from other strategic alternatives reasonably available, including the execution of Modiv’s stand-alone business plan as a publicly traded company and other extraordinary transactions;

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the Modiv Board’s belief that, none of the inquiries or proposals received by Modiv both before and after Modiv’s January 20, 2026 strategic update provided value or closing certainty superior to the value and closing certainty provided by the transactions contemplated by the Merger Agreement;

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the fact that the exchange ratio is fixed and will not fluctuate in the event that the trading price of GNL Common Stock increases or the trading price of Modiv Common Stock decreases between the date of execution of the Merger Agreement and the closing;

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the fact that Modiv is permitted under the terms of the Merger Agreement to declare and pay its regular monthly dividend in accordance with past practice;

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the fact that the Modiv Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, and if the Modiv Merger so qualifies, then the U.S. holders of Modiv Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of the Modiv Common Stock Merger Consideration (except with respect to any cash in lieu of fractional shares of GNL Common Stock);

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the Modiv Board’s knowledge of the business, operations, financial condition, earnings and prospects of both Modiv and GNL, taking into account the results of Modiv’s due diligence review of GNL, as well as its knowledge of the current and prospective environment in which Modiv and GNL operate, including economic and market conditions;

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that the existing GNL management team has significant experience in real estate operations, financing and investment, as well as extensive relationships with real estate industry investors, owners and financiers and a track record of success built on identifying opportunities, assessing risk, structuring transactions with investment partners and optimizing returns;

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the general risks and uncertainties of remaining an independent public company, including the challenges of raising equity at an attractive share price, the challenges of acquiring industrial assets in Modiv’s target markets on an attractive basis and the risk of tenant defaults;

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the Modiv Board’s belief that if the Modiv Board declined to approve the Merger Agreement and the transactions contemplated thereby, there may not reasonably be expected to be another opportunity for Modiv stockholders to receive a comparably priced offer with a comparable level of closing certainty;

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the terms and conditions of the Merger Agreement, which were reviewed by the Modiv Board with its financial advisor and outside legal counsel, and the fact that such terms were the result of robust arm’s-length negotiations between the parties, including, among other things:

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GNL’s obligation under the Merger Agreement to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate the Mergers as promptly as practicable;

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Modiv’s right, subject to the terms of the Merger Agreement, to furnish information to and conduct negotiations with third parties in certain circumstances in response to unsolicited acquisition proposals;

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the Modiv Board’s right, subject to the terms of the Merger Agreement (including Modiv’s payment of the Modiv termination fee of $10 million if GNL elects to terminate the Merger Agreement in such circumstances), to withhold, withdraw, change, amend, modify or qualify its recommendation that the Modiv stockholders vote to approve the Merger Agreement under certain circumstances;

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Modiv’s right, subject to the terms of the Merger Agreement, to terminate the Merger Agreement under certain circumstances to enter into a definitive agreement providing for the implementation of a transaction superior to the Mergers, upon Modiv’s payment of the Modiv termination fee of $10 million;

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the GNL termination fee of $15 million payable to Modiv if the Merger Agreement is terminated in certain circumstances;

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the Modiv termination fee of $15 million payable to GNL if the Merger Agreement is terminated in certain circumstances; and

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Modiv’s ability to seek specific performance of GNL’s obligation to cause the Mergers to occur and to prevent other breaches or threatened breaches of the Merger Agreement;

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the likelihood that the Mergers would be completed based on, among other things, the limited number and nature of the conditions to complete the Mergers, including that the Mergers were not conditioned on any regulatory approvals;

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the anticipated timing of the consummation of the Mergers and the Modiv Board’s conclusion that the Mergers could be completed in a reasonable timeframe and in an orderly manner, reducing the period during which Modiv’s business would be subject to the potential uncertainty of closing the Mergers;

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the fact that the Modiv Merger would be subject to the approval of the Modiv stockholders, and that the Modiv stockholders would be free to reject the Modiv Merger by voting against it for any reason; and

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the financial analyses reviewed and discussed with the Modiv Board by representatives of Truist Securities as well as the oral opinion of Truist Securities rendered to the Modiv Board on May 3, 2026 (which was subsequently confirmed in writing by delivery of Truist Securities’ written opinion dated May 3, 2026) as to the fairness, from a financial point of view, to the holders of shares of Modiv Common Stock of the Modiv Common Stock Merger Consideration to be received by such holders in the Modiv Merger pursuant to the Merger Agreement, as more fully described below under the section of this proxy statement/prospectus entitled “The Mergers — Opinion of Modiv’s Financial Advisor,” which full text of the written opinion is attached as Annex B to this proxy statement/prospectus.

The Modiv Board also considered a variety of risk and other potential negative factors in its consideration of the Merger Agreement and the Mergers, including the following material potentially negative factors (not necessarily in order of relative importance):
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the fact that the exchange ratio is fixed, meaning that Modiv stockholders could be adversely affected if the implied value of the Modiv Common Stock Merger Consideration declines as a result of a decline in the trading price of the GNL Common Stock;

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the fact that, following the closing, Modiv will no longer exist as an independent public company;

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that fact that the Modiv stockholders are expected to own approximately 11% of the Combined Company and accordingly will have limited ability to directly influence GNL’s corporate affairs;

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that no members of the Modiv Board will join the GNL Board and no members of Modiv management will join the management team of the Combined Company;

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the risk that a different strategic alternative potentially could be more beneficial to Modiv stockholders than the Modiv Merger;

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the provisions of the Merger Agreement that restrict Modiv’s ability to solicit or negotiate alternative transactions, and the potential that the requirement of Modiv to pay GNL a termination fee of $10 million under certain circumstances could deter a potential acquirer from proposing an alternative transaction for Modiv that would provide Modiv stockholders with greater value than the Modiv Merger;

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the fact that the Mergers might not be consummated in a timely manner, or at all, due to a failure of certain conditions to the closing of the Mergers;

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the fact that the Modiv stockholders are not entitled to appraisal or dissenters’ rights;

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the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Mergers will be satisfied even if the Merger Agreement is approved and adopted by the Modiv stockholders;

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the restrictions on the conduct of Modiv’s business prior to the completion of the Mergers, including restrictions on Modiv’s ability to engage in certain kinds of material transactions, which could prevent Modiv from pursuing strategic business opportunities, taking actions with respect to Modiv’s business that Modiv management may consider advantageous and responding effectively and/or timely to competitive pressures and industry developments;

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the significant costs involved in connection with entering into the Merger Agreement and completing the Mergers and the substantial time and effort of management required to consummate the Mergers and related disruptions to the operation of Modiv’s business;

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the costs associated with the Mergers, including management’s time and energy and potential opportunity costs, regardless of whether the Mergers are completed;

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the fact that the announcement and pendency of the transactions contemplated by the Merger Agreement, the failure to complete the Mergers, and/or actions that Modiv may be required, or GNL may be permitted, to take under the Merger Agreement could have an adverse impact on Modiv’s existing and prospective business relationships with tenants and other third parties and on Modiv’s employees;

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the potential for litigation by stockholders in connection with the transactions contemplated by the Merger Agreement, which, even where lacking in merit, could nonetheless result in distraction and expense;

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the fact that some of Modiv’s directors and executive officers have interests in the Mergers that are different from, or in addition to, Modiv stockholders generally (see the section of this proxy statement/prospectus entitled “— Interests of Modiv Directors and Executive Officers in the Mergers”); and

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risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements.”

The foregoing discussion summarizes the material factors considered by the Modiv Board, but is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Mergers, the Modiv Board did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Moreover, each member of the Modiv Board applied his or her own business judgment to the process and may have given different weight to different factors. The Modiv Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination and recommendation. The Modiv Board based its recommendation on the totality of the information presented, including its discussions with, and questioning of, Modiv’s senior management and its financial advisor and outside legal counsel. The above factors are not presented in any order of priority. This explanation of the reasoning of the Modiv Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” on page 33 of this proxy statement.
Opinion of Modiv’s Financial Advisor
On May 3, 2026, Truist Securities rendered its oral opinion to the Modiv Board (which was subsequently confirmed in writing by delivery of Truist Securities’ written opinion dated May 3, 2026) as to the fairness, from a financial point of view, to the holders of Modiv Common Stock of the Modiv Common Stock Merger Consideration to be received by such holders in the Modiv Merger pursuant to the Merger Agreement.
Truist Securities’ opinion was directed to the Modiv Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of Modiv Common Stock of the Modiv Common Stock Merger Consideration to be received by such holders in the Modiv Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Mergers and the conversion of the Class X Units to Class C Units or any agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Truist Securities’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Truist Securities in preparing its opinion. However, neither Truist Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation as to, or otherwise address, how the Modiv Board, Modiv, any security holder or any other person should act or vote with respect to any matter relating to the Mergers and the transactions contemplated by the Merger Agreement or otherwise.

In connection with its opinion, Truist Securities conducted such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Truist Securities:
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reviewed a draft, dated May 2, 2026, of the Merger Agreement;

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reviewed certain publicly available business and financial information relating to Modiv and GNL;

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reviewed certain other information relating to the historical, current and future business, financial condition, results of operations and prospects of Modiv and GNL made available to Truist Securities by the managements of Modiv and GNL, including (a) financial projections (the “Modiv Projections”) prepared by the management of Modiv relating to Modiv, and (b) financial projections (the “GNL Projections”) prepared by the management of GNL relating to GNL;

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reviewed the financial and operating performance of Modiv and GNL as compared to that of companies with publicly traded equity securities that Truist Securities deemed relevant;

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had discussions with certain members of the managements of Modiv and GNL and with certain of Modiv’s and GNL’s representatives and advisors regarding the business, financial condition, results of operations, and prospects of Modiv and GNL and the Mergers and the transactions contemplated by the Merger Agreement; and

•
undertook such other studies, analyses and investigations as Truist Securities deemed appropriate.

Truist Securities relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. Truist Securities’ role in reviewing such data, material and other information was limited solely to performing such review as Truist Securities deemed necessary and appropriate to support its opinion and such review was not conducted on behalf of the Modiv Board, Modiv or any other person. Management of Modiv advised Truist Securities, and Truist Securities assumed with the Modiv Board’s consent, that the Modiv Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Modiv. In addition, Truist Securities assumed with the Modiv Board’s consent that the GNL Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of GNL as to the future financial results and condition of GNL. At the Modiv Board’s direction, Truist Securities used and relied upon the Modiv Projections and the GNL Projections for purposes of its analyses and opinion. Truist Securities expressed no view or opinion with respect to the Modiv Projections, the GNL Projections or the respective assumptions on which they were based. Truist Securities also relied upon and assumed, with the Modiv Board’s consent, that the Modiv Common Stock, Class X Units and Class C Units have equivalent value per security and the OP Units and shares of GNL Common Stock have equivalent value per security. Truist Securities further relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Modiv or GNL since the dates of the information, financial or otherwise, provided to Truist Securities and that there was no information or any facts that would make any of the information discussed with or reviewed by Truist Securities incomplete or misleading.
Truist Securities also relied upon and assumed without independent verification that (a) the representations and warranties of all parties to the Merger Agreement and all of the documents and agreements referred to therein were true and correct; (b) each party to the Merger Agreement and all of the documents and agreements referred to therein would fully and timely perform all of the covenants and agreements required to be performed by such party under the Merger Agreement and such other documents and agreements; (c) all conditions to the consummation of the Mergers and the transactions contemplated by the Merger Agreement will be satisfied without waiver thereof; (d) the Mergers and the transactions contemplated by the Merger Agreement would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement therein; and (e) in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Mergers and the transactions contemplated by the Merger Agreement, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Modiv, GNL or the expected benefits of the Mergers. Truist Securities also assumed, with the Modiv Board’s agreement, that for U.S. federal income tax purposes, the Modiv Merger will qualify as a “reorganization” within the meaning of, Section 368(a) of the Code. Truist Securities also assumed that the Merger Agreement, when executed by the parties thereto, would conform to the draft reviewed by Truist Securities in all respects material to its analyses and opinion.
Furthermore, in connection with its opinion, Truist Securities was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) relating to Modiv, GNL, Modiv Operating Partnership, GNL Operating Partnership, or any other party to the Mergers and the transactions contemplated by the Merger Agreement. Truist Securities did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Modiv, GNL, Modiv Operating Partnership or GNL Operating Partnership was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Modiv, GNL, Modiv Operating Partnership or GNL Operating Partnership was or may have been a party or was or may have been subject. Truist Securities did not express any opinion as to what the value of the GNL Common Stock actually will be when issued in the Modiv Merger or the price or range of prices at which GNL Common Stock, Modiv Common Stock or Modiv Preferred Stock could be purchased or sold at any time.
Truist Securities was not requested to, and did not (i) advise the Modiv Board, Modiv or any other party with respect to alternatives to the Mergers and the transactions contemplated by the Merger Agreement or (ii) solicit any indications of interest from third parties with respect to any alternatives to the Mergers and the transactions contemplated by the Merger Agreement. Truist Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to Truist Securities as of, the date of its opinion. Truist Securities has no obligation to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring or information that otherwise comes to its attention after the date of its opinion.
Truist Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of Modiv Common Stock of the Modiv Common Stock Merger Consideration to be received by such holders in the Modiv Merger pursuant to the Merger Agreement, and did not address any other aspects or implications of the Mergers and the conversion of the Class X Units to Class C Units or any agreement, arrangement or understanding entered into in connection therewith or otherwise. Truist Securities was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Modiv Board, Modiv or any other party to proceed with or effect the Mergers and the transactions contemplated by the Merger Agreement; (ii) the form, structure or any other portion or aspect of the Mergers and the transactions contemplated by the Merger Agreement; (iii) other than assuming the consummation thereof in accordance with the Merger Agreement, the OpCo Merger or the amendment of the Second Amended and Restated Agreement of Limited Partnership of GNL Operating Partnership; (iv) the fairness of any portion or aspect of the Mergers and the transactions contemplated by the Merger Agreement to the holders of any class of securities, creditors or other constituencies of any party (other than the holders of Modiv Common Stock in the manner set forth its opinion); (v) the relative merits of the Mergers and the transactions contemplated by the Merger Agreement as compared to any alternative business strategies that might have existed for Modiv or any other party or the effect of any other transaction in which Modiv or any other party might have engaged; (vi) the fairness of any portion or aspect of the Mergers and the transactions contemplated by the Merger Agreement to any one class or group of Modiv’s, GNL’s, Modiv Operating Partnership’s, GNL Operating Partnership’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Modiv’s, GNL’s, Modiv Operating Partnership’s, GNL Operating Partnership’s or such other party’s security holders or other constituents or the fairness of the allocation of any consideration amongst or within classes or groups of security holders or other constituents; (vii) the fairness of the Modiv Preferred Stock Merger Consideration or OpCo Unit Merger Consideration, whether relative to the Modiv Common Stock Merger Consideration or otherwise; (viii) whether or not Modiv, GNL, Modiv Operating Partnership, GNL Operating Partnership or any other party is receiving or paying reasonably equivalent value in the Mergers and the transactions contemplated by the Merger Agreement; (ix) the solvency, creditworthiness or fair value of Modiv, GNL, Modiv Operating Partnership, GNL Operating Partnership or any of their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or (x) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or consideration payable to, or received by, any advisors, managers, officers, directors or employees of any party to the Mergers and the transactions contemplated by the Merger Agreement, any class of such persons or any other party, relative to the Modiv Common Stock Merger Consideration or otherwise. In addition, Truist Securities did not provide any opinion, counsel or interpretation regarding matters requiring legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice. Truist Securities assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Truist Securities relied, with the Modiv Board’s consent, on the assessments by the Modiv Board, Modiv and their respective advisors as to all legal, regulatory, accounting, insurance, tax, executive compensation, environmental and other matters with respect to Modiv, GNL, Modiv Operating Partnership, GNL Operating Partnership and the Mergers and the transactions contemplated by the Merger Agreement.
Truist Securities’ opinion was furnished for the use of the Modiv Board (in its capacity as such) in connection with its evaluation of the Modiv Merger and may not be used for any other purpose without Truist Securities’ prior written consent. Truist Securities’ opinion is not intended to be, and does not constitute, a recommendation to the Modiv Board, Modiv, any security holder or any other party as to how to act or vote with respect to any matter relating to the Mergers and the transactions contemplated by the Merger Agreement or otherwise.
In performing its analyses, Truist Securities considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Truist Securities’ analyses for comparative purposes is identical to Modiv or the Modiv Merger. The implied valuation reference ranges indicated by Truist Securities’ analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Modiv and Truist Securities. Much of the information used in, and accordingly the results of, Truist Securities’ analyses are inherently subject to substantial uncertainty.
Truist Securities’ opinion and analyses were provided to the Modiv Board in connection with its evaluation of the proposed Modiv Merger and were among many factors considered by the Modiv Board in evaluating the proposed Modiv Merger. Neither Truist Securities’ opinion nor its analyses were determinative of the Modiv Common Stock Merger Consideration or of the views of the Modiv Board with respect to the proposed Modiv Merger.
The following is a summary of the material financial analyses performed by Truist Securities in connection with its opinion rendered to the Modiv Board on May 3, 2026. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create an incorrect or incomplete view of Truist Securities’ analyses.
Selected Companies Analysis
Truist Securities considered certain financial data for Modiv and GNL and selected companies with publicly traded equity securities Truist Securities deemed relevant.
Unless the context indicates otherwise (i) share prices for the selected companies listed below were based on the market price of the common stock of such companies as of May 1, 2026, (ii) the estimates of the future financial performance of Modiv were based on the Modiv Projections, (iii) the estimates of the future financial performance of GNL were based on the GNL Projections and (iv) the estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.
The financial data reviewed included:

•
Share price as a multiple of estimated adjusted funds from operations, or “AFFO,” for the year ending December 31, 2026, or “2026E AFFO”;

•
Share price as a multiple of estimated adjusted funds from operations for the year ending December 31, 2027, or “2027E AFFO”; and

•
Implied capitalization rate.

With respect to Modiv, the selected companies and mean and median financial data were:
•
STAG Industrial, Inc.

•
LXP Industrial Trust

•
Industrial Logistics Properties Trust

	Share price / 2026E AFFO	Share price / 2027E AFFO	Implied capitalization rate
Mean	14.2x	13.3x	6.79%
Median	16.8x	15.6x	6.47%
With respect to GNL, the selected companies and mean and median financial data were:
•
W. P. Carey Inc.

•
Broadstone Net Lease, Inc.

•
Gladstone Commercial Corporation

•
One Liberty Properties, Inc.

	Share price / 2026E AFFO	Share price / 2027E AFFO	Implied capitalization rate
Mean	12.6x	12.1x	7.46%
Median	12.5x	11.9x	7.40%
Taking into account the results of the selected companies analysis with respect to Modiv, Truist Securities applied ranges, selected based on Truist Securities’ professional judgment, of 14.0x to 17.0x to Modiv’s 2026E AFFO, 13.0x to 16.0x to Modiv’s 2027E AFFO and capitalization rates, selected based on Truist Securities’ professional judgment, of 6.50% to 7.50% to the estimated net operating income of Modiv for the year ending December 31, 2026. Taking into account the results of the selected companies analysis with respect to the GNL, Truist Securities applied ranges, selected based on Truist Securities’ professional judgment, of 10.5x to 13.5x to GNL’s 2026E AFFO, 10.0x to 13.0x to GNL’s 2027E AFFO and capitalization rates, selected based on Truist Securities’ professional judgment, of 7.00% to 8.00% to the estimated net operating income of GNL for the year ending December 31, 2026.
The selected companies analysis indicated implied exchange ratio reference ranges of (i) 1.794 to 2.801 shares of GNL Common Stock for each share of Modiv Common Stock based on 2026E AFFO, (ii) 1.758 to 2.813 shares of GNL Common Stock for each share of Modiv Common Stock based on 2027E AFFO and (iii) 1.360 to 2.634 shares of GNL Common Stock for each share of Modiv Common Stock based on estimated net operating income for the year ending December 31, 2026, in each case as compared to the Modiv Common Stock Merger Consideration of 1.975 shares of GNL Common Stock in the Modiv Merger pursuant to the Merger Agreement.
Discounted Cash Flow Analysis
Truist Securities performed a discounted cash flow analysis of Modiv and GNL by calculating the estimated net present value of the projected levered cash flows of Modiv based on the Modiv Projections and GNL based on the GNL Projections. With respect to Modiv, Truist Securities applied discount rates, selected based on Truist Securities’ professional judgment, ranging from 17.20% to 19.20% and terminal adjusted funds from operations, or “AFFO,” multiples, selected based on Truist Securities’ professional judgment, ranging from 13.5x to 16.5x. With respect to GNL, Truist Securities applied discount rates, selected based on Truist Securities’ professional judgment, ranging from 11.10% to 13.10% and terminal AFFO multiples, selected based on Truist Securities’ professional judgment, ranging from 11.5x to 14.5x. The discounted cash flow analysis indicated an implied exchange ratio reference range of 1.269 to 1.968 shares of GNL Common Stock for each share of Modiv Common Stock as compared to the Modiv Common Stock Merger Consideration of 1.975 shares of GNL Common Stock in the Modiv Merger pursuant to the Merger Agreement.
Other Matters
Truist Securities was retained by Modiv as its financial advisor based on Truist Securities’ experience and reputation and Truist Securities’ knowledge of Modiv and its industry. Truist Securities will receive a fee of approximately $2,250,000 for its services to Modiv, $750,000 of which became payable upon the delivery of its opinion and remainder of which is contingent upon the consummation of the Mergers and the transactions contemplated by the Merger Agreement. Truist Securities and the Company previously entered into an engagement letter dated February 7, 2026, which was terminated on March 31, 2026, and no fees or expenses were paid or are payable to Truist Securities under that prior engagement letter. In addition, Modiv has agreed to reimburse certain expenses incurred by Truist Securities in connection with its engagement and to indemnify Truist Securities and certain related parties for certain liabilities arising out of its engagement.
Truist Securities and its affiliates (including Truist Bank and Truist Financial Corporation) have in the past provided, and are currently providing, investment banking and other financial services to Modiv and GNL for which Truist Securities and its affiliates have received compensation or would expect to receive compensation, including among other things, during the past two years, (i) with respect to Modiv, having provided certain financial risk management services to Modiv, serving as Joint Lead Arranger on Modiv’s revolving and term loan credit facility, and acting as a selling agent for Modiv’s “at-the-market” program, for which Truist Securities has received aggregate compensation of approximately $1.7 million to $2.2 million and (ii) with respect to GNL, serving as Joint Lead Arranger on GNL’s revolving credit facility and acting as a selling agent for GNL’s “at-the-market” program, for which Truist Securities has received aggregate compensation of approximately $3.25 million to $4.25 million. Truist Securities and its affiliates may in the future provide investment banking and other financial advice and services to Modiv, GNL, their respective affiliates and other related parties for which advice and services Truist Securities and its affiliates would expect to receive compensation. Truist Securities is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Truist Securities and its affiliates may acquire, hold or sell, for Truist Securities and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Modiv, GNL, their respective affiliates and other related parties and any other company that may be involved in the Mergers and the transactions contemplated by the Merger Agreement, as well as provide investment banking and other financial services to such companies.
Certain Financial Forecasts Utilized in Connection with the Mergers
Certain Unaudited Prospective Financial Information
The unaudited prospective financial data presented below includes projections prepared by Modiv management. Other than providing certain limited periodic earnings guidance, Modiv does not, as a matter of course, make public long-term projections or publicly disclose financial projections or forecasts as to future performances, revenues, earnings or other results given, among other things, the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections and forecasts. As a result, Modiv does not endorse unaudited prospective financial information as necessarily indicative of actual future results.
In connection with the evaluation of the Mergers, however, Modiv management prepared the Modiv management forecasts and other forecasts which are summarized in the below table. Modiv is electing to provide the Modiv management forecasts and other forecasts in this section of the proxy statement/prospectus to provide Modiv stockholders access to the Modiv management forecasts that were made available to the Modiv Board, GNL and Modiv’s and GNL’s respective financial advisors in connection with the Mergers, and such information may not be appropriate for other purposes. The summaries are not included to induce any holder of Modiv Common Stock to vote in favor of any proposal contained in this proxy statement/prospectus or to influence any stockholder or other person to make an investment decision with respect to the Mergers or otherwise.
The Modiv management forecasts were prepared treating Modiv on a standalone basis without giving effect to the Mergers, including the costs thereof. Although presented with numerical specificity, the Modiv management forecasts reflect numerous estimates and assumptions with respect to matters such as future industry performance and competition, general business, economic, market and geopolitical conditions, and additional matters specific to Modiv’s business, all of which are difficult to predict and many of which are beyond Modiv’s control. The Modiv management forecasts and other forecasts in this section of the proxy statement/prospectus thus reflect a substantial degree of uncertainty and are subject to periodic revisions based on actual experience and business developments.
IN LIGHT OF THE FOREGOING FACTORS AND THE UNCERTAINTIES INHERENT IN THE FOLLOWING FINANCIAL FORECASTS, AND CONSIDERING THAT THE SPECIAL MEETING MAY BE HELD SEVERAL MONTHS AFTER THE FINANCIAL FORECASTS WERE PREPARED, MODIV STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE, IF ANY, ON THE FINANCIAL FORECASTS. EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, NEITHER MODIV NOR GNL UNDERTAKES ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE FINANCIAL FORECASTS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE INAPPROPRIATE.
Modiv Financial Forecasts
The table below reflects the Modiv management forecasts with respect to certain financial metrics of Modiv for the fiscal years 2026 through 2030 considered by the Modiv Board in its consideration and evaluation of the Mergers, and provided to, and approved by the Modiv Board for use by, Modiv’s financial advisor in connection with its financial analysis and opinion.
$mm	2026E	2027E	2028E	2029E	2030E
GAAP NOI(1)	$44.0	$45.4	$45.4	$45.6	$45.8
Adjusted EBITDA(2)	$35.5	$37.2	$37.1	$37.2	$37.2
Funds from Operations (FFO)(3)	$17.6	$19.1	$19.2	$19.2	$19.1
Adjusted Funds from Operations (AFFO)(4)	$18.2	$20.3	$21.1	$21.9	$22.6
Levered Free Cash Flows(5)	$11.7	$19.8	$20.6	$21.5	$22.2

(1)
GAAP NOI reflects Modiv’s projected cash net operating income adjusted to include non-cash adjustments such as straight line rent and amortization of lease intangibles.

(2)
Adjusted EBITDA is calculated as GAAP NOI adjusted to deduct G&A costs and stock-based compensation.

(3)
FFO is calculated as Adjusted EBITDA adjusted to deduct interest expense, preferred stock dividends and other income, net of other expenses.

(4)
AFFO is calculated as FFO adjusted to exclude stock-based compensation, amortization of deferred financing costs, straight line rent, amortization of lease intangibles, swap adjustments, non-recurring debt extinguishment costs, merger costs and adjustments for unconsolidated investment in real estate.

(5)
“Levered Free Cash Flows” was calculated by Truist Securities, in connection with its financial analyses as described in the section of this proxy statement captioned “The Mergers — Opinion of Modiv’s

Financial Advisor,” using the Modiv management forecasts, as AFFO further adjusted for dispositions, acquisitions, share repurchases, capital expenditures and debt paydown or draw.
GNL Financial Forecasts
In connection with the Mergers, Modiv management reviewed the GNL management forecasts, which were provided to Truist and Modiv by BMO, GNL’s financial advisor, on behalf of GNL. The table below reflects the GNL financial forecasts with respect to certain financial metrics of GNL for the fiscal years 2026 through 2031 considered by the Modiv Board in its consideration and evaluation of the Mergers, and provided to, and approved by the Modiv Board for use by, Modiv’s financial advisor in connection with its financial analysis and opinion.
$mm	2026E	2027E	2028E	2029E	2030E	2031E
GAAP NOI(1)	$393.6	$397.8	$403.6	$409.9	$416.6	$423.9
Adjusted EBITDA(2)	$343.6	$347.4	$352.5	$358.0	$363.9	$370.2
Funds from Operations (FFO)(3)	$155.3	$172.4	$176.8	$188.2	$194.3	$200.2
Adjusted Funds from Operations (AFFO)(4)	$176.1	$193.6	$198.0	$209.4	$215.5	$221.4
Levered Free Cash Flows(5)	$90.6	$161.2	$162.3	$162.7	$162.9	$162.9

(1)
GAAP NOI reflects GNL’s projected cash net operating income adjusted to include non-cash adjustments.

(2)
Adjusted EBITDA is calculated as GAAP NOI adjusted to deduct G&A costs and stock-based compensation.

(3)
FFO is calculated as Adjusted EBITDA adjusted to deduct interest expense, transactional costs, preferred stock dividends and other income, net of other expenses.

(4)
AFFO is calculated as FFO adjusted to exclude stock-based compensation, deferred financing costs, transactional costs, and non-cash NOI adjustments.

(5)
“Levered Free Cash Flows” was calculated by Truist Securities, in connection with its financial analyses as described in the section of this proxy statement captioned “The Mergers — Opinion of Modiv’s Financial Advisor,” using the GNL management forecasts, as AFFO further adjusted for dispositions, acquisitions, share repurchases, capital expenditures and debt paydown or draw.

Important Information About the Financial Forecasts
The foregoing financial forecasts, which are collectively referred to as the Financial Forecasts, provide summary unaudited prospective financial information for Modiv and GNL. The Financial Forecasts were not prepared with a view toward public disclosure and the inclusion of such Financial Forecasts should not be regarded as an indication that any of Modiv, GNL, or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.
The Financial Forecasts were not prepared for purposes of public disclosure, nor were they prepared on a basis designed to comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections. However, in the view of Modiv management, the Modiv financial forecasts were prepared on a reasonable basis, and reflect the best currently available estimates and judgments, and present, to the best of Modiv management’s knowledge and belief, the expected course of action and the expected future financial performance of Modiv, without speculation of future acquisitions, dispositions or refinancings that would have unknown risks and rewards. In addition, Modiv has assumed that the GNL financial forecasts were prepared on a reasonable basis, and reflect the best currently available estimates and judgments, and present, to the best of GNL management’s knowledge and belief, the expected course of action and the expected future financial performance of GNL.
Modiv’s prospective financial information included in this document has been prepared by, and is the responsibility of, Modiv management. Neither Grant Thornton LLP nor PricewaterhouseCoopers LLP has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, neither Grant Thornton LLP nor PricewaterhouseCoopers LLP expresses an opinion or any other form of assurance with respect thereto. Grant Thornton LLP’s report as incorporated by reference in this document relates to Modiv’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.
The GNL prospective financial information included in this document has been prepared by, and is the responsibility of, GNL management. Neither Grant Thornton LLP nor PricewaterhouseCoopers LLP has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, neither Grant Thornton LLP nor PricewaterhouseCoopers LLP expresses an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to GNL’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.
Although presented with numerical specificity, the Financial Forecasts were prepared in accordance with variables, estimates, and assumptions that are inherently uncertain and may be beyond the control of Modiv and GNL, and which may prove not to have been, or to no longer be, appropriate. While in the view of Modiv management the Modiv financial forecast was prepared on a reasonable basis (and assumed to have been prepared on a reasonable basis in respect of the GNL financial forecast), the Financial Forecasts are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the Financial Forecasts include risks and uncertainties relating to Modiv’s and GNL’s businesses, industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in Modiv’s and GNL’s reports filed with the SEC, and other factors described or referenced in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 21 and 33, respectively, of this joint proxy statement/prospectus.
The Financial Forecasts also reflect assumptions that are subject to change and are susceptible to multiple interpretations and to conditions, transactions or events that may occur and were not anticipated at the time the Financial Forecasts were prepared. In addition, the Financial Forecasts do not take into account any circumstances, transactions or events occurring after the date the Financial Forecasts were prepared. Neither Modiv nor GNL can give any assurance that, had the Financial Forecasts been prepared as of the date of the Merger Agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Accordingly, actual results will likely differ, and may differ materially, from those contained in the Financial Forecasts. Neither Modiv nor GNL can provide any assurance that the financial results in the Financial Forecasts set forth above will be realized or that future financial results of Modiv or GNL will not materially vary from those in the Financial Forecasts.
None of Modiv, GNL, or their respective affiliates, officers, directors, or other representatives gives any stockholder of Modiv, or any other person, any assurance that actual results will not differ materially from the Financial Forecasts, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the Financial Forecasts to reflect circumstances after the date the Financial Forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Financial Forecasts are shown to be in error.
No one has made or makes any representation to any stockholder of Modiv, or anyone else, regarding the ultimate performance of Modiv and GNL as reflected in the Financial Forecasts set forth above. You are cautioned not to rely on the Financial Forecasts. The inclusion of this information should not be regarded as an indication that Modiv, GNL or their respective advisors or any other person considered, or now considers, it to be material or to be necessarily predictive of actual future results.
The Financial Forecasts included above cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The Financial Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Modiv’s and GNL’s respective public filings with the SEC.
Given the forward-looking nature of the Financial Forecasts, specific quantifications of the amounts that would be required to reconcile it to GAAP measures are not available without unreasonable efforts.

Modiv believes that there is a degree of volatility with respect to certain GAAP measures, and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude Modiv from providing forecasted GAAP to non-GAAP reconciliations. In addition, Modiv and GNL may calculate certain non-GAAP financial metrics, including Adjusted EBITDA, FFO, and AFFO, using different methodologies. Consequently, the financial metrics presented in the Financial Forecasts with respect to Modiv and GNL and in the sections of this proxy statement/prospectus with respect to the opinion of the financial advisor to Modiv may not be directly comparable to one another.
Interests of Modiv Directors and Executive Officers in the Mergers
In considering the recommendation of the Modiv Board that Modiv common stockholders approve the transaction and vote in favor of the Merger Proposal and the Merger Compensation Proposal, Modiv common stockholders should be aware that the executive officers and directors of Modiv have certain interests in the Mergers that are or may be different from, or in addition to, the interests of Modiv common stockholders generally. The Modiv Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by it, including the Mergers, and in making their recommendation that Modiv stockholders adopt the Merger Agreement. These interests are described in more detail below, and certain of them, including compensation that may become payable in connection with the Mergers to named executive officers, which is the subject of a nonbinding, advisory vote of Modiv stockholders, are quantified in the narrative below. For more information, please see the section of this proxy statement entitled “Proposal 2: The Merger Compensation Proposal.” The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.
For purposes of this disclosure, Modiv’s executive officers (all of whom are also named executive officers of Modiv) are:
•
Aaron S. Halfacre, Modiv’s Chief Executive Officer and President

•
Raymond J. Pacini, Modiv’s Executive Vice President

•
John C. Raney, Modiv’s Chief Financial Officer, General Counsel and Secretary

Modiv’s non-employee directors since the beginning of Modiv’s prior fiscal year are:
•
Christopher R. Gingras

•
Thomas H. Nolan, Jr.

•
Kimberly Smith

•
Connie Tirondola

Treatment of Modiv Equity Awards
The Merger Agreement provides that each Class X Unit in the Modiv Operating Partnership that is outstanding immediately prior to the OpCo Merger Effective Time will immediately vest in full and be converted into one unit of Modiv Operating Partnership Class C Units. Following such conversion, each outstanding Modiv Operating Partnership Class C Unit (other than Modiv Operating Partnership Class C Units held by Modiv, GNL, GNL Operating Partnership, REIT Merger Sub, OpCo Merger Sub or any of their respective wholly owned subsidiaries immediately prior to the OpCo Merger Effective Time) will be converted into the right to receive 1.975 units of limited partnership interest in the GNL Operating Partnership designated as OP Units (as defined in the agreement of limited partnership of GNL Operating Partnership) plus the right to receive cash in lieu of any fractional GNL OP Units, if any, without interest.
The below table sets forth the number of Class X Units held by Modiv’s executive officers as of the latest practicable date and the estimated aggregate value of such awards, calculated based on the average closing price per share of Modiv Common Stock as quoted on NYSE over the first five trading days following the first public announcement of the Mergers before market open on May 4, 2026, which is $17.80. None of Modiv’s non-employee directors held Class X Units or any other equity awards as of the date of this proxy statement/prospectus.

Name	Class X Units (#)	Class X Units ($)
Executive Officers
Aaron S. Halfacre	546,543	9,728,465
Raymond J. Pacini	65,000	1,157,000
John C. Raney	162,500	2,892,500
Non-Employee Directors
Christopher R. Gingras	—	—
Thomas H. Nolan, Jr.	—	—
Kimberly Smith	—	—
Connie Tirondola	—	—
Consulting Agreements
As of May 3, 2026, Mr. Halfacre and GNL Operating Partnership entered into a consulting agreement whereby Mr. Halfacre will provide certain services to GNL Operating Partnership for a period of one year following the closing, unless earlier terminated according to its terms. Mr. Halfacre will provide services as an independent contractor for an annual fee of $650,000. In addition, if Mr. Halfacre elects continued coverage of health and welfare benefits, GNL Operating Partnership will pay the group health plan provider or the COBRA provider Mr. Halfacre’s monthly premiums until the earlier of the end of the term of the agreement or the date that Mr. Halfacre is no longer eligible for COBRA. The agreement may be terminated at any time by Mr. Halfacre upon written notice or by GNL Operating Partnership in the event of a breach. Upon termination, Mr. Halfacre is not entitled to any further payments, other than any accrued but unpaid portion of the fee for services performed prior to termination or any unreimbursed expenses incurred prior to that date. The agreement also provides that Mr. Halfacre is subject to a non-competition provision during the term of the agreement, and a non-solicitation provision that applies to the term of the agreement and the twelve-month period following the termination or expiration of the agreement, and a non-disparagement provision that applies during the term of the agreement and continues until the earlier of (x) the five-year period following the termination or expiration of the agreement, (y) the earliest date on which Michael Weil no longer serves as Chief Executive Officer of GNL and (z) the consummation of a change in control of GNL. The agreement also includes a release of claims.
As of May 3, 2026, Mr. Raney and GNL Operating Partnership entered into a consulting agreement with the same terms as the agreement between Mr. Halfacre and GNL Operating Partnership, with the exception that Mr. Raney’s annual fee is $485,000.
Modiv Employee Retention Program
In connection with the execution of the Merger Agreement, the Modiv Board approved the establishment of a cash-based retention bonus program for employees of Modiv, other than Mr. Halfacre and Mr. Raney, in an aggregate amount of up to $2.0 million (the “Modiv Employee Retention Program”). Awards under the Modiv Employee Retention Program are discretionary and will be paid at the closing to Modiv employees who remain employed by Modiv as of the closing. Mr. Pacini is entitled to receive a discretionary cash award under the Modiv Employee Retention Program, subject to approval by the Modiv Board or its compensation committee and his continued employment by Modiv as of the closing. The amount of such award for Mr. Pacini has not been determined as of the date of this proxy statement/prospectus.
Indemnification and Insurance
The Modiv Charter obligates Modiv to indemnify each present and former director or officer to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to Modiv. In addition, Modiv is party to indemnity agreements with each of its directors and executive officers that require Modiv, among other obligations, to indemnify its directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or executive officers. GNL has agreed that each such indemnification obligation, under Maryland law and under the indemnification agreements, will survive the Mergers and continue in full force and effect, with GNL fully and irrevocably guaranteeing the payment and performance of the Combined Company’s and Modiv Operating Partnership’s obligations thereunder, for a period of six years from the Closing Date.
In addition, each of Modiv and GNL has agreed that Modiv will indemnify and hold harmless and provide advancement of expenses to, and after the Modiv Merger Effective Time, GNL will indemnify and hold harmless and provide advancement of expenses to, each Modiv officer and director in defense of any proceeding arising out of or pertaining to his or her role as an officer or director or in connection with the negotiation, execution or performance of the Merger Agreement or any related agreement or transaction contemplated thereby, to the fullest extent permitted by law. Modiv is required to purchase, prior to the Modiv Merger Effective Time, a six-year prepaid “tail” policy extending coverage under its existing directors’ and officers’ liability insurance on terms no less advantageous than its existing coverage; if Modiv does not purchase such tail policy, GNL may elect to do so. Such tail policy is required to be maintained in effect for a period of six years following the Modiv Merger Effective Time.
See “The Merger Agreement — Indemnification and Insurance of Modiv Directors and Officers” beginning on page 73.
Quantification of Payments and Benefits to Modiv’s Named Executive Officers
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each “named executive officer” of Modiv that is based on, or otherwise relates to, the Mergers (“merger-related compensation”). For additional details regarding the terms of the payments and benefits described below, see the discussion above.
Mr. Halfacre and Mr. Raney have entered into consulting agreements with GNL Operating Partnership that will become effective upon the effective time of the proposed transactions. Mr. Halfacre, Mr. Pacini, and Mr. Raney will also be entitled to the accelerated vesting of Class X Units. For additional details regarding the terms of the payments and benefits that Mr. Halfacre and Mr. Raney will be entitled to receive under their respective consulting agreements, the value of the accelerated vesting, as well as terms of the payments and benefits described below, see “The Mergers — Interests of Modiv Directors and Executive Officers in the Mergers — Consulting Agreements”.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before the effective time of the Mergers. For purposes of calculating such amounts, in addition to the assumptions described in the footnotes to the table below, the following assumptions were used:
•
The relevant price per share of Modiv Common Stock is $17.80, which is the average closing price per share of Modiv Common Stock as quoted on NYSE over the first five trading days following the first public announcement of the Mergers before market open on May 4, 2026;

•
The effective time of the proposed transactions is May 29, 2026 which is the assumed date of the effective time of the proposed transactions solely for purposes of the disclosure in this section; and

•
Mr. Halfacre and Mr. Raney continue in service to GNL Operating Partnership through the one-year anniversary of the assumed effective time of the proposed transactions.

•
Mr. Halfacre and Mr. Raney elect to receive continued coverage of health and welfare benefits at their current elected level of coverage, the value of which equals the rates for such coverage as of the latest practicable date in addition to a de minimis administration fee.

Golden Parachute Compensation
Named Executive Officer	Equity Awards ($)(1)	Other ($)(2)	Total ($)
Aaron S. Halfacre	9,728,465	681,896	10,410,361
Raymond J. Pacini	1,157,000	—(3)	1,157,000
John C. Raney	2,892,500	529,387	3,421,887

(1)
Represents the value of accelerated vesting of outstanding Class X Units. As described above, pursuant to the Merger Agreement, the Class X Units vest in full immediately prior to the OpCo Merger Effective Time and are converted into one Class C Unit in the Modiv Operating Partnership and are then treated as Class C Units. Accordingly, such vesting acceleration is a “single trigger” benefit. Each Class C Unit issued and outstanding (including Class X Units converted into Class C Units) will be converted into the right to receive 1.975 GNL OP Units (other than Excluded Units), with cash paid in lieu of fractional shares without interest and subject to the terms in the Merger Agreement. The dollar values set forth in the table above were calculated based on the average closing price per share of Modiv Common Stock as quoted on NYSE over the first five trading days following the first public announcement of the Mergers before market open on May 4, 2026, which is $17.80. For further details regarding the treatment of the Class X Units held by the named executive officers, see “Interests of Modiv Directors and Executive Officers in the Mergers — Treatment of Modiv Equity Awards”.

(2)
GNL Operating Partnership is party to consulting agreements with Mr. Halfacre and Mr. Raney. Pursuant to the agreements, Mr. Halfacre is entitled to a service fee of $650,000 and Mr. Raney is entitled to an annual service fee of $485,000. These values are double-trigger benefits. The consulting agreements also provide if Mr. Halfacre or Mr. Raney elects continued coverage of health and welfare benefits, GNL Operating Partnership will pay the group health plan provider or the COBRA provider the monthly premiums for Mr. Halfacre or Mr. Raney (as may be applicable) until the earlier of the end of the term of the agreement or the date that Mr. Halfacre or Mr. Raney is no longer eligible for COBRA. Assuming that Mr. Halfacre and Mr. Raney each elect continued coverage of health and welfare benefits and that they remain eligible for COBRA through the end of the term of their respective agreements, the total value of those payments is reasonably estimated to be $31,895.97 for Mr. Halfacre and $44,387.14 for Mr. Raney. These values are reflected in the “Other” column in the table above.

(3)
As described above under “— Modiv Employee Retention Program,” Mr. Pacini is entitled to receive a discretionary cash award under the Modiv Employee Retention Program, subject to approval by the Modiv Board or its compensation committee and his continued employment by Modiv as of the closing. The amount of such award for Mr. Pacini has not been determined as of the date of this proxy statement/prospectus.

Share Ownership of Directors, Executive Officers and Certain Beneficial Owners of Modiv
The information on the share ownership of directors, executive officers and certain beneficial owners of Modiv as of April 30, 2026 is incorporated herein by reference to Part III, Item 12 of Modiv’s Annual Report on Form 10-K/A for the year ended December 31, 2025.
Accounting Treatment
The Mergers will be accounted for as a “business combination,” as that term is used under GAAP, for accounting and financial reporting purposes. Under acquisition accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Modiv as of the Modiv Merger Effective Time will be recorded at their respective fair values and added to those of GNL. Any excess of purchase price over the fair values is recorded as goodwill. Costs related to the Modiv Merger are expensed as incurred.
Regulatory Approvals
Modiv and GNL have each agreed to use their commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the

Mergers as promptly as practicable and to cause to be satisfied all conditions precedent to their obligations under the Merger Agreement.
There can be no assurances that all requisite regulatory approvals will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Modiv’s and GNL’s ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.
The parties’ respective obligations to complete the Mergers are conditioned, among other matters, upon (i) the absence of any governmental entity of competent jurisdiction enacting, issuing, promulgating, enforcing or entering any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Mergers illegal or otherwise restricting, preventing or prohibiting consummation of the Mergers and (ii) the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and the registration statement not being the subject of any stop order or pending or threatened in writing proceeding seeking a stop order.
Modiv and GNL are not aware of any other material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Mergers or the other transactions contemplated by the Merger Agreement.
Exchange of Shares in the Mergers
As soon as reasonably practicable after the effective time of the Mergers, GNL will cause the Exchange Agent to send to each holder of record of an outstanding share of Modiv Common Stock or Modiv Preferred Stock or an outstanding Modiv Operating Partnership Unit immediately prior to the effective time of the Mergers a (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of certificates or  book-entry share of Modiv Common Stock or Modiv Preferred Stock or book-entry Modiv Operating Partnership Units in exchange for the number of shares of GNL Common Stock, cash or GNL OP Units and/or cash in lieu of fractional shares or units that such holder has the right to receive and any dividends or distributions to be paid pursuant to the Merger Agreement.
More information can be found in the section entitled “The Merger Agreement — Exchange of Stock Certificates and Book-Entry Shares” beginning on page 64 of this proxy statement/prospectus.
Dividends
Modiv may continue to declare and pay (i) with respect to the Modiv Common Stock, its regular monthly dividends in an amount not to exceed $0.10 per share of Modiv Common Stock per month and (ii) with respect to the Modiv Preferred Stock, its regular quarterly dividends in an amount not to exceed $0.461 per share of Modiv Preferred Stock per quarter, and may continue its current dividend policies until the closing of the Mergers as may be reasonably necessary to maintain their status as REIT or to avoid the payment of income or excise tax under the Code.
Listing of GNL Common Stock
GNL has agreed to use reasonable best efforts to cause the shares of GNL Common Stock to be issued in connection with the Modiv Merger to be approved for listing on the NYSE as promptly as practicable.
Delisting and Deregistration of Modiv Common Stock and Modiv Preferred Stock
Pursuant to the Merger Agreement, when the Mergers are completed, Modiv Common Stock and Modiv Preferred Stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.
No Appraisal or Dissenters’ Rights
Under the MGCL and the Modiv Charter, holders of Modiv Common Stock and Modiv Preferred Stock are not entitled to objecting stockholder or appraisal rights in connection with the Modiv Merger. The Modiv Charter provides that holders of Modiv stock are not entitled to exercise objecting stockholder rights unless the Modiv Board determines that such rights apply. The Modiv Board has not determined that appraisal rights shall apply. In addition, Modiv Common Stock and Modiv Preferred Stock are listed on the NYSE, and holders of Modiv Preferred Stock are not entitled to vote on the Merger Proposal.

THE MERGER AGREEMENT
This section of this proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not describe all of the terms of the Merger Agreement and may not contain all of the information about the Merger Agreement that is important to you. The following summary is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus. The rights and obligations of GNL, GNL Operating Partnership, REIT Merger Sub, OpCo Merger Sub and the Modiv Parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any of the other information contained in this proxy statement/prospectus. You are urged to read the full text of the Merger Agreement because it is the legal document that governs the Mergers.
The Merger Agreement contains representations, warranties and covenants by each of the parties to the agreement, which were made only for purposes of the agreement, as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of GNL, REIT Merger Sub, OpCo Merger Sub, Modiv or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants contained in the Merger Agreement or any other agreement between such parties may change after the date of each such agreement, which subsequent information may or may not be fully reflected in GNL’s or Modiv’s public disclosures or the public disclosures of any of their respective subsidiaries or affiliates. Each such agreement should not be read alone, but should instead be read in conjunction with the other information regarding the respective agreement, the Mergers, GNL, Modiv and their respective affiliates and businesses, which is contained in, or incorporated by reference into, this proxy statement/prospectus (including the annexes hereto), as well as in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings that each of GNL and Modiv has made or will make with the SEC. See “Where You Can Find More Information” beginning on page 207.
Structure of the Mergers
The Merger Agreement provides, upon the terms and subject to the conditions set forth in this proxy statement/prospectus, (i) in accordance with the DLLCA and the MGCL, that Modiv will merge with and into REIT Merger Sub, with REIT Merger Sub continuing as the surviving company and a direct wholly-owned subsidiary of GNL and (ii) in accordance with the DRULPA and the DLLCA, that OpCo Merger Sub will merge with and into the Modiv Operating Partnership, with the Modiv Operating Partnership continuing as the surviving entity and a wholly-owned subsidiary of GNL Operating Partnership. As used in this proxy statement/prospectus, the surviving company means REIT Merger Sub following the Modiv Merger and the surviving entity means the Modiv Operating Partnership following the OpCo Merger.
Closing: Effective Time of the Merger
Unless another time is agreed to in writing by the parties, the closing will occur on the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied or waived at the closing, but subject to the satisfaction or waiver of such conditions). However, if the day on which such satisfaction or waiver occurs is within the last five (5) business days of any calendar year quarter, GNL will have the right but not the obligation to require that the closing occur on the first business day of the calendar year quarter immediately following the quarter in which such satisfaction or waiver occurs, in all cases, subject to the ongoing satisfaction and waiver of all of the conditions at the closing.
On the Closing Date, the parties will cause the Modiv Merger to be consummated by causing to be filed with, and accepted for record by, the State Department of Assessments and Taxation of the State of Maryland and the Secretary of State of the State of Delaware, as applicable, the articles of merger, the certificate of merger and all other filings or recordings required under the MGCL and DLLCA in order to consummate the Modiv Merger. The Modiv Merger will become effective upon the later of the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland or such later time and date (not to exceed 30 days after the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland) that is agreed to by GNL and Modiv.
On the Closing Date, the parties will cause the OpCo Merger to be consummated by causing to be filed with, and accepted for record by, the Secretary of State of the State of Delaware, the certificate of merger and all other filings or recordings required under the DRULPA in order to consummate the OpCo Merger. The OpCo Merger will become effective upon acceptance for record of the certificate of merger by the Secretary of the State of Delaware or such later time and date that is agreed to by GNL and Modiv.
Organizational Documents
Surviving Company
At the Modiv Merger Effective Time, the certificate of formation and limited liability company agreement of REIT Merger Sub, as in effect immediately prior to the Modiv Merger Effective Time, will be the certificate of formation and limited liability company agreement, respectively, of the surviving company until amended as provided therein or in accordance with applicable law.
Surviving OpCo
At the OpCo Merger Effective Time, by virtue of the OpCo Merger, the certificate of limited partnership of Modiv Operating Partnership, as in effect immediately prior to the OpCo Merger Effective Time, will be the certificate of limited partnership of the surviving entity until amended as provided therein or in accordance with applicable law. At the OpCo Merger Effective Time, the limited partnership agreement of Modiv Operating Partnership, as in effect immediately prior to the OpCo Merger Effective Time, will be the limited partnership agreement of the surviving entity until amended as provided therein or in accordance with applicable law.
Officers and Directors
The officers of REIT Merger Sub immediately prior to the Modiv Merger Effective Time shall be the officers of the surviving company from and after the Modiv Merger Effective Time, until such time as their resignation or removal or such time as their successors shall be duly elected and qualified.
Merger Consideration
Modiv Common Stock
At the Modiv Merger Effective Time, each share of Modiv Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Modiv Merger Effective Time will be automatically converted into the right to receive from GNL the Modiv Common Stock Merger Consideration. As of the date of the Merger Agreement, no shares of Modiv’s Class S common stock are issued or outstanding.
Modiv Preferred Stock
At the Modiv Merger Effective Time, each share of Modiv Preferred Stock (other than Excluded Shares) issued and outstanding immediately prior to the Modiv Merger Effective Time will be automatically converted into the right to receive the Modiv Preferred Stock Merger Consideration.
Modiv Operating Partnership Units
At the OpCo Merger Effective Time, each Class X Unit of Modiv Operating Partnership that is outstanding immediately prior to the OpCo Merger Effective Time will vest in full immediately prior to the OpCo Merger Effective Time and will be converted into one Class C Unit of Modiv Operating Partnership. Thereafter, at the OpCo Merger Effective Time, each Class C Unit of Modiv Operating Partnership (including each converted Class X Unit), other than excluded units, issued and outstanding immediately prior to the OpCo Merger Effective Time will be cancelled and extinguished and automatically converted into the right to receive the OpCo Unit Merger Consideration, plus the right to receive cash in lieu of fractional interests of OP Units, if any. All such OP Units issued as part of the OpCo Unit Merger Consideration shall be issued in a transaction exempt from the registration requirements of the Securities Act.
Cancelled Shares
At the Modiv Merger Effective Time, each issued and outstanding share of Modiv Common Stock or Modiv Preferred Stock that is owned by GNL, REIT Merger Sub or any subsidiary of GNL, Modiv or REIT Merger Sub immediately prior to the Modiv Merger Effective Time, if any, will be automatically cancelled and will cease to exist, and no cash, shares of GNL Common Stock or other consideration will be delivered or deliverable in exchange therefor.
At the OpCo Merger Effective Time, all Modiv Operating Partnership Units that are owned by Modiv, GNL, GNL Operating Partnership, REIT Merger Sub, OpCo Merger Sub or any of their respective wholly owned subsidiaries will be cancelled and will cease to exist, and no OP Units or other consideration will be delivered or deliverable in exchange therefor.
Treatment of Fractional Shares
No fractional shares of GNL Common Stock or OP Units will be issued to holders of Modiv Common Stock or Modiv Operating Partnership Units in connection with the Mergers. Each holder of Modiv Common Stock or Modiv Operating Partnership Units that otherwise would have been entitled to receive a fractional share of GNL Common Stock or OP Units immediately prior to the effective time of the Mergers will have the right to receive an amount in cash (without interest and rounded to the nearest cent) in lieu of such fractional share calculated in accordance with the Merger Agreement.
Exchange of Stock Certificates and Book-Entry Shares
Promptly after the effective time of the Mergers (and no later than two (2) business days following such effective time), GNL will send, or will cause the exchange agent to send, to each holder of record of Modiv Common Stock, Modiv Preferred Stock or Modiv Operating Partnership Units, a letter of transmittal for use in the exchange and instructions explaining how to surrender Modiv shares and Modiv Operating Partnership Units to the exchange agent.
Holders of Modiv Common Stock, Modiv Preferred Stock or Modiv Operating Partnership Units who surrender certificates or book-entry shares or book-entry units that formerly represented outstanding Modiv Common Stock, Modiv Preferred Stock or Modiv Operating Partnership Units (as applicable) to the exchange agent, together with a properly completed letter of transmittal and other documents required pursuant to shared instructions, will be entitled to receive (i) the applicable merger consideration and (ii) a check in the amount equal to any cash payable in lieu of fractional shares which such holder has the right to receive pursuant to the terms of the Merger Agreement. Modiv stockholders should not return stock or unit certificates with the enclosed proxy card. Until so surrendered, certificates, book-entry shares and book-entry units will, after the effective time of the Mergers, represent for all purposes only the right to receive the applicable merger consideration. No interest will be paid or will accrue for the benefit of holders of the certificates, book-entry shares or book-entry units on the applicable merger consideration payable pursuant to the Merger Agreement.
Withholding
Each of Modiv, Modiv Operating Partnership, GNL, REIT Merger Sub, GNL Operating Partnership and the exchange agent, as applicable, will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate governmental entity, such deducted and withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.
Lost Certificates
If a certificate representing Modiv Common Stock or Modiv Preferred Stock has been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the taking of such other actions as may be reasonably requested by the exchange agent, the exchange agent will issue, in exchange for such lost, stolen or destroyed certificate, the Modiv Common Stock Merger Consideration, the Modiv Preferred Stock Merger Consideration or the OpCo Unit Merger Consideration, as applicable, payable in respect thereof, together with any dividends or other distributions payable in accordance with the Merger Agreement.
Potential Adjustment to Merger Consideration
The Exchange Ratio for the Mergers is fixed and will not be adjusted to reflect changes in the stock price of either company prior to the closing of the Mergers. However, in the event that, prior to the effective time of the Mergers, any change in the outstanding Modiv Common Stock, Modiv Operating Partnership Units, GNL Common Stock or OP Units occurs by reason of any reorganization, recapitalization, reclassification, share dividend, share split (including a reverse share split) or combination, exchange or readjustment of shares or units, as applicable, the Exchange Ratio or the merger consideration, as applicable, will be equitably adjusted to provide the same economic effect as contemplated by the Merger Agreement prior to such event. There will be no adjustment to the Exchange Ratio for cash dividends or distributions not prohibited by the terms of the Merger Agreement.
Treatment of Class X Awards
At the OpCo Merger Effective Time, each Modiv Operating Partnership Class X Unit outstanding immediately prior to the OpCo Merger Effective Time will vest in full immediately prior to the OpCo Merger Effective Time and be converted into one Modiv Operating Partnership Class C Unit, which will then be converted into the right to receive the OpCo Unit Merger Consideration in accordance with the terms of the Merger Agreement.
Covenants and Agreements
Conduct of Business
Each of GNL and Modiv has agreed to certain covenants in the Merger Agreement restricting the conduct of its respective business between May 3, 2026, and the earlier of the completion of the Mergers and the termination of the Merger Agreement.
Interim Operations of Modiv
The Merger Agreement provides that until the earlier of the effective time of the Mergers or the termination of the Merger Agreement, except (i) as expressly contemplated or permitted by the Merger Agreement, (ii) as required by law or (iii) with the prior written consent of GNL (not to be unreasonably withheld, delayed or conditioned), Modiv will, and will cause each of its subsidiaries to, in all material respects, use commercially reasonable efforts to:
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carry on their respective businesses in the ordinary course of business;

•
maintain and preserve substantially intact their respective current business organizations;

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preserve their goodwill and relationships with material tenants, customers and others having business dealings with them; and

•
preserve their material assets and properties in good repair and condition (normal wear and tear or wear and tear caused by casualty or by any reason outside of Modiv’s control excepted).

In addition, Modiv has agreed that during this period, subject to the same exceptions described above, Modiv will not, and will cause its subsidiaries not to:
•
adopt any amendments to the charter, bylaws, certificate of limited partnership, partnership agreement or similar organizational or governance documents of Modiv or Modiv Operating Partnership, or, other than in the ordinary course of business, amend the organizational or governance documents of any other Modiv subsidiary;

•
authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, forward equity sales or otherwise) any shares of any class, partnership interests or any equity equivalents (including any share options or share appreciation rights) or any other securities convertible into or exchangeable for any shares, partnership interests or any equity equivalents (including any share options or share appreciation rights), except (i) pursuant to the exercise or vesting of derivative securities outstanding as of the date of the Merger Agreement, (ii) upon the conversion of the Modiv Preferred Stock, (iii) pursuant to awards granted under the Modiv Equity Incentive Plan that are outstanding as of the date of the Merger Agreement or (iv) issuable upon exchange or redemption of Modiv Operating Partnership Units in accordance with the terms of the partnership agreement of Modiv Operating Partnership;

•
(i) split, combine or reclassify any capital stock, partnership interests or other equity interests; (ii) except (A) as permitted distributions to Modiv stockholders under the Merger Agreement, (B) for (1) the payment of dividends or other distributions declared prior to the date of the Merger Agreement, (2) the declaration and payment in the ordinary course of business of regular cash dividends or other distributions on Modiv Common Stock, Modiv Operating Partnership Class C Units, Modiv Operating Partnership Class X Units, Modiv Preferred Stock and Modiv Operating Partnership Preferred Partnership Units, provided, that Modiv shall ensure that any such individual dividend or other distribution on (a) Modiv Common Stock, Modiv Operating Partnership Class C Units and Modiv Operating Partnership Class X Units to not exceed $0.10 per share or unit, as applicable, per month and (b) Modiv Preferred Stock and Modiv Operating Partnership Preferred Partnership Units to not exceed $0.461 per share or unit, as applicable, per quarter and (3) dividends accruing on equity awards outstanding as of the date of the Merger Agreement in accordance with the terms of the applicable Modiv Equity Incentive Plan (as defined in the Merger Agreement) and/or such awards granted thereunder, (C) in transactions between Modiv and one or more wholly owned Modiv subsidiaries or solely between wholly owned Modiv subsidiaries or (D) for dividends or other distributions by any Modiv subsidiaries that is not wholly owned, directly or indirectly, by Modiv, in accordance with the requirements of the organizational or governing documents of such subsidiary, authorize, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of their respective capital stock, partnership interests or other equity interests or otherwise make any payments to equity holders in their capacity as such; (iii) redeem, repurchase or otherwise acquire, directly or indirectly, any of their respective securities or any securities of any of their respective subsidiaries, except in the case of clause (iii) (A) as may be required by the Modiv Charter or the partnership agreement of Modiv Operating Partnership (including any redemption of Modiv Operating Partnership Class C Units or Modiv Operating Partnership Preferred Partnership Units in accordance with the partnership agreement of Modiv Operating Partnership) as may be reasonably necessary for Modiv subsidiaries to maintain status as a REIT under the Code or avoid the payment of any income or excise tax or (B) in connection with the redemption or exchange of Modiv Operating Partnership units in accordance with the terms of the partnership agreement of Modiv Operating Partnership; or (iv) enter into any contract with respect to the voting or registration of any share of capital stock or equity interest of Modiv or any of its subsidiaries

•
authorize, recommend, propose, adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization except for where permitted under the Merger Agreement;

•
(i) incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities, except (A) in connection with acquisitions permitted by the Merger Agreement and (B) indebtedness that does not, in the aggregate, exceed $200,000, (ii) prepay, refinance or amend any indebtedness, except for (x) intercompany indebtedness among Modiv and/or any wholly owned Modiv subsidiaries, (y) repayments under Modiv’s existing loan documents in the ordinary course of business (specifically excluding loans secured by any real property of Modiv) and (z) mandatory payments under the terms of any indebtedness in accordance with its terms or (iii) make loans, advances or capital contributions to or investments in any person;
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create or suffer to exist any lien (other than liens permitted by the Merger Agreement) on shares of stock, partnership interests or other equity interests of any of Modiv’s subsidiaries;

•
except as required by the terms of any Modiv Employee Benefit Plan (as defined in the Merger Agreement) or by law, (i) enter into, adopt, amend, waive any rights with respect to or terminate any Modiv Employee Benefit Plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between Modiv or any of Modiv’s subsidiaries and one or more of its service providers, (iii) increase in any manner the compensation or fringe benefits of any service provider, (iv) grant to any service provider the right to receive any new severance, change of control or termination pay or termination benefits or any increase in the right to receive any severance, change of control or termination pay or termination benefits, (v) enter into any new employment, loan, retention, consulting, indemnification, change of control, termination or similar agreement with an employee or individual contractor, (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, (vii) hire any new executive officer or any new employee or other service provider, (viii) take any action to fund, accelerate or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or any Modiv Employee Benefit Plan or (ix) adopt, enter into, amend or terminate any collective bargaining contract or other similar labor agreement or recognize any new union, works council or similar entity;

•
except (i) in connection with any indebtedness Modiv is permitted to incur under the Merger Agreement and the execution of Company Space Leases (as defined in the Merger Agreement) and (ii) for the execution of easements, covenants, rights of way, restrictions and other similar instruments in the ordinary course of business that would not reasonably be expected to materially impair the existing use, operation or value of the property or asset, (A) sell, transfer, assign, dispose of, pledge or encumber (other than permitted liens) any material personal property, material equipment or material assets or (B) sell, mortgage, transfer, pledge, dispose of, assign, lease, ground lease, license, effect a deed in lieu of foreclosure or encumber (other than where permitted by the Merger Agreement) any real property (including Modiv’s owned and leased real property);

•
make any material change in any financial accounting policies or financial accounting procedures that would materially affect the consolidated assets, liabilities or results of operations of the Modiv or any of the Modiv subsidiaries except where may be required as a result of change in laws, regulations, accounting rules or the interpretation thereof by any governmental entity or quasi-governmental authority;

•
acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) (i) any assets, personal property or equipment, other than in the ordinary course of business or (ii) any interest in any person, real property or a business, other than pursuant to existing contractual obligations or other acquisitions already disclosed to GNL;

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(i) enter into, amend or modify any Company Tax Protection Agreement (as defined in the Merger Agreement) or take any action or fail to take any action that would give rise to a material liability with respect to any Company Tax Protection Agreement, (ii) make, change or rescind any material election relating to taxes, (iii) change a method of tax accounting, (iv) amend any material tax return, (v) appeal, settle or compromise any material tax liability, audit, claim or assessment (including any Company Real Property (as defined in the Merger Agreement) tax assessment other than those appeals or settlements Modiv is required to undertake pursuant to the applicable Company Lease (as defined in the Merger Agreement)), (vi) file any material tax return that is materially inconsistent with a previously filed tax return of the same type for a prior taxable period, (vii) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law), (viii) request any extension or waiver of the statutory period of limitations applicable to any material tax claim or assessment, or (ix) surrender any right to claim any material tax refund, except, in each case, to the extent necessary, as determined by Modiv in consultation with GNL, (1) to preserve Modiv’s qualification as a REIT under the Code or (2) to preserve the status of any subsidiary of Modiv as a disregarded entity or partnership for U.S. federal income tax purposes or as a QRS (as defined in the Merger Agreement), a TRS (as defined in the Merger Agreement) or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
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take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (i) Modiv to fail to qualify as a REIT or (ii) any subsidiary of Modiv to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

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except for any claim, suit or proceeding with respect to taxes, settle or compromise any claim, suit or proceeding against Modiv or its subsidiaries (or for which Modiv or any of its subsidiaries would be financially responsible), whether or not commenced prior to the date of the Merger Agreement, other than settlements or compromises that (i) with respect to the payment of monetary damages, involve only the payment of amounts payable under an insurance policy insuring Modiv or its subsidiaries, (ii) do not involve the imposition of injunctive relief against Modiv, any of its subsidiaries, GNL or the surviving company and (iii) do not provide for any admission of material liability by Modiv or any of its subsidiaries, and in no event shall Modiv or any of its subsidiaries settle any transaction litigation except in accordance with the Merger Agreement;

•
enter into any new line of business;

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other than in the ordinary course of business, (i) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any Company Space Lease or Company Lease, except for any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically, (ii) amend or terminate, or waive compliance with the material terms of or material breaches under, or assign, or renew or extend any other Modiv’s material contracts except as may be required under the terms thereof or (iii) enter into a new contract that, if entered into prior to the date of the Merger Agreement, would have been a material contract;

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subject to certain exceptions, make, enter into any contract for, or otherwise commit to, any capital expenditures in excess of $100,000 in the aggregate on or relating to any Modiv’s real property; provided, however, that Modiv and its subsidiaries shall be permitted to make, enter into contracts for or otherwise commit to (i) capital expenditures as required by law, (ii) emergency capital expenditures permitted under the Merger Agreement and (iii) capital expenditures in an aggregate amount up to 105% of the respective amounts specified for each such expenditure in the capital expenditure budget and in an aggregate amount up to 102% of the capital expenditure budget taken as a whole;

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initiate or consent to any material zoning reclassification of any Modiv’s real property or any material change to any approved site plan, special use permit, planned development approval or other land use entitlement affecting any Modiv’s real properties in any material respect, or take any action to amend, modify, terminate or allow to lapse any material Modiv’s permit that is material to such real property of Modiv;

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permit any material insurance policy covering Modiv or any of its subsidiaries and their respective properties, assets and business to terminate or lapse without using commercially reasonable efforts to replace such policy with comparable coverage, or agree to any material condemnation or payment of material condemnation proceeds;

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in the event of any casualty affecting any Modiv’s real property, settle any insurance claim, make any election under a Company Lease relating to such casualty or enter into any agreement relating to the restoration of such casualty;

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change in any material respect any of Modiv’s privacy policies or the security of any Modiv’s IT assets except as may be required as a result of a change in applicable law;

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subject to certain exceptions, sell, lease, license, or otherwise dispose of, or incur any lien on, any of Modiv’s intellectual property, or allow to lapse, abandon or otherwise fail to maintain, enforce or prosecute any rights in any of Modiv’s intellectual property;

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enter into, adopt, amend, terminate or waive compliance with the material terms of or material breaches under, or assign, or renew or extend any of the ISDA master agreements and interest rate swap confirmations with Truist Bank, Huntington National Bank, KeyBank National Association or Bank of Montreal, or enter into or adopt any new swaps, options, derivatives and other hedging agreements or arrangements; or

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authorize or enter into any contract or arrangement to do any of the actions described above.

Notwithstanding the foregoing, no interim operating covenant prohibits any transactions between Modiv and one or more of the wholly owned subsidiaries of Modiv or between any of the wholly owned subsidiaries of Modiv. Furthermore, notwithstanding anything to the contrary set forth in the Merger Agreement, nothing in the Merger Agreement prohibits Modiv from taking any action, at any time or from time to time, that in the reasonable judgment of the Modiv Board, upon advice of counsel to Modiv, is reasonably necessary for Modiv to avoid or to continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to Modiv Merger Effective Time, including making dividend or other distribution payments to stockholders of Modiv in accordance with the Merger Agreement, or to qualify or preserve the status of any of Modiv’s subsidiaries as a disregarded entity or partnership for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code; provided, that any of the actions required in respect of the foregoing would not, individually or in the aggregate, reasonably be expected to be materially adverse to Modiv and its subsidiaries taken as a whole; provided, further, that the Exchange Ratio shall be equitably adjusted downward to account for any such action that is a dividend or other distribution payment, other than distributions or dividends permitted and made in accordance with the terms set forth in the Merger Agreement.
Nothing contained in the Merger Agreement will give GNL, REIT Merger Sub or GNL Operating Partnership, directly or indirectly, the right to control or direct the operations of Modiv, Modiv Operating Partnership or any other Modiv subsidiary prior to the effective time of the Mergers, as applicable.
Interim Operations of GNL.
The Merger Agreement provides that until the earlier of the effective time of the Mergers or the termination of the Merger Agreement, except (i) as required by law, (ii) as expressly contemplated by the Merger Agreement or (iii) with the prior written consent of Modiv (not to be unreasonably withheld, conditioned or delayed), GNL will, and will cause each of its subsidiaries to, in all material respects, use commercially reasonable efforts to:
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carry on their respective businesses in the ordinary course of business

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maintain and preserve substantially intact their respective current business organizations

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preserve their goodwill and relationships with material tenants, customers and others having business dealings with them; and

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preserve their material assets and properties in good repair and condition (normal wear and tear excepted), subject to certain exceptions in the Merger Agreement.

In addition, GNL has agreed that during this period, subject to the same exceptions described above, GNL will not, and will cause each of its subsidiaries not to:
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amend GNL’s, GNL Operating Partnership’s, REIT Merger Sub’s or OpCo Merger Sub’s charter, certificate of formation, bylaws or operating agreements in a manner (A) that would be adverse to the rights of the holders of Modiv Common Stock and Modiv Operating Partnership units (after giving effect to the Mergers and others who have the right to receive the merger consideration) or (B) that would prevent, materially delay or materially impair the ability of GNL, REIT Merger Sub, GNL Operating Partnership or OpCo Merger Sub to perform their obligations under the Merger Agreement or to consummate the transactions;

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(i) split, combine or reclassify any of their respective capital stock, partnership interests or other equity interests to the extent the foregoing would not be accounted for in an equitable adjustment to the Exchange Ratio or the merger consideration or (ii) except for (A) the payment of dividends or other distributions declared prior to the date of the Merger Agreement, (B) the declaration and payment in the ordinary course of business of regular quarterly cash dividends or other distributions in accordance with past practice, (C) transactions between GNL and one or more of its wholly owned subsidiaries or solely between its wholly owned subsidiaries or (D) dividends or other distributions by any GNL subsidiary that is not wholly owned by GNL in accordance with the requirements of its organizational or governing documents, authorize, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of their respective capital stock, partnership interests or other equity interests or otherwise make any payments to equity holders in their capacity as such;

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take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (i) GNL to fail to qualify as a REIT or (ii) any subsidiary of GNL to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

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adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization; or

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authorize or enter into any contract or arrangement to do any of the actions described above.

Modiv Stockholder Meeting
Under the Merger Agreement, Modiv is required, in consultation with GNL, to use commercially reasonable efforts to (i) establish a record date for and give notice of a meeting of Modiv common stockholders to vote on the Modiv Merger; (ii) use commercially reasonable efforts to commence a broker search (and any additional broker searches, if necessary) pursuant to Section 14a-13 of the Exchange Act prior to the record date; (iii) file this joint proxy statement/prospectus in definitive form with the SEC and mail it to Modiv common stockholders as promptly as reasonably practicable, and, in any event, within five (5) business days after this Form S-4 is declared effective; and (iv) duly call, convene and hold the Special Meeting as promptly as reasonably practicable after this joint proxy statement/prospectus.
Modiv may postpone, recess or adjourn the meeting:
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with GNL’s consent;

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for lack of a quorum;

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to solicit additional proxies; and

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to allow time for required supplemental disclosure or if required by law.

provided, however, in the case of the second and third bullet above, absent GNL’s consent, the Special Meeting will not be (i) postponed more than a total of three (3) times, (ii) held on a date later than the earlier of (x) twenty (20) business days after the date for which the Special Meeting was originally scheduled prior to such postponement or adjournment (excluding in certain scenarios any postponements or adjournments required by applicable law or the duties of the Modiv directors under Maryland law) and (y) three (3) business days before the Outside Date or (ii) postponed if doing so would require the setting of a new record date. Unless the Modiv Board has effected an adverse recommendation change in accordance with the Merger Agreement, Modiv must use commercially reasonable efforts to obtain the required vote of Modiv common stockholders and must keep GNL reasonably informed regarding the proxy solicitation. Modiv is not required to hold the Special Meeting if the Merger Agreement is terminated in accordance with its terms.
No Solicitation
Modiv has agreed that it will not, and will cause each of Modiv’s subsidiaries and its and their officers and directors not to, and will not authorize and will use commercially reasonable efforts to cause its and their other representatives, not to, directly or indirectly through another person:

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solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer, request or proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

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engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of an acquisition proposal;

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approve or recommend an acquisition proposal;

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enter into any written letter of intent, memorandum of understanding, agreement in principle, expense reimbursement agreement, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement, other than an acceptable confidentiality agreement, in each case, providing for an acquisition proposal or requiring Modiv or Modiv Operating Partnership to abandon, terminate or fail to consummate the transaction; or

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propose or agree to do any of the foregoing.

An “acquisition proposal” is any offer or proposal from any person or group regarding any of the following (other than the Mergers):
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any sale, lease, exchange, mortgage, pledge, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of 15% or more of the consolidated assets of Modiv and Modiv Operating Partnership and the other Modiv subsidiaries, taken as a whole (as determined on a book-value basis (including indebtedness secured solely by such assets)), in a single transaction or series of related transactions;

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any issue, sale or other disposition (including by way of merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the voting power of Modiv or 15% or more of the equity interests or general partner interests in Modiv Operating Partnership;

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any tender offer or exchange offer for beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of 15% or more of the voting power of Modiv or beneficial ownership of 15% or more of the equity interests or general partner interests in Modiv Operating Partnership; or

•
any other transaction or series of related transactions pursuant to which any third party (other than GNL, OpCo Merger Sub, REIT Merger Sub, GNL Operating Partnership or any of their affiliates) proposes to acquire control of assets of Modiv or Modiv Operating Partnership and any other Modiv subsidiary having a fair market value equal to or greater than 15% of the fair market value of all of the assets of Modiv and Modiv Operating Partnership and the other Modiv subsidiaries, taken as a whole, immediately prior to such transaction.

A “superior proposal” is a bona fide written acquisition proposal (with references in clause (i) of the definition of such term to “15%” being deemed to be replaced with references to “75%” and all other references in the definition of such term to “15%” being deemed to be replaced with references to “50.1%”), which the Modiv Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation (which GNL hereby acknowledges Truist Securities, Inc. qualifies) and its outside legal advisor, taking into account all financial, legal, regulatory, timing, closing conditionality and other terms and conditions of such proposal and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed and committed to in writing by GNL in response to such acquisition proposal or otherwise) and all other factors deemed relevant by Modiv Board, would result in a transaction that is more favorable to Modiv and its stockholders than the Merger Agreement.
Notwithstanding anything to the contrary in the Merger Agreement, in response to an unsolicited written bona fide acquisition proposal by a third party made after May 3, 2026, that did not result from a breach of the applicable no-solicitation provisions of the Merger Agreement (other than de minimis breaches) (it being agreed that Modiv may correspond in writing with any person making such a written acquisition proposal to request clarification of the terms and conditions thereof so as to determine whether it constitutes or could reasonably be expected to lead to a superior proposal), at any time on or after the date of Merger

Agreement and prior to obtaining the requisite Modiv stockholder approval, Modiv and any of its subsidiaries may, directly or indirectly, through any representative:
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(i) furnish non-public information to the third party (and the third party’s representatives, including potential financing sources) making the acquisition proposal; provided, however, that prior to furnishing such information, Modiv receives from the third party an executed confidentiality agreement on customary terms;

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(ii) engage in, enter into or otherwise participate in discussions or negotiations with such third party (and such third party’s representatives) with respect to the acquisition proposal if, in the case of each of clauses (i) and (ii) the Modiv Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal;

provided, however, that any non-public information concerning the acquired companies made available to any third party shall, to the extent not previously made available to GNL, be made available to GNL as promptly as practicable after providing it to such third party and in any event within forty-eight (48) hours thereafter.
From and after the date of the Merger Agreement, Modiv will provide GNL with written notice that identifies the party making such acquisition proposal or inquiry and its material terms within forty-eight (48) hours after receipt of any acquisition proposal or any request for nonpublic information regarding Modiv or its subsidiaries by any third party that informs Modiv that it is considering making, or has made, an acquisition proposal, or any other inquiry from any person seeking to have discussions or negotiations with Modiv regarding a possible acquisition proposal.
Modiv will provide GNL with written notice of any change to the financial and other material terms and conditions of any acquisition proposal and otherwise keep GNL reasonably informed of the status and terms of any acquisition proposal or inquiry on a reasonably current basis, including by providing a copy of all written proposals, offers, drafts of proposed agreements or material written correspondence relating thereto (which may be redacted to the extent necessary to protect confidential information of the business or operations of the person making such acquisition proposal or inquiry).
Subject to customary exceptions, from and after the date of the Merger Agreement, Modiv must immediately cease existing solicitations, discussions, negotiations or communications relating to any acquisition proposals, and neither Modiv nor any of its subsidiaries will, after the date of the Merger Agreement, enter into any confidential or similar agreement that would prohibit Modiv from providing such information to GNL.
Furthermore, nothing in the Merger Agreement prohibits the Modiv Board from (i) taking and disclosing to Modiv’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Modiv that is required by applicable law or if the Modiv Board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with the duties of Modiv’s directors under applicable law (for the avoidance of doubt, it being agreed that the issuance by Modiv or the Modiv Board of a “stop, look and listen” or similar statement of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act shall not constitute an adverse recommendation change); provided, however, that neither Modiv nor the Modiv Board will be permitted to recommend that the stockholders of Modiv tender any securities in connection with any tender offer or exchange offer that is an acquisition proposal or otherwise effect an adverse recommendation change with respect thereto, except as permitted by the Merger Agreement.
Modiv shall not, and shall not permit any of its subsidiaries to, terminate, waive, amend or modify any provision of any standstill or any provision of any confidentiality agreement to which Modiv or any of its subsidiaries is a party that prohibits an acquisition proposal being made to Modiv or the Modiv Board, except solely to allow the applicable party to make a non-public acquisition proposal to the Modiv Board. Other than in connection with the consummation of the Mergers or the other transactions, Modiv and the Modiv Board shall not take any actions to exempt any person from the “Common Share Ownership Limit” or the “Aggregate Share Ownership Limit” or establish or increase an “Excepted Holder Limit,” as such terms are defined in the Modiv Charter unless such actions are taken concurrently with the termination of the Merger Agreement in accordance with its terms.
Modiv Board Recommendation; Adverse Recommendation Change
The Modiv Board has unanimously approved the Merger Agreement and the Modiv Merger and recommended that Modiv common stockholders vote in favor of approval of the Modiv Merger. Subject to specified exceptions, the Modiv Board may not, or publicly propose to, withhold, withdraw, modify or qualify its recommendation in a manner adverse to GNL, approve or recommend an acquisition proposal or fail to include its recommendation in this joint proxy statement/prospectus, and those actions would constitute an adverse recommendation change.
Before obtaining the required vote of Modiv common stockholders, the Modiv Board may effect an adverse recommendation change in response to an intervening event if the Modiv Board determines in good faith, after consultation with outside legal counsel, that failing to do so would reasonably be expected to be inconsistent with the duties of Modiv’s directors under applicable law. The Modiv Board also may effect an adverse recommendation change and/or terminate the Merger Agreement to enter into a definitive agreement providing for a superior proposal if the applicable requirements in the Merger Agreement are satisfied.
Before effecting an adverse recommendation change or terminating the Merger Agreement to enter into a definitive agreement for a superior proposal, Modiv must provide GNL with a notice of change of recommendation describing the basis for the proposed action. During the three (3) business day period following GNL’s receipt of such notice, Modiv must negotiate with GNL in good faith, to the extent GNL desires to negotiate, and the Modiv Board must consider any written changes proposed by GNL before determining to proceed with the adverse recommendation change or termination. Any amendment to the financial terms or any other material amendment of a superior proposal requires a new notice, with a shortened two (2) business day notice period.
Nothing in the Merger Agreement prohibits Modiv or the Modiv Board from making certain legally required disclosures to Modiv stockholders, and a customary “stop, look and listen” communication will not, by itself, constitute an adverse recommendation change. Furthermore, an adverse recommendation change does not include any public statement that (i) describes Modiv’s receipt of an acquisition proposal, (ii) that the Modiv Board is considering the acquisition proposal and (iii) that no position has been taken by the Modiv Board as to the advisability or desirability of such acquisition proposal.
An “intervening event” generally means a material event, development or change in circumstances with respect to Modiv and its subsidiaries that arose after the date of the Merger Agreement and was not known or reasonably foreseeable by the Modiv Board as of or before that date, subject to the exclusions described in the Merger Agreement.
Indemnification and Insurance of Modiv Directors and Officers
GNL has agreed:
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to cause the surviving company and the surviving entity to, to the fullest extent permitted by applicable law and as set forth in the D&O agreements or the organizational documents of such entities in effect as of the date of the Merger Agreement (and made available to GNL prior to the date of the Merger Agreement) concerning indemnification and exculpation, (i) indemnify, defend and hold harmless each current or former director or officer of Modiv or any of the Modiv subsidiaries and each fiduciary under benefit plans of Modiv or any of the Modiv subsidiaries (the “D&O indemnified persons”) against all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, actions, suits, penalties, damages or liabilities or (subject to the settlement consent right described below) amounts paid in settlement in connection with any claim, action, suit, proceeding, arbitration, mediation, hearing or investigation, whether civil, criminal, administrative or investigative, arising out of, whether as a party, witness or otherwise, actions or omissions occurring at or prior to the OpCo Merger Effective Time (and whether asserted or claimed prior to, at or after the OpCo Merger Effective Time), including in connection with the negotiation and approval of the Merger Agreement, and (ii) to promptly pay on behalf of, or advance to, the D&O indemnified persons any expenses incurred by such persons in connection with the foregoing and in connection with enforcing any rights under the Merger Agreement;
•
that none of GNL, the surviving company or the surviving entity will be liable for any settlement effected without GNL’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed), and that, except for legal counsel engaged for one or more D&O indemnified persons on the date of the Merger Agreement, none of GNL, the surviving company or the surviving entity will be obligated to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable D&O indemnified persons) for all D&O indemnified persons in any jurisdiction with respect to any single legal action, except to the extent that, on the advice of the D&O indemnified persons’ counsel, two or more of such D&O indemnified persons have conflicting interests in the outcome of such action;

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that GNL fully and irrevocably guarantees the payment and performance of the surviving company’s and the surviving entity’s indemnification, expense advancement and reimbursement obligations described above;

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that the indemnification obligations described above survive the closing and the consummation of the Mergers and may not be terminated or modified in a manner that adversely affects any D&O indemnified person without such person’s consent (and that the D&O indemnified persons (including their respective heirs, executors, administrators, representatives, successors and assigns) are express third-party beneficiaries of, and may enforce, such obligations);

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to cause the surviving company and the surviving entity, for a period of not less than six (6) years from the OpCo Merger Effective Time, to provide to the D&O indemnified persons the same rights to exculpation, indemnification and advancement of expenses as provided to such persons under the provisions of the organizational documents of Modiv and the Modiv subsidiaries, or as provided in the indemnification agreements or other agreements of Modiv or any of the Modiv subsidiaries, in all cases, as in effect as of the date of the Merger Agreement, and that the organizational documents of the surviving company, the surviving entity and any applicable Modiv subsidiaries will contain provisions no less favorable than such rights, which provisions may not be amended, repealed or modified for a period of six (6) years following the OpCo Merger Effective Time in any manner that would adversely affect the rights thereunder of the D&O indemnified persons;

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that the contractual indemnification rights in existence on the date of the Merger Agreement with any of the current or former directors, officers or employees of Modiv or any Modiv subsidiary will be assumed by the surviving company and the surviving entity without any further action, and will continue in full force and effect in accordance with their terms following the OpCo Merger Effective Time; and

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that in the event that GNL, the surviving company, the surviving entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving company or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any person, or (iii) GNL dissolves the surviving company or the surviving entity, then, and in each such case, GNL will cause proper provision to be made so that the successors and assigns of the surviving company or the surviving entity, as the case may be, will assume the indemnification obligations described above.

GNL has agreed to cause the surviving company and the surviving entity to maintain Modiv’s officers’ and directors’ liability insurance policies in effect on the date of the Merger Agreement (accurate and complete copies of which were previously provided to GNL) for a period of not less than six (6) years after the closing date; provided, that GNL, the surviving company and the surviving entity may substitute therefor policies of at least the same coverage and amounts with an insurance company with the same or better rating as Modiv’s current insurance carrier containing terms no less advantageous to such former directors and officers so long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring on or prior to the OpCo Merger Effective Time. In no event will GNL, the surviving company or the surviving entity be required to pay annual premiums in the aggregate of more than an agreed percentage of the current annual premiums paid by Modiv for such insurance (the “maximum amount”). If the annual premiums necessary to maintain or procure such coverage exceed the maximum amount, GNL, the surviving company or the surviving entity, as applicable, will procure and maintain for such six- (6-) year period the most advantageous policies that can be reasonably obtained for the maximum amount.
In lieu of the foregoing arrangements, prior to the Modiv Merger Effective Time, Modiv may purchase (for no more than the maximum amount), through an insurance broker reasonably acceptable to GNL, a six- (6-) year prepaid “tail” policy or policies (the “tail policy”) that extends coverage under Modiv’s D&O insurance on terms and conditions no less advantageous than Modiv’s existing D&O insurance. If Modiv does not purchase the tail policy, GNL may elect to purchase the tail policy. GNL’s, the surviving company’s and the surviving entity’s obligations described in this paragraph will be satisfied so long as a tail policy is maintained in effect for a period of six (6) years following the Modiv Merger Effective Time.
The indemnification and insurance provisions described above are in addition to, and not in substitution for, any other rights to indemnification or contribution that any D&O indemnified person may have by applicable law, contract or otherwise, and nothing in the Merger Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Modiv, any of the Modiv subsidiaries or the D&O indemnified persons.
Other Covenants
The Merger Agreement contains certain other covenants and agreements, including covenants relating to, among other matters:
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Modiv cooperating with GNL and using commercially reasonable efforts to cause the shares of Modiv’s securities to be delisted from the NYSE and de-registered under the Exchange Act as promptly as practicable following the effective time of the Mergers in compliance with applicable law;

•
GNL using reasonable best efforts to cause the shares of GNL Common Stock to be issued in the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the Mergers;

•
cooperation between Modiv and GNL to cause this joint proxy statement/prospectus to be cleared by the SEC and its staff;

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confidentiality and access by each party to certain information about the other party during the period before the effective time of the Mergers;

•
cooperation between Modiv and GNL in connection with public announcements;

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notification to the other party of communications received by such party from any person that allege consent of such person is or may be required for the Mergers or the other transactions contemplated by the Merger Agreement;

•
notification to the other party of representations or warranties becoming untrue in a way that could prevent the closing conditions from being met by February 3, 2027, or failures in any material respect to comply with the covenants;

•
Modiv notifying GNL of any material breach, outage, corruption or unauthorized access affecting Modiv’s IT assets of which Modiv has knowledge; provided that no such notice will affect the parties’ representations, warranties, covenants, closing conditions or available remedies;

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during the period before the effective time of the Mergers, Modiv promptly notifying GNL of (i) any pending or threatened condemnation, eminent domain or rezoning proceedings affecting any Modiv real property; (ii) any certificate, permit, license, easement or other right needed to lawfully use or operate any Modiv real property (including related utilities, parking and access) that is no longer in full force and effect or is threatened with modification or cancellation; and (iii) any material operational or structural defects at a Modiv real property of which Modiv has actual knowledge (other than those previously disclosed to GNL);

•
the Modiv Board causing any dispositions of Modiv equity securities in connection with the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Modiv to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act;

•
Modiv using reasonable best efforts to deliver and cause its subsidiaries to deliver to GNL payoff letters and all other related customary documents at least 2 business days prior to the effective time of the Mergers (with drafts delivered to GNL at least 10 business days prior to the effective time of the Mergers) with respect to certain indebtedness of Modiv;

•
with respect to any litigation relating to the transactions contemplated by the Merger Agreement, cooperation between Modiv and GNL in information sharing and the defense or settlement of any such transaction litigation, and Modiv agrees that neither it nor any of its subsidiaries or representatives will compromise or settle any such litigation without the prior written consent of GNL;

•
during the period before the effective time of the Mergers, Modiv cooperating with GNL and using commercially reasonable efforts to assist GNL to maintain the interest rate swap transactions described under the Merger Agreement;

•
each party using reasonable best efforts to cause (i) the Modiv Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the Merger Agreement to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations, (iii) the OpCo Merger to be treated as a contribution by GNL of the assets of GNL Operating Partnership to GNL Operating Partnership in exchange for GNL operating partnership units pursuant to Section 721(a) of the Code and (iv) GNL Operating Partnership to be treated as a continuation of Modiv Operating Partnership as a “partnership” for U.S. federal income tax purposes pursuant to Section 708 of the Code;

•
Modiv using reasonable best efforts to (i) deliver to Morrison & Foerster LLP (or other counsel described in the Merger Agreement) and Paul, Weiss, Rifkind, Wharton & Garrison LLP (or other counsel described in the Merger Agreement) officer’s certificates, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Modiv, containing customary representations of Modiv as shall be reasonably necessary or appropriate to enable Morrison & Foerster LLP (or other counsel described in the Merger Agreement) to render the Company Section 368 Opinion on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act), and Paul, Weiss, Rifkind, Wharton & Garrison LLP (or other counsel described in the Merger Agreement) to render the Parent Section 368 Opinion on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act), and (ii) deliver to Morrison & Foerster LLP (or other counsel described in the Merger Agreement) and Greenberg Traurig, LLP (or other counsel described in the Merger Agreement) an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Modiv, containing customary representations of Modiv as shall be reasonably necessary or appropriate to enable Modiv’s REIT Counsel to render the Company REIT Opinion (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act), and GNL’s REIT Counsel to render the Parent REIT Opinion (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).

•
GNL using reasonable best efforts to (i) deliver to Morrison & Foerster LLP (or other counsel described in the Merger Agreement) and Paul, Weiss, Rifkind, Wharton & Garrison LLP (or other counsel described in the Merger Agreement) officer’s certificates, dated as of the Closing Date (and, if required, as of the effective date of this Form S-4), signed by an officer of GNL, containing customary representations of GNL as shall be reasonably necessary or appropriate to enable Morrison & Foerster LLP (or other counsel described in the Merger Agreement) to render the Company Section 368 Opinion (as defined under the Merger Agreement) on the Closing Date (and, if required, as of the effective date of this Form S-4, satisfying the requirements of Item 601 of

Regulation S-K under the Securities Act), and Paul, Weiss, Rifkind, Wharton & Garrison LLP (or other counsel described in the Merger Agreement) to render the Parent Section 368 Opinion (as defined under the Merger Agreement) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act), and (ii) deliver to GNL’s REIT counsel an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of this Form S-4), signed by an officer of GNL, containing customary representations of GNL as shall be reasonably necessary or appropriate to enable GNL’s REIT counsel to render the Parent REIT Opinion (as defined under the Merger Agreement) (and, if required, as of the effective date of this Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act);
•
Modiv using reasonable best efforts to take all actions, and refrain from taking all actions, as are reasonably necessary to ensure that Modiv (and any Modiv’s subsidiary that is classified as a REIT) (i) will qualify for taxation as a REIT for U.S. federal income tax purposes for its current taxable year and any other taxable year that includes the Closing Date, and (ii) will not become liable for U.S. federal income tax under Section 857(b) or 4981 of the Code;

•
during the period before the effective time of the Mergers, Modiv using reasonable best efforts to accommodate all reasonable requests of GNL with respect to maintenance of the REIT status of Modiv (and any Modiv’s subsidiary that is classified as a REIT) for Modiv’s 2026 taxable year; and

•
Modiv Operating Partnership using commercially reasonable efforts to obtain (to the extent not already in its possession) and deliver to REIT Merger Sub at or prior to the OpCo Merger a duly executed IRS Form W-9 from each holder of Modiv Operating Partnership Units (other than Modiv) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

Representations and Warranties
Modiv and Modiv Operating Partnership make various representations and warranties to GNL in the Merger Agreement that are subject in some cases to exceptions and qualifications set forth in the Merger Agreement. These representations and warranties relate to, among other things:
•
corporate organization, good standing and ownership of subsidiaries;

•
capitalization;

•
ownership of Modiv Operating Partnership Class C Units, Class X Units and Preferred Partnership Units;

•
corporate authorization to enter into the Merger Agreement and ancillary agreements and to complete the transactions contemplated by the Merger Agreement and ancillary agreements;

•
absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transactions;

•
permits and compliance with laws;

•
state filings;

•
filings with the SEC;

•
financial statements;

•
disclosure controls and procedures and internal controls over financial reporting;

•
absence of false statements of material facts in the joint proxy statement/prospectus;

•
absence of material changes since December 31, 2025;

•
absence of undisclosed material liabilities;

•
governmental approvals required in connection with the contemplated transactions;

•
litigation;

•
employment matters and employee benefits;

•
labor matters;

•
tax matters;

•
REIT matters;

•
real estate and environmental matters;

•
intellectual property;

•
material contracts;

•
receipt by the Modiv Board of the opinion of the Modiv Board’s financial advisor that the Modiv Common Stock Merger Consideration that is payable to the minority stockholders in the transactions is fair, from a financial point of view, to such holders of common stock;

•
inapplicability of the Maryland and Delaware anti-takeover statutes;

•
the required stockholder vote;

•
insurance coverage;

•
absence of a registration requirement under the Investment Company Act of 1940;

•
brokers’ or advisors’ fees;

•
related party transactions; and

•
no additional representations or warranties other than those in the Merger Agreement and any certificates delivered thereto.

In addition, GNL Parties make representations and warranties to Modiv and Modiv Operating Partnership. These representations and warranties relate to, among other things:
•
corporate organization and good standing;

•
capitalization;

•
ownership of OP Units and Parent Preferred OpCo Units as defined by the Merger Agreement;

•
corporate authorization to enter into the Merger Agreement and ancillary agreements and to complete the transactions contemplated by the Merger Agreement and ancillary agreements;

•
absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transactions;

•
filings with the SEC;

•
financial statements;

•
disclosure controls and procedures and internal controls over financial reporting;

•
absence of false statements of material facts in this Form S-4;

•
absence of material changes since December 31, 2025;

•
absence of undisclosed material liabilities;

•
permits and compliance with laws;

•
litigation;

•
real estate matters;

•
tax matters;

•
absence of a GNL stockholder vote;

•
brokers’ or advisors’ fees;

•
ownership of merger subs and no prior activities;

•
sufficiency of funds to consummate the transaction; and

•
no additional representations or warranties other than those in the Merger Agreement and any certificates delivered thereto.

The representations and warranties in the Merger Agreement do not survive the effective time of the Mergers.
Certain of the representations and warranties made by the parties are qualified as to “knowledge”, “materiality” or “material adverse effect.” For purposes of the Merger Agreement, “material adverse effect” means, with respect to either the Modiv Parties or the GNL Parties, as applicable, any effect, change, development, condition, occurrence or event (each, an “effect”) that, individually or in the aggregate, (i) has resulted in, or would reasonably be expected to have, a material adverse effect on the business, properties, condition (financial or otherwise), results of operations of the acquired companies, taken as a whole, or (ii) has or would reasonably be expected to prevent or materially delay beyond the Outside Date the ability of any acquired company to consummate the transactions contemplated by the Merger Agreement. However, in no event will any of the following effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or will be, a material adverse effect:
•
any change in applicable law, GAAP or any applicable accounting standards or any interpretation thereof following the date of the Merger Agreement;

•
general economic, political, regulatory or business conditions or changes therein (including trade wars, tariffs or sanctions), force majeure events, acts of terrorism, civil unrest, riots, epidemics or pandemics, or disease outbreak or changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities or national or international calamity) or any escalation or worsening relating to the foregoing;

•
any changes or developments in or affecting domestic or any foreign securities, equity, credit, real estate or financial and capital markets conditions, including interest rates and currency exchange rates;

•
any change generally affecting the industrial real estate, real estate investment, real estate management or asset management industries;

•
resulting from the negotiation, execution, announcement, performance, consummation or existence of the Merger Agreement, the pendency or consummation of the transactions or the performance of the Merger Agreement (including (i) any proceeding threatened or initiated by any person with respect to the Merger Agreement or the transactions and (ii) the impact thereof on the acquired companies’ officers, employees, customers, suppliers, distributors, partners, lenders, financing sources, governmental authorities or others having business relationships with the acquired companies); provided that this will not apply to any representation or warranty regarding governmental authorization and non-contravention (or any condition to any party’s obligation to consummate the Mergers relating to such representation and warranty);

•
the taking of any action (or the omission of any action) expressly required or prohibited by the Merger Agreement;

•
any act of God or natural disaster;

•
any change in the price or trading volume of Modiv’s securities or other financial instruments, in and of itself (provided that this will not prevent a determination that any change or effect underlying such change in price or failure to meet projections or forecasts has resulted in a “material adverse effect” (to the extent such change or effect is not otherwise excluded from this definition of “material adverse effect”));

•
any failure of the acquired companies to meet any internal or published projections, estimates or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the acquired companies (provided that this will not prevent a determination that any change or effect underlying such change in price or failure to meet projections or forecasts has resulted in a “material adverse effect” (to the extent such change or effect is not otherwise excluded from this definition of “material adverse effect”));

•
the identity of GNL or any of its affiliates as the acquiror of Modiv; and

•
any computer hacking, data breaches, ransomware, cybercrime or cyberterrorism resulting in an outage of or termination by a critical web hosting platform or data center provider providing services to the acquired companies or their respective businesses.

provided, further, that in the case of the first, second, third, fourth, seventh and eleventh clauses of the Merger Agreement, except to the extent that such matters disproportionately and adversely impact the acquired companies, taken as a whole, relative to other similarly situated businesses in the industrial real estate, real estate investment, real estate management or asset management industries, in which case, the incremental disproportionate and adverse impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect.
Conditions to Completion of the Mergers
The obligations of each of GNL, Modiv, OpCo Merger Sub and REIT Merger Sub to complete the Mergers are subject to the satisfaction or, to the extent permitted by law and in accordance with the Merger Agreement, waiver of the following conditions:
•
adoption of the Merger Agreement by the Modiv Board and approval of the transactions by the holders of Modiv Common Stock entitled to cast a majority of all of the votes entitled to be cast in accordance with the MGCL;

•
GNL’s registration statement on Form S-4, which includes this proxy statement/prospectus, being declared effective by the SEC and not subject to any stop order or pending or threatened in writing proceedings seeking a stop order;

•
absence of any governmental law or order (whether temporary, preliminary or permanent) which has the effect of making the Mergers illegal or otherwise restricting, preventing or prohibiting consummation of the Mergers; and

•
authorization for the listing on the NYSE of the shares of GNL Common Stock to be issued in the Mergers, upon official notice of issuance.

In addition, the obligations of each of GNL, OpCo Merger Sub and REIT Merger Sub to complete the Mergers are subject to the satisfaction or, to the extent permitted by law and in accordance with the Merger Agreement, waiver of the following conditions:
•
the representations and warranties of Modiv relating to (i) the incorporation, valid existence, good standing and corporate power and authority of Modiv required to carry on its business as currently conducted; (ii) the delivery of Modiv’s duly adopted and effective charter, bylaws, partnership agreement and certificate of limited partnership and the absence of any violation under such documents; (iii) the absence of outstanding securities, options, warrants, contracts or other rights obligating Modiv or any Modiv subsidiary to issue, acquire, sell, redeem, exchange or convert any shares of capital stock or other equity interests, and the absence of a shareholder rights plan; (iv) Modiv’s or a Modiv subsidiary’s ownership, directly or indirectly, of all of the issued and outstanding shares of capital stock or other equity securities of each Modiv subsidiary, free and clear of any liens other than transfer and other restrictions under applicable federal and state securities laws and restrictions in the organizational documents; (v) no other Modiv Operating Partnership Units or other equity interests in Modiv Operating Partnership are outstanding and the Modiv Operating Partnership Units are free and clear of any liens other than any transfer and other restrictions under applicable federal and state securities laws or the partnership agreement; (vi) disclosure, with respect to each Class X Award (as defined in the Merger Agreement) the name of the holder, the total number of holders, confirmation as to whether the holder is also a holder of any Modiv Operating Partnership Units as of the capitalization date and the number of issued and outstanding Modiv Operating Partnership Class X Units; (vii) the power and authority of Modiv, Modiv Operating Partnership and the acquired companies to execute and deliver the Merger Agreement and perform their obligations thereunder and the Modiv Board’s unanimous approval of the agreement and the Merger Agreement; and (viii) the entry into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor (other than Truist Securities, Inc.)

to any broker’s or finder’s fee or other fee or commission in connection with the Mergers and the disclosure of Truist’s engagement letter and any amendments thereto (x) that are qualified by materiality or by material adverse effect shall be true and correct in all respects as of the closing as though made on and as of such date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be so true and correct at and as of such date), and (y) that are not qualified by materiality or material adverse effect shall be true and correct in all material respects as of the closing as if made on and as of the closing (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects at and as of such date);
•
the representations and warranties of Modiv relating to the authorized and outstanding capital stock of Modiv, Modiv Operating Partnership and their subsidiaries being (i) true and correct and (ii) duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights in all but de minimis respects as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all but de minimis respects as of such date;

•
the representations and warranties of Modiv relating to the absence of a material adverse effect being true and correct as of the date of the Merger Agreement and as of the closing;

•
all other representations and warranties made by Modiv in the Merger Agreement being true and correct in all respects (without giving effect to any references to any “material adverse effect” or other “materiality” qualifications) as of the date of the Merger Agreement and as of the Closing Date as if made on the Closing Date, in each case, (i) except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date, and (ii) except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect;

•
compliance with and performance in all material respects of each of the covenants and obligations that Modiv, Modiv Operating Partnership or any other acquired company is required to perform at or prior to the closing;

•
Modiv’s receipt of a tax opinion of Modiv’s REIT counsel (or such other nationally recognized law firm reasonably satisfactory to GNL in the event Modiv’s REIT counsel is unable or unwilling to provide), which concludes (subject to customary assumptions, qualifications and representations, including representations made by Modiv and its subsidiaries in a tax representation letter provided pursuant to the Merger Agreement, dated as of the Closing Date) that Modiv has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with Modiv’s taxable year ended December 31, 2016, through and including its taxable year that ends on the Closing Date;

•
GNL’s receipt of the written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, tax counsel to GNL (or in the event that Paul, Weiss, Rifkind, Wharton & Garrison LLP is unable or unwilling to provide a written opinion, such other nationally recognized law firm reasonably satisfactory to GNL), dated as of the Closing Date, which opinion concludes (subject to customary assumptions, qualifications and representations, and on the basis of facts, representations and assumptions set forth or referred to in such opinion) the Modiv Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
absence of a change, event, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect; and

•
receipt by GNL of a certificate dated as of the Closing Date and executed on behalf of Modiv by its representative to the effect that the conditions above have been satisfied.

In addition, the obligations of the Modiv Parties to complete the Mergers are subject to the satisfaction or, to the extent permitted by law and in accordance with the Merger Agreement, waiver of the following conditions:
•
the representations and warranties of GNL, OpCo Merger Sub and REIT Merger Sub relating to (i) the incorporation, valid existence, good standing and corporate power and authority of GNL,

GNL Operating Partnership, OpCo Merger Sub and REIT Merger Sub required to carry on their businesses as currently conducted, (ii) GNL’s ownership of all the issued and outstanding shares of capital stock or other equity securities of each of GNL’s subsidiaries, free and clear of any liens, and all of such outstanding shares or other equity securities have been duly authorized and validly issued and are fully paid, non-assessable (as applicable) and free of preemptive rights (iii) the power and authority of GNL, OpCo Merger Sub and REIT Merger Sub to execute and deliver the Merger Agreement and perform their obligations thereunder and (iv) the absence of any agreement or arrangement entitling any broker, finder, investment banker or financial advisor (other than BMO Capital Markets Corp.) to any broker’s or finder’s fee or other fee or commission in connection with the transaction (without giving effect to any reference to any “GNL material adverse effect” or other “materiality” qualifications) being true and correct in all material respects as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date;
•
to the authorized and outstanding capital stock of GNL, GNL Operating Partnership and their subsidiaries being (i) true and correct and (ii) duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights in all but de minimis respects as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all but de minimis respects as of such date;

•
the representations and warranties of GNL relating to the absence of material adverse effects being true and correct as of the date of the Merger Agreement and as of closing;

•
all other representations and warranties of GNL, GNL Operating Partnership, OpCo Merger Sub and REIT Merger Sub being true and correct in all respects (without giving effect to any references to any “GNL material adverse effect” or other “materiality” qualifications) as of the Closing Date as if made on the Closing Date, in each case (i) except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date and (ii) except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•
compliance with and performance in all material respects of each of the covenants and obligations that GNL, GNL Operating Partnership, OpCo Merger Sub and REIT Merger Sub is required to perform at or prior to the closing;

•
GNL’s receipt of a tax opinion of GNL’s REIT counsel (or such other nationally recognized law firm reasonably satisfactory to Modiv in the event GNL’s REIT counsel is unable or unwilling to provide), which concludes (subject to customary assumptions, qualifications and representations, including representations made by GNL and its subsidiaries in a tax representation letter provided pursuant to the Merger Agreement, dated as of the Closing Date) that GNL has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with GNL’s taxable year ended December 31, 2019, through and including its taxable year that ends on the Closing Date;

•
Modiv’s receipt of the written opinion of Morrison & Foerster LLP, tax counsel to Modiv (or in the event that Morrison & Foerster LLP is unable or unwilling to provide a written opinion, such other nationally recognized law firm reasonably satisfactory to Modiv), dated as of the Closing Date, which opinion concludes (subject to customary assumptions, qualifications and representations, and on the basis of facts, representations and assumptions set forth or referred to in such opinion) the Modiv Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
absence of a change, event, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect; and

•
receipt of a certificate dated as of the Closing Date and executed on behalf of GNL by its representative to the effect that the conditions set forth above have been satisfied.

No party may rely, either as a basis for not consummating the transactions or terminating this agreement and abandoning the Mergers, on the failure of any condition if such failure of any such condition was primarily caused by such party’s failure to act in good faith or to perform in all material respects such party’s covenants and obligations set forth in the Merger Agreement.

Termination of the Merger Agreement
Right to Terminate
The Merger Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing Date, whether before or after the receipt of the Modiv Stockholder Approval:
•
By the mutual written consent of GNL and Modiv.

•
By either GNL or Modiv if:

•
any governmental authority has issued an order, decree, ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Mergers substantially on the terms contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable (provided that neither the GNL Parties nor the Modiv Parties may terminate the Merger Agreement due to the occurrence of an applicable governmental order or other applicable law if its failure to fulfill any obligation under the Merger Agreement has principally caused or resulted in such governmental order or other applicable law);

•
the Mergers have not been completed by 11:59 p.m. (New York City time) on the Outside Date (provided that neither the GNL Parties nor the Modiv Parties may terminate the Merger Agreement due to the occurrence of the Outside Date if its failure to fulfill any obligation under the Merger Agreement has principally caused or resulted in the failure to complete the Mergers on or before such Outside Date); or

•
the Modiv Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of Modiv stockholders or at any adjournment thereof.

•
By written notice from Modiv to GNL if:

•
(i) Modiv has received a superior proposal after the date of the Merger Agreement, (ii) Modiv concurrently enters into an alternative acquisition agreement to consummate the alternative transaction contemplated by the superior proposal, (iii) simultaneously with, and as a condition to, any such termination Modiv pays to GNL the termination fee and (iv) Modiv has complied with the applicable provisions in the Merger Agreement;

•
GNL breached or failed to perform any of its representations, warranties, covenants or other agreements, which breach results in the failure to satisfy certain conditions to the obligations of the Modiv Parties (in the case of a breach by GNL, GNL Operating Partnership, OpCo Merger Sub or REIT Merger Sub), and failed to cure them within forty-five (45) days following notice from Modiv to GNL or before the Outside Date (provided Modiv is not itself in breach of any representation, warranty, covenant or other agreement that would fail to satisfy the closing conditions relating to the accuracy of Modiv’s or Modiv Operating Partnership’s representations and warranties or the performance in all material respects of their covenants and obligations); or

•
(i) all the closing conditions are satisfied or waived, (ii) Modiv has delivered written notice to GNL that all closing conditions have been satisfied or waived (with respect to waived, by the party entitled to the benefit of such condition, other than those conditions that by their nature are to be satisfied at the closing, provided that such conditions to be satisfied at the closing would be satisfied as of the date of such notice if the closing were to occur on the date of such notice) and (iii) one of the GNL Parties fails to consummate the closing on or before the fifth (5th) business day after delivery of the closing notice and Modiv was prepared to consummate the closing during the five business day period.

•
By written notice from GNL to Modiv if:

•
Modiv breached or failed to perform any of its representations, warranties, covenants or other agreements, which breach results in the failure to satisfy certain conditions to the obligations of GNL, GNL Operating Partnership, OpCo Merger Sub or REIT Merger Sub (in the case of a breach by the Modiv Parties), and failed to cure them within forty-five (45) days following notice from GNL to Modiv or before the Outside Date (provided GNL is not itself in breach of any representation, warranty, covenant or other agreement that would fail to satisfy the closing conditions relating to the accuracy of GNL’s, GNL Operating Partnership’s, REIT Merger Sub’s and OpCo Merger Sub’s representations and warranties or the performance in all material respects of their covenants and obligations);
•
prior to obtaining the Modiv Stockholder Approval, (i) the Modiv Board effects an adverse recommendation; (ii) Modiv failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an acquisition proposal; (iii) the Modiv Board fails to publicly reaffirm Modiv’s recommendation within ten (10) business days after the date an acquisition proposal shall have been publicly announced; or (iv) Modiv enters into an alternative acquisition agreement (other than an acceptable confidentiality agreement outlined in the Merger Agreement); or

•
(i) all the closing conditions are satisfied or waived, (ii) GNL has delivered written notice to Modiv that all closing conditions have been satisfied or waived (with respect to waived, by the party entitled to the benefit of such condition, other than those conditions that by their nature are to be satisfied at the closing, provided that such conditions to be satisfied at the closing would be satisfied as of the date of such notice if the closing were to occur on the date of such notice) and (iii) one of the Modiv Parties fails to consummate the closing on or before the fifth (5th) business day after delivery of the closing notice and GNL was prepared to consummate the closing during the five business day period.

Effect of Termination
If the Merger Agreement is terminated as described above, the Merger Agreement will be void and have no effect, and there will be no liability or obligation on the part of any party, except that:
•
certain provisions contained in the Merger Agreement with respect to confidentiality, GNL’s expense reimbursement and indemnification obligations, effect of termination, the termination fee and other miscellaneous and boilerplate provisions will survive the termination of the Merger Agreement;

•
the agreements contained in the confidentiality agreement between GNL and Modiv will survive the termination of the Merger Agreement; and

•
no termination will relieve any party of any liability or damages resulting from the willful and intentional breach of the Merger Agreement or fraud; however, in no event shall any party be liable for monetary damages (including monetary damages for fraud or willful breach) or monetary damages in lieu of specific performance in the aggregate in excess of an amount equal to $15,000,000 (inclusive of any termination fee) plus the enforcement costs (if any), except with respect to confidentiality and GNL’s expense reimbursement and indemnification obligations.

Termination Fee Payable by Modiv
Modiv has agreed to pay or cause to be paid to GNL a fee of $10,000,000 in connection with a termination of the Merger Agreement under the following circumstances:
•
GNL terminates the Merger Agreement because, prior to obtaining the Modiv Stockholder Approval, (i) the Modiv Board effects an adverse recommendation; (ii) Modiv failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an acquisition proposal; (iii) the Modiv Board fails to publicly reaffirm Modiv’s recommendation within ten (10) business days after the date an acquisition proposal shall have been publicly announced; or (iv) Modiv enters into an alternative acquisition agreement (other than an acceptable confidentiality agreement outlined in the Merger Agreement);

•
Modiv terminates the Merger Agreement because (i) Modiv has received a superior proposal after the date of the Merger Agreement, (ii) Modiv concurrently enters into an alternative acquisition agreement to consummate the alternative transaction contemplated by the superior proposal, (iii) simultaneously with, and as a condition to, any such termination Modiv pays to GNL the termination fee and (iv) Modiv has complied with the applicable provisions in the Merger Agreement; or

•
Either GNL or Modiv terminates the Merger Agreement because (a)(i) the Mergers have not been completed by 11:59 p.m. (New York City time) on the Outside Date, in circumstances where an acquisition proposal has been received by Modiv or any of its representatives after the date of the Merger Agreement and prior to such termination, or (ii) the Modiv Stockholder Approval has not been obtained by reason of the failure to obtain the required vote, in circumstances where, after the date of the Merger Agreement and prior to the meeting of Modiv stockholders, a person has publicly proposed or publicly announced an intention to make an acquisition proposal, and (b) within twelve (12) months after a termination, Modiv enters into a definitive agreement relating to, or consummates, any acquisition proposal (provided that, solely for purposes of this clause (b), all references to “15%” in the definition of “acquisition proposal” will be deemed to be references to “50%”).

Modiv has agreed to pay or cause to be paid to GNL a fee of $15,000,000 in connection with a termination of the Merger Agreement under the following circumstances:
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GNL provides notice to Modiv that it plans to terminate the Merger Agreement because Modiv breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform would cause the failure of the closing conditions relating to the accuracy of Modiv’s and Modiv Operating Partnership’s representations and warranties or the performance in all material respects of their covenants and obligations and failed to cure them within forty-five (45) days following notice from GNL to Modiv or before the Outside Date (provided GNL is not itself in breach of any representation, warranty, covenant or other agreement that would fail to satisfy the closing conditions relating to the accuracy of GNL’s, GNL Operating Partnership’s, REIT Merger Sub’s and OpCo Merger Sub’s representations and warranties or the performance in all material respects of their covenants and obligations); or

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GNL provides notice to Modiv that it plans to terminate the Merger Agreement because (i) all the closing conditions are satisfied or waived, (ii) GNL has delivered written notice to Modiv that all closing conditions have been satisfied or waived (with respect to waived, by the party entitled to the benefit of such condition, other than those conditions that by their nature are to be satisfied at the closing, provided that such conditions to be satisfied at the closing would be satisfied as of the date of such notice if the closing were to occur on the date of such notice) and (iii) one of the Modiv Parties fails to consummate the closing on or before the fifth (5th) business day after delivery of the closing notice and GNL was prepared to consummate the closing during the five business day period.

In the case the termination fee to be paid to GNL would cause GNL to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, the fee paid shall be the maximum amount that can be paid as determined by independent accountants engaged by GNL (taking into account any known or anticipated income which is not qualifying income and any appropriate “cushion” as determined by such independent accountants). In this event, Modiv will place the unpaid amount in escrow by wire transfer within three (3) days of the date when the termination fee would otherwise be due but for the above limitations and will not release any portion to GNL unless and until GNL receives either one or a combination of the following once or more often: (x) a letter from GNL’s independent accountants indicating the maximum amount that can be paid at that time to GNL without causing GNL to fail to meet the tax requirements (as described above), in which event Modiv shall pay to GNL the lesser of the unpaid termination fee or the maximum amount stated in the letter within five (5) business days after Modiv has been notified, or (y) a letter from GNL’s counsel indicating that GNL has received the tax guidance, in which event Modiv shall pay to GNL the unpaid termination fee within five (5) business days after Modiv has been notified. Modiv’s obligation to pay any unpaid portion of the termination shall terminate on the December 31 following the date which is five (5) years from the date the termination fee first becomes payable under the Merger Agreement’s applicable provisions. Amounts remaining in escrow after the obligation of Modiv to pay the termination fee terminates shall be released to Modiv.
Termination Fee Payable by GNL
GNL has agreed to pay or cause to be paid to Modiv a fee of $15,000,000 in connection with a termination of the Merger Agreement under the following circumstances:

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Modiv provides notice to GNL that it plans to terminate the Merger Agreement because GNL breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform would cause the failure of the closing conditions relating to the accuracy of GNL’s, GNL Operating Partnership’s, REIT Merger Sub’s and OpCo Merger Sub’s representations and warranties or the performance in all material respects of their covenants and obligations and failed to cure them within forty-five (45) days following notice from Modiv to GNL or before the Outside Date (provided Modiv is not itself in breach of any representation, warranty, covenant or other agreement that would satisfy the conditions relating to the accuracy of Modiv’s or Modiv Operating Partnership’s representations and warranties or the performance in all material respects of their covenants and obligations); or

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(i) all the closing conditions are satisfied or waived, (ii) Modiv has delivered written notice to GNL that all closing conditions have been satisfied or waived (with respect to waived, by the party entitled to the benefit of such condition, other than those conditions that by their nature are to be satisfied at the closing, provided that such conditions to be satisfied at the closing would be satisfied as of the date of such notice if the closing were to occur on the date of such notice) and (iii) one of the GNL Parties fails to consummate the closing on or before the fifth (5th) business day after delivery of the closing notice and Modiv was prepared to consummate the closing during the five business day period.

In the case the termination fee to be paid to Modiv would cause Modiv to fail to meet the requirements of Sections 856(c)(2) and (3) of the Internal Revenue Code, the fee paid shall be the maximum amount that can be paid as determined by independent accountants engaged by Modiv (taking into account any known or anticipated income which is not qualifying income and any appropriate “cushion” as determined by such independent accountants). In this event, GNL will place the unpaid amount in escrow by wire transfer within three (3) days of the date when the termination fee would otherwise be due but for the above limitations and will not release any portion to Modiv unless and until Modiv receives either one or a combination of the following once or more often: (x) a letter from Modiv’s independent accountants indicating the maximum amount that can be paid at that time to Modiv without causing Modiv to fail to meet the tax requirements (as described above), in which event GNL shall pay to Modiv the lesser of the unpaid termination fee or the maximum amount stated in the letter within five (5) business days after GNL has been notified, or (y) a letter from Modiv’s counsel indicating that Modiv has received the tax guidance, in which event GNL shall pay to Modiv the unpaid termination fee within five (5) business days after GNL has been notified. GNL’s obligation to pay any unpaid portion of the termination shall terminate on the December 31 following the date which is five (5) years from the date the termination fee first becomes payable under the Merger Agreement’s applicable provisions. Amounts remaining in escrow after the obligation of GNL to pay the termination fee terminates shall be released to GNL.
Except as otherwise set forth in the Merger Agreement, whether or not the Mergers are consummated, all expenses incurred shall be paid by the party incurring such expenses.
Expenses
All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereunder will be paid by the party incurring such expenses, whether or not the transactions are consummated, including all fees of its legal counsel, financial advisors and accountants, except as otherwise expressly provided in the Merger Agreement.
Subject to Modiv’s good faith cooperation and assistance, GNL will prepare, execute and file (or cause to be prepared, executed and filed) all returns, questionnaires, applications and other documentation relating to any transfer taxes incurred in connection with the transactions, and GNL and Modiv will reasonably cooperate to minimize the amount of any such transfer taxes to the extent permitted by applicable law. GNL and Modiv will also, upon written request, use commercially reasonable efforts to obtain any certificate or other document from any governmental entity or other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including with respect to the transactions).
If either Modiv or GNL fails to timely pay the termination fee when due, in each case in accordance with the Merger Agreement, and the party entitled to payment is required to commence litigation to seek all or a portion of the unpaid amount and prevails in such litigation, the prevailing party will be entitled to receive, in addition to all amounts otherwise payable to it, all reasonable, documented and out-of-pocket expenses (including documented and reasonable out-of-pocket attorneys’ fees of one outside counsel) incurred in enforcing its rights under the Merger Agreement, together with interest on the unpaid termination fee (as applicable) from the date such payment was due through the date of actual payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.
Amendments; Waivers
Any provision of the Merger Agreement may be amended prior to the Modiv Merger Effective Time or the OpCo Merger Effective Time if such amendment is in writing and signed by each of the Modiv Parties and the GNL Parties, whether before or after the receipt of the Modiv Stockholder Approval; provided, that, after the receipt of the Modiv Stockholder Approval, no amendment may be made which requires the approval of Modiv stockholders under applicable law without obtaining such further approvals.
At any time prior to the Closing Date, each of the Modiv Parties and the GNL Parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any breaches or inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document, certificate or writing delivered pursuant to the Merger Agreement, or (c) subject to the amendment provisions described above, waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of any party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.
A failure or delay by any of the Modiv Parties or the GNL Parties in exercising any right, power or privilege under the Merger Agreement will not operate as a waiver of any such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Merger Agreement will be cumulative and not exclusive of any rights or remedies provided by applicable law.
Governing Law; Jurisdiction; Waiver of Jury Trial
The Merger Agreement and all disputes, claims or controversies (whether based in contract, tort or otherwise) arising out of or relating to the Merger Agreement, or the negotiation, validity or performance of the Merger Agreement, the Mergers and the transactions shall be governed by and construed in accordance with the laws of the State of Maryland (other than with respect to issues relating to the Modiv Merger and the OpCo Merger that are required to be governed by the DRULPA or DLLCA), in each case without regard to its rules of conflict of laws that would result in the application of any laws other than those specified above.
Each of the parties to the Merger Agreement hereby (i) expressly, irrevocably and unconditionally submits to and agrees to be subject to the exclusive personal jurisdiction of the Circuit Court of Baltimore City, Maryland and/or the U.S. District Court for the District of Maryland, Northern Division, for the purpose of any claim, action, suit, proceeding or counterclaim (whether based in contract, tort or otherwise), directly or indirectly, arising out of or relating to the Merger Agreement or the actions of the parties in the negotiation, administration, performance and enforcement thereof, (ii) irrevocably agrees that all such claims, actions, suits or proceedings may and shall be brought before, and determined by, only such court with subject matter jurisdiction over such claim(s), action(s), suit(s) or proceeding(s), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it will not (except for a suit to enforce a final judgment on any claim, suit, action or proceeding) bring any claim, action, suit, proceeding or counterclaim relating to the Merger Agreement or the transactions in any court other than those detailed above. In any judicial proceeding in the Courts of the State of Maryland, each of the parties further consents to the assignment of such proceeding to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof).

Each of the parties to the Merger Agreement irrevocably consents to the service of the summons and complaint and any other process in any other claim, action, suit, proceeding or counterclaim relating to the transactions, on behalf of itself or its property, in the manner provided by the Merger Agreement, and nothing in the Merger Agreement will affect the right of any party hereto to serve legal process in any other manner permitted by law.
Each of the parties to the Merger Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to the Merger Agreement or the transactions contemplated thereby.
Specific Performance
The parties agree that irreparable harm, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any party hereto does not perform any of the provisions of the Merger Agreement (including failing to take such actions as are required of them to consummate the Mergers) in accordance with the Merger Agreement’s specified terms or otherwise breaches such provisions. Accordingly, the parties acknowledge and agree that they will be entitled to an injunction, specific performance or other equitable relief to prevent and/or remedy a breach by any other party and to enforce specifically the Merger Agreement’s terms and provisions, in addition to any other remedy to which such party is entitled. Each party agrees that it will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that there is an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an injunction or injunctions to prevent a breach or breaches of the Merger Agreement or to enforce specifically its terms and provisions shall not be required to provide any bond or other security in connection with the request for or grant of any such order or injunction. Each party agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
The parties further agree that:
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seeking specific performance does not in any respect constitute a waiver of each party’s respective right to seek any other form of relief that may be available to it under the Merger Agreement, including the termination fee, in the event that the Merger Agreement has been terminated or in the event that specific performance is unavailable or otherwise not granted; and

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nothing in the Merger Agreement requires any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under the Merger Agreement prior to or as a condition to exercising any termination right under the Merger Agreement (and pursuing damages after such termination), nor shall the commencement of any legal proceeding by any party seeking specific performance restrict or limit such party’s right to terminate the Merger Agreement in accordance with its terms or pursue any other remedies under the Merger Agreement that may be available then or thereafter.

Third-Party Beneficiaries
The Merger Agreement will be binding upon, inure solely to the benefit of and be enforceable by each party thereto and their respective successors and permitted assigns. Nothing in the Merger Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of the Merger Agreement, including the right to rely upon the representations and warranties set forth therein, except that:
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from and after the Modiv Merger Effective Time and the OpCo Merger Effective Time (as applicable), the holders of Modiv Common Stock, Modiv Preferred Stock and Modiv Operating Partnership Class C Units (including the Modiv Operating Partnership Class X Units which converted into Modiv Operating Partnership Class C Units) that are converted into the right to receive the applicable merger consideration as of immediately prior to the Modiv Merger Effective Time and the OpCo Merger Effective Time (as applicable) are intended third-party beneficiaries solely for the purpose of receiving the Modiv Common Stock Merger Consideration, the Modiv Preferred Stock Merger Consideration or the GNL OP Units, as applicable, that such holders are entitled to receive pursuant to the Merger Agreement in respect of their Modiv Common Stock, Modiv Preferred Stock or Modiv Operating Partnership Class C Units; and
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the D&O indemnified persons are intended third-party beneficiaries of, and may enforce, the provisions of the Merger Agreement governing the indemnification of directors and officers (as described in section entitled “Indemnification and Insurance of Modiv Directors and Officers” beginning on page 73).

GNL Operating Partnership Agreement Amendment
Pursuant to the Merger Agreement, GNL has agreed, at the OpCo Merger Effective Time to adopt an amendment the GNL OpCo Partnership Agreement, to, among other things, (i) with respect to certain future transactions, require the general partner to use commercially reasonable efforts to structure such transactions to avoid causing limited partners to recognize gain for federal income tax purposes by virtue of their participation in such transaction, subject to certain caveats and limitations, and (ii) grant the Operating Partnership the right, but not the obligation, to redeem any or all outstanding OP Units at certain redemption amounts in the form of cash or GNL Common Stock, at GNL’s election, provided, that the redemption of any OpCo Unit Merger Consideration pursuant to such call right shall be made in the form of GNL Common Stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general summary of certain material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) of (i) the Modiv Merger, (ii) GNL’s election to be taxed as a REIT and (iii) owning and disposing of GNL Common Stock. The following summary is based upon the provisions of the Code, its legislative history, existing and proposed regulations promulgated under the Code (the “Treasury Regulations”) by the U.S. Department of the Treasury (“Treasury”), rulings and other administrative pronouncements issued by the IRS and judicial decisions, all as currently in effect as of the date hereof, and all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code and administrative and judicial interpretations thereof. Potential tax reforms may result in significant changes to the rules governing U.S. federal income taxation. New legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may significantly and adversely affect GNL’s or Modiv’s ability to qualify as a REIT, the U.S. federal income tax consequences of such qualification, or the U.S. federal income tax consequences of the Modiv Merger and/or the ownership and disposition of GNL Common Stock, including those described in this discussion. Neither GNL nor Modiv has requested, and neither plans to request, any rulings from the IRS that it qualifies as a REIT or with respect to the U.S. federal income tax treatment of the Modiv Merger, and the statements in this proxy statement/prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences.
This discussion is limited to holders of Modiv Common Stock who hold their shares of Modiv Common Stock and, following the Modiv Merger, GNL Common Stock, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not purport to be a comprehensive discussion of all U.S. federal income tax consequences relevant to the Modiv Merger or the ownership and disposition of GNL Common Stock and does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the alternative minimum tax. In addition, except where specifically noted, it does not address consequences relevant to holders of Modiv Common Stock or GNL Common Stock that are subject to special rules, including, without limitation:
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U.S. expatriates and former citizens or long-term residents of the United States;

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U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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persons holding Modiv Common Stock or GNL Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies and other financial institutions;

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REITs or regulated investment companies;

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brokers, dealers or traders in securities that use a mark-to-market method of tax accounting;

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“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein);

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tax-exempt organizations or governmental organizations;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to Modiv Common Stock or GNL Common Stock being taken into account in an applicable financial statement;

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persons deemed to sell Modiv Common Stock or GNL Common Stock under the constructive sale provisions of the Code;

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persons who hold or receive Modiv Common Stock or GNL Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

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tax-qualified retirement plans; and

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persons who actually or constructively hold, or held at any time during the five-year period ending on the date of the Modiv Merger, 10% or more in value of Modiv Common Stock or GNL Common Stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MODIV MERGER AND THE OWNERSHIP AND DISPOSITION OF GNL COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Modiv Common Stock (or, following the Modiv Merger, GNL Common Stock) that, for U.S. federal income tax purposes, is or is treated as:
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an individual who is a citizen or resident of the United States;

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a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that (1) is subject to the primary supervision of a court within the United States over its administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of Modiv Common Stock (or, following the Modiv Merger, GNL Common Stock) that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.
If an entity treated as a partnership for U.S. federal income tax purposes holds Modiv Common Stock or GNL Common Stock, the U.S. federal income tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Modiv Common Stock or GNL Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
Material U.S. Federal Income Tax Consequences of the Modiv Merger
It is a condition to the completion of the Mergers that Paul, Weiss, Rifkind, Wharton & Garrison LLP (or another nationally recognized tax counsel reasonably acceptable to GNL) render an opinion to GNL, and Morrison & Foerster LLP (or another nationally recognized tax counsel reasonably acceptable to Modiv) render an opinion to Modiv, each to the effect that the Modiv Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by GNL and Modiv regarding factual matters (including those contained in the tax representation letters provided by GNL and Modiv), and covenants undertaken by GNL and Modiv. If any such assumption or representation is inaccurate in any way, or any such covenant is not complied with, the tax consequences of the Modiv Merger could differ from those described in the tax opinions and in this summary. These tax opinions represent the legal judgment of counsel rendering the opinions and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Modiv Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. If the condition relating to either tax opinion to be delivered at closing is waived, this proxy statement/prospectus will be amended and recirculated.
Material U.S. Federal Income Tax Consequences of the Modiv Merger to U.S. Holders
On the basis of the opinions described above and provided the Modiv Merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Modiv Merger will generally be as follows:
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Modiv will not recognize any gain or loss as a result of the Modiv Merger.

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A U.S. holder of Modiv Common Stock will not recognize any gain or loss upon receipt of the GNL Common Stock in connection with the Modiv Merger, except with respect to cash received in lieu of any fractional share of GNL Common Stock, as discussed below.

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A U.S. holder will have an aggregate tax basis in the GNL Common Stock it receives (including any fractional share deemed received and redeemed for cash, as discussed below) in the Modiv Merger equal to the U.S. holder’s aggregate tax basis in its Modiv Common Stock surrendered pursuant to the Modiv Merger.

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The holding period of the GNL Common Stock (including any fractional share deemed received and redeemed for cash, as discussed below) received by a U.S. holder in connection with the Modiv Merger will include the holding period of the Modiv Common Stock surrendered in connection with the Modiv Merger.

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Cash received by a U.S. holder in lieu of a fractional share of GNL Common Stock in the Modiv Merger will be treated as if such fractional share had been issued in connection with the Modiv Merger and then redeemed by GNL for cash, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period (determined as described above) in respect of such fractional share is greater than one year as of the Closing Date. Non-corporate U.S. holders may be subject to tax on long-term capital gains at reduced rates. The deductibility of capital losses is subject to limitations.

If a U.S. holder acquired any of its shares of Modiv Common Stock at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis and holding period to the GNL Common Stock received in the Modiv Merger. U.S. holders that hold multiple blocks of Modiv Common Stock should consult their tax advisors regarding the proper allocation of their basis and holding period among the GNL Common Stock received in the Modiv Merger under these Treasury Regulations.
Material U.S. Federal Income Tax Consequences of the Modiv Merger to Non-U.S. Holders
A non-U.S. holder of Modiv Common Stock generally will be treated in the same manner as if such person were a U.S. holder, as described above, provided that any amounts that are treated pursuant to the discussion above as capital gain generally will not be subject to U.S. federal income tax unless:
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the gain is “effectively connected” with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

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the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met.

Any income or gain that is “effectively connected” with the non-U.S. holder’s conduct of a U.S. trade or business (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If a non-U.S. holder is a corporation, its earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Any gain realized by an individual non-U.S. holder who is present in the United State for 183 days or more (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
In addition, subject to certain exceptions, non-U.S. holders (other than certain qualified shareholders and certain qualified foreign pension funds) could incur tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to the Modiv Merger if its shares of Modiv Common Stock were “United States real property interests” (within the meaning of FIRPTA) (“USRPIs”). Generally, shares of a “United States real property holding corporation” (as defined in the Code) (“USRPHC”), such as Modiv, are USRPIs. However, non-U.S. holders will not incur tax under FIRPTA with respect to gain on a sale of Modiv Common Stock, as long as, at all times during a specified period (i) Modiv is “domestically controlled,” i.e., non-U.S. persons hold, directly or indirectly, less than 50% in value of Modiv’s outstanding stock, or (ii) such non-U.S. stockholder owned, actually or constructively, 10% or less of Modiv Common Stock and Modiv Common Stock is “regularly traded” on an established securities market. We cannot provide any assurance that Modiv will be “domestically controlled.”
NON-U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MODIV MERGER.
Certain Reporting Requirements
Under applicable Treasury Regulations, “significant holders” of Modiv Common Stock generally will be required to comply with certain reporting requirements. A U.S. holder should be viewed as a “significant holder” if, immediately before the Modiv Merger, such holder held 5% or more, by vote or value, of the total outstanding shares of Modiv Common Stock or had a basis in Modiv non-stock securities of at least $1 million. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the Closing Date. That statement must set forth the holder’s tax basis in, and the fair market value of, the shares of Modiv Common Stock surrendered pursuant to the Modiv Merger (both as determined immediately before the surrender of such shares), the date of the Modiv Merger and the name and employer identification number of GNL, Modiv and Merger Sub, and the holder will be required to retain permanent records of these facts. U.S. holders of Modiv Common Stock should consult their tax advisors as to whether they may be treated as a “significant holder.”
Information Reporting and Backup Withholding
Certain holders of Modiv Common Stock may be subject to information reporting and backup withholding at a rate of 24% with respect to any cash received in the Modiv Merger. Backup withholding generally will not apply, however, to a holder of shares of Modiv Common Stock that (i) furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on IRS Form W-9 and otherwise complies with all of the applicable requirements of the backup withholding rules; (ii) provides a properly completed IRS Form W-8BEN or W-8BEN-E; or (iii) is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.
Material U.S. Federal Income Tax Consequences Regarding GNL’s Taxation as a REIT
The following is a general summary of certain material U.S. federal income tax consequences regarding our election to be taxed as a REIT and the ownership and disposition of GNL Common Stock. For purposes of this discussion, references to “we,” “our” and “us” mean only GNL and do not include any of its subsidiaries or Modiv, except as otherwise indicated.
Taxation of GNL
We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2013. We believe that we have been organized and operated and intend to continue operating in such a manner as to qualify for taxation as a REIT so long as our board determines that REIT qualification is in our best interest. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.
It is a condition to the obligation of GNL to complete the Mergers that GNL receive an opinion from Greenberg Traurig, LLP (or another nationally recognized REIT counsel reasonably acceptable to Modiv) to the effect that GNL has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with GNL’s taxable year ended December 31, 2019 through and including its taxable year that includes the Closing Date. Such opinion will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by GNL regarding factual matters (including those contained in a tax representation letter provided by GNL) relating to the organization and operation of GNL and its subsidiaries, and representations made by Modiv regarding factual matters (including those contained in a tax representation letter provided by Modiv) relating to the organization and operation of Modiv and its subsidiaries.
It is a condition to the obligation of Modiv to complete the Merger that Modiv receive an opinion from Morrison & Foerster LLP (or another nationally recognized REIT counsel reasonably acceptable to GNL), on which GNL shall be entitled to rely, to the effect that Modiv has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with Modiv’s taxable year ended December 31, 2016, through and including its taxable year that ends on the Closing Date. Such opinion will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by Modiv regarding factual matters (including those contained in a tax representation letter provided by Modiv) relating to the organization and operation of Modiv and its subsidiaries.
The opinions described above are not a guarantee that GNL or Modiv, in fact, has qualified, or, in the case of GNL, will continue to qualify, as a REIT, nor are such opinions binding on the IRS. Furthermore, if any of the representations contained in the tax representation letters provided by GNL or Modiv are or become inaccurate or incomplete, the foregoing opinions may be invalid and the conclusions reached therein could be jeopardized.
Qualification and taxation as a REIT depend on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Greenberg Traurig, LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any tax year will satisfy such requirements for qualification and taxation as a REIT. We intend to continue to operate in a manner to qualify as a REIT following the Merger, but there is no guarantee that we will qualify or remain qualified as a REIT.
Taxation of REITs in General
Our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “— Failure to Qualify” for potential tax consequences if we fail to qualify as a REIT.
Provided that we comply with the applicable provisions in the Code and qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay to our stockholders and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that a corporation and its stockholders generally bear together. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when income is distributed. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.
Certain domestic stockholders that are individuals, trusts or estates are taxed on corporate distributions at a maximum rate of 20%. With limited exceptions, however, distributions from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. See “— Tax Rates.”
Any net operating losses and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “— Material U.S. Federal Income Tax Consequences to Holders of GNL Common Stock.”
Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:
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We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gain.

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If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but nonetheless maintain our qualification as a REIT because other requirements have been met, we will be subject to a tax equal to the product of (i) the amount by which we failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (ii) a fraction intended to reflect our profitability.

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We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (i) 85% of our REIT ordinary income for the calendar year, (ii) 95% of our REIT capital gain net income for the calendar year, and (iii) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.

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If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held for sale to customers in the ordinary course of business, such income would be subject to a 100% tax.

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We will be subject to U.S. federal income tax at the corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan or foreclose on property pursuant to a default on a lease.

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If we fail to satisfy any of the Asset Tests (as defined below), other than a failure of the 5% or 10% assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the amount determined by multiplying the corporate tax rate by the net income generated by the non-qualifying assets during the period in which we failed to satisfy the Asset Tests.

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If we fail to satisfy any other provision of the Code that would result in our failure to continue to qualify as a REIT (other than a requirement of the Gross Income Tests or the Asset Tests) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders. Such penalties generally would not be deductible by us.

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If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset during the five-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the corporate rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
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A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (a “TRS”) that do not reflect arm’s-length terms.

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The earnings of our subsidiaries that are C corporations, other than a subsidiary that is a qualified REIT subsidiary (a “QRS”), including any subsidiary we may elect to treat as a TRS will generally be subject to U.S. federal corporate income tax.

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We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
REIT Qualification Requirements
The Code defines a REIT as a corporation, trust or association:
(1)
which is managed by one or more trustees or directors;

(2)
the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)
which would be taxable as a domestic corporation but for its qualification as a REIT;

(4)
which is neither a financial institution nor an insurance company;

(5)
the beneficial ownership of which is held by 100 or more persons (determined without attribution to the owners of any entity owning our stock);

(6)
which is not “closely held,” meaning that at any time during the last half of each tax year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7)
which makes an election to be taxed as a REIT for the current tax year, or has made this election for a previous tax year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT;

(8)
which uses a calendar year for U.S. federal income tax purposes; and

(9)
which meets other tests described below, including with respect to the nature of its income and asset and annual distribution requirements.

The Code provides that conditions (1) through (4) must be met during each tax year for which REIT qualification is sought, and that condition (5) must be met on at least 335 days in each tax year of 12 months, proportionately adjusted for a short tax year. Conditions (5) and (6) do not have to be met during a corporation’s initial tax year as a REIT (which, in our case, was 2013). The GNL Charter contains certain provisions intended, among other purposes, to enable us to meet requirements (5) and (6) above. First, subject to certain exceptions, the GNL Charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 8.025% in value of the aggregate of our outstanding shares of capital stock and not more than 8.025% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of capital stock, without the approval of our board of directors. See “Description of Capital Stock — Summary of Restrictions on Transfer and Ownership of Stock.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our share and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.
To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). The GNL Charter contains provisions requiring each holder of shares of our stock to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with these requirements. We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.
We have adopted December 31 as our year end, thereby satisfying condition (8).
Effect of Subsidiary Entities
Ownership of Interests in Partnerships.   An unincorporated domestic entity, such as a partnership, limited liability company, or trust, that has a single owner generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. A REIT that is a partner in an entity treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to its proportionate share of the income of that entity. The REIT’s proportionate share of the partnership’s assets and income is based on its interest in partnership capital (except that for purposes of the 10% value test, the REIT’s proportionate share of the partnership’s assets is based on its proportionate interest in the equity and certain debt securities issued by the partnership). The assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our pro rata share of the assets and items of income of any subsidiary entity treated as a partnership for U.S. federal income tax purposes in which we own an interest, including our operating partnership, is treated as our assets and items of income for purposes of the Asset Tests and Gross Income Tests (each as defined below).
We expect to control our subsidiary entities treated as partnerships for U.S. federal income tax purposes, including our operating partnership, and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and that entity takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in that entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail an Asset Test or Gross Income Test (each as defined below), and that we would not become aware of the action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.
Ownership of Interests in Disregarded Subsidiaries.   We may from time-to-time own certain assets through subsidiaries that we intend to be treated as QRSs. A corporation will qualify as our QRS if we own, directly or indirectly, 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A QRS is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a QRS are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and

Gross Income Tests (each as defined below). A QRS is not subject to U.S. federal income tax, but may be subject to state or local tax, and our ownership of the stock of a QRS will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.” While we currently hold all of our investments through the operating partnership and subsidiaries of the operating partnership, we also may hold investments separately, through QRSs. Because a QRS must be wholly owned by a REIT, any QRS utilized by us would have to be owned by us, or another QRS, and could not be owned by the operating partnership unless we own 100% of the equity interest in the operating partnership. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the Asset Tests and Gross Income Tests (each as defined below), including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”
Ownership of Interests in Taxable Corporate Subsidiaries.   In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to our stockholders.
We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.
Certain restrictions imposed on TRSs limit the deductibility of interest paid or accrued by a TRS to its parent REIT to ensure that such TRS will be subject to appropriate levels of U.S. federal income taxation. Further, a 100% excise tax may be imposed on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.
Ownership of Interests in Subsidiary REITs.   We may acquire direct or indirect interests in one or more entities that will elect to be taxed as REITs under the Code, or a “Subsidiary REIT.” A Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to us. If a Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to U.S. federal income tax and (ii) the Subsidiary REIT’s failure to qualify could have an adverse effect on our ability to comply with the REIT income and asset tests, and thus could impair our ability to qualify as a REIT unless we could avail ourselves of certain relief provisions.
Gross Income Tests
For each calendar year, we must satisfy two separate tests based on the composition of our gross income, which we refer to as the “Gross Income Tests.”
75% Gross Income Test.   At least 75% of our gross income for the tax year (excluding gross income from prohibited transactions and certain hedging and foreign currency transactions) must result from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (iv) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (v) income from other specified investments relating to real property or mortgages thereon (which does not include gains from the sale of a non-qualified publicly offered REIT debt instrument), and (vi) for a limited time, temporary investment income (as described under the 75% Asset Test below). We refer to this requirement as the “75% Gross Income Test.” We intend to invest funds not otherwise invested in real properties in cash, cash equivalents or other liquid investments which will allow us to realize income that satisfies the 75% Gross Income Test.
95% Gross Income Test.   At least 95% of our gross income (excluding gross income from prohibited transactions and certain hedging and foreign currency transactions) for the tax year must be derived from (i) sources that satisfy the 75% Gross Income Test, (ii) dividends, (iii) interest, or (iv) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the “95% Gross Income Test.” It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash, cash equivalents or other liquid investments which will allow us to realize income that satisfies the 95% Gross Income Test.
Rents from Real Property.   Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test if the lease is respected as a true lease for U.S. federal income tax purposes and if all the conditions described below are met.
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The amount of rent is not based in whole or in part on the income or profits of any person from the underlying property. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits;

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Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

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Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

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We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a TRS, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.” Our board of directors intends to hire qualifying independent contractors or to utilize TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

We have represented that, with respect to our leasing activities, we will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (ii) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (iii) enter into any lease with a related party tenant.
Interest Income.   All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property or an interest in real property qualifies under the 75% Gross Income Test; provided, that in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test. Interest income constitutes qualifying mortgage interest for purposes of the 75% Gross Income Test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a tax year exceeds the fair market value of the real property on the date that we committed to acquire the loan, or agreed to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then the interest income generally will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% Gross Income Test only to the extent that the interest is allocable to the real property. For purposes of the preceding sentence, however, pursuant to IRS guidance we do not need to re-determine the fair market value of real property in connection with a loan modification that is occasioned by a default or made at a time when we reasonably believe the modification to the loan will substantially reduce a significant risk of default on the original loan, and the modification will not be treated as a prohibited transaction. We intend to structure our loans secured by real property so that the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment so that income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.
Dividend Income.   We may receive, directly or indirectly, distributions from TRSs or other corporations that are not REITs or QRSs. These distributions are generally classified as dividends to the extent of the earnings and profits of the distributing corporation. These distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests. We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the Gross Income Tests. Although we intend to take these actions to prevent a violation of the Gross Income Tests, we cannot guarantee that our actions will in all cases prevent a violation.
Fee Income.   Any fee income that we earn generally will not be qualifying income for purposes of either Gross Income Test. Any fees earned by a TRS, however, will not be included for purposes of our Gross Income Tests.

Foreign Income.   With respect to any foreign properties, we have maintained, and will continue to maintain, appropriate books and records for our foreign properties in applicable local currencies. Accordingly, for U.S. federal income tax purposes, including presumably the 75% and 95% Gross Income Tests summarized above, our income, gains and losses from our foreign operations that are not held in TRSs will generally be calculated first in the applicable local currency, and then translated into U.S. dollars at appropriate exchange rates as necessary. On the periodic repatriation of monies from such foreign operations to the United States, we will be required to recognize foreign exchange gains or losses; however, we believe that the foreign exchange gains we recognize from repatriation generally will constitute “real estate foreign exchange gains” under Code Section 856(n)(2) and will thus be excluded from the 75% and 95% Gross Income Tests summarized above.
Prohibited Transaction Income.   The net gain that we realize on the sale of an asset (other than foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, either directly or through any pass-through subsidiaries or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. However, the gross income from any prohibited transaction is excluded from both the 75% and 95% Gross Income Tests. See “— Prohibited Transactions” below.
Failure to Satisfy the Gross Income Tests.   If we fail to satisfy one or both of the 75% or 95% Gross Income Tests for any tax year, we may retain our qualification as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These provisions will be available generally if (i) our failure was due to reasonable cause and not due to willful neglect, (ii) we attach to our return a schedule describing the nature and amount of each item of our gross income in accordance with Treasury Regulations, which have not yet been issued, and (iii) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. If these relief provisions are available, we would be subject to a tax equal to the greater of the amount by which we failed the 75% or 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.
Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the 75% and 95% Gross Income Tests outlined above on a continuing basis beginning with our first tax year as a REIT.
Penalty Tax.   Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS of ours, redetermined deductions and excess interest represent any amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.
We do not believe we have been, and do not expect to be, subject to this penalty tax, although any rental or service arrangements we enter into from time to time may not satisfy the safe-harbor provisions referenced above.
Asset Tests
At the close of each calendar quarter of the tax year, we must satisfy five tests, summarized below, based on the composition of our assets which we refer to as the “Asset Tests.” After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We will continue to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any non-compliance.

75% Asset Test.   First, at least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the “75% Asset Test.” Real estate assets include real property (including interests in real property and interests in mortgages on real property or on interests in real property), shares in other qualifying REITs, debt instruments that are issued by publicly offered REITs (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) and stock or debt instruments we purchase that are attributable to the temporary investment of “new capital,” but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.
Additional Asset Tests.   Except as described below, the remaining 25% of our assets generally may be invested subject to certain restrictions.
Second, the aggregate value of all securities of TRSs that we hold may not exceed 25% (20% for taxable years beginning after December 31, 2017 and before January 1, 2026) of the value of our total assets.
Third, no more than 25% of the value of those assets may be invested in publicly offered REIT debt instruments that do not otherwise qualify as real estate assets under the 75% Asset Test (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).
Fourth, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.
Fifth, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and QRSs and the 10% value test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.
Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by a non-publicly offered REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% value test, as explained below).
Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” as defined in the Code, hold any securities of the corporate or partnership issuer that (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership). Such securities also include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% Gross Income Test described above under “— Gross Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.
We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets, and we do not expect to obtain independent appraisals to support our conclusions as to the total value of our assets or the value of any particular security or other asset. Moreover, values of some assets, including our interests in TRSs, may not be susceptible to a precise determination and are subject to change in the future. Although we are and will continue to be prudent in making these estimates, there can be no assurance that the IRS will agree with these determinations and may assert that a different value is applicable, in which case we might not satisfy the Asset Tests, and we could fail to qualify as a REIT.
Failure to Satisfy the Asset Tests.   A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer (other than those qualifying under the 75% Asset Test or securities of one or more QRS or TRS) representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (i) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, and (ii) $10 million; provided, that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury, or otherwise meets the requirements of those rules by the end of that period.
If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (i) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with Treasury Regulations; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (iv) the REIT pays a tax on the failure equal to the greater of (a) $50,000, or (b) an amount determined (under Treasury Regulations) by multiplying (I) the rate of tax for corporations under Code Section 11, by (II) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).
Annual Distribution Requirements
In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (i) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); plus (b) 90% of the net income (after tax) from foreclosure property; over (ii) the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid. Whether sufficient amounts have been distributed is based on amounts paid in the tax year to which they relate, or in the following tax year if we: (i) declared a dividend before the due date of our tax return (including extensions); (ii) distribute the dividend within the 12-month period following the close of the tax year (and not later than the date of the first regular dividend payment made after such declaration); and (iii) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record on a specified date in any such month will be treated as both having been paid by us and received by the stockholder on December 31st of such year, provided that we actually paid the dividend during January of the following year.
To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to U.S. federal income tax at the corporate tax rate on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (ii) the tax that we paid on their behalf with respect to that income.
We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (i) 85% of our REIT ordinary income for the calendar year, (ii) 95% of our REIT capital gain net income for the calendar year, and (iii) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.
Except as provided below, our deduction (and the deduction of any of our subsidiary partnerships) for net business interest expense properly allocable to a trade or business generally will be limited to 30% of taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future tax years. If we or any of our subsidiary partnerships are subject to this interest expense limitation, our REIT taxable income for a tax year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property, which generally imposes longer class lives. We believe that we and our subsidiary partnerships that are subject to this interest expense limitation will be eligible to make this election. If this election is made, although we or such subsidiary partnership, as applicable, would not be subject to the interest expense limitation described above, depreciation deductions may be reduced and, as a result, our REIT taxable income for a tax year may be increased. We (and our operating partnership) have elected to be treated as an “electing real property trade or business” and, accordingly, are not subject to the interest expense limitation described above under Code Section 163(j). However, we (and our operating partnership) are required to use the alternative depreciation system to depreciate certain property and, as a result, our depreciation deductions may be reduced. Accordingly, our REIT taxable income (and, in turn, our distribution requirements) for a tax year may be increased.
We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.
Recordkeeping Requirements
We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.
Prohibited Transactions
Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business, either directly or through any pass-through subsidiary or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances. No assurance can be given that any property sold by us, any pass-through subsidiary or a borrower that has issued a shared appreciation mortgage or similar debt instrument to us will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code (summarized below) that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.
A safe harbor under the Code provides an exception to prohibited transaction treatment for the sale of property that is a real estate asset under the 75% Asset Test if:
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the REIT has held the property for at least two years;

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the aggregate expenditures made by the REIT, or any partner, during the two-year period preceding the date of sale which are includable in the basis of the property are not in excess of 30% of the property’s net selling price;

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when combined with other sales in the year, either (i) the REIT does not make more than seven sales of property during the tax year (excluding sales of foreclosure property or in connection with an involuntary conversion), the “Seven Sales Exception,” (ii) the sale occurs in a year during which the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property), or (iii) the sale occurs in a year during which the REIT disposes of less than 20% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property) if the three-year average adjusted basis or fair market value does not exceed 10%;

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in the case of property which consists of land or improvements, was held for production of rental income for at least two years; and

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if the Seven Sales Exception is not satisfied, substantially all of the marketing and development expenditures were made through an independent contractor from whom the REIT does not derive any income or a TRS.

Although we may eventually sell each of the properties that we own or acquire, our primary intention in holding, acquiring and operating properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business.
Like-Kind Exchanges
We may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, or deficiency dividends, depending on the facts and circumstances surrounding the particular transaction.
Derivatives and Hedging Transactions
We and our subsidiaries have entered and may continue to enter into hedging transactions with respect to interest rate exposure or currency rate fluctuations on one or more of our assets or liabilities that qualify as “hedging transactions” under the Code and Treasury Regulations. These hedging transactions can take a variety of forms, including derivative instruments, such as interest rate swap contracts, interest rate cap and floor contracts, futures and forward contracts, and options. Income from a hedging transaction, including gain from the sale, disposition or termination of a position in such a transaction, that is clearly identified as a hedging transaction as specified in the Code and Treasury Regulations, will not constitute gross income for purposes of the 95% Gross Income Test or 75% Gross Income Test. The term “hedging transaction” for these purposes generally means (i) any transaction we enter into in the normal course of our business primarily to manage risk of (a) interest rate changes or fluctuation on indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (b) currency fluctuations with respect to any item of income or gain that would qualify under the 75% Gross Income Test or the 95% Gross Income Test or any property which generates such income and (ii) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries to the extent such income would jeopardize our REIT status. However, it is possible that our hedging activities may give rise to income that does not qualify for purposes of either or both of the Gross Income Tests and may adversely affect our ability to satisfy the REIT qualification requirements.
Tax Liabilities and Attributes Inherited in Connection with the Modiv Merger and Other Acquisitions
We or one of our subsidiaries may from time to time acquire other REITs through a merger or acquisition, including our acquisition of Modiv pursuant to the Modiv Merger. If Modiv or any other such REIT failed to qualify as a REIT for any of its taxable years, such REIT would be liable for (and we or our subsidiary, as applicable, as the surviving corporation in the merger or acquisition, would be obligated to pay) regular U.S. federal corporate income tax on its taxable income for such taxable years. In addition, if such REIT was a C corporation at the time of the merger or acquisition, the tax consequences described in the following paragraph generally would apply. If such REIT failed to qualify as a REIT for any of its previous taxable years, but qualified as a REIT at the time of such merger or acquisition, and we acquired such REIT’s assets in a transaction in which our tax basis in the assets of such REIT is determined, in whole or in part, by reference to such REIT’s tax basis in such assets, we generally would be subject to tax on the built-in gain on each asset of such REIT as described below if we were to dispose of the asset in a taxable transaction during the five-year period following such REIT’s requalification as a REIT, subject to certain exceptions. Moreover, even if such REIT qualified as a REIT at all relevant times, we would similarly be liable for other unpaid taxes (if any) of such REIT (such as the 100% tax on gains from any sales treated as “prohibited transactions” as described above under “— Gross Income Tests — Prohibited Transaction Income”).
From time to time, we may acquire other corporations or entities and, in connection with such acquisitions, we may succeed to the historical tax attributes and liabilities of such entities. For example, if we acquire a C corporation and subsequently dispose of its assets within five years of the acquisition, we could be required to pay the built-in gain tax described above under “— Taxation of REITs in General.” In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation. We also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time we acquired the entity.
Furthermore, after our acquisition of another corporation or entity, the asset and income tests will apply to all of our assets, including the assets we acquire from such corporation or entity, and to all of our income, including the income derived from the assets we acquire from such corporation or entity. As a result, the nature of the assets that we acquire from such corporation or entity and the income we derive from those assets may have an effect on our tax status as a REIT.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to regular U.S. federal corporate income tax at the maximum U.S. federal corporate tax rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we believe we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, we intend to elect to treat the related property as foreclosure property.
Failure to Qualify
If we fail to continue to qualify as a REIT in any tax year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends paid and will be subject to U.S. federal income tax on our taxable income at the regular corporate rate, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to continue to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.
Tax Aspects of the Operating Partnership
General.   From time to time, we may own, directly or indirectly, interests in various partnerships and limited liability companies. We expect these will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners of such partnerships are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership. We will include in our income our share of these partnership items for purposes of the various gross income tests, the computation of our REIT taxable income and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by these partnerships, based on our capital interests in each such entity. See “  —   Effect of Subsidiary Entities.” A disregarded entity is not treated as a separate entity for U.S. federal income tax purposes, and all assets, liabilities and items of income, gain, loss, deduction and credit of a disregarded entity are treated as assets, liabilities and items of income, gain, loss, deduction and credit of its parent that is not a disregarded entity for all purposes under the Code, including all REIT qualification tests.
Effect of Tax Classification of the Operating Partnership and Other Entities on REIT Qualification.   All of our significant investments are held through the operating partnership. We operate as an umbrella partnership REIT, or UPREIT, which is a structure whereby we own a direct interest in the operating partnership, and the operating partnership, in turn, holds interests in properties directly or indirectly through other non-corporate entities. The non-corporate entities would generally be organized as limited liability companies, partnerships or trusts. The operating partnership and non-corporate entities involve special tax considerations. These tax considerations include:
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allocations of income and expense items of the operating partnership and non-corporate entities, which could affect the computation of our taxable income;

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the status of the operating partnership and the non-corporate entities as partnerships or entities that are disregarded as separate from their owners, as opposed to associations taxable as corporations, for U.S. federal income tax purposes; and

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the taking of actions by the operating partnership or any of the non-corporate entities that could adversely affect our qualification as a REIT.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We are required to take into account our allocable share of the foregoing items of the operating partnership and other non-corporate entities for purposes of the Asset Tests and Gross Income Tests, and in the computation of our REIT taxable income and U.S. federal income tax liability.
In the opinion of Greenberg Traurig, LLP, based on factual representations by us and the operating partnership, for U.S. federal income tax purposes the operating partnership will be treated as a partnership or a disregarded entity. If, however, the operating partnership were treated as an association taxable as a corporation, we would fail to qualify as a REIT for a number of reasons.
The partnership agreement of the operating partnership requires that the operating partnership be operated in a manner that will enable us to satisfy the requirements for classification as a REIT. In this regard, we will control the operation of the operating partnership through our rights as its sole general partner.
Partnership Classification Generally.   Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be treated as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law, for U.S. federal income tax purposes, the operating partnership will be treated as a partnership, if it has two or more partners, or as a disregarded entity, if it is treated as having one partner. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of these safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income in each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership has had and will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.
If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws summarized above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership were treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to U.S. federal corporate income tax, and the partners of the partnership would be treated as stockholders, with distributions to the partners being treated as dividends.
Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in the property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS.
Income Taxation of Partnerships and their Partners.   Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, the allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, the property generally will have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to the differences as well.
For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.
Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition of depreciable property at a rate of 25% rather than at the normal capital gains rate, to the extent that the property has been depreciated.
Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As summarized above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.
Partnership Audit Rules.   Under rules that are generally effective for tax year beginning after December 31, 2017, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that these rules could result in partnerships in which we directly or indirectly invest, including our operating partnership, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.
Tax Consequences of Exercise of Exchange Rights.   Subject to some restrictions, the operating partnership agreement gives holders of limited partnership units the right to exchange their units into cash, subject to our right to pay for the units with shares of common stock rather than with cash. The exchange of units into shares is treated as a taxable sale of the units to us on which the unit owners will generally recognize gain in an amount equal to the value of the shares of common stock received plus the amount of liabilities of the operating partnership allocable to the units being exchanged, less the unit holder’s tax basis in those units. To the extent that the unit holder’s amount realized on the transaction is attributable to the unit holder’s share of inventory or unrealized receivables of the operating partnership, that portion may be recharacterized as ordinary income. No gain or loss will be recognized by us. Our basis in the units will be increased by the amount of cash and the market price of the shares used to acquire the units and will be adjusted to reflect changes in the liabilities of the operating partnership allocated to us as a result of acquiring the units.
Material U.S. Federal Income Tax Consequences to Holders of GNL Common Stock
The following discussion is a summary of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders of owning and disposing of GNL Common Stock. The rules governing U.S. federal income taxation of holders owning and disposing of GNL Common Stock are complex. This section is only a summary of such rules. We urge holders to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on ownership of GNL Common Stock, including any reporting requirements.
Taxation of Taxable U.S. Holders of GNL Common Stock
Distributions Generally.   Distributions (including any deemed distributions) that we make to our U.S. holders out of current or accumulated earnings and profits that we do not designate as “capital gain dividends” or “qualified dividend income” (as described below) will be treated as dividends taxable as ordinary income when actually or constructively received. See “— Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent described in “— Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. For purposes of determining whether distributions to holders of GNL Common Stock are out of our current or accumulated earnings and profits, our earnings and profits generally will be allocated first to distributions on shares of outstanding GNL preferred stock, if any, before being allocated to distributions on shares of outstanding GNL Common Stock.
Distributions in excess of our current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. holder, reducing the U.S. holder’s tax basis in such shares of GNL Common Stock by the amount of such distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares of GNL Common Stock will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Because distributions in excess of earnings and profits reduce the U.S. holder’s tax basis in shares of GNL Common Stock, this will increase the U.S. holder’s gain, or reduce the U.S. holder’s loss, on any subsequent sale of such shares of GNL Common Stock. Although U.S. holders generally will recognize taxable income in the year that a distribution is received, any distribution that we declare in October, November or December of any year and that is payable to a U.S. holder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. holder on December 31st of the year it was declared even if paid by us during January of the following calendar year.
U.S. holders that receive taxable stock distributions, including distributions partially payable in shares of GNL Common Stock and partially payable in cash, would be required to include the full amount of the distribution (i.e., the cash and the stock portion) as a dividend (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in shares of GNL Common Stock generally is equal to the amount of cash that could have been received instead of the shares of common stock. Depending on the circumstances of a U.S. holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the shares of common stock it received in connection with a taxable stock distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the distribution, such U.S. holder could have a capital loss with respect to the stock sale that could not be used to offset such income. A U.S. holder that receives shares of common stock pursuant to such distribution generally has a tax basis in such shares of common stock equal to the amount of cash that could have been received instead of such shares of common stock as described above and has a holding period in such shares of common stock that begins on the day immediately following the payment date for the distribution. In general, any distribution on shares of GNL Common Stock will be taxable as a dividend, unless the entire distribution is paid in shares of GNL Common Stock, which would be treated as a non-taxable distribution.
Any net operating losses or capital losses we have that are carried forward to future tax years may be used in those later years, subject to limitations, to reduce the amount of distributions required to satisfy the REIT distribution requirements described above. However, because we are not a pass-through entity for U.S. federal income tax purposes, U.S. holders may not use any of our net operating losses or capital losses to reduce their tax liabilities.
Capital Gain Dividends.   Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the tax year, without regard to the period for which the U.S. holder that receives such distribution has held its shares of GNL Common Stock. We also may elect to retain, rather than distribute as a capital gain dividend, all or part of our net capital gain and pay tax on the retained net capital gains. In such instances, U.S. holders would include their proportionate shares of such undistributed capital gain in income as long-term capital gain (subject to certain limitations), be deemed to have paid its share of the capital gains tax imposed on us, receive a credit or refund for the amount of tax deemed paid by it, and increase the adjusted tax basis of its shares of stock by the after-tax amount of such capital gains. Capital gains that we distribute, or are treated as distributing, to our stockholders and that we properly designate as capital gain dividends must be allocated between shares of our outstanding preferred stock, if any, and shares of our outstanding common stock. In order to properly designate any portion of a dividend as a capital gain dividend, except as otherwise required by law, we intend to allocate capital gains dividends based on the relative amount of total dividends paid or deemed paid for U.S. federal income tax purposes to holders of each class of our capital stock for the year.
Passive Activity Losses and Investment Interest Limitations.   Distributions we make and gain arising from the sale or exchange of GNL Common Stock by a U.S. holder will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder generally may elect to treat capital gain dividends, capital gains from the disposition of GNL Common Stock and income designated as qualified dividend income, as described in “— Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.
Dispositions of GNL Common Stock.   The amount of net capital gain or loss recognized upon the sale, exchange or other taxable disposition of shares of GNL Common Stock by a U.S. holder generally would equal the difference between (x) the amount of cash and fair market value of any property received in the sale and (y) the U.S. holder’s adjusted tax basis in the shares sold. Gain or loss on a sale of shares of GNL Common Stock by a non-corporate U.S. holder generally will qualify as long-term capital gain or loss, provided that the investor held the shares of GNL Common Stock for longer than one year prior to the sale. However, any loss from a sale or exchange of shares of GNL Common Stock by a U.S. holder who has held the shares of GNL Common Stock for six months or less generally would be treated as a long-term capital loss to the extent that the U.S. holder received distributions from us which were required to be treated as long-term capital gain. The use of capital losses is subject to limitations.
Tax Rates.   The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” generally is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” generally is the same reduced rate applicable to long-term capital gains. The reduced tax rate for qualified dividend income will not apply to dividends paid by us unless we properly designate all or a portion of a distribution as qualified dividend income and the U.S. holder meets certain holding period requirements. The maximum amount of our distributions eligible to be designated as qualified dividend income for a tax year is equal to the sum of (i) the qualified dividend income received by us during such tax year from C corporations (including any TRSs); (ii) the amount of earnings and profits accumulated in a non-REIT year that were distributed by the REIT during the tax year; (iii) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(iv) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain. Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.”
Gains recognized by U.S. holders that are corporations are subject to U.S. federal income tax at regular corporate tax rates. Furthermore, U.S. holders that are corporations may be required to treat up to 20% of some types of capital gain dividends as ordinary income. Corporate stockholders are not entitled to the dividends-received deduction with respect to our distributions.
In addition, non-corporate U.S. holders, including individuals, trusts and estates, generally may deduct up to 20% of dividends paid by REITs, other than capital gain dividends and dividends treated as qualified dividend income, for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax). A non-corporate U.S. holder’s ability to claim this 20% pass-through deduction may be limited by the U.S. holder’s particular circumstances and is subject to certain holding period requirements.
Taxation of Tax-Exempt Holders of GNL Common Stock
U.S. tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income tax except with respect to their unrelated business taxable income (“UBTI”). While many investments in real estate may generate UBTI, dividend distributions paid with respect to shares of GNL Common Stock and gain arising upon a sale or other disposition of such shares should not constitute UBTI unless the tax-exempt entity (i) has borrowed funds or otherwise incurred acquisition indebtedness to acquire its shares of stock, or (ii) otherwise uses the shares of stock in an unrelated trade or business.
For tax-exempt holders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares.
In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends it receives from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and, in general, should prevent us from becoming a pension-held REIT.
Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.
Backup Withholding and Information Reporting
We will report to our U.S. holders and the IRS the amount of dividends (including deemed dividends) paid during each calendar year and the amount (if any) of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends (including any deemed dividends) paid unless the U.S. holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide his, her or its correct taxpayer identification number or social security number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. holder who fails to certify its non-foreign status or with respect to whom the IRS notifies us that such shareholder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Taxation of Non-U.S. Holders of GNL Common Stock
Distributions Generally.   Distributions (including any taxable stock distributions) paid by us that are neither attributable to gains from sales or exchanges by us of USRPIs nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. holders generally are subject to a 30% withholding tax, or such lower rate as may be specified in an applicable income tax treaty, at the time of distribution, unless such dividend is effectively connected with a U.S. trade or business conducted by the Non-U.S. holder (and, if required by an applicable tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Under some income tax treaties, however, lower rates generally applicable to dividends do not apply to dividends from a REIT. Because constructive dividends would not give rise to any cash from which any applicable withholding tax could be satisfied, we may withhold U.S. federal tax on such dividend from cash proceeds otherwise payable to a Non-U.S. holder. For purposes of determining whether distributions to holders of GNL Common Stock are out of our current or accumulated earnings and profits, our earnings and profits generally will be allocated first to distributions on shares of outstanding GNL preferred stock, if any, before being allocated to distributions on shares of outstanding GNL Common Stock.
Dividends that are treated as effectively connected with a Non-U.S. holder’s conduct of a U.S. trade or business will not be subject to withholding, but the Non-U.S. holder generally will be subject to tax on such dividends on a net basis and at the graduated rates applicable to ordinary income, in the same manner as U.S. holders are taxed with respect to such dividends. Any such dividends also may be subject to the 30% branch profits tax in the case of a Non-U.S. holder that is a foreign corporation that is not entitled to any treaty exemption. In general, Non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of shares of our stock.
Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s common stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such common stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.
Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of USRPIs.   Pursuant to FIRPTA, distributions that are attributable to gain from our sales or exchanges of USRPIs (“USRPI capital gain”), whether or not designated as capital gain dividends, will, except as described below, be taxed to a Non-U.S. holder as if such gain were effectively connected with a U.S. trade or business. The Non-U.S. holder generally would be taxed at the normal capital gain rates applicable to U.S. holders (without regard to whether we designate the distribution as a capital gain dividend) and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such distributions may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. holder not entitled to any treaty exemption. We (or applicable withholding agent) are required by the Treasury Regulations to withhold 21% of any distribution attributable to USRPI capital gains. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a Non-U.S. holder, withholding would not apply to the distribution under FIRPTA. Rather, we must effect the withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. Such withheld amounts do not represent actual tax liabilities and are creditable by the Non-U.S. holder against its actual U.S. federal income tax liabilities. The Non-U.S. holder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. holder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. holder files applicable returns or refund claims with the IRS.
However, generally, pursuant to FIRPTA, distributions attributable to USRPI capital gains are not treated as effectively connected income for a Non-U.S. holder and instead are treated and taxed as ordinary dividends if (i) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States; and (ii) the Non-U.S. holder does not own more than 10% of that class of stock at any time during the one-year period ending on the date of the distribution. Distributions that qualify for this exception are subject to withholding tax in the manner described above as dividends of ordinary income. We believe that shares of GNL Common Stock and preferred stock are considered to be “regularly traded” on an established securities market located in the United States and will continue to be for the foreseeable future, although, no assurance can be given that this will be the case.
In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of those qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Capital gain dividends received by a Non-U.S. holder that are attributable to dispositions of our assets other than USRPIs (including interests in assets we hold solely as a creditor) are not subject to U.S. income or withholding tax, unless (i) the gain is effectively connected with the Non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the Non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, except that a Non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above, or (ii) the Non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the tax year and has a “tax home” in the United States, in which case the Non-U.S. holder will incur tax on his or her capital gains.
Retention of Net Capital Gains.   Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of GNL Common Stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.
Dispositions of GNL Common Stock.   Gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of GNL Common Stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a USRPHC will constitute a USRPI. We believe that we are a USRPHC. GNL Common Stock will not, however, constitute a USRPI so long as we are “domestically controlled.” We will be treated as “domestically controlled” if at all times during an applicable testing period (which is generally the five-year period ending on the date of disposition) less than 50% in value of our stock is held directly or indirectly by non-United States persons, subject to certain rules. For purposes of determining whether a REIT is domestically controlled, a person who at all times during the testing period holds less than 5% of a class of stock that is “regularly traded” on an established securities market in the United States is treated as a United States person unless the REIT has actual knowledge that such person is not a United States person. Treasury Regulations provide guidance for determining whether a REIT is domestically controlled including, among other things, that ownership by non-U.S. persons (other than persons treated as United States persons as described in the preceding sentence) will be determined by looking through pass-through entities. We believe, but cannot guarantee, that we are domestically controlled. Because the shares of GNL Common Stock are (and, we anticipate, will continue to be) publicly traded, no assurance can be given that we will continue to be domestically controlled.

However, even if we do not qualify as domestically controlled at the time a non-U.S. holder sells shares of GNL Common Stock, gain realized from the sale or other taxable disposition by a non-U.S. holder of such shares of GNL Common Stock would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if: (i) the shares sold are of a class of stock that is “regularly traded” on an established securities market and (ii) such Non-U.S. holder owned, actually and constructively, 10% or less of such class of stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. holder’s holding period. We believe that shares of GNL Common Stock are considered to be “regularly traded” on an established securities market and will continue to be for the foreseeable future, although, no assurance can be given that this will be the case.
In addition, dispositions of GNL Common Stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of GNL Common Stock. Furthermore, dispositions of shares of GNL Common Stock by certain “qualified foreign pension funds” or entities all of the interests of which are held by such “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of shares of GNL Common Stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. holder if either (i) such gain is effectively connected with the conduct by such Non-U.S. holder of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the Non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a Non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (ii) the Non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the Non-U.S. holder will be subject to a 30% tax on the Non-U.S.
Stockholder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if we are domestically controlled, upon disposition of shares of a class of our stock, a Non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the Non-U.S. holder (i) disposes of the shares of such class of stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (ii) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that class of stock during the 61-day period beginning with the first day of the 30-day period described in clause (i), unless shares of such class of stock are “regularly traded” on an established securities market within the United States and the Non-U.S. holder did not own more than 10% of such class of our stock at any time during the one-year period ending on the date of the distribution described in clause (i).
If gain on the sale, exchange or other taxable disposition of shares of GNL Common Stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of shares of GNL Common Stock were subject to taxation under FIRPTA, and if such shares of GNL Common Stock were not “regularly traded” on an established securities market, the purchaser of such shares of GNL Common Stock generally would be required to withhold and remit to the IRS 15% of the purchase price.
Information Reporting and Backup Withholding
Payments of dividends on GNL Common Stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on shares of GNL Common Stock to the non-U.S. holder, regardless of whether such distributions constitute a dividend or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such shares of GNL Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Medicare Contribution Tax
Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of GNL Common Stock. Holders of shares of GNL Common Stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the shares.
Foreign Account Tax Compliance Act (“FATCA”)
Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (including investment entities) and certain other non-U.S. entities as designated in the Code, the Treasury Regulations, or applicable intergovernmental agreement between the United States and a foreign country. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of GNL Common Stock paid to (1) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) unless the foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (2) a non-financial foreign entity that is the beneficial owner of the payment unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and the entity meets certain other specified requirements. Proposed Treasury Regulations would eliminate FATCA withholding tax on gross proceeds from the sale or other disposition of shares of GNL Common Stock. The preamble to the proposed Treasury Regulations provides that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued. The Treasury Regulations provide that these rules generally apply to payments of dividends on shares of our stock. We will not pay any additional amounts in respect of any amounts withheld.
U.S. holders and Non-U.S. holders are encouraged to consult their tax advisors regarding this withholding tax.
Other Tax Consequences
State, Local and Foreign Taxes.   We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. Any foreign taxes incurred by us would not pass through to U.S. Stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in shares of GNL Common Stock.
Legislative Proposals.   You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. You should consult your advisors concerning the status of legislative proposals that may pertain to a purchase of shares of our stock.

THE SPECIAL MEETING
This proxy statement/prospectus is being provided to Modiv stockholders as part of a solicitation of proxies by the Modiv Board for use at the special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides Modiv stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting. For purposes of this discussion, unless otherwise stated or unless the context otherwise requires, the terms “we,” “us” and “our” refer to Modiv.
Date, Time and Place of the Special Meeting
The Special Meeting will be held virtually at www.virtualshareholdermeeting.com/MDV2026SM at [•], Mountain Time on [•], 2026. Please note that you will not be able to attend the Special Meeting physically in person.
The Special Meeting will be held in a virtual-only format conducted via live audio webcast. To access the Special Meeting, visit www.virtualshareholdermeeting.com/MDV2026SM and enter the unique 16-digit control number included on your voting instruction form or proxy card. Modiv stockholders will be able to vote electronically during the Special Meeting.
Modiv has retained Broadridge to host the live webcast of the Special Meeting. You may call the technical support number that will be available 30 minutes before the Special Meeting begins at [•] if you encounter any technical difficulty logging-in or otherwise accessing the Special Meeting.
Purpose of the Special Meeting
At the Special Meeting, holders of Modiv Common Stock will be asked to consider and vote upon the following matters:
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the Merger Proposal;

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the Merger Compensation Proposal; and

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the Adjournment Proposal, if necessary.

Pursuant to the Modiv Bylaws and Maryland law, only matters specifically designated in the notice of special meeting may be brought before the Special Meeting. Approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Modiv Common Stock entitled to vote thereon. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus, which we encourage you to read carefully.
Recommendation of the Modiv Board
The Modiv Board, after consulting with its financial advisors and outside legal counsel and reviewing and considering various factors described in “— Modiv’s Board Recommendations and Reasons for the Mergers,” unanimously (i) has determined that the Merger Agreement and the transactions contemplated thereby, including the Mergers, are advisable and in the best interests of Modiv and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Modiv Merger, (ii) directed the Modiv Merger be submitted for consideration at the Special Meeting and (iii) recommended that holders of Modiv Common Stock vote in favor of the approval of the Modiv Merger.
The Modiv Board unanimously recommends that holders of Modiv Common Stock vote “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.
Record Date; Stock Entitled to Vote
Only holders of record of Modiv Common Stock at the close of business on [•], 2026, the record date for the Special Meeting, will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. Each share of Modiv Common Stock is entitled to one vote on all matters that come before the Special Meeting. Holders of record of Modiv Preferred Stock on the close of business on the Record Date are entitled to notice of, but may not vote at, the Special Meeting.
On the Record Date, there were [•] shares of Modiv Common Stock outstanding and entitled to vote at the Special Meeting.
On the Record Date, approximately [•]% of the outstanding shares of Modiv Common Stock were held by Modiv directors and executive officers and their respective affiliates. Modiv currently expects that the directors and executive officers of Modiv will vote their shares in favor of the proposal to approve the Modiv Merger, although none has entered into any agreements obligating them to do so.
Quorum
The presence virtually or by proxy of the holders of Modiv Common Stock entitled to cast a majority of all the votes entitled to be cast at the Special Meeting will constitute a quorum for the purposes of the Special Meeting. All shares of Modiv Common Stock represented at the Special Meeting, including abstentions and broker non-votes (shares held by a broker, bank or nominee that are represented at the special meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), will be treated as present for purposes of determining the presence or absence of a quorum at the Special Meeting. Because all of the proposals to be voted on at the Special Meeting are “non-routine” matters, brokers, banks and other nominees will not have authority to vote on any proposals unless instructed, so Modiv does not expect there to be any broker non-votes at the Special Meeting
Required Vote; Abstentions and Broker Non-Votes
Approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Modiv Common Stock entitled to vote thereon. Because the required vote for this proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes actually cast, if you fail to authorize a proxy to vote your shares or vote at the Special Meeting (including by abstaining), or fail to instruct your broker, bank or other nominee on how to vote, such failure will have the same effect as voting against the Merger Proposal.
The approval of the Merger Compensation Proposal and the Adjournment Proposal require the affirmative vote of the holders of a majority of the votes cast by holders of Modiv Common Stock. For the purpose of each of these proposals, if you fail to authorize a proxy to vote your shares or vote at the Special Meeting, or fail to instruct your broker, bank or other nominee on how to vote, it will not have any effect on the outcome of either proposal. Abstentions are not considered votes cast and therefore will have no effect on the outcome of either proposal.
Virtually Attending the Special Meeting
If you wish to virtually attend the Special Meeting via the Special Meeting website, you must (i) be a holder of record of Modiv Common Stock at the close of business on [•], 2026, (ii) hold your shares of Modiv Common Stock beneficially in the name of a broker, bank or other nominee as of the Record Date or (iii) hold a valid proxy for the Special Meeting.
To access the Special Meeting, visit www.virtualshareholdermeeting.com/MDV2026SM and enter the unique 16-digit control number included on your voting instruction form or proxy card. Whether you hold shares of Modiv Common Stock directly in your name as the holder of record or in the name of a broker, bank or nominee, you may virtually vote your shares at the Special Meeting.
If you plan to virtually attend and vote at the Special Meeting, Modiv still encourages you to submit your voting instructions in advance by the Internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to virtually attend the Special Meeting. Submitting your proxy by the Internet, telephone or mail will not limit your right to virtually attend and vote at the Special Meeting if you later decide to do so.

Shares Held in Street Name
If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you may vote virtually at the Special Meeting by using the 16-digit control number included on your proxy card or voting instruction form, or provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Modiv unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers, banks and nominees who hold shares of Modiv Common Stock on behalf of their customers may not give a proxy to Modiv to vote those shares without specific instructions from their customers.
If you are a Modiv stockholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee will not be permitted to vote those shares, and it will have the effect as described above under “— Required Vote; Abstentions and Broker Non-Votes.”
Manner of Voting
There are four ways to vote if you are a holder of record of Modiv Common Stock entitled to vote at the Special Meeting:
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By Internet:   You can authorize a proxy to vote your share over the Internet by following the instructions on the enclosed proxy card.

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By Telephone:   You can authorize a proxy to vote your shares by telephone by following the instructions on the proxy card.

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By Mail:   If you received your proxy materials by mail, you can authorize a proxy to vote your shares by filling out the accompanying proxy card and returning it to our tabulation agent in the enclosed return envelope.

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At the Special Meeting:   You may vote your shares of Modiv Common Stock virtually. You will be asked to provide the 16-digit control number from your proxy card.

Although we offer multiple voting methods, we encourage you to vote over the Internet or by telephone as we believe they are the most cost-effective and timely methods. We also recommend that you vote as soon as possible, even if you are currently planning to attend the Special Meeting to ensure your shares are represented at the Special Meeting if you later decide not to attend the Special Meeting.
The control number located on your proxy card is designed to verify your identity and allow you to submit a proxy for your shares, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.
Stockholders may generally vote via the Internet or by telephone until 11:59 p.m., Eastern Time, on [•], 2026, or our tabulation agent must receive paper proxy cards by the date and time of the Special Meeting. However, voting deadlines may vary depending on how you hold your shares, so please carefully review the specific instructions provided on your proxy card or voting instruction form.
Under NYSE rules, all of the proposals in this proxy statement/prospectus are non-routine matters. As a result, brokers may not vote uninstructed shares on any proposal. A broker non-vote occurs when shares held by a broker, bank or other nominee are represented at a meeting, but the broker, bank or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if you own Modiv Common Stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, since brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares.

Because the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Modiv Common Stock entitled to vote on the matter at the Special Meeting, the failure to provide your broker, bank or other nominee with voting instructions will have the same effect as a vote “AGAINST” the Merger Proposal. Because the approval of the Merger Compensation Proposal and the Adjournment Proposal each requires the affirmative vote of a majority of the votes cast on such proposal, and because your broker, bank or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your broker, bank or other nominee with voting instructions will have no effect on approval of either proposal, assuming a quorum is present.
Revocability of Proxies or Voting Instructions
You have the right to change or revoke your proxy at any time before the Special Meeting by:
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delivering a written revocation to John C. Raney, our Secretary, before the Special Meeting at 1500 North Grant Street #5609, Denver, CO 80203 so that it is received no later than [•], 2026;

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attending the virtual Special Meeting and voting as described above in “— Manner of Voting.” Virtual attendance at the Special Meeting will not by itself constitute revocation of a proxy; or

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submitting another, later dated, proxy by Internet, telephone or mail on a later date than your previously authorized proxy

Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting.
Solicitation of Proxies
Modiv has contracted with Innisfree to assist Modiv in the distribution of proxy materials and the solicitation of proxies. Modiv expects to pay fees to [•] of approximately $[•] to solicit proxies, plus additional fees and expenses for other services related to this proxy solicitation, including the review of proxy materials, dissemination of brokers’ search cards, distribution of proxy materials, operation of online and telephone voting systems, and receipt of executed proxies.
Adjournments
The Modiv Bylaws permit the chair of the Special Meeting, acting in his or her own discretion and without any action by Modiv stockholders, to adjourn the Special Meeting (whether or not a quorum is present) to a later date and time and at a place announced at the Special Meeting. The adjourned meeting may take place without further notice other than (i) by an announcement made at the Special Meeting or (ii) provided at a future time through means announced at the Special Meeting, unless the adjournment is for more than 120 days after the original record date, in which case a new record date for the Special Meeting shall be determined as set forth in the Modiv Bylaws (subject to certain restrictions in the Merger Agreement)
Postponements
At any time prior to convening the Special Meeting, we may postpone the Special Meeting for any reason without the approval of our stockholders by making a public announcement of such postponement prior to the meeting. Notice of the date, time and place to which the Special Meeting is postponed shall be given not less than ten days prior to such postponed date and otherwise in the manner set forth in the Modiv Bylaws. If the Special Meeting is postponed to a date more than 120 days after the original record date, a new record date for the Special Meeting shall be determined as set forth in the Modiv Bylaws (subject to certain restrictions in the Merger Agreement).

PROPOSAL 1: THE MERGER PROPOSAL
Modiv is asking its stockholders to vote on a proposal to approve the merger of Modiv with and into REIT Merger Sub pursuant to the terms of the Merger Agreement and the other transactions contemplated by the Merger Agreement.
The Modiv Board, after consulting with its financial advisors and outside legal counsel and reviewing and considering various factors described in the section entitled “The Mergers — Reasons for the Mergers,” unanimously (i) authorized, adopted and approved the execution, delivery and performance of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement and declared that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Modiv and its stockholders, (ii) directed that the Modiv Merger be submitted for consideration at a meeting of Modiv’s stockholders, and (iii) resolved to recommend that Modiv’s stockholders approve the Modiv Merger.
For detailed information regarding this proposal, see the information about the merger throughout this proxy statement/prospectus, including the information set forth in the sections entitled “The Mergers” and the “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Modiv Common Stock entitled to vote thereon as of the record date for the Special Meeting. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 1, your shares will be voted in accordance with the recommendation of the Modiv Board, which is “FOR” this Proposal 1. Because the required vote for this proposal is based on the number of votes Modiv’s stockholders are entitled to cast rather than on the number of votes actually cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the Merger Proposal.
Approval of this proposal is a condition to the completion of the Mergers. In the event this proposal is not approved, Modiv will not be able to complete the Mergers.
Recommendation of the Modiv Board:
The Modiv Board unanimously recommends a vote “FOR” the Merger Proposal.

PROPOSAL 2: THE MERGER COMPENSATION PROPOSAL
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Modiv is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Modiv’s named executive officers that is based on or otherwise relates to the Mergers, as described in the section entitled — “Interests of Directors and Executive Officers in the Mergers.” Accordingly, stockholders are being provided the opportunity to cast an advisory vote on such payments.
The compensation that may be paid or become payable to certain of Modiv’s named executive officers in connection with the Mergers includes a cash consulting fee and the accelerated vesting of equity awards. For a detailed discussion of such compensation arrangements, please see the section entitled “— Interests of Directors and Executive Officers in the Mergers — Quantification of Payments and Benefits to Modiv’s Named Executive Officers.”
For further details regarding such compensation, please see the table entitled “Golden Parachute Compensation” beginning on page 60 of this proxy statement/prospectus and management information circular, which is required by Item 402(t) of Regulation S-K.
The amounts indicated in the Golden Parachute Compensation table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in that section. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth in the table.
As an advisory vote, this proposal is not binding upon Modiv or the Modiv Board, and approval of this proposal is not a condition to completion of the Mergers and is a vote separate and apart from the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Merger Compensation Proposal and vice versa. Because the merger-related executive compensation to be paid in connection with the Mergers is based on the terms of the Merger Agreement as well as the contractual arrangements with Modiv’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the Merger Proposal is approved (subject only to the contractual conditions applicable thereto). However, Modiv seeks the support of its stockholders, and believes that stockholder support is appropriate as the executive compensation programs are designed to incentivize executives to successfully execute a transaction such as that contemplated by the Merger Proposal from its early stages until consummation. Accordingly, holders of shares of Modiv Common Stock are being asked to vote on the following resolution:
RESOLVED, that the stockholders of Modiv approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the named executive officers of Modiv that is based on or otherwise relates to the Mergers, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “Interests of Directors and Executive Officers in the Mergers — Quantification of Payments and Benefits to Modiv’s Named Executive Officers.”
Approval of the Merger Compensation Proposal requires the affirmative vote of a majority of the votes cast on the proposal. An abstention or failure to vote on this proposal will have no effect on the approval of this proposal.
Recommendation of the Modiv Board:
The Modiv Board unanimously recommends a vote “FOR” the Merger Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL
Modiv is asking its stockholders to consider and vote on a proposal to approve any adjournment or postponement of the Special Meeting to another date, time or place if necessary or appropriate for the purpose of soliciting additional proxies for the Merger Proposal if there are not sufficient votes at the time of the Special Meeting or any adjournment thereof to approve the Merger Proposal. If Modiv’s stockholders approve the Adjournment Proposal, Modiv could adjourn the Special Meeting to another date and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if Modiv had received proxies representing a sufficient number of votes against the Merger Proposal such that the Merger Proposal would be defeated, Modiv could adjourn the Special Meeting without a vote on the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Proposal. If the Special Meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise at the Special Meeting as so adjourned or postponed.
In addition, the chair of the Special Meeting could adjourn the Special Meeting before it commences, including if under the Modiv Bylaws a quorum is not present for the meeting. This authority exists and may be utilized independent of any authority granted pursuant to the Adjournment Proposal. Notwithstanding the foregoing, Modiv’s right to adjourn or postpone the Special Meeting, the number of times that it may adjourn or postpone the Special Meeting, and the duration of any such adjournment or postponement, is subject to the terms of the Merger Agreement.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal. The chair of the Special Meeting also has the power to adjourn any meeting of Modiv’s stockholders to another place, if any, date and time, and the chair of the Special Meeting may elect to exercise this adjournment authority whether or not the Adjournment Proposal has been approved. Approval of this proposal is not a condition to the completion of the Mergers. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 3, your shares will be voted in accordance with the recommendation of the Modiv Board, which is “FOR” this Proposal 3. An abstention or failure to vote on this proposal will have no effect on the approval of this proposal.
Recommendation of the Modiv Board:
The Modiv Board unanimously recommends a vote “FOR” the Adjournment Proposal.

COMPARATIVE MARKET PRICE DATA AND IMPLIED VALUE OF MERGER CONSIDERATION
Shares of GNL Common Stock are listed for trading on the NYSE under the symbol “GNL.” Shares of Modiv Common Stock are listed for trading on the NYSE under the symbol “MDV.” The following table presents trading information for GNL and Modiv Common Stock on May 1, 2026, the last trading day before public announcement of the Merger Agreement and May 29, 2026, the latest practicable trading day before the date of this proxy statement/prospectus.
	GNL Common Stock			Modiv Common Stock
Date	High	Low	Close	High	Low	Close
May 1, 2026	$9.57	$9.44	$9.53	$16.13	$15.87	$16.09
May 29, 2026	$9.49	$9.35	$9.37	$18.46	$18.15	$18.16
For illustrative purposes, the following table provides Modiv equivalent per share information on each of the specified dates. Modiv equivalent per share amounts are calculated by multiplying the per share price of each share of GNL Common Stock by 1.975, the Exchange Ratio.
	GNL Common Stock			Modiv Common Stock
Date	High	Low	Close	High	Low	Close
May 1, 2026	$9.57	$9.44	$9.53	$18.90	$18.64	$18.82
May 29, 2026	$9.49	$9.35	$9.37	$18.74	$18.47	$18.51
The market prices of GNL Common Stock and Modiv Common Stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate prior to the completion of the Mergers. No assurance can be given concerning the market prices of GNL Common Stock and Modiv Common Stock before completion of the Mergers or of the common stock of the Combined Company after completion of the Mergers. Because the merger consideration is fixed and will not be adjusted for changes in the market prices of GNL Common Stock and Modiv Common Stock, the market price of GNL Common Stock (and, therefore, the value of the merger consideration) when received by Modiv stockholders after the Modiv Merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to stockholders in determining how to vote with respect to the proposals described in this proxy statement/prospectus. We urge you to obtain current market quotations for GNL Common Stock and Modiv Common Stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements and notes thereto present the unaudited pro forma condensed combined balance sheet as of March 31, 2026 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and the year ended December 31, 2025. The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X in order to give effect to the Merger (as defined and described below) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
On May 3, 2026, Global Net Lease, Inc. (“GNL” or the “Company”), together with its direct and indirect subsidiaries, GNL Motion Merger Sub, LLC (“REIT Merger Sub”), Global Net Lease Operating Partnership, L.P. (the “OP”) and GNL Motion OpCo Merger Sub, LLC (“OpCo Merger Sub” and, together with GNL, REIT Merger Sub and the OP, the “GNL Parties”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Modiv Industrial, Inc. (“Modiv”) and Modiv Operating Partnership, LP (the “Modiv Operating Partnership” and, together with Modiv, the “Modiv Parties”). Pursuant to the terms and conditions of the Merger Agreement, upon the closing, Modiv will merge with and into REIT Merger Sub with REIT Merger Sub continuing as the surviving entity (the “Modiv Merger”). Contemporaneously therewith or immediately following the Modiv Merger, OpCo Merger Sub will merge with and into the Modiv Operating Partnership, with the Modiv Operating Partnership being the surviving entity (such merger transaction, the “OpCo Merger” and, together with the Modiv Merger, the “Merger”).
The following unaudited pro forma condensed combined financial statements have been prepared by applying the acquisition method of accounting with GNL treated as the acquiror for accounting purposes. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of GNL and historical consolidated financial statements of Modiv as adjusted to give effect to the Merger.
The unaudited pro forma condensed combined financial information is qualified in its entirety and should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements as well as the following documents:
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The separate historical financial statements of GNL as of and for the three months ended March 31, 2026 and the related notes included in GNL’s Quarterly Report on Form 10-Q for the period ended March 31, 2026.

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The separate historical financial statements of GNL as of and for the year ended December 31, 2025 and the related notes included in GNL’s Annual Report on Form 10-K for the year ended December 31, 2025.

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The separate historical financial statements of Modiv as of and for the three months ended March 31, 2026 and the related notes included in Modiv’s Quarterly Report on Form 10-Q for the period ended March 31, 2026.

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The separate historical financial statements of Modiv as of and for the year ended December 31, 2025 and the related notes included in Modiv’s Annual Report on Form 10-K for the year ended December 31, 2025.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 gives effect to the Merger as if it had occurred on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the quarter ended March 31, 2026, and the year ended December 31, 2025 give effect to the Merger as if it had occurred on January 1, 2025.
These unaudited pro forma condensed combined financial statements have been prepared for informational purposes only, based on assumptions and estimates that GNL’s management considers appropriate. GNL has not completed the detailed valuation work necessary to finalize the required estimated fair values and estimated lives of Modiv’s assets to be acquired and liabilities to be assumed and the related allocation of the purchase price, and the final allocation of the purchase price will be determined after the Merger is completed and after completion of an analysis to determine the estimated fair value of Modiv’s assets and liabilities, and associated tax adjustments. The pro forma adjustments contained herein reflect management’s best estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and additional analyses are performed. GNL’s management believes these assumptions provide a reasonable basis for presenting the material effects directly attributable to the Merger, and that the adjustments have been appropriately applied throughout these financial statements. As these unaudited pro forma condensed combined financial statements have been prepared based on these assumptions, the final amounts recorded may differ materially from the information presented herein. These unaudited pro forma condensed combined financial statements are not intended to reflect what GNL’s actual financial condition or results of operations would have been had the Merger occurred on the dates indicated, nor are they intended to be indicative of GNL’s future financial position or results of operations. Further, these unaudited pro forma condensed combined financial statements do not reflect any operating synergies, cost savings or revenue enhancements that may result from the Merger, the costs to integrate the operations of GNL and Modiv, or the costs necessary to achieve those operating synergies, cost savings and revenue enhancements.

GLOBAL NET LEASE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2026
(In thousands, except share and per share amounts)
	HISTORICAL GNL	HISTORICAL MODIV AS RECLASSIFIED	PRO FORMA TRANSACTIONS ADJUSTMENTS		PRO FORMA GNL COMBINED
		(Note 2)	(Note 4)
ASSETS
Real estate investments, at cost:
Land	$648,558	$108,600	$(1,682)	(a)	$755,476
Buildings, fixtures and improvements	3,534,839	388,066	12,058	(b)	3,934,963
Construction in progress	3,630	—	—		3,630
Acquired intangible lease assets	503,278	15,100	28,821	(c)	547,199
Total real estate investments, at cost	4,690,305	511,766	39,197		5,241,268
Less accumulated depreciation and amortization	(976,371)	(71,839)	71,839	(d)	(976,371)
Total real estate investments, net	3,713,934	439,927	111,036		4,264,897
Real estate assets held for sale	19,914	10,733	—		30,647
Assets related to discontinued operations	—	—	—		—
Cash and cash equivalents	125,479	4,477	—	(e)	129,956
Restricted cash	11,979	—	—		11,979
Derivative assets, at fair value	1,223	2,243	(2,243)	(f)	1,223
Unbilled straight-line rent	72,969	24,350	(24,350)	(g)	72,969
Operating lease right-of-use asset	61,868	—	—		61,868
Prepaid expenses and other assets	56,516	2,554	—		59,070
Multi-tenant disposition receivable, net	22,013	—	—		22,013
Deferred tax assets	5,139	—	—		5,139
Goodwill	45,628	—	7,128	(h)	52,756
Deferred financing costs and leasing commissions, net	15,638	—	—		15,638
Total Assets	$4,152,300	$484,284	$91,571		$4,728,155
LIABILITIES AND EQUITY
Mortgage notes payable, net	$1,222,275	$23,708	$(23,708)	(i)	$1,222,275
Credit facility term loan, net	—	249,714	(249,714)	(j)	—
Revolving credit facility	290,006	—	315,983	(k)	605,989
Senior notes, net	934,020	—	—		934,020
Acquired intangible lease liabilities, net	16,714	6,835	8,136	(l)	31,685
Derivative liabilities, at fair value	1,727	—	—		1,727
Accounts payable and accrued expenses	29,162	2,327	5,504	(m)	36,993
Operating lease liabilities	40,634	—	—		40,634
Prepaid rent	26,718	1,935	—		28,653
Deferred tax liability	17,518	—	—		17,518
Dividends payable	11,570	2,056	(2,056)	(n)	11,570
Real estate liabilities held for sale	64	—	—		64
Liabilities related to discontinued operations	641	—	—		641
Total Liabilities	2,591,049	286,575	54,145		2,931,769

	HISTORICAL GNL	HISTORICAL MODIV AS RECLASSIFIED	PRO FORMA TRANSACTIONS ADJUSTMENTS		PRO FORMA GNL COMBINED
		(Note 2)	(Note 4)
Commitments and contingencies	—	—	—		—
Stockholders’ Equity:
Preferred stock, at par	240	2	(2)	(o)	240
Common stock, at par	3,450	11	193	(p)	3,654
Additional paid-in capital	4,213,160	337,624	(143,926)	(q)	4,406,858
Treasury stock	—	(7,112)	7,112	(r)	—
Accumulated other comprehensive income	12,993	865	(865)	(s)	12,993
Accumulated deficit	(2,668,592)	(172,080)	166,576	(t)	(2,674,096)
Total Stockholders’ Equity	1,561,251	159,310	29,088		1,749,649
Non-controlling interest	—	38,399	8,338	(u)	46,737
Total Equity	1,561,251	197,709	37,426		1,796,386
Total Liabilities and Equity	$4,152,300	$484,284	$91,571		$4,728,155

GLOBAL NET LEASE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2026
(In thousands, except share and per share amounts)
	HISTORICAL GNL	HISTORICAL MODIV AS RECLASSIFIED	PRO FORMA TRANSACTIONS ADJUSTMENTS		PRO FORMA GNL COMBINED
		(Note 2)	(Note 5)
Revenue	$109,286	$11,703	$(533)	(a)	$120,456
Expenses:
Property operating expenses	12,925	905	—		13,830
Impairment charges	11,115	—	—		11,115
Acquisition, transaction and other costs	4,387	565	—		4,952
General and administrative	12,144	1,507	—		13,651
Equity-based compensation	4,042	804	—		4,846
Depreciation and amortization	41,612	3,718	700	(c)	46,030
Total expenses	86,225	7,499	700		94,424
Operating income before gain on dispositions of real estate investments	23,061	4,204	(1,233)		26,032
Gain on dispositions of real estate investments	7,879	—	—		7,879
Operating income	30,940	4,204	(1,233)		33,911
Other income (expense):
Interest expense	(39,191)	(4,562)	1,955	(d)	(41,798)
Loss on extinguishment of debt	(1,707)	—	—		(1,707)
Gain on derivative instruments	3,065	—	—		3,065
Unrealized income on undesignated foreign currency advances and other hedge ineffectiveness	—	—	—		—
Income from unconsolidated investment in a real estate property	—	38	—	(e)	38
Other income	174	25	—		199
Total other expense, net	(37,659)	(4,499)	1,955		(40,203)
Net (loss) income before income tax	(6,719)	(295)	722		(6,292)
Income tax expense	(1,642)	—	—		(1,642)
(Loss) income from continuing operations	(8,361)	(295)	722		(7,934)
Net loss (income) attributable to non-controlling interest	—	208	(42)	(f)	166
Preferred stock dividends	(10,936)	(775)	775	(g)	(10,936)
Net (loss) income from continuing operations attributable to common stockholders	$(19,297)	$(862)	$1,455		$(18,704)
Basic and Diluted Loss Per Share:
Net loss per share from continuing operations attributable to common stockholders – Basic and Diluted	$(0.09)				$(0.08)
Weighted average common shares outstanding – Basic and Diluted (h)	214,039,512				234,428,760

GLOBAL NET LEASE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025
(In thousands, except share and per share amounts)
	HISTORICAL GNL	HISTORICAL MODIV AS RECLASSIFIED	PRO FORMA TRANSACTIONS ADJUSTMENTS		PRO FORMA GNL COMBINED
		(Note 2)	(Note 5)
Revenue	$495,286	$46,387	$(1,263)	(a)	$540,410
Expenses:
Property operating expenses	51,206	3,460	—		54,666
Impairment charges	157,532	5,814	—		163,346
Merger, transaction and other costs	6,662	—	5,504	(b)	12,166
General and administrative expenses	52,753	5,811	—		58,564
Equity-based compensation	12,514	2,915	—		15,429
Depreciation and amortization	191,189	15,087	2,583	(c)	208,859
Goodwill impairment	7,134	—	—		7,134
Total expenses	478,990	33,087	8,087		520,164
Operating income before gain on dispositions of real estate investments	16,296	13,300	(9,350)		20,246
Gain on dispositions of real estate investments	94,687	2,520	—		97,207
Operating income	110,983	15,820	(9,350)		117,453
Other (expenses) income:
Interest expense	(194,718)	(16,917)	6,489	(d)	(205,146)
Loss on extinguishment of debt	(11,222)	—	—		(11,222)
Loss on derivative instruments	(10,676)	—	—		(10,676)
Unrealized loss on undesignated foreign currency advances and other hedge ineffectiveness	(12,644)	—	—		(12,644)
Income from unconsolidated investment in a real estate property	—	758	—	(e)	758
Other income	4,331	893	—		5,224
Total other expense, net	(224,929)	(15,266)	6,489		(233,706)
Net (loss) income before income tax	(113,946)	554	(2,861)		(116,253)
Income tax expense	(21,801)	—	—		(21,801)
(Loss) income from continuing operations	(135,747)	554	(2,861)		(138,054)
Net loss attributable to non-controlling interest	—	514	2,271	(f)	2,785
Preferred stock dividends	(43,743)	(3,202)	3,202	(g)	(43,743)
Net (loss) income from continuing operations attributable to common stockholders	$(179,490)	$(2,134)	$2,612		$(179,012)
Basic and Diluted Loss Per Share:
Net loss per share from continuing operations attributable to common stockholders – Basic and Diluted	$(0.81)				$(0.75)
Weighted average common shares outstanding – Basic and Diluted (h)	223,255,282				243,644,530

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
Note 1 — Description of Transaction
On May 3, 2026, the GNL Parties and the Modiv Parties entered into the Merger Agreement that provides for the acquisition of Modiv by GNL, subject to the approval of Modiv stockholders. Pursuant to the terms and conditions of the Merger Agreement, upon the closing, GNL will acquire Modiv through the merger of Modiv with and into REIT Merger Sub and the merger of OpCo Merger Sub with and into the Modiv Operating Partnership, and Modiv will become a wholly-owned subsidiary of GNL.
Under the terms of the Merger Agreement, Modiv stockholders will receive 1.975 newly-issued shares of GNL Common Stock, par value $0.01 (“GNL Common Stock”) for each share of Modiv’s Class C Common Stock, par value $0.001 (the “Modiv Common Stock”). Also, holders of Modiv’s Class C limited partnership units (the “Modiv Class C Units”) will receive 1.975 newly-issued units of limited partnership interest in the OP (the “GNL OP Units”). In addition, GNL expects to repay Modiv’s (1) $24.0 million mortgage notes payable (the “Modiv Mortgage Notes Payable”), (2) $250 million credit facility term loan (the “Modiv Term Loan”) and (3) 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 (the “Modiv Preferred Stock”) upon consummation of the Merger, using proceeds from GNL’s revolving credit facility (the “GNL Revolving Credit Facility”).
Note 2 — Basis of Presentation
The GNL and Modiv historical financial information has been derived from the consolidated financial statements included in GNL’s and Modiv’s Quarterly Reports on Form 10-Q for the quarter ended March 31,2026, and GNL’s and Modiv’s Annual Reports on Form 10-K for the year ended December 31, 2025, which have been incorporated by reference into this proxy statement/prospectus. Additionally, the accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. Certain historical amounts of Modiv have been reclassified to conform to GNL’s financial statement presentation (see below).
The unaudited pro forma condensed combined financial information is qualified in its entirety and should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements as well as the following documents:
•
The separate historical financial statements of GNL as of and for the three months ended March 31, 2026 and the related notes included in GNL’s Quarterly Report on Form 10-Q for the period ended March 31, 2026.

•
The separate historical financial statements of GNL as of and for the year ended December 31, 2025 and the related notes included in GNL’s Annual Report on Form 10-K for the year ended December 31, 2025.

•
The separate historical financial statements of Modiv as of and for the three months ended March 31, 2026 and the related notes included in Modiv’s Quarterly Report on Form 10-Q for the period ended March 31, 2026.

•
The separate historical financial statements of Modiv as of and for the year ended December 31, 2025 and the related notes included in Modiv’s Annual Report on Form 10-K for the year ended December 31, 2025.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805, Business Combinations, which requires the determination of the acquiror, the merger date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. GNL’s management has determined that GNL represents the accounting acquiror in the Merger based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to these transactions. As a result, GNL will record the business combination in its financial statements and will apply the acquisition method to account for the acquired assets and liabilities of Modiv upon completion of the Merger. Applying the acquisition method includes recording the identifiable assets acquired and liabilities assumed at their fair values, and recording

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
goodwill for the excess of the purchase price over the aggregate fair value of the identifiable assets acquired and liabilities assumed in the Merger.
To prepare the unaudited pro forma condensed combined financial information, GNL adjusted Modiv’s assets and liabilities to their estimated combined fair values based on preliminary valuation work. As of the date of this filing, GNL has not completed the detailed valuation work necessary to finalize the required estimated fair values and estimated lives of Modiv’s assets to be acquired and liabilities to be assumed and the related allocation of the purchase price. The final allocation of the purchase price will be determined after the transaction is completed and after completion of an analysis to determine the estimated fair value of Modiv’s assets and liabilities, and associated tax adjustments. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.
Adjustments to Historical Modiv Balance Sheet
To conform the presentation of Modiv’s historical balance sheet as of March 31, 2026 to GNL’s balance sheet presentation, the following adjustments to Modiv’s historical balance sheet were made:
•
Tenant origination and absorption costs on Modiv’s March 31, 2026 balance sheet of $13.5 million was reclassified to GNL’s acquired intangible lease assets.

•
Above-market lease intangibles, net on Modiv’s March 31, 2026 balance sheet of $1.2 million was reclassified as follows:

•
$1.6 million of gross above-market lease intangibles has been reclassified to GNL’s acquired intangible lease assets, and

•
$0.4 million of accumulated amortization related to above-market lease intangibles has been reclassified to GNL’s accumulated depreciation and amortization.

•
Tenant deferred rent and other receivables on Modiv’s March 31, 2026 balance sheet of $24.6 million was reclassified as follows:

•
$24.4 million of straight-line rent has been reclassified to GNL’s unbilled straight-line rent, and

•
$0.2 million of tenant rent and reimbursements has been reclassified to GNL’s prepaid expenses and other assets.

•
Other assets related to real estate investments held for sale on Modiv’s March 31, 2026 balance sheet of $0.1 million has been reclassified to GNL’s real estate assets held for sale.

•
Unearned rent included in accounts payable, accrued and other liabilities on Modiv’s March 31, 2026 balance sheet of $1.9 million has been reclassified to GNL’s prepaid rent.

Adjustments to Historical Modiv Statements of Operations
To conform the presentation of Modiv’s historical statements of operations to GNL’s statements of operations presentation, the following adjustments to Modiv’s historical statements of operations were made:
•
Interest and other income in Modiv’s March 31, 2026 statement of operations of $25,000 has been reclassified to GNL’s other income.

•
Interest and other income in Modiv’s December 31, 2025 statement of operations of $0.9 million has been reclassified to GNL’s other income.

Note 3 — Preliminary Purchase Price Allocation
Estimated Preliminary Purchase Price
The following table presents a preliminary purchase price estimate to affect the Merger. The estimated equity consideration portion of the preliminary purchase price was based on the outstanding share or unit

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
count as of March 31, 2026 and the closing price of GNL Common Stock as of May 26, 2026. A change of 10% in the closing price per share of GNL Common Stock would increase or decrease the estimated fair value of the equity consideration by approximately $24.1 million.
(in thousands)	Notes	Amount	Consideration Type
Fair value of GNL Common Stock to be issued to holders of Modiv Common Stock	3a	$193,902	GNL Common Stock
Fair value of GNL OP Units to be issued to holders of Modiv’s Class C OP Units	3b	46,737	GNL OP Units
Total equity consideration		240,639
Cash used to repay the Modiv Mortgage Notes Payable, the Modiv Term Loan and the Modiv Preferred Stock	3c	315,983	Cash
Total estimated preliminary purchase price		$556,622

(3a)
The following table presents the fair value of GNL Common Stock expected to be issued to holders of Modiv Common Stock:

Modiv Common Stock
Outstanding shares of Modiv Common Stock as of March 31, 2026	10,323,670
Conversion ratio per Merger Agreement	1.975
Total number of shares of GNL Common Stock expected to be issued	20,389,248
Closing price of GNL Common Stock as of May 26, 2026	$9.51
Fair value of GNL Common Stock expected to be issued to holders of Modiv Common Stock (in thousands)	$193,902

(3b)
The following table presents the fair value of GNL OP Units expected to be issued to holders of Modiv Class C OP Units:

Modiv Class C Units
Modiv’s Class C OP Units outstanding as of March 31, 2026(1)	2,488,371
Conversion ratio per Merger Agreement	1.975
Total number of shares of GNL OP Units expected to be issued	4,914,532
Closing price of GNL Common Stock as of May 26, 2026	$9.51
Fair value of GNL OP Units expected to be issued to holders of Modiv’s Class C OP Units (in thousands)	$46,737

(1)
Assumes the conversion of Modiv’s unvested Class X OP Units into vested Class C OP Units prior to March 31, 2026.

(3c)
The following table presents the expected cash to be used to repay the Modiv Mortgage Notes Payable, the Modiv Term Loan and the Modiv Preferred Stock:

As of March 31, 2026
Expected cash to be used to repay:
Modiv’s Mortgage Notes Payable	$23,973
Modiv Term Loan	250,000
Modiv Preferred Stock(1)	42,010
Total expected cash to be used to repay the Modiv Mortgage Notes Payable, the Modiv Term Loan and the Modiv Preferred Stock	$315,983

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

(1)
Represents 1,680,391 shares of Modiv Preferred Stock outstanding as of March 31, 2026 multiplied by the $25.00 liquidation preference.

The following table presents the total number of shares of GNL Common Stock expected to be issued to holders of Modiv Common Stock and the resulting par value:
Total
Total number of shares of GNL Common Stock expected to be issued to holders of Modiv Common Stock (per 3(a) above)	20,389,248
Par value per share of GNL Common Stock	$0.01
Par value of shares of GNL Common Stock expected to be issued to holders of Modiv Common Stock (in thousands)	$204
Preliminary Purchase Price Allocation
The following table presents the preliminary purchase price allocation to assets acquired and liabilities assumed, as if the Merger had occurred on March 31, 2026:
(in thousands)	As of March 31, 2026
Total estimated preliminary purchase price	$556,622
Assets Acquired:
Land	$106,918
Buildings, fixtures and improvements	400,124
Total tangible assets	507,042
Acquired intangible assets:
In-place leases	29,529
Above-market lease assets	14,392
Total acquired intangible lease assets	43,921
Assets held for sale	10,733
Cash and cash equivalents	4,477
Prepaid expenses and other assets	2,554
Total assets acquired	$568,727
Liabilities Assumed:
Acquired intangible lease liabilities	$14,971
Accounts payable and accrued expenses	2,327
Prepaid rent	1,935
Total liabilities assumed	$19,233
Estimated preliminary fair value of net assets acquired	$549,494
Goodwill	$7,128
The purchase price allocation presented above has not been finalized. The final determination of the allocation of the purchase price will be based on the fair value of the assets acquired and liabilities assumed as of the actual closing date of the Merger and will be completed after consummation. The final determination of these estimated fair values, the assets’ useful lives and the depreciation and amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Merger. Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the pro forma GNL Combined Company following the Merger due to differences in the allocation of the purchase consideration, as well as changes in the depreciation and amortization related to some of the acquired assets.
Note 4 — Pro Forma Adjustments — Unaudited Condensed Combined Balance Sheet
(a)
To adjust acquired land to an estimate of their fair values, as follows:

(in thousands)	As of March 31, 2026
Eliminate Modiv’s historical land	$(108,600)
Estimated fair value of land acquired	106,918
Total pro forma adjustment	$(1,682)

(b)
To adjust acquired buildings, fixtures and improvements to an estimate of their fair values, as follows:

(in thousands)	As of March 31, 2026
Eliminate Modiv’s historical buildings and improvements	$(388,066)
Estimated fair value of buildings and improvements acquired	400,124
Total pro forma adjustment	$12,058

Depreciation will be computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land and building improvements and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests. The estimated fair values and estimated useful lives are preliminary and subject to change until GNL finalizes its valuations.
(c)
To adjust acquired intangible lease assets to an estimate of their fair values, as follows:

(in thousands)	As of March 31, 2026
Eliminate Modiv’s historical acquired intangible lease assets	$(15,100)
Estimated fair value of intangible lease assets acquired	43,921
Total pro forma adjustment	$28,821

The value of in-place leases, exclusive of the value of above-market and below-market in-place leases, will be amortized to expense over the remaining periods of the respective leases. The estimated fair values and estimated useful lives are preliminary and subject to change once GNL finalizes its valuations.
(d)
To eliminate Modiv’s historical accumulated depreciation and amortization.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
(e)
The table below details the pro forma cash transactions.

(in thousands)	As of March 31, 2026
Cash to be received from draws on the GNL Revolving Credit Facility (see (k) below)	$315,983
Cash to be used to fully repay the Modiv Mortgage Notes Payable, gross (see Note 3)	(23,973)
Cash to be used to fully repay the Modiv Term Loan, gross (see Note 3)	(250,000)
Cash to be used to fully repay the Modiv Preferred Stock (see Note 3)	(42,010)
Total pro forma adjustment	$—

(f)
To eliminate Modiv’s interest rate swap derivatives.

(g)
To eliminate Modiv’s unbilled straight-line rent, which is not treated as a separately recognized asset on the Combined Company’s balance sheet.

(h)
To record goodwill based on the preliminary estimated fair values Modiv’s assets to be acquired and liabilities to be assumed and the related allocation of the purchase price, as described in Note 2 — Basis of Presentation. Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(i)
To eliminate the Modiv Mortgage Notes Payable, net of deferred financing costs. GNL expects to repay the Modiv Mortgage Notes Payable upon consummation of the Merger.

(j)
To eliminate the Modiv Term Loan, net of deferred financing costs. GNL expects to repay the Modiv Term Loan upon consummation of the Merger.

(k)
To record pro forma GNL Revolving Credit Facility draws, as follows:

(in thousands)	As of March 31, 2026
Draw for repayment of the Modiv Mortgage Notes Payable (see (e) above)	$23,973
Draw for repayment of the Modiv Term Loan (see (e) above)	250,000
Draw for repayment of the Modiv Preferred Stock (see (e) above)	42,010
Total pro forma adjustment	$315,983

(l)
To adjust acquired intangible lease liabilities, net, as follows:

(in thousands)	As of March 31, 2026
Eliminate Modiv’s historical acquired intangible lease liabilities, net	$(6,835)
Estimated fair value of Modiv’s acquired intangible lease liabilities	14,971
Total pro forma adjustment	$8,136

(m)
Represents accrual of additional estimated transaction costs to be incurred by GNL subsequent to March 31, 2026.

(n)
To eliminate Modiv’s dividends payable.

(o)
To eliminate the Modiv Preferred Stock, at par. GNL expects to repay the Modiv Preferred Stock upon consummation of the Merger.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
(p)
To eliminate the Modiv Common Stock, at par and record the expected issuance of GNL Common Stock, at par, as follows:

(in thousands)	As of March 31, 2026
Eliminate Modiv Common Stock, at par	$(11)
Estimated GNL Common Stock, at par, expected to be issued in the Merger (see Note 3)	204
Total pro forma adjustment	$193

(q)
To record the additional paid in capital portion of the expected merger consideration, at fair value less par, eliminate Modiv’s additional paid-in capital, as follows:

(in thousands)	As of March 31, 2026
Eliminate Modiv’s historical additional paid-in capital	$(337,624)
Estimated fair value of GNL Common Stock expected to be issued to holders of Modiv Common Stock (see Note 3)	193,902
Less: par value of GNL Common Stock expected to be issued in the Merger (see Note 3)	(204)
Total pro forma adjustment	$(143,926)

(r)
To eliminate Modiv’s treasury stock.

(s)
To eliminate Modiv’s accumulated other comprehensive income due to the elimination of Modiv’s interest rate swap derivatives (see (f) above).

(t)
To adjust accumulated deficit, as follows:

(in thousands)	As of March 31, 2026
Eliminate Modiv’s historical accumulated deficit	$172,080
Estimated GNL transaction costs to complete the Merger (see Note 5)	(5,504)
Total pro forma adjustment	$166,576

(u)
To adjust non-controlling interest, as follows:

(in thousands)	As of March 31, 2026
Eliminate Modiv’s historical non-controlling interest	$(38,399)
Estimated fair value of GNL OP Units issued for Modiv Class C Units (see Note 3)	46,737
Total pro forma adjustment	$8,338
Note 5 — Pro Forma Adjustments — Statements of Operations
(a)
The following table represents revenue adjustments to straight-line rent, below-market lease accretion and above-market lease amortization using the most recent data for lease terms, assuming an acquisition date of January 1, 2025.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
(in thousands)	Three Months Ended March 31, 2026	Year Ended December 31, 2025
Adjustments to straight-line rent	$(237)	$(92)
Adjustments to below-market lease accretion	(19)	(76)
Adjustments to above-market lease amortization	(277)	(1,095)
Total pro forma adjustment	$(533)	$(1,263)

(b)
Represents adjustments to transaction costs as follows:

(in thousands)	Year Ended December 31, 2025
Total estimated GNL transaction costs to complete the Merger	$8,000
Transaction costs already recorded in GNL’s March 31, 2026 historical financial statements	(2,496)
Total pro forma adjustment	5,504

(c)
To adjust depreciation and amortization expense, as follows:

(in thousands)	Three Months Ended March 31, 2026	Year Ended December 31, 2025
Eliminate Modiv’s historical depreciation and amortization expense	$(3,718)	$(15,087)
Estimated depreciation expense of acquired tangible real estate assets	3,530	14,119
Estimated amortization expense of acquired in-place lease assets	888	3,551
Total pro forma adjustment	$700	$2,583

(d)
To adjust interest expense, as follows:

(in thousands)	Three Months Ended March 31, 2026	Year Ended December 31, 2025
Eliminate Modiv’s historical interest expense	$4,562	$16,917
Additional interest expense attributable to borrowings under the GNL Revolving Credit Facility(1)	(2,607)	(10,428)
Total pro forma adjustment – decrease to interest expense	$1,955	$6,489

(1)
Assumes a draw on the GNL Revolving Credit Facility of $316.0 million at a weighted-average effective interest rate of 3.30%. A change to the effective interest rate of 0.125% would increase or decrease the additional interest expense attributable to the GNL Revolving Credit Facility draws (including accordion draws) by $0.1 million for the three months ended March 31, 2026, or $0.2 million for the year ended December 31, 2025.

(e)
Modiv fully acquired this investment property during the first quarter of 2026. The pro forma statements of operations include $38,000 and $0.8 million, respectively, related to this investment property as income in the historical condensed consolidated statement of operations for the respective periods. Such income is not expected to recur. Now that this investment property is a wholly owned investment, going forward, this property’s activity will be included in revenue and property operating expenses in the consolidated statement of operations.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
(f)
To adjust net loss attributable to non-controlling interests, as follows:

(in thousands)	Three Months Ended March 31, 2026	Year Ended December 31, 2025
Eliminate Modiv’s historical net loss attributable to non-controlling interests	$(208)	$(514)
Add non-controlling interest adjustment for issuance of GNL OP Units	166	2,785
Total pro forma adjustment	$(42)	$2,271

(g)
To eliminate historical preferred stock dividends related to the Modiv Preferred Stock. GNL expects to repay the Modiv Preferred Stock upon consummation of the Merger.

(h)
To adjust the weighted-average GNL common shares outstanding for the periods presented reflecting the shares issued in the total consideration, as follows:

	Three Months Ended March 31, 2026	Year Ended December 31, 2025
Historical weighted-average shares of GNL Common Stock outstanding	214,039,512	223,255,282
Shares of GNL Common Stock expected to be issued to Modiv stockholders (see Note 3)	20,389,248	20,389,248
Pro forma weighted-average shares of GNL Common Stock outstanding	234,428,760	243,644,530

DESCRIPTION OF CAPITAL STOCK
The following is a description of securities of GNL and certain provisions of the MGCL, the GNL Charter and GNL Bylaws. For purposes of this discussion, unless otherwise stated or unless the context otherwise requires, the terms “we,” “us” and “our” refer to GNL. Copies of the most recent GNL Charter and GNL Bylaws, and any subsequent amendments thereto, have been filed or incorporated by reference as exhibits to the most recent GNL Annual Report on Form 10-K or a subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by GNL with the SEC. You may obtain copies of any of those documents by visiting the SEC’s website at http://www.sec.gov.
General
The GNL Charter authorizes GNL to issue up to 440,000,000 shares of stock, consisting of 400,000,000 shares of GNL Common Stock and 40,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).
The GNL Board, with the approval of a majority of the entire board of directors and without any action taken by GNL’s stockholders, may amend the GNL Charter from time to time to increase or decrease the aggregate number of GNL’s authorized shares of stock or the number of shares of stock of any class or series that GNL has authority to issue. Under Maryland law, stockholders are not generally liable for GNL’s debts or obligations solely as a result of their status as stockholders.
The transfer agent and registrar for the GNL Common Stock, 7.25% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), 6.875% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock), 7.50% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), and 7.375% Series E Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”) is American Stock Transfer and Trust Company, LLC. The principal business address of the transfer agent and registrar is 6201 15th Avenue, Brooklyn, NY 11219.
The GNL Common Stock is listed on the NYSE under the symbol “GNL,” the Series A Preferred Stock is listed on the NYSE under the symbol “GNL PR A,” the Series B Preferred Stock is listed on the NYSE under the symbol “GNL PR B,” the Series D Preferred Stock is listed on the NYSE under the symbol “GNL PR D,” and the Series E Preferred Stock is listed on the NYSE under the symbol “GNL PR E.”
Common Stock
Subject to the preferential rights, if any, of holders of any other class or series of GNL stock and to the provisions of the GNL Charter relating to the restrictions on ownership and transfer of GNL’s stock, the holders of GNL Common Stock:
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have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by the GNL Board and declared by GNL; and

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are entitled to share ratably in all of GNL’s assets available for distribution to holders of GNL Common Stock upon liquidation, dissolution or winding up of GNL’s affairs.

Upon issuance for full payment therefor, all GNL Common Stock issued by GNL will be fully paid and non-assessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of GNL Common Stock. Holders of GNL Common Stock generally will have no appraisal rights.
Subject to the provisions of the GNL Charter relating to the restrictions on ownership and transfer of GNL Common Stock and except as may otherwise be provided in the GNL Charter, holders of GNL Common Stock are entitled to one vote per share on all matters on which holders of GNL Common Stock are entitled to vote at all meetings of GNL stockholders. The holders of GNL Common Stock do not have cumulative voting rights.

Preferred Stock
General
Under the GNL Charter, the GNL Board, without stockholder approval, is authorized to provide for the issuance of shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series and to fix the terms thereof. The GNL Board could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of GNL Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of GNL Common Stock might receive a premium for their shares over the then market price of such shares of GNL Common Stock.
Some of the rights, preferences, privileges and restrictions of the shares of preferred stock of a class or series may include the following:
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distribution rights;

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conversion rights;

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voting rights;

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redemption rights and terms of redemptions; and

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liquidation preferences.

Series A Preferred Stock
Ranking
The Series A Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding-up, ranks:
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senior to the GNL Common Stock and to all other equity securities ranking junior to the Series A Preferred Stock;

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on parity with the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock and all other equity securities ranking on parity with the Series A Preferred Stock; and

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junior to any class or series of equity securities ranking senior to the Series A Preferred Stock.

The authorization or issuance of equity securities ranking senior to the Series A Preferred Stock would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and of any other similarly-affected classes and series of preferred stock ranking on parity with the Series A Preferred Stock, including the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, and upon which like voting rights have been conferred and are exercisable. Any convertible debt securities that GNL may issue will not be considered to be “equity securities” for these purposes prior to the time of conversion. The Series A Preferred Stock ranks junior to all GNL’s existing and future indebtedness. The terms of the Series A Preferred Stock do not limit GNL’s ability to (i) incur indebtedness or (ii) issue additional equity securities that rank junior to or on parity with the Series A Preferred Stock, including the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up.
Dividends
Holders of Series A Preferred Stock are entitled to receive, when, as and if authorized by the GNL Board and declared by GNL, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $1.8125 per share each year, which is equivalent to the rate of 7.25% of the $25.00 liquidation preference per share per annum. Dividends are payable quarterly in arrears on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day, for each quarterly period commencing on and including the 1st day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding dividend period to all holders of record on the applicable record date, when and as authorized by the GNL Board and declared by GNL. Holders of record of all shares of Series A Preferred Stock issued and outstanding on the record date fixed by the GNL Board for any dividend will be entitled to receive the full quarterly dividend paid on the applicable dividend payment date even if such shares were not issued and outstanding for the full dividend period.
Any dividend, including any dividend payable on the Series A Preferred Stock for any partial dividend period, is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of Series A Preferred Stock as they appear in the transfer agent’s records at the close of business on the applicable record date, which will be the date that the GNL Board sets as the record date for the payment of a dividend that is not more than 30 nor fewer than 10 days prior to the applicable dividend payment date.
The GNL Board will not authorize, and GNL will not pay or declare and set apart for payment, any dividend on the Series A Preferred Stock at any time that:
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the terms and conditions of any of GNL’s agreements, including GNL’s credit facility or any other agreement relating to GNL’s indebtedness, prohibit the authorization, payment or setting apart for payment;

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the terms and conditions of any of GNL’s agreements, including GNL’s credit facility or any other agreement relating to GNL’s indebtedness, provide that the authorization, payment or setting apart for payment would constitute a breach of, or a default under, the agreement; or

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the law restricts or prohibits the authorization, payment or setting apart for payment.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not the dividends are authorized by the GNL Board and declared by GNL, from the later of the first date on which the Series A Preferred Stock is issued and the most recent dividend payment date on which dividends have been paid.
Accrued and unpaid dividends on the Series A Preferred Stock do not bear interest.
GNL will not pay or declare and set apart for payment any dividends (other than a dividend paid in GNL Common Stock or other stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up) or declare or make, directly or indirectly, any distribution of cash or other property on GNL Common Stock or other stock that ranks junior to or on parity with the Series A Preferred Stock, including the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up or redeem or otherwise acquire GNL Common Stock or other stock that ranks junior to or on parity with the Series A Preferred Stock, including the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up (except (i) by conversion into or exchange for GNL Common Stock or other stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up, (ii) for the acquisition of shares of GNL’s stock pursuant to the provisions of the GNL Charter relating to the restrictions upon ownership and transfer of GNL’s equity securities and (iii) for a purchase or acquisition of equity securities pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any other stock that ranks on parity with the Series A Preferred Stock, including the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up), unless we also have either paid or declared and set apart for payment full cumulative dividends on the Series A Preferred Stock for all past dividend periods.
Notwithstanding the foregoing, if we do not either pay or declare and set apart for payment full cumulative dividends on the Series A Preferred Stock and all stock that ranks on parity with the Series A Preferred Stock, including the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividends, the amount which we have declared will be allocated pro rata to the holders of Series A Preferred Stock and to each equally ranked class or series of stock, including the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, so that the amount declared for each share of Series A Preferred Stock and for each share of each equally ranked class or series of stock, including the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, is proportionate to the accrued and unpaid dividends on those shares. Any dividend payment made on the Series A Preferred Stock will first be credited against the earliest accrued and unpaid dividend.
If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Code) a portion (the “Capital Gains Amount”) of the dividends not in excess of GNL’s earnings and profits that are paid or made available for the year to the holders of all classes or series of stock outstanding (the “Total Dividends”), then the portion of the Capital Gains Amount that will be allocable to the holders of Series A Preferred Stock will be in the same proportion that the Total Dividends paid or made available to the holders of Series A Preferred Stock for the taxable year bears to the Total Dividends for the taxable year made with respect to all classes or series of stock outstanding.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of GNL’s affairs, the holders of Series A Preferred Stock are entitled to be paid out of GNL’s assets legally available for distribution to GNL’s stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution or payment may be made to holders of GNL Common Stock or any other class or series of GNL’s equity stock ranking junior to the Series A Preferred Stock with respect to liquidation rights. If, upon GNL’s voluntary or involuntary liquidation, dissolution or winding up, GNL’s available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of stock ranking on parity with the Series A Preferred Stock, including the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to liquidation rights, then the holders of Series A Preferred Stock and any other class or series of stock ranking on parity with the Series A Preferred Stock, including the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to liquidation rights will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series A Preferred Stock are entitled to written notice of any voluntary or involuntary liquidation, dissolution or winding up at least 20 days before the payment date of the liquidating distribution. After the holders of Series A Preferred Stock have received the full amount of the liquidating distributions to which they are entitled, they will have no right or claim to any of GNL’s remaining assets.
In determining whether any distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of stock of GNL or otherwise is permitted under the MGCL, amounts that would be needed, if GNL were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series A Preferred Stock will not be added to GNL’s total liabilities.
The consolidation, conversion or merger with or into any other person or entity or the sale, lease, transfer or conveyance of all or substantially all of GNL’s property or business, whether in connection with a Series A Change of Control (as defined below) or otherwise, will not be deemed to constitute GNL’s liquidation, dissolution or winding up.
Optional Redemption
Notwithstanding any other provision relating to redemption or repurchase of the Series A Preferred Stock, GNL may redeem any or all of the Series A Preferred Stock at any time, at a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), pursuant to the restrictions on ownership and transfer of GNL’s equity securities set forth in the GNL Charter or if the GNL Board otherwise determines that redemption is necessary for us to preserve GNL’s status as a REIT.

The Series A Preferred Stock may be redeemed at GNL’s option, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend will be included in the redemption price), without interest, upon the giving of notice, as provided below.
If less than all of the outstanding Series A Preferred Stock is to be redeemed, the shares to be redeemed will be determined pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If the redemption is to be by lot, and if as a result of the redemption any holder of Series A Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 8.025% in value of the aggregate of GNL’s issued and outstanding shares of capital stock (which includes the Series A Preferred Stock) or 8.025% (in value or number of shares, whichever is more restrictive) of any class or series of GNL’s issued and outstanding equity securities or violate any of the other restrictions on ownership and transfer of GNL’s equity securities set forth in the GNL Charter, then, except in certain instances, we will redeem the requisite number of shares of Series A Preferred Stock of that holder so that the holder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 8.025% in value of the aggregate of GNL’s outstanding shares of capital stock or 8.025% (in value or number of shares, whichever is more restrictive) of any class or series of GNL’s issued and outstanding shares of capital stock or violate any of the other restrictions on ownership and transfer set forth in the GNL Charter.
GNL will mail to record holders of the Series A Preferred Stock, a notice of redemption no less than 30 days nor more than 60 days prior to the redemption date. GNL will send the notice to the record holder’s address, as shown on GNL’s share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the sufficiency of notice or validity of the proceedings for such redemption of any Series A Preferred Stock except as to shares held by any holder to whom notice was defective or not given. Each notice will state the following:
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the redemption date;

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the redemption price;

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the total number of shares of Series A Preferred Stock to be redeemed (and, if less than all the shares held by any holder are to be redeemed, the number of shares to be redeemed from the holder);

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the place or places where the shares of Series A Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing the shares (duly endorsed for transfer) and any other documents we require in connection with redemption; and

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that dividends on the Series A Preferred Stock will cease to accrue on the redemption date.

Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed. In addition, unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, we will not purchase or otherwise acquire directly or indirectly any Series A Preferred Stock (except (i) by exchange for GNL’s equity securities ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up, (ii) pursuant to the provisions of the GNL Charter relating to restrictions on ownership and transfer of GNL’s equity securities and (iii) pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Series A Preferred Stock and any other stock that ranks on parity with the Series A Preferred Stock, including the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up). So long as no dividends on Series A Preferred Stock for any past dividend period are in arrears, we are entitled at any time and from time to time to repurchase Series A Preferred Stock in open-market transactions duly authorized by the GNL Board and effected in compliance with applicable laws and these requirements will not prevent GNL’s purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock and any other stock that ranks on parity with the Series A Preferred Stock, including the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up or GNL’s redemption of Series A Preferred Stock pursuant to the provisions of the GNL Charter relating to the restrictions on ownership and transfer of GNL’s equity securities.
Special Optional Redemption
During any period of time that both (i) the Series A Preferred Stock is not listed on the NYSE, the NYSE American LLC or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American LLC or Nasdaq, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any shares of Series A Preferred Stock are outstanding (a “Series A Delisting Event”), we have the option to redeem the outstanding Series A Preferred Stock, in whole but not in part, within 90 days after the occurrence of the Series A Delisting Event, for a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend will be included in the redemption price), upon the giving of notice, as provided below.
In addition, upon the occurrence of a Change of Control, we may, at GNL’s option, redeem the Series A Preferred Stock, in whole but not in part, within 120 days after the first date on which the Change of Control occurred, by paying $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend will be included in the redemption price). If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date (each as defined below), as applicable, we provide notice of redemption with respect to the Series A Preferred Stock (whether pursuant to GNL’s optional redemption right or GNL’s special optional redemption rights), holders of Series A Preferred Stock will not have the conversion right described below under “— Conversion Rights.”
Notwithstanding the foregoing, we do not have the right to redeem the Series A Preferred Stock upon any Series A Delisting Event occurring in connection with a transaction set forth in the first bullet point of the definition of Change of Control unless the Series A Delisting Event also constitutes a Change of Control wherein following the closing of any such transaction, neither we nor the acquiring or surviving entity, or a parent of us or the acquiring or surviving entity, has a class of common equity securities listed on the NYSE, the NYSE American LLC or the Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American LLC or Nasdaq.
GNL will mail record holders of Series A Preferred Stock, a notice of redemption no less than 30 days nor more than 60 days prior to the redemption date. GNL will send the notice to the record holder’s address, as shown on GNL’s share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the sufficiency of notice or validity of the proceedings for such redemption of any Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state the following:
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the redemption date;

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the redemption price;

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the total number of shares of Series A Preferred Stock to be redeemed;

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the place or places where the shares of Series A Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing the shares (duly endorsed for transfer) and any other documents we require in connection with the redemption;

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that the Series A Preferred Stock is being redeemed pursuant to GNL’s special optional redemption right in connection with the occurrence of a Change of Control or a Series A Delisting Event, as

applicable, and a brief description of the transaction or transactions constituting the Change of Control or Series A Delisting Event, as applicable;
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that holders of Series A Preferred Stock to which the notice relates will not be able to tender the Series A Preferred Stock for conversion in connection with the Series A Delisting Event or Change of Control, as applicable, and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Series A Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, for redemption will be redeemed on the related redemption date instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable; and

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that dividends on the Series A Preferred Stock to be redeemed will cease to accrue on the redemption date.

A “Series A Change of Control” occurs when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:
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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger, conversion or other acquisition transaction or series of purchases, mergers, conversions or other acquisition transactions, of shares of GNL’s stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of GNL’s stock entitled to vote generally in the election of directors (except that the person will be deemed to have beneficial ownership of all securities that the person has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common equity securities listed on the NYSE, the NYSE American LLC or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American LLC or Nasdaq.

Additional Provisions Relating to Optional Redemption and Special Optional Redemption
If (i) we have given a notice of redemption, (ii) we have set apart sufficient funds for the redemption of the shares of Series A Preferred Stock called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and an amount equal to all accrued and unpaid dividends to, but not including, the redemption date, then from and after the redemption date, those shares of Series A Preferred Stock so called for redemption will no longer be outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate, except the right to receive the redemption price, without interest. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and an amount equal to any accrued and unpaid dividends payable upon redemption, without interest.
The holders of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding dividend payment date notwithstanding the redemption of the Series A Preferred Stock between the record date and the corresponding dividend payment date.
All shares of Series A Preferred Stock that we redeem or reacquire in any manner will return to the status of authorized but unissued shares of preferred stock, without further designation as to series or class and may thereafter be classified, reclassified or issued as any series or class of preferred stock.
Conversion Rights
Upon the occurrence of a Series A Delisting Event or a Change of Control, as applicable, each holder of Series A Preferred Stock has the right, unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide notice of GNL’s election to redeem the shares of Series A Preferred Stock as described under “— Optional Redemption” or “— Special Optional Redemption,” to convert some of or all the shares of Series A Preferred Stock held by the holder (the “Series A Delisting Event Conversion Right” or “Series A Change of Control Conversion Right,” as

applicable) on the Series A Delisting Event Conversion Date or Series A Change of Control Conversion Date, as applicable, into a number of shares of GNL Common Stock per share of Series A Preferred Stock (the “Series A Common Stock Conversion Consideration”) equal to the lesser of:
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the quotient of (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock to be converted plus an amount equal to all dividends accrued and unpaid (whether or not declared) on the Series A Preferred Stock to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend will be included in this sum), divided by (ii) the Common Stock Price; and

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2.301 (the “Series A Share Cap”).

The Series A Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a GNL Common Stock dividend), subdivisions or combinations (in each case, a “Stock Split”) with respect to shares of GNL Common Stock as follows: the adjusted Series A Share Cap as the result of a Stock Split will be the number of shares of GNL Common Stock that is equivalent to the product of (i) the Series A Share Cap in effect immediately prior to the Stock Split, multiplied by (ii) a fraction, the numerator of which is the number of shares of GNL Common Stock outstanding after giving effect to the Stock Split and the denominator of which is the number of shares of GNL Common Stock outstanding immediately prior to the Stock Split.
If a Series A Delisting Event or a Series A Change of Control occurs, pursuant to or in connection with which shares of GNL Common Stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock will receive upon conversion of the shares of Series A Preferred Stock the kind and amount of Alternative Form Consideration which the holder would have owned or been entitled to receive had the holder held a number of shares of GNL Common Stock equal to the Series A Common Stock Conversion Consideration immediately prior to the effective time of the Series A Delisting Event or Series A Change of Control, as applicable (the “Series A Alternative Conversion Consideration,” and the Series A Common Stock Conversion Consideration or the Series A Alternative Conversion Consideration, as may be applicable to a Series A Delisting Event or a Series A Change of Control, is referred to as the “Series A Conversion Consideration”).
If the holders of shares of GNL Common Stock have the opportunity to elect the form of consideration to be received in connection with the Series A Delisting Event or Series A Change of Control, the Series A Conversion Consideration that holders of Series A Preferred Stock will receive will be the form of consideration elected by the holders of a plurality of the shares of common stock held by stockholders who participate in the election and will be subject to any limitations to which all holders of shares of GNL Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Series A Delisting Event or Series A Change of Control, as applicable.
GNL will not issue fractional shares of GNL Common Stock upon the conversion of the Series A Preferred Stock. Instead, we will pay the cash value of any fractional shares based on the Common Stock Price.
Within 15 days following the occurrence of a Series A Delisting Event or a Series A Change of Control, as applicable, unless we have then provided notice of GNL’s election to redeem the shares of Series A Preferred Stock as described under “— Optional Redemption” or “— Special Optional Redemption,” we will provide to holders of record of outstanding shares of Series A Preferred Stock a notice of occurrence of the Series A Delisting Event or Series A Change of Control that describes the resulting Series A Delisting Event Conversion Right or Series A Change of Control Conversion Right, as applicable. A failure to give notice of conversion or any defect in the notice or in its mailing will not affect the validity of the proceedings for the conversion of any Series A Preferred Stock except as to the holder to whom this notice was defective or not given. This notice will state the following:
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the events constituting the Series A Delisting Event or Series A Change of Control, as applicable;

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the date of the Series A Delisting Event or Series A Change of Control, as applicable;

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the last date on which the holders of shares of Series A Preferred Stock may exercise their Series A Delisting Event Conversion Right or Series A Change of Control Conversion Right, as applicable;

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the method and period for calculating the Common Stock Price;

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the “Series A Delisting Event Conversion Date” or “Series A Change of Control Conversion Date,” as applicable, which will be a business day fixed by the GNL Board that is not fewer than 20 and not more than 35 days following the date of the notice;

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that if, prior to the Series A Delisting Event Conversion Date or Series A Change of Control Conversion Date, as applicable, we provide notice of GNL’s election to redeem all or any portion of the shares of Series A Preferred Stock, holders of the Series A Preferred Stock will not be able to convert the shares of Series A Preferred Stock so called for redemption and the shares of Series A Preferred Stock will be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable;

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if applicable, the type and amount of Series A Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;

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the name and address of the paying agent and the conversion agent; and

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the procedures that the holders of shares of Series A Preferred Stock must follow to exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable.

GNL will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, another news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in the notice, and post the notice on GNL’s website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of record of Series A Preferred Stock.
To exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, a holder of record of Series A Preferred Stock will be required to deliver, on or before the close of business on the Series A Delisting Event Conversion Date or Series A Change of Control Conversion Date, as applicable, the certificates, if any, representing any certificated shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a completed written conversion notice and any other documents we reasonably require in connection with the conversion, to GNL’s conversion agent. The conversion notice must state:
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the relevant Series A Delisting Event Conversion Date or Series A Change of Control Conversion Date, as applicable; and

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the number of shares of Series A Preferred Stock to be converted.

The “Series A Common Stock Price” for any Change of Control will be (i) if the consideration to be received in the Series A Change of Control by holders of shares of GNL Common Stock is solely cash, the amount of cash consideration per share of common stock, and (ii) if the consideration to be received in the Series A Change of Control by holders of shares of GNL Common Stock is other than solely cash, the average of the closing price per share of GNL Common Stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Series A Change of Control. The “Common Stock Price” for any Delisting Event will be the average of the closing price per share of GNL Common Stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Series A Delisting Event.
Holders of Series A Preferred Stock may withdraw any notice of exercise of a Series A Delisting Event Conversion Right or a Series A Change of Control Conversion Right, as applicable, (in whole or in part) by a written notice of withdrawal delivered to GNL’s conversion agent prior to the close of business on the business day prior to the Series A Delisting Event Conversion Date or Series A Change of Control Conversion Date, as applicable. The notice of withdrawal must state:

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the number of withdrawn shares of Series A Preferred Stock;

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if certificated shares of Series A Preferred Stock have been tendered for conversion and withdrawn, the certificate numbers of the withdrawn certificated shares of Series A Preferred Stock; and

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the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of the Depository Trust Company (the “DTC”).
Shares of Series A Preferred Stock as to which the Series A Delisting Event Conversion Right or Series A Change of Control Conversion Right, as applicable, has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Series A Conversion Consideration on the applicable Delisting Event Conversion Date or Change of Control Conversion Date, unless prior thereto we provide notice of GNL’s election to redeem those shares of Series A Preferred Stock, whether pursuant to GNL’s optional redemption right or GNL’s special optional redemption right. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Series A Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, the shares of Series A Preferred Stock will not be so converted and the holders of the shares will be entitled to receive on the applicable redemption date the redemption price for the shares.
GNL will deliver the Series A Conversion Consideration no later than the third business day following the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable.
In connection with the exercise of any Series A Delisting Event Conversion Right or Series A Change of Control Conversion Right, as applicable, we will be required to comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series A Preferred Stock into shares of GNL Common Stock. Notwithstanding any other provision of the Series A Preferred Stock, no holder of Series A Preferred Stock will be entitled to convert shares of Series A Preferred Stock for shares of GNL Common Stock to the extent that receipt of the shares of GNL Common Stock would cause the holder (or any other person) to violate the restrictions on ownership and transfer of GNL’s equity securities contained in the GNL Charter. See “Certain Provisions of the Maryland General Corporation Law and the GNL Charter and Bylaws-Restrictions on Transfer and Ownership of Stock” below.
These Change of Control conversion and redemption features may make it more difficult for or discourage a party from pursuing a takeover or other transaction that holders of GNL Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of GNL Common Stock might receive a premium for their shares over the then market price of such shares of GNL Common Stock.
Except as provided above in connection with a Delisting Event or a Change of Control, the Series A Preferred Stock is not convertible into or exchangeable for any other property or securities.
Voting Rights
Except as described below, holders of Series A Preferred Stock have no voting rights. On any matter in which the Series A Preferred Stock may vote (as expressly provided in the GNL Charter), each share of Series A Preferred Stock entitles the holder thereof to cast one vote, except that, when voting together as a single class with shares of any other class or series of voting preferred stock, shares of different classes or series will vote in proportion to the liquidation preference of the shares.
Holders of the Series A Preferred Stock have the right to vote whenever dividends on the Series A Preferred Stock are in arrears, whether or not declared, for six or more quarterly periods, whether or not these quarterly periods are consecutive. In this case, holders of Series A Preferred Stock and any other class or series of preferred stock ranking on parity with the Series A Preferred Stock, including the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, which we refer to as “voting preferred stock,” and with which the holders of Series A Preferred Stock are entitled to vote together as a single class, will have the exclusive power, voting together as a single class, to elect, at any special meeting called by GNL’s secretary at the written request of holders of record of at least 10% of the outstanding shares of Series A Preferred Stock and any class or series of voting preferred stock (unless the request is received more than 45 days and less than 90 days before GNL’s next annual meeting of stockholders at which the vote would occur) and at each subsequent annual meeting of stockholders, two additional directors to serve on the GNL Board. The right of holders of Series A Preferred Stock to vote in the election of directors will terminate when all dividends accrued and unpaid on the outstanding shares of Series A Preferred Stock for all past dividend periods and the then-current dividend period have been fully paid. Unless the number of GNL’s directors has previously been increased pursuant to the terms of any other class or series of voting preferred stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class in the election of directors, the number of GNL’s directors will automatically increase by two at the time as holders of Series A Preferred Stock become entitled to vote in the election of two additional directors. Unless shares of voting preferred stock remain outstanding and entitled to vote in the election of directors, the term of office of these directors will terminate, and the number of GNL’s directors will automatically decrease by two, when all dividends accrued and unpaid for all past dividend periods and the then-current dividend period on the Series A Preferred Stock have been fully paid. If the right of holders of Series A Preferred Stock to elect the two additional directors terminates after the record date for determining holders of shares of Series A Preferred Stock entitled to vote in any election of directors but before the closing of the polls in the election, holders of Series A Preferred Stock outstanding as of the applicable record date will not be entitled to vote in the election of directors. The right of the holders of Series A Preferred Stock to elect the additional directors will again vest if and whenever dividends are in arrears for six quarterly periods, as described above. In no event will the holders of Series A Preferred Stock be entitled to nominate or elect an individual as a director, and no individual will be qualified to be nominated for election or to serve as a director, if the individual’s service as a director would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of GNL’s stock is listed or otherwise conflict with the GNL Charter or GNL Bylaws.
The additional directors will be elected by a plurality of the votes cast in the election of directors, and each of these directors will serve until the next annual meeting of GNL’s stockholders and until his or her successor is duly elected and qualifies, or until the director’s term of office terminates as described above. Any director elected by the holders of Series A Preferred Stock and any class or series of voting preferred stock may be removed, with or without cause, only by a vote of the holders of a majority of the outstanding shares of Series A Preferred Stock and all classes or series of voting preferred stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class in the election of directors. At any time that the holders of Series A Preferred Stock are entitled to vote in the election of the two additional directors, holders of Series A Preferred Stock will be entitled to vote in the election of a successor to fill any vacancy on the GNL Board that results from the removal of the director.
At any time that holders of Series A Preferred Stock, and any other class or series of voting preferred stock with which the holders of Series A Preferred Stock will be entitled to vote as a single class in the election of directors, have the right to elect two additional directors as described above but these directors have not been elected, GNL’s secretary must call a special meeting for the purpose of electing the additional directors upon the written request of the holders of record of 10% of the outstanding shares of Series A Preferred Stock and any other class or series of voting preferred stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class with respect to the election of directors, unless the request is received more than 45 days and less than 90 days before the date fixed for the next annual meeting of GNL’s stockholders at which the vote would occur, in which case, the additional directors may be elected either at the annual meeting or at a separate special meeting of GNL’s stockholders at GNL’s discretion.
So long as any shares of Series A Preferred Stock are outstanding, the approval of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and of any equally-affected class or series of voting preferred stock, including the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with which the holders of Series A Preferred Stock are entitled to vote (voting together as a single class), is required to authorize (a) any amendment, alteration, repeal or other change to any provision of the GNL Charter, including the articles supplementary setting forth the terms of the Series A Preferred Stock (whether by merger, conversion, consolidation, transfer or conveyance of all or substantially all of GNL’s assets or otherwise), that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, or (b) the creation, issuance or increase in the authorized number of shares of any class or series of stock ranking senior to the Series A Preferred Stock (or any equity securities convertible into or exchangeable for any such shares) with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up. Notwithstanding the foregoing, holders of voting preferred stock will not be entitled to vote together as a class with the holders of Series A Preferred Stock on any amendment, alteration, repeal or other change to any provision of the GNL Charter unless the action affects the holders of Series A Preferred Stock and the voting preferred stock equally.
The following actions will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock:
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any increase or decrease in the number of authorized shares of GNL Common Stock or preferred stock of any other class or series or the classification or reclassification of any unissued shares, or the creation or issuance of equity securities, of any class or series ranking, junior to or on parity with the Series A Preferred Stock, including the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up, provided that such action does not decrease the number of authorized shares of GNL Common Stock below the number (after giving effect to all other outstanding shares of capital stock) necessary to permit the Series A Preferred Stock to be converted in full in accordance with the articles supplementary setting forth the terms of the Series A Preferred Stock;

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any amendment, alteration or repeal or other change to any provision of the GNL Charter, including the articles supplementary setting forth the terms of the Series A Preferred Stock, as a result of a merger, conversion, consolidation, transfer or conveyance of all or substantially all of GNL’s assets or other business combination, whether or not we are the surviving entity, if the Series A Preferred Stock (or stock into which the Series A Preferred Stock has been converted in any successor person or entity to GNL) remains outstanding with the terms thereof unchanged in all material respects or is exchanged for stock of the successor person or entity with substantially identical rights; or

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any amendment, alteration or repeal or other change to any provision of the GNL Charter, including the articles supplementary setting forth the terms of the Series A Preferred Stock, as a result of a merger, conversion, consolidation, transfer or conveyance of all or substantially all of GNL’s assets or other business combination, if the holders of Series A Preferred Stock receive the $25.00 liquidation preference per share of Series A Preferred Stock, plus an amount equal to accrued and unpaid dividends to, but not including, the date of the event.

The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption all outstanding shares of Series A Preferred Stock.
No Maturity, Sinking Fund or Mandatory Redemption
The Series A Preferred Stock has no stated maturity date and is not subject to any sinking fund or mandatory redemption provisions.
Summary of Restrictions on Transfer and Ownership of Stock
The GNL Charter contains restrictions on the ownership and transfer of shares of GNL Common Stock and other outstanding shares of stock, including the Series A Preferred Stock. The relevant sections of the GNL Charter provide that, subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 8.025% in value of the aggregate of the outstanding shares of GNL’s capital stock or more than 8.025% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of GNL’s capital stock.

For further information regarding the restrictions on ownership and transfer of the Series A Preferred Stock, see “Certain Provisions of the Maryland General Corporation Law and the GNL Charter and Bylaws-Restrictions on Transfer and Ownership of Stock” below.
Conversion
The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities, except as provided under “— Conversion Rights.”
Information Rights
During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Stock as their names and addresses appear in GNL’s record books and without cost to the holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which we would have been required to file these reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act and (ii) within 15 days following written request, supply copies of these reports to any prospective holder of Series A Preferred Stock.
Preemptive Rights
No holders of Series A Preferred Stock shall, as a result of his, her or its status as such holder, have any preemptive rights to purchase or subscribe for shares of GNL Common Stock or any of GNL’s other securities.
Series B Preferred Stock
Ranking
The Series B Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding-up, ranks:
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senior to GNL Common Stock and to all other equity securities ranking junior to the Series B Preferred Stock;

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on parity with the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock and all other equity securities ranking on parity with the Series B Preferred Stock; and

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junior to any class or series of equity securities ranking senior to the Series B Preferred Stock.

The authorization or issuance of equity securities ranking senior to the Series B Preferred Stock would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock and of any other similarly-affected classes and series of preferred stock ranking on parity with the Series B Preferred Stock, including the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, and upon which like voting rights have been conferred and are exercisable. Any convertible debt securities that we may issue will not be considered to be “equity securities” for these purposes prior to the time of conversion. The Series B Preferred Stock ranks junior to all GNL’s existing and future indebtedness. The terms of the Series B Preferred Stock do not limit GNL’s ability to (i) incur indebtedness or (ii) issue additional equity securities that rank junior to or on parity with the Series B Preferred Stock, including the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up.
Dividends
Holders of Series B Preferred Stock are entitled to receive, when, as and if authorized by the GNL Board and declared by GNL, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $1.71875 per share each year, which is equivalent to the rate of 6.875% of the $25.00 liquidation preference per share per annum. Dividends are payable quarterly in arrears on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day, for each quarterly period commencing on and including the 1st day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding dividend period to all holders of record on the applicable record date, when and as authorized by the GNL Board and declared by GNL. Holders of record of all shares of Series B Preferred Stock issued and outstanding on the record date fixed by the GNL Board for any dividend will be entitled to receive the full dividend paid on the applicable dividend payment date even if such shares were not issued and outstanding for the full dividend period.
Any dividend, including any dividend payable on the Series B Preferred Stock for any partial dividend period, is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of Series B Preferred Stock as they appear in the transfer agent’s records at the close of business on the applicable record date, which will be the date that the GNL Board sets as the record date for the payment of a dividend that is not more than 30 nor fewer than 10 days prior to the applicable dividend payment date.
The GNL Board will not authorize, and we will not pay or declare and set apart for payment, any dividend on the Series B Preferred Stock at any time that:
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the terms and conditions of any of GNL’s agreements, including GNL’s credit facility or any other agreement relating to GNL’s indebtedness, prohibit the authorization, payment or setting apart for payment;

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the terms and conditions of any of GNL’s agreements, including GNL’s credit facility or any other agreement relating to GNL’s indebtedness, provide that the authorization, payment or setting apart for payment would constitute a breach of, or a default under, the agreement; or

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the law restricts or prohibits the authorization, payment or setting apart for payment.

Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue whether or not the dividends are authorized by the GNL Board and declared by GNL, from the later of the first date on which the Series B Preferred Stock is issued and the most recent dividend payment date on which dividends have been paid.
Accrued and unpaid dividends on the Series B Preferred Stock do not bear interest.
GNL will not pay or declare and set apart for payment any dividends (other than a dividend paid in GNL Common Stock or other stock ranking junior to the Series B Preferred Stock with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up) or declare or make, directly or indirectly, any distribution of cash or other property on GNL Common Stock or other stock that ranks junior to or on parity with the Series B Preferred Stock, including the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up or redeem or otherwise acquire GNL Common Stock or other stock that ranks junior to or on parity with the Series B Preferred Stock, including the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up (except (i) by conversion into or exchange for GNL Common Stock or other stock ranking junior to the Series B Preferred Stock with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up, (ii) for the acquisition of shares of GNL’s stock pursuant to the provisions of the GNL Charter relating to the restrictions upon ownership and transfer of GNL’s equity securities and (iii) for a purchase or acquisition of equity securities pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock and any other stock that ranks on parity with the Series B Preferred Stock, including the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up), unless we also have either paid or declared and set apart for payment full cumulative dividends on the Series B Preferred Stock for all past dividend periods.

Notwithstanding the foregoing, if we do not either pay or declare and set apart for payment full cumulative dividends on the Series B Preferred Stock and all stock that ranks on parity with the Series B Preferred Stock, including the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividends, the amount which we have declared will be allocated pro rata to the holders of Series B Preferred Stock and to each equally ranked class or series of stock, including the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, so that the amount declared for each share of Series B Preferred Stock and for each share of each equally ranked class or series of stock, including the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, is proportionate to the accrued and unpaid dividends on those shares. Any dividend payment made on the Series B Preferred Stock will first be credited against the earliest accrued and unpaid dividend.
If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Code) a portion (the “Capital Gains Amount”) of the dividends not in excess of GNL’s earnings and profits that are paid or made available for the year to the holders of all classes or series of stock outstanding (the “Total Dividends”), then the portion of the Capital Gains Amount that will be allocable to the holders of Series B Preferred Stock will be in the same proportion that the Total Dividends paid or made available to the holders of Series B Preferred Stock for the taxable year bears to the Total Dividends for the taxable year made with respect to all classes or series of stock outstanding.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of GNL’s affairs, the holders of Series B Preferred Stock are entitled to be paid out of GNL’s assets legally available for distribution to GNL’s stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution or payment may be made to holders of GNL Common Stock or any other class or series of GNL’s equity stock ranking junior to the Series B Preferred Stock with respect to liquidation rights. If, upon GNL’s voluntary or involuntary liquidation, dissolution or winding up, GNL’s available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of each other class or series of stock ranking on parity with the Series B Preferred Stock, including the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to liquidation rights, then the holders of Series B Preferred Stock and any other class or series of stock ranking on parity with the Series B Preferred Stock, including the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to liquidation rights will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series B Preferred Stock are entitled to written notice of any voluntary or involuntary liquidation, dissolution or winding up at least 20 days before the payment date of the liquidating distribution. After the holders of Series B Preferred Stock have received the full amount of the liquidating distributions to which they are entitled, they will have no right or claim to any of GNL’s remaining assets.
In determining whether any distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of stock of GNL or otherwise is permitted under the MGCL, amounts that would be needed, if GNL were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series B Preferred Stock will not be added to GNL’s total liabilities.
The consolidation, conversion or merger with or into any other person or entity or the sale, lease, transfer or conveyance of all or substantially all of GNL’s property or business, whether in connection with a Change of Control (as defined below) or otherwise, will not be deemed to constitute GNL’s liquidation, dissolution or winding up.
Optional Redemption
Notwithstanding any other provision relating to redemption or repurchase of the Series B Preferred Stock, we may redeem any or all of the Series B Preferred Stock at any time, at a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), pursuant to the restrictions on ownership and transfer of GNL’s equity securities set forth in the GNL Charter or if the GNL Board otherwise determines that redemption is necessary for us to preserve GNL’s status as a REIT.
The Series B Preferred Stock may be redeemed at GNL’s option, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend will be included in the redemption price), without interest, upon the giving of notice, as provided below.
If less than all of the outstanding Series B Preferred Stock is to be redeemed, the shares to be redeemed will be determined pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If the redemption is to be by lot, and if as a result of the redemption any holder of Series B Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 8.025% in value of GNL’s issued and outstanding shares of capital stock (which includes the Series B Preferred Stock) or 8.025% in value or number of shares (whichever is more restrictive) of any class or series of GNL’s issued and outstanding shares of capital stock or violate any of the other restrictions on ownership and transfer of GNL’s equity securities set forth in the GNL Charter, then, except in certain instances, we will redeem the requisite number of shares of Series B Preferred Stock of that holder so that the holder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 8.025% in value of GNL’s issued and outstanding equity securities or 8.025% (in value or number of shares, whichever is more restrictive) of any class or series of GNL’s issued and outstanding shares of capital stock or violate any of the other restrictions on ownership and transfer set forth in the GNL Charter.
GNL will mail to record holders of the Series B Preferred Stock, a notice of redemption no less than 30 days nor more than 60 days prior to the redemption date. GNL will send the notice to the record holder’s address, as shown on GNL’s share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the sufficiency of notice or validity of the proceedings for such redemption of any Series B Preferred Stock except as to shares held by any holder to whom notice was defective or not given. Each notice will state the following:
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the redemption date;

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the redemption price;

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the total number of shares of Series B Preferred Stock to be redeemed (and, if less than all the shares held by any holder are to be redeemed, the number of shares to be redeemed from the holder);

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the place or places where the shares of Series B Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing the shares (duly endorsed for transfer) and any other documents we require in connection with redemption; and

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that dividends on the Series B Preferred Stock will cease to accrue on the redemption date.

Unless full cumulative dividends on all shares of Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series B Preferred Stock may be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed. In addition, unless full cumulative dividends on all shares of Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, we will not purchase or otherwise acquire directly or indirectly any Series B Preferred Stock (except (i) by exchange for GNL’s equity securities ranking junior to the Series B Preferred Stock with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up, (ii) pursuant to the provisions of the GNL Charter relating to restrictions on ownership and transfer of GNL’s equity securities and (iii) pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Series B Preferred Stock and any other stock that ranks on parity with the Series B Preferred Stock, including the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up). So long as no dividends on Series B Preferred Stock for any past dividend period are in arrears, we are entitled at any time and from time to time to repurchase Series B Preferred Stock in open-market transactions duly authorized by the GNL Board and effected in compliance with applicable laws and these requirements will not prevent GNL’s purchase or acquisition of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Stock and any other stock that ranks on parity with the Series B Preferred Stock, including the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up or GNL’s redemption of Series B Preferred Stock pursuant to the provisions of the GNL Charter relating to the restrictions on ownership and transfer of GNL’s equity securities.
Special Optional Redemption
During any period of time that both (i) the Series B Preferred Stock is not listed on the NYSE, the NYSE American LLC or the Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American LLC or Nasdaq, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any shares of Series B Preferred Stock are outstanding (a “Series B Delisting Event”), we have the option to redeem the outstanding Series B Preferred Stock, in whole but not in part, within 90 days after the occurrence of the Series B Delisting Event, for a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend will be included in the redemption price), upon the giving of notice, as provided below.
In addition, upon the occurrence of a Change of Control, we may, at GNL’s option, redeem the Series B Preferred Stock, in whole but not in part, within 120 days after the first date on which the Change of Control occurred, by paying $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend will be included in the redemption price). If, prior to the Series B Delisting Event Conversion Date or Series B Change of Control Conversion Date (each as defined below), as applicable, we provide notice of redemption with respect to the Series B Preferred Stock (whether pursuant to GNL’s optional redemption right or GNL’s special optional redemption rights), holders of Series B Preferred Stock will not have the conversion right described below under “— Conversion Rights.”
Notwithstanding the foregoing, we do not have the right to redeem the Series B Preferred Stock upon any Series B Delisting Event occurring in connection with a transaction set forth in the first bullet point of the definition of Change of Control unless the Series B Delisting Event also constitutes a Change of Control wherein following the closing of any such transaction, neither we nor the acquiring or surviving entity, or a parent of us or the acquiring or surviving entity, has a class of common equity securities listed on the NYSE, the NYSE American LLC or the Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American LLC or Nasdaq.
GNL will mail record holders of Series B Preferred Stock, a notice of redemption no less than 30 days nor more than 60 days prior to the redemption date. GNL will send the notice to the record holder’s address, as shown on GNL’s share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the sufficiency of notice or validity of the proceedings for such redemption of any Series B Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state the following:
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the redemption date;

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the redemption price;

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the total number of shares of Series B Preferred Stock to be redeemed;

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the place or places where the shares of Series B Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing the shares (duly endorsed for transfer) and any other documents we require in connection with the redemption;

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that the Series B Preferred Stock is being redeemed pursuant to GNL’s special optional redemption right in connection with the occurrence of a Change of Control or a Series B Delisting Event, as applicable, and a brief description of the transaction or transactions constituting the Change of Control or Series B Delisting Event, as applicable;

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that holders of Series B Preferred Stock to which the notice relates will not be able to tender the Series B Preferred Stock for conversion in connection with the Series B Delisting Event or Change of Control, as applicable, and each share of Series B Preferred Stock tendered for conversion that is selected, prior to the Series B Delisting Event Conversion Date or Series B Change of Control Conversion Date, as applicable, for redemption will be redeemed on the related redemption date instead of converted on the Series B Delisting Event Conversion Date or Series B Change of Control Conversion Date, as applicable; and

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that dividends on the Series B Preferred Stock to be redeemed will cease to accrue on the redemption date.

A “Series B Change of Control” occurs when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing:
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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger, conversion or other acquisition transaction or series of purchases, mergers, conversions or other acquisition transactions, of shares of GNL’s stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of GNL’s stock entitled to vote generally in the election of directors (except that the person will be deemed to have beneficial ownership of all securities that the person has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity, or a parent of us or the acquiring or surviving entity, has a class of common equity securities listed on the NYSE, the NYSE American LLC or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American LLC or Nasdaq.

Additional Provisions Relating to Optional Redemption and Special Optional Redemption
If (i) we have given a notice of redemption, (ii) we have set apart sufficient funds for the redemption of the shares of Series B Preferred Stock called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and an amount equal to all accrued and unpaid dividends to, but not including, the redemption date, then from and after the redemption date, those shares of Series B Preferred Stock so called for redemption will no longer be outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series B Preferred Stock will terminate, except the right to receive the redemption price, without interest. The holders of those shares of Series B Preferred Stock will retain their right to receive the redemption price for their shares and an amount equal to any accrued and unpaid dividends payable upon redemption, without interest.
The holders of Series B Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series B Preferred Stock on the corresponding dividend payment date notwithstanding the redemption of the Series B Preferred Stock between the record date and the corresponding dividend payment date.
All shares of Series B Preferred Stock that we redeem or reacquire in any manner will return to the status of authorized but unissued shares of preferred stock, without further designation as to series or class and may thereafter be classified, reclassified or issued as any series or class of preferred stock.
Conversion Rights
Upon the occurrence of a Series B Delisting Event or a Change of Control, as applicable, each holder of Series B Preferred Stock has the right, unless, prior to the Series B Delisting Event Conversion Date or

Series B Change of Control Conversion Date, as applicable, we have provided or provide notice of GNL’s election to redeem the shares of Series B Preferred Stock as described under “— Optional Redemption” or “— Special Optional Redemption,” to convert some of or all the shares of Series B Preferred Stock held by the holder (the “Series B Delisting Event Conversion Right” or “Series B Change of Control Conversion Right,” as applicable) on the Series B Delisting Event Conversion Date or Series B Change of Control Conversion Date, as applicable, into a number of shares of GNL Common Stock per share of Series B Preferred Stock (the “Series B Common Stock Conversion Consideration”) equal to the lesser of:
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the quotient of (i) the sum of the $25.00 liquidation preference per share of Series B Preferred Stock to be converted plus an amount equal to all dividends accrued and unpaid (whether or not declared) on the Series B Preferred Stock to, but not including, the Series B Delisting Event Conversion Date or Series B Change of Control Conversion Date, as applicable (unless the Series B Delisting Event Conversion Date or Series B Change of Control Conversion Date, as applicable, is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend will be included in this sum), divided by (ii) the Common Stock Price; and

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2.5126 (the “Series B Share Cap”).

The Series B Share Cap is subject to pro rata adjustments for Stock Split with respect to shares of GNL Common Stock as follows: the adjusted Series B Share Cap as the result of a Stock Split will be the number of shares of GNL Common Stock that is equivalent to the product of (i) the Series B Share Cap in effect immediately prior to the Stock Split, multiplied by (ii) a fraction, the numerator of which is the number of shares of GNL Common Stock outstanding after giving effect to the Stock Split and the denominator of which is the number of shares of GNL Common Stock outstanding immediately prior to the Stock Split.
If a Series B Delisting Event or a Change of Control occurs, pursuant to or in connection with which shares of GNL Common Stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series B Preferred Stock will receive upon conversion of the shares of Series B Preferred Stock the kind and amount of Alternative Form Consideration which the holder would have owned or been entitled to receive had the holder held a number of shares of GNL Common Stock equal to the Series B Common Stock Conversion Consideration immediately prior to the effective time of the Series B Delisting Event or Change of Control, as applicable (the “Series B Alternative Conversion Consideration,” and the Series B Common Stock Conversion Consideration or the Series B Alternative Conversion Consideration, as may be applicable to a Series B Delisting Event or a Change of Control, is referred to as the “Series B Conversion Consideration”).
If the holders of shares of GNL Common Stock have the opportunity to elect the form of consideration to be received in connection with the Series B Delisting Event or Change of Control, the Series B Conversion Consideration that holders of Series B Preferred Stock will receive will be the form of consideration elected by the holders of a plurality of the shares of GNL Common Stock held by stockholders who participate in the election and will be subject to any limitations to which all holders of shares of GNL Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Series B Delisting Event or Change of Control, as applicable.
GNL will not issue fractional shares of GNL Common Stock upon the conversion of the Series B Preferred Stock. Instead, we will pay the cash value of any fractional shares based on the Common Stock Price.
Within 15 days following the occurrence of a Series B Delisting Event or a Change of Control, as applicable, unless we have then provided notice of GNL’s election to redeem the shares of Series B Preferred Stock as described under “— Optional Redemption” or “— Special Optional Redemption,” we will provide to holders of record of outstanding shares of Series B Preferred Stock a notice of occurrence of the Series B Delisting Event or Change of Control that describes the resulting Series B Delisting Event Conversion Right or Change of Control Conversion Right, as applicable. A failure to give notice of conversion or any defect in the notice or in its mailing will not affect the validity of the proceedings for the conversion of any Series B Preferred Stock except as to the holder to whom this notice was defective or not given. This notice will state the following:

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the events constituting the Series B Delisting Event or Change of Control, as applicable;

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the date of the Series B Delisting Event or Change of Control, as applicable;

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the last date on which the holders of shares of Series B Preferred Stock may exercise their Series B Delisting Event Conversion Right or Series B Change of Control Conversion Right, as applicable;

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the method and period for calculating the Common Stock Price;

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the “Series B Delisting Event Conversion Date” or “Series B Change of Control Conversion Date,” as applicable, which will be a business day fixed by the GNL Board that is not fewer than 20 and not more than 35 days following the date of the notice;

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that if, prior to the Series B Delisting Event Conversion Date or Series B Change of Control Conversion Date, as applicable, we provide notice of GNL’s election to redeem all or any portion of the shares of Series B Preferred Stock, holders of the Series B Preferred Stock will not be able to convert the shares of Series B Preferred Stock so called for redemption and the shares of Series B Preferred Stock will be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Series B Delisting Event Conversion Right or Series B Change of Control Conversion Right, as applicable;

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if applicable, the type and amount of Series B Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock;

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the name and address of the paying agent and the conversion agent; and

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the procedures that the holders of shares of Series B Preferred Stock must follow to exercise the Series B Delisting Event Conversion Right or Series B Change of Control Conversion Right, as applicable.

GNL will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, another news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in the notice, and post the notice on GNL’s website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of record of Series B Preferred Stock.
To exercise the Series B Delisting Event Conversion Right or Series B Change of Control Conversion Right, as applicable, a holder of record of Series B Preferred Stock will be required to deliver, on or before the close of business on the Series B Delisting Event Conversion Date or Series B Change of Control Conversion Date, as applicable, the certificates, if any, representing any certificated shares of Series B Preferred Stock to be converted, duly endorsed for transfer, together with a completed written conversion notice and any other documents we reasonably require in connection with the conversion, to GNL’s conversion agent. The conversion notice must state:
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the relevant Series B Delisting Event Conversion Date or Series B Change of Control Conversion Date, as applicable; and

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the number of shares of Series B Preferred Stock to be converted.

The “Common Stock Price” for any Change of Control will be (i) if the consideration to be received in the Change of Control by holders of shares of GNL Common Stock is solely cash, the amount of cash consideration per share of GNL Common Stock, and (ii) if the consideration to be received in the Change of Control by holders of shares of GNL Common Stock is other than solely cash, the average of the closing price per share of GNL Common Stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control. The “Common Stock Price” for any Series B Delisting Event will be the average of the closing price per share of GNL Common Stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Series B Delisting Event.
Holders of Series B Preferred Stock may withdraw any notice of exercise of a Series B Delisting Event Conversion Right or a Series B Change of Control Conversion Right, as applicable, (in whole or in part) by a written notice of withdrawal delivered to GNL’s conversion agent prior to the close of business on the business day prior to the Series B Delisting Event Conversion Date or Series B Change of Control Conversion Date, as applicable. The notice of withdrawal must state:
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the number of withdrawn shares of Series B Preferred Stock;

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if certificated shares of Series B Preferred Stock have been tendered for conversion and withdrawn, the certificate numbers of the withdrawn certificated shares of Series B Preferred Stock; and

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the number of shares of Series B Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series B Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.
Shares of Series B Preferred Stock as to which the Series B Delisting Event Conversion Right or Series B Change of Control Conversion Right, as applicable, has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Series B Conversion Consideration on the applicable Series B Delisting Event Conversion Date or Series B Change of Control Conversion Date, unless prior thereto we provide notice of GNL’s election to redeem those shares of Series B Preferred Stock, whether pursuant to GNL’s optional redemption right or GNL’s special optional redemption right. If GNL elects to redeem shares of Series B Preferred Stock that would otherwise be converted into the applicable Series B Conversion Consideration on a Series B Delisting Event Conversion Date or Series B Change of Control Conversion Date, as applicable, the shares of Series B Preferred Stock will not be so converted and the holders of the shares will be entitled to receive on the applicable redemption date the redemption price for the shares.
GNL will deliver the Series B Conversion Consideration no later than the third business day following the Series B Delisting Event Conversion Date or Series B Change of Control Conversion Date, as applicable.
In connection with the exercise of any Series B Delisting Event Conversion Right or Series B Change of Control Conversion Right, as applicable, GNL will be required to comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series B Preferred Stock into shares of GNL Common Stock. Notwithstanding any other provision of the Series B Preferred Stock, no holder of Series B Preferred Stock will be entitled to convert shares of Series B Preferred Stock for shares of GNL Common Stock to the extent that receipt of the shares of GNL Common Stock would cause the holder (or any other person) to violate the restrictions on ownership and transfer of GNL’s equity securities contained in the GNL Charter. See “Certain Provisions of the Maryland General Corporation Law and the GNL Charter and Bylaws-Restrictions on Transfer and Ownership of Stock” below.
These Change of Control conversion and redemption features may make it more difficult for or discourage a party from pursuing a takeover or other transaction that holders of GNL Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of GNL Common Stock might receive a premium for their shares over the then market price of such shares of GNL Common Stock.
Except as provided above in connection with a Delisting Event or a Change of Control, the Series B Preferred Stock is not convertible into any other property or securities.
Voting Rights
Except as described below, holders of Series B Preferred Stock have no voting rights. On any matter in which the Series B Preferred Stock may vote (as expressly provided in the GNL Charter), each share of Series B Preferred Stock entitles the holder thereof to cast one vote, except that, when voting together as a single class with shares of any other class or series of voting preferred stock, shares of different classes or series will vote in proportion to the liquidation preference of the shares.
Holders of the Series B Preferred Stock have the right to vote whenever dividends on the Series B Preferred Stock are in arrears, whether or not declared, for six or more quarterly periods, whether or not these quarterly periods are consecutive. In this case, holders of Series B Preferred Stock and any other class or series of preferred stock ranking on parity with the Series B Preferred Stock, including the Series A

Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, which we refer to as “voting preferred stock,” and with which the holders of Series B Preferred Stock are entitled to vote together as a single class, will have the exclusive power, voting together as a single class, to elect, at any special meeting called by GNL’s secretary at the written request of holders of record of at least 10% of the outstanding shares of Series B Preferred Stock and any class or series of voting preferred stock (unless the request is received more than 45 days and less than 90 days before GNL’s next annual meeting of stockholders at which the vote would occur) and at each subsequent annual meeting of stockholders, two additional directors to serve on the GNL Board. The right of holders of Series B Preferred Stock to vote in the election of directors will terminate when all dividends accrued and unpaid on the outstanding shares of Series B Preferred Stock for all past dividend periods and the then-current dividend period have been fully paid. Unless the number of GNL’s directors has previously been increased pursuant to the terms of any other class or series of voting preferred stock with which the holders of Series B Preferred Stock are entitled to vote together as a single class in the election of directors, the number of GNL’s directors will automatically increase by two at the time as holders of Series B Preferred Stock become entitled to vote in the election of two additional directors. Unless shares of voting preferred stock remain outstanding and entitled to vote in the election of directors, the term of office of these directors will terminate, and the number of GNL’s directors will automatically decrease by two, when all dividends accrued and unpaid for all past dividend periods and the then-current dividend period on the Series B Preferred Stock have been fully paid. If the right of holders of Series B Preferred Stock to elect the two additional directors terminates after the record date for determining holders of shares of Series B Preferred Stock entitled to vote in any election of directors but before the closing of the polls in the election, holders of Series B Preferred Stock outstanding as of the applicable record date will not be entitled to vote in the election of directors. The right of the holders of Series B Preferred Stock to elect the additional directors will again vest if and whenever dividends are in arrears for six quarterly periods, as described above. In no event will the holders of Series B Preferred Stock be entitled to nominate or elect an individual as a director, and no individual will be qualified to be nominated for election or to serve as a director, if the individual’s service as a director would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of GNL’s stock is listed or otherwise conflict with the GNL Charter or GNL Bylaws.
The additional directors will be elected by a plurality of the votes cast in the election of directors, and each of these directors will serve until the next annual meeting of GNL’s stockholders and until his or her successor is duly elected and qualifies, or until the director’s term of office terminates as described above. Any director elected by the holders of Series B Preferred Stock and any class or series of voting preferred stock, voting together as a single class, may be removed, with or without cause, only by a vote of the holders of a majority of the outstanding shares of Series B Preferred Stock and all classes or series of voting preferred stock with which the holders of Series B Preferred Stock are entitled to vote together as a single class in the election of directors. At any time that the holders of Series B Preferred Stock are entitled to vote in the election of the two additional directors, holders of Series B Preferred Stock will be entitled to vote in the election of a successor to fill any vacancy on the GNL Board that results from the removal of the director.
At any time that holders of Series B Preferred Stock, and any other class or series of voting preferred stock with which the holders of Series B Preferred Stock will be entitled to vote as a single class in the election of directors, have the right to elect two additional directors as described above but these directors have not been elected, GNL’s secretary must call a special meeting for the purpose of electing the additional directors upon the written request of the holders of record of 10% of the outstanding shares of Series B Preferred Stock and any other class or series of voting preferred stock with which the holders of Series B Preferred Stock are entitled to vote together as a single class with respect to the election of directors, unless the request is received more than 45 days and less than 90 days before the date fixed for the next annual meeting of GNL’s stockholders at which the vote would occur, in which case, the additional directors may be elected either at the annual meeting or at a separate special meeting of GNL’s stockholders at GNL’s discretion.
So long as any shares of Series B Preferred Stock are outstanding, the approval of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock and of any equally-affected class or series of voting preferred stock, including the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with which the holders of Series B Preferred Stock are entitled to vote (voting together as a single class), is required to authorize (a) any amendment, alteration, repeal or other change to any provision of the GNL Charter, including the articles supplementary setting forth the terms of the Series B Preferred Stock (whether by merger, conversion, consolidation, transfer or conveyance of all or substantially all of GNL’s assets or otherwise), that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock, or (b) the creation, issuance or increase in the authorized number of shares of any class or series of stock ranking senior to the Series B Preferred Stock (or any equity securities convertible into or exchangeable for any such shares) with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up. Notwithstanding the foregoing, holders of voting preferred stock will not be entitled to vote together as a class with the holders of Series B Preferred Stock on any amendment, alteration, repeal or other change to any provision of the GNL Charter unless the action affects the holders of Series B Preferred Stock and the voting preferred stock equally.
The following actions will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock:
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any increase or decrease in the number of authorized shares of common stock or preferred stock of any other class or series or the classification or reclassification of any unissued shares, or the creation or issuance of equity securities, of any class or series ranking, junior to or on parity with the Series B Preferred Stock, including the Series A Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up, provided that such action does not decrease the number of authorized shares of GNL Common Stock below the number (after giving effect to all other outstanding shares of capital stock) necessary to permit the Series B Preferred Stock to be converted in full in accordance with the articles supplementary setting forth the terms of the Series B Preferred Stock;

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any amendment, alteration or repeal or other change to any provision of the GNL Charter, including the articles supplementary setting forth the terms of the Series B Preferred Stock, as a result of a merger, conversion, consolidation, transfer or conveyance of all or substantially all of GNL’s assets or other business combination, whether or not we are the surviving entity, if the Series B Preferred Stock (or stock into which the Series B Preferred Stock has been converted in any successor person or entity to GNL) remains outstanding with the terms thereof unchanged in all material respects or is exchanged for stock of the successor person or entity with substantially identical rights; or

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any amendment, alteration or repeal or other change to any provision of the GNL Charter, including the articles supplementary setting forth the terms of the Series B Preferred Stock, as a result of a merger, conversion, consolidation, transfer or conveyance of all or substantially all of GNL’s assets or other business combination, if the holders of Series B Preferred Stock receive the $25.00 liquidation preference per share of Series B Preferred Stock, plus an amount equal to accrued and unpaid dividends to, but not including, the date of the event.

The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption all outstanding shares of Series B Preferred Stock.
No Maturity, Sinking Fund or Mandatory Redemption
The Series B Preferred Stock has no stated maturity date and is not subject to any sinking fund or mandatory redemption provisions.
Summary of Restrictions on Transfer and Ownership of Stock
The GNL Charter contains restrictions on the ownership and transfer of shares of GNL Common Stock and other outstanding shares of stock, including the Series B Preferred Stock. The relevant sections of the GNL Charter provide that, subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 8.025% in value of the aggregate of the outstanding shares of GNL’s capital stock or more than 8.025% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of GNL’s capital stock.

For further information regarding the restrictions on ownership and transfer of the Series B Preferred Stock, see “Certain Provisions of the Maryland General Corporation Law and the GNL Charter and Bylaws —  Restrictions on Transfer and Ownership of Stock” below.
Conversion
The Series B Preferred Stock is not convertible into any other property or securities, except as provided under “— Conversion Rights.”
Information Rights
During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series B Preferred Stock as their names and addresses appear in GNL’s record books and without cost to the holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which we would have been required to file these reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act and (ii) within 15 days following written request, supply copies of these reports to any prospective holder of Series B Preferred Stock.
Preemptive Rights
No holders of Series B Preferred Stock shall, as a result of his, her or its status as such holder, have any preemptive rights to purchase or subscribe for shares of GNL Common Stock or any of GNL’s other securities.
Series D Preferred Stock
Ranking
The Series D Preferred Stock ranks, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding-up:
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senior to GNL Common Stock and to all other equity securities ranking junior to the Series D Preferred Stock;

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on parity with the Series A Preferred Stock, the Series B Preferred Stock and the Series E Preferred Stock and all other equity securities ranking on parity with the Series D Preferred Stock; and

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junior to any class or series of equity securities ranking senior to the Series D Preferred Stock.

The authorization or issuance of equity securities ranking senior to the Series D Preferred Stock would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock and of any other similarly-affected classes and series of preferred stock ranking on parity with the Series D Preferred Stock and upon which like voting rights have been conferred and are exercisable, including the Series A Preferred Stock, the Series B Preferred Stock and the Series E Preferred Stock. Any convertible debt securities that we may issue will not be considered to be “equity securities” for these purposes prior to the time of conversion. The Series D Preferred Stock ranks junior to all GNL’s existing and future indebtedness. The terms of the Series D Preferred Stock do not limit GNL’s ability to (i) incur indebtedness or (ii) issue additional equity securities that rank junior to or on parity with the Series D Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up.
Dividends
Holders of Series D Preferred Stock are entitled to receive, when, as and if authorized by the GNL Board and declared by GNL, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $1.8750 per share each year, which is equivalent to the rate of 7.50% of the $25.00 liquidation preference per share per annum. Dividends are payable quarterly in arrears on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day, for each quarterly period commencing on and including the 1st day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding dividend period to all holders of record on the applicable record date, when and as authorized by the GNL Board and declared by GNL. Holders of record of all shares of Series D Preferred Stock issued and outstanding on the record date fixed by the GNL Board for any dividend will be entitled to receive the full dividend paid on the applicable dividend payment date even if such shares were not issued and outstanding for the full dividend period.
Any dividend, including any dividend payable on the Series D Preferred Stock for any partial dividend period, is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of Series D Preferred Stock as they appear in the transfer agent’s records at the close of business on the applicable record date, which will be the date that the GNL Board sets as the record date for the payment of a dividend that is not more than 30 nor fewer than 10 days prior to the applicable dividend payment date.
The GNL Board will not authorize, and we will not pay or declare and set apart for payment, any dividend on the Series D Preferred Stock at any time that:
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the terms and conditions of any of GNL’s agreements, including GNL’s credit facility or any other agreement relating to GNL’s indebtedness, prohibit the authorization, payment or setting apart for payment;

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the terms and conditions of any of GNL’s agreements, including GNL’s credit facility or any other agreement relating to GNL’s indebtedness, provide that the authorization, payment or setting apart for payment would constitute a breach of, or a default under, the agreement; or

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the law restricts or prohibits the authorization, payment or setting apart for payment.

Notwithstanding the foregoing, dividends on the Series D Preferred Stock accrue whether or not the dividends are authorized by the GNL Board and declared by GNL.
Accrued and unpaid dividends on the Series D Preferred Stock do not bear interest.
GNL will not pay or declare and set apart for payment any dividends (other than a dividend paid in GNL Common Stock or other stock ranking junior to the Series D Preferred Stock with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up) or declare or make, directly or indirectly, any distribution of cash or other property on GNL Common Stock or other stock that ranks junior to or on parity with the Series D Preferred Stock or otherwise acquire GNL Common Stock or other stock that ranks junior to or on parity with the Series D Preferred Stock (except (i) by conversion into or exchange for GNL Common Stock or other stock ranking junior to the Series D Preferred Stock with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up, (ii) for the acquisition of shares of GNL’s stock pursuant to the provisions of the GNL Charter relating to the restrictions upon ownership and transfer of GNL’s equity securities and (iii) for a purchase or acquisition of equity securities to purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock and any other stock that ranks on parity with the Series D Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up), unless we also have either paid or declared and set apart for payment full cumulative dividends on the Series D Preferred Stock for all past dividend periods.
Notwithstanding the foregoing, if we do not either pay or declare and set apart for payment full cumulative dividends on the Series D Preferred Stock and all stock that ranks on parity with the Series D Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series E Preferred Stock, with respect to dividends, the amount which we have declared will be allocated pro rata to the holders of Series D Preferred Stock and to each equally ranked class or series of stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series E Preferred Stock, so that the amount declared for each share of Series D Preferred Stock and for each share of each equally ranked class or series of stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series E Preferred Stock, is proportionate to the accrued and unpaid dividends on those shares. Any dividend payment made on the Series D Preferred Stock will first be credited against the earliest accrued and unpaid dividend.
If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in the Code), a portion (the “Capital Gains Amount”) of the dividends not in excess of GNL’s earnings and profits that are paid or made available for the year to the holders of all classes or series of stock outstanding (the “Total Dividends”), then the portion of the Capital Gains Amount that will be allocable to the holders of Series D Preferred Stock will be in the same proportion that the Total Dividends paid or made available to the holders of Series D Preferred Stock for the taxable year bears to the Total Dividends for the taxable year made with respect to all classes or series of stock outstanding.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of GNL’s affairs, the holders of Series D Preferred Stock are entitled to be paid out of GNL’s assets legally available for distribution to GNL’s stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution or payment may be made to holders of GNL Common Stock or any other class or series of GNL’s equity stock ranking junior to the Series D Preferred Stock with respect to liquidation rights. If, upon GNL’s voluntary or involuntary liquidation, dissolution or winding up, GNL’s available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of each other class or series of stock ranking on parity with the Series D Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series E Preferred Stock, with respect to liquidation rights, then the holders of Series D Preferred Stock and any other class or series of stock ranking on parity with the Series D Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series E Preferred Stock, with respect to liquidation rights will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series D Preferred Stock are entitled to written notice of any voluntary or involuntary liquidation, dissolution or winding up at least 20 days before the payment date of the liquidating distribution. After the holders of Series D Preferred Stock have received the full amount of the liquidating distributions to which they are entitled, they will have no right or claim to any of GNL’s remaining assets.
In determining whether any distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of stock of GNL or otherwise is permitted under the MGCL, amounts that would be needed, if GNL were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series D Preferred Stock will not be added to GNL’s total liabilities.
The consolidation, conversion or merger with or into any other person or entity or the sale, lease, transfer or conveyance of all or substantially all of GNL’s property or business, whether in connection with a Series D Change of Control (as defined below) or otherwise, will not be deemed to constitute GNL’s liquidation, dissolution or winding up.
Optional Redemption
Notwithstanding any other provision relating to redemption or repurchase of the Series D Preferred Stock, GNL may redeem any or all of the Series D Preferred Stock at any time, at a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), pursuant to the restrictions on ownership and transfer of GNL’s equity securities set forth in the GNL Charter or if the GNL Board otherwise determines that redemption is necessary for us to preserve GNL’s status as a REIT.
The Series D Preferred Stock may be redeemed at GNL’s option, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend will be included in the redemption price), without interest, upon the giving of notice, as provided below.
If less than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If the redemption is to be by lot, and if as a result of the redemption any holder of Series D Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 8.025% in value of the aggregate of GNL’s issued and outstanding shares of capital stock(which includes the Series D Preferred Stock) or 8.025% (in value or number of shares, whichever is more restrictive) of any class or series of GNL’s issued and outstanding shares of capital stock or violate any of the other restrictions on ownership and transfer of GNL’s equity securities set forth in the GNL Charter, then, except in certain instances, we will redeem the requisite number of shares of Series D Preferred Stock of that holder so that the holder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 8.025% in value of the aggregate of GNL’s outstanding shares of capital stock or 8.025% (in value or number of shares, whichever is more restrictive) of any class or series of GNL’s issued and outstanding capital stock or violate any of the other restrictions on ownership and transfer set forth in the GNL Charter.
GNL will mail to record holders of the Series D Preferred Stock, a notice of redemption no fewer than 30 days nor more than 60 days prior to the redemption date. GNL will send the notice to the record holder’s address, as shown on GNL’s share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the sufficiency of notice or validity of the proceedings for such redemption of any Series D Preferred Stock except as to shares held by any holder to whom notice was defective or not given. Each notice will state the following:
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the redemption date;

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the redemption price;

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the total number of shares of Series D Preferred Stock to be redeemed (and, if less than all the shares held by any holder are to be redeemed, the number of shares to be redeemed from the holder);

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the place or places where the shares of Series D Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing the shares (duly endorsed for transfer) and any other documents we require in connection with redemption; and

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that dividends on the Series D Preferred Stock will cease to accrue on the redemption date.

Unless full cumulative dividends on all shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series D Preferred Stock may be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed. In addition, unless full cumulative dividends on all shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, we will not purchase or otherwise acquire directly or indirectly any Series D Preferred Stock (except (i) by exchange for GNL’s equity securities ranking junior to the Series D Preferred Stock with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up, (ii) pursuant to the provisions of the GNL Charter relating to restrictions on ownership and transfer of GNL’s equity securities and (iii) pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Series D Preferred Stock and any other stock that ranks on parity with the Series D Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up). So long as no dividends on Series D Preferred Stock for any past dividend period are in arrears, we are entitled at any time and from time to time to repurchase Series D Preferred Stock in open-market transactions duly authorized by the GNL Board and effected in compliance with applicable laws and these requirements will not prevent GNL’s purchase or acquisition of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Stock and any other stock that ranks on parity with the Series D Preferred

Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up or GNL’s redemption of Series D Preferred Stock pursuant to the provisions of the GNL Charter relating to the restrictions on ownership and transfer of GNL’s equity securities.
Special Optional Redemption
During any period of time that both (i) the Series D Preferred Stock is not listed on the NYSE, the NYSE American LLC or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American LLC or Nasdaq, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any shares of Series D Preferred Stock are outstanding (a “Series D Delisting Event”), we have the option to redeem the outstanding Series D Preferred Stock, in whole but not in part, within 90 days after the occurrence of the Series D Delisting Event, for a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend payable on the payment date will be included in the redemption price), upon the giving of notice, as provided below.
In addition, upon the occurrence of a Change of Control, we may, at GNL’s option, redeem the Series D Preferred Stock, in whole but not in part, within 120 days after the first date on which the Change of Control occurred, by paying $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend payable on the payment date will be included in the redemption price). If, prior to the Series D Delisting Event Conversion Date or Series D Change of Control Conversion Date (each as defined below), as applicable, we provide notice of redemption with respect to the Series D Preferred Stock (whether pursuant to GNL’s optional redemption right or GNL’s special optional redemption rights), holders of Series D Preferred Stock will not have the conversion right described below under “— Conversion Rights.”
Notwithstanding the foregoing, we will not have the right to redeem the Series D Preferred Stock upon any Series D Delisting Event occurring in connection with a transaction set forth in the first bullet point of the definition of Change of Control unless the Series D Delisting Event also constitutes a Change of Control wherein following the closing of any such transaction, neither we nor the acquiring or surviving entity, or a parent of us or the acquiring or surviving entity, has a class of common equity securities listed on the NYSE, the NYSE American LLC or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American LLC or Nasdaq.
GNL will mail record holders of Series D Preferred Stock, a notice of redemption not fewer than 30 days nor more than 60 days prior to the redemption date. GNL will send the notice to the record holder’s address, as shown on GNL’s share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the sufficiency of notice or validity of the proceedings for such redemption of any Series D Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state the following:
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the redemption date;

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the redemption price;

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the total number of shares of Series D Preferred Stock to be redeemed;

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the place or places where the shares of Series D Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing the shares (duly endorsed for transfer) and any other documents we require in connection with the redemption;

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that the Series D Preferred Stock is being redeemed pursuant to GNL’s special optional redemption right in connection with the occurrence of a Change of Control or a Series D Delisting Event, as applicable, and a brief description of the transaction or transactions constituting the Change of Control or Series D Delisting Event, as applicable;

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that holders of Series D Preferred Stock to which the notice relates will not be able to tender the Series D Preferred Stock for conversion in connection with the Series D Delisting Event or Change of Control, as applicable;

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that each share of Series D Preferred Stock tendered for conversion that is selected, prior to the Series D Delisting Event Conversion Date or Series D Change of Control Conversion Date, as applicable, for redemption will be redeemed on the related redemption date instead of converted on the Series D Delisting Event Conversion Date or Series D Change of Control Conversion Date, as applicable; and

•
that dividends on the Series D Preferred Stock to be redeemed will cease to accrue on the redemption date.

A “Series D Change of Control” occurs when, after the original issuance of the Series D Preferred Stock, the following have occurred and are continuing:
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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger, conversion or other acquisition transaction or series of purchases, mergers, conversions or other acquisition transactions, of shares of GNL’s stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of GNL’s stock entitled to vote generally in the election of directors (except that the person will be deemed to have beneficial ownership of all securities that the person has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity, or a parent of GNL or the acquiring or surviving entity, has a class of common equity securities listed on the NYSE, the NYSE American LLC or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American LLC or Nasdaq.

Additional Provisions Relating to Optional Redemption and Special Optional Redemption
If (i) we have given a notice of redemption, (ii) we have set apart sufficient funds for the redemption of the shares of Series D Preferred Stock called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and an amount equal to all accrued and unpaid dividends to, but not including, the redemption date, then from and after the redemption date, those shares of Series D Preferred Stock so called for redemption will no longer be outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series D Preferred Stock will terminate, except the right to receive the redemption price, without interest. The holders of those shares of Series D Preferred Stock will retain their right to receive the redemption price for their shares and an amount equal to any accrued and unpaid dividends payable upon redemption, without interest.
The holders of Series D Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series D Preferred Stock on the corresponding dividend payment date notwithstanding the redemption of the Series D Preferred Stock between the record date and the corresponding dividend payment date.
All shares of Series D Preferred Stock that we redeem or reacquire in any manner will return to the status of authorized but unissued shares of preferred stock, without further designation as to series or class and may thereafter be classified, reclassified or issued as any series or class of preferred stock.
Conversion Rights
Upon the occurrence of a Series D Delisting Event or a Series D Change of Control, as applicable, each holder of Series D Preferred Stock has the right, unless, prior to the Series D Delisting Event Conversion Date or Series D Change of Control Conversion Date, as applicable, we have provided or provide notice of GNL’s election to redeem the shares of Series D Preferred Stock as described under “— Optional Redemption” or “— Special Optional Redemption,” to convert some of or all the shares of Series D Preferred Stock held by the holder (the “Series D Delisting Event Conversion Right” or “Series D Change of Control Conversion Right,” as applicable) on the Series D Delisting Event Conversion Date or Series D Change of Control Conversion Date, as applicable, into a number of shares of GNL Common Stock per share of Series D Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:
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the quotient of (i) the sum of the $25.00 liquidation preference per share of Series D Preferred Stock to be converted plus an amount equal to all dividends accrued and unpaid (whether or not declared) on the Series D Preferred Stock to, but not including, the Series D Delisting Event Conversion Date or Series D Change of Control Conversion Date, as applicable (unless the Series D Delisting Event Conversion Date or Series D Change of Control Conversion Date, as applicable, is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend payable on the payment date will be included in this sum), divided by (ii) the Common Stock Price; and

•
4.4924 (the “Series D Share Cap”).

The Series D Share Cap is subject to pro rata adjustments for any Stock Split with respect to shares of GNL Common Stock as follows: the adjusted Series D Share Cap as the result of a Stock Split will be the number of shares of GNL Common Stock that is equivalent to the product of (i) the Series D Share Cap in effect immediately prior to the Stock Split, multiplied by (ii) a fraction, the numerator of which is the number of shares of GNL Common Stock outstanding after giving effect to the Stock Split and the denominator of which is the number of shares of GNL Common Stock outstanding immediately prior to the Stock Split.
If a Series D Delisting Event or a Change of Control occurs, pursuant to or in connection with which shares of GNL Common Stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series D Preferred Stock will receive upon conversion of the shares of Series D Preferred Stock the kind and amount of Alternative Form Consideration which the holder would have owned or been entitled to receive had the holder held a number of shares of GNL Common Stock equal to the Series D Common Stock Conversion Consideration immediately prior to the effective time of the Series D Delisting Event or Change of Control, as applicable (the “Series D Alternative Conversion Consideration,” and the Series D Common Stock Conversion Consideration or the Series D Alternative Conversion Consideration, as may be applicable to a Series D Delisting Event or a Change of Control, is referred to as the “Series D Conversion Consideration”).
If the holders of shares of GNL Common Stock have the opportunity to elect the form of consideration to be received in connection with the Series D Delisting Event or Change of Control, the Series D Conversion Consideration that holders of Series D Preferred Stock will receive will be the form of consideration elected by the holders of a plurality of the shares of GNL Common Stock held by stockholders who participate in the election and will be subject to any limitations to which all holders of shares of GNL Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Series D Delisting Event or Change of Control, as applicable.
GNL will not issue fractional shares of GNL Common Stock upon the conversion of the Series D Preferred Stock. Instead, we will pay the cash value of any fractional shares based on the Common Stock Price.
Within 15 days following the occurrence of a Series D Delisting Event or a Change of Control, as applicable, unless we have then provided notice of GNL’s election to redeem the shares of Series D Preferred Stock as described under “— Optional Redemption” or “— Special Optional Redemption,” we will provide to holders of record of outstanding shares of Series D Preferred Stock a notice of occurrence of the Series D Delisting Event or Change of Control that describes the resulting Series D Delisting Event Conversion Right or Series D Change of Control Conversion Right, as applicable. A failure to give notice of conversion or any defect in the notice or in its mailing will not affect the validity of the proceedings for the conversion of any Series D Preferred Stock except as to the holder to whom this notice was defective or not given. This notice will state the following:
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the events constituting the Series D Delisting Event or Change of Control, as applicable;

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the date of the Series D Delisting Event or Change of Control, as applicable;

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the last date on which the holders of shares of Series D Preferred Stock may exercise their Series D Delisting Event Conversion Right or Series D Change of Control Conversion Right, as applicable;

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the method and period for calculating the Common Stock Price;

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the “Series D Delisting Event Conversion Date” or “Series D Change of Control Conversion Date,” as applicable, which will be a business day fixed by the GNL Board that is not fewer than 20 and not more than 35 days following the date of the notice;

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that if, prior to the Series D Delisting Event Conversion Date or Series D Change of Control Conversion Date, as applicable, we provide notice of GNL’s election to redeem all or any portion of the shares of Series D Preferred Stock, holders of the Series D Preferred Stock will not be able to convert the shares of Series D Preferred Stock so called for redemption and the shares of Series D Preferred Stock will be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Series D Delisting Event Conversion Right or Series D Change of Control Conversion Right, as applicable;

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if applicable, the type and amount of Series D Alternative Conversion Consideration entitled to be received per share of Series D Preferred Stock;

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the name and address of the paying agent and the conversion agent; and

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the procedures that the holders of shares of Series D Preferred Stock must follow to exercise the Series D Delisting Event Conversion Right or Series D Change of Control Conversion Right, as applicable.

GNL will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, another news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in the notice, and post the notice on GNL’s website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of record of Series D Preferred Stock.
To exercise the Series D Delisting Event Conversion Right or Series D Change of Control Conversion Right, as applicable, a holder of record of Series D Preferred Stock will be required to deliver, on or before the close of business on the Series D Delisting Event Conversion Date or Series D Change of Control Conversion Date, as applicable, the certificates, if any, representing any certificated shares of Series D Preferred Stock to be converted, duly endorsed for transfer, together with a completed written conversion notice and any other documents we reasonably require in connection with the conversion, to GNL’s conversion agent. The conversion notice must state:
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the relevant Series D Delisting Event Conversion Date or Series D Change of Control Conversion Date, as applicable; and

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the number of shares of Series D Preferred Stock to be converted.

The “Common Stock Price” for any Change of Control will be (i) if the consideration to be received in the Change of Control by holders of shares of GNL Common Stock is solely cash, the amount of cash consideration per share of GNL Common Stock, and (ii) if the consideration to be received in the Change of Control by holders of shares of GNL Common Stock is other than solely cash, the average of the closing price per share of GNL Common Stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control. The “Common Stock Price” for any Series D Delisting Event will be the average of the closing price per share of GNL Common Stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Series D Delisting Event.
Holders of Series D Preferred Stock may withdraw any notice of exercise of a Series D Delisting Event Conversion Right or a Series D Change of Control Conversion Right, as applicable, (in whole or in part) by a written notice of withdrawal delivered to GNL’s conversion agent prior to the close of business on the business day prior to the Series D Delisting Event Conversion Date or Series D Change of Control Conversion Date, as applicable. The notice of withdrawal must state:
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the number of withdrawn shares of Series D Preferred Stock;

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if certificated shares of Series D Preferred Stock have been tendered for conversion and withdrawn, the certificate numbers of the withdrawn certificated shares of Series D Preferred Stock; and

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the number of shares of Series D Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series D Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of the DTC.
Shares of Series D Preferred Stock as to which the Series D Delisting Event Conversion Right or Series D Change of Control Conversion Right, as applicable, has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration on the applicable Series D Delisting Event Conversion Date or Series D Change of Control Conversion Date, unless prior thereto we provide notice of GNL’s election to redeem those shares of Series D Preferred Stock, whether pursuant to GNL’s optional redemption right or GNL’s special optional redemption right. If we elect to redeem shares of Series D Preferred Stock that would otherwise be converted into the applicable Series D Conversion Consideration on a Series D Delisting Event Conversion Date or Series D Change of Control Conversion Date, as applicable, the shares of Series D Preferred Stock will not be so converted and the holders of the shares will be entitled to receive on the applicable redemption date the redemption price for the shares.
GNL will deliver the Series D Conversion Consideration no later than the third business day following the Series D Delisting Event Conversion Date or Series D Change of Control Conversion Date, as applicable.
In connection with the exercise of any Series D Delisting Event Conversion Right or Series D Change of Control Conversion Right, as applicable, we will be required to comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series D Preferred Stock into shares of GNL Common Stock. Notwithstanding any other provision of the Series D Preferred Stock, no holder of Series D Preferred Stock will be entitled to convert shares of Series D Preferred Stock for shares of GNL Common Stock to the extent that receipt of the shares of GNL Common Stock would cause the holder (or any other person) to violate the restrictions on ownership and transfer of GNL’s equity securities contained in the GNL Charter. See “Certain Provisions of the Maryland General Corporation Law and the GNL Charter and Bylaws-Restrictions on Transfer and Ownership of Stock” below.
These Change of Control conversion and redemption features may make it more difficult for or discourage a party from pursuing a takeover or other transaction that holders of GNL Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of GNL Common Stock might receive a premium for their shares over the then market price of such shares of GNL Common Stock.
Except as provided above in connection with a Series D Delisting Event or a Change of Control, the Series D Preferred Stock is not convertible into or exchangeable for any other property or securities.
Voting Rights
Except as described below, holders of Series D Preferred Stock have no voting rights. On any matter in which the Series D Preferred Stock may vote (as expressly provided in the GNL Charter), each share of Series D Preferred Stock entitles the holder thereof to cast one vote, except that, when voting together as a single class with shares of any other class or series of voting preferred stock, shares of different classes or series will vote in proportion to the liquidation preference of the shares.
Holders of the Series D Preferred Stock will have the right to vote whenever dividends on the Series D Preferred Stock are in arrears, whether or not declared, for six or more quarterly periods, whether or not these quarterly periods are consecutive. In this case, holders of Series D Preferred Stock and any other class or series of preferred stock ranking on parity with the Series D Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, which we refer to as “voting preferred stock,” and with which the holders of Series D Preferred Stock will be entitled to vote together as a single class, will have the exclusive power, voting together as a single class, to elect, at any special meeting called by GNL’s secretary at the written request of holders of record of at least 10% of the outstanding shares of Series D Preferred Stock and any other class or series of voting preferred stock (unless the request is received more than 45 days and less than 90 days before GNL’s next annual meeting of stockholders at which the vote would occur) and at each subsequent annual meeting of stockholders, two additional directors to serve on the GNL Board. The right of holders of Series D Preferred Stock to vote in the election of directors will terminate when all dividends accrued and unpaid on the outstanding shares of Series D Preferred Stock for all past dividend periods and the then-current dividend period have been fully paid. Unless the number of GNL’s directors has previously been increased pursuant to the terms of any other class or series of voting preferred stock with which the holders of Series D Preferred Stock are entitled to vote together as a single class in the election of directors, the number of GNL’s directors will automatically increase by two at the time as holders of Series D Preferred Stock become entitled to vote in the election of two additional directors. Unless shares of voting preferred stock remain outstanding and entitled to vote in the election of directors, the term of office of these directors will terminate, and the number of GNL’s directors will automatically decrease by two, when all dividends accrued and unpaid for all past dividend periods and the then-current dividend period on the Series D Preferred Stock have been fully paid. If the right of holders of Series D Preferred Stock to elect the two additional directors terminates after the record date for determining holders of shares of Series D Preferred Stock entitled to vote in any election of directors but before the closing of the polls in the election, holders of Series D Preferred Stock outstanding as of the applicable record date will not be entitled to vote in the election of directors. The right of the holders of Series D Preferred Stock to elect the additional directors will again vest if and whenever dividends are in arrears for six quarterly periods, as described above. In no event will the holders of Series D Preferred Stock be entitled to nominate or elect an individual as a director, and no individual will be qualified to be nominated for election or to serve as a director, if the individual’s service as a director would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of GNL’s stock is listed or otherwise conflict with the GNL Charter or GNL Bylaws.
The additional directors will be elected by a plurality of the votes cast in the election of directors, and each of these directors will serve until the next annual meeting of GNL’s stockholders and until his or her successor is duly elected and qualifies, or until the director’s term of office terminates as described above. Any director elected by the holders of Series D Preferred Stock and any other class or series of voting preferred stock, voting together as a single class, may be removed, with or without cause, only by a vote of the holders of a majority of the outstanding shares of Series D Preferred Stock and all classes or series of voting preferred stock with which the holders of Series D Preferred Stock are entitled to vote together as a single class in the election of directors. At any time that the holders of Series D Preferred Stock are entitled to vote in the election of the two additional directors, holders of Series D Preferred Stock will be entitled to vote in the election of a successor to fill any vacancy on the GNL Board that results from the removal of the director.
At any time that holders of Series D Preferred Stock, and any other class or series of voting preferred stock with which the holders of Series D Preferred Stock will be entitled to vote as a single class in the election of directors, have the right to elect two additional directors as described above but these directors have not been elected, GNL’s secretary must call a special meeting for the purpose of electing the additional directors upon the written request of the holders of record of 10% of the outstanding shares of Series D Preferred Stock and any other class or series of voting preferred stock with which the holders of Series D Preferred Stock are entitled to vote together as a single class with respect to the election of directors, unless the request is received more than 45 days and less than 90 days before the date fixed for the next annual meeting of GNL’s stockholders at which the vote would occur, in which case, the additional directors may be elected either at the annual meeting or at a separate special meeting of GNL’s stockholders at GNL’s discretion.
So long as any shares of Series D Preferred Stock are outstanding, the approval of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock and of any equally-affected class or series of voting preferred stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series E Preferred Stock, with which the holders of Series D Preferred Stock are entitled to vote (voting together as a single class), is required to authorize (a) any amendment, alteration, repeal or other change to any provision of the GNL Charter, including the articles supplementary setting forth the terms of the

Series D Preferred Stock (whether by merger, conversion, consolidation, transfer or conveyance of all or substantially all of GNL’s assets or otherwise), that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series D Preferred Stock, or (b) the creation, issuance or increase in the authorized number of shares of any class or series of stock ranking senior to the Series D Preferred Stock (or any equity securities convertible into or exchangeable for any such shares) with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up. Notwithstanding the foregoing, holders of voting preferred stock will not be entitled to vote together as a class with the holders of Series D Preferred Stock on any amendment, alteration, repeal or other change to any provision of the GNL Charter unless the action affects the holders of Series D Preferred Stock and the voting preferred stock equally.
The following actions will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series D Preferred Stock:
•
any increase or decrease in the number of authorized shares of GNL Common Stock or preferred stock of any other class or series or the classification or reclassification of any unissued shares, or the creation or issuance of equity securities, of any class or series ranking, junior to or on parity with the Series D Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series E Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up, provided that such action does not decrease the number of authorized shares of GNL Common Stock below the number (after giving effect to all other outstanding shares of capital stock) necessary to permit the Series D Preferred Stock to be converted in full in accordance with the articles supplementary setting forth the terms of the Series D Preferred Stock;

•
any amendment, alteration or repeal or other change to any provision of the GNL Charter, including the articles supplementary setting forth the terms of the Series D Preferred Stock, as a result of a merger, conversion, consolidation, transfer or conveyance of all or substantially all of GNL’s assets or other business combination, whether or not we are the surviving entity, if the Series D Preferred Stock (or stock into which the Series D Preferred Stock has been converted in any successor person or entity to GNL) remains outstanding with the terms thereof unchanged in all material respects or is exchanged for stock of the successor person or entity with substantially identical rights; or

•
any amendment, alteration or repeal or other change to any provision of the GNL Charter, including the articles supplementary setting forth the terms of the Series D Preferred Stock, as a result of a merger, conversion, consolidation, transfer or conveyance of all or substantially all of GNL’s assets or other business combination, if the holders of Series D Preferred Stock receive the $25.00 liquidation preference per share of Series D Preferred Stock, plus an amount equal to accrued and unpaid dividends to, but not including, the date of the event.

The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption all outstanding shares of Series D Preferred Stock.
No Maturity, Sinking Fund or Mandatory Redemption
The Series D Preferred Stock has no stated maturity date and is not subject to any sinking fund or mandatory redemption provisions.
Summary of Restrictions on Transfer and Ownership of Stock
The GNL Charter contains restrictions on the ownership and transfer of shares of GNL Common Stock and other outstanding shares of stock, including the Series D Preferred Stock. The relevant sections of the GNL Charter provide that, subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 8.025% in value of the aggregate of the outstanding shares of GNL’s capital stock or more than 8.025% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of GNL’s capital stock. For further information regarding the restrictions on ownership and transfer of the Series D Preferred Stock, see “Certain Provisions of the Maryland General Corporation Law and the GNL Charter and Bylaws —  Restrictions on Transfer and Ownership of Stock” below.
Conversion
The Series D Preferred Stock is not convertible into any other property or securities, except as provided under “— Conversion Rights.”
Information Rights
During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series D Preferred Stock as their names and addresses appear in GNL’s record books and without cost to the holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which we would have been required to file these reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act and (ii) within 15 days following written request, supply copies of these reports to any prospective holder of Series D Preferred Stock.
Preemptive Rights
No holders of Series D Preferred Stock will, as a result of his, her or its status as such holder, have any preemptive rights to purchase or subscribe for shares of GNL Common Stock or any of GNL’s other securities.
Series E Preferred Stock.
Ranking
The Series E Preferred Stock ranks, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding-up:
•
senior to GNL Common Stock and to all other equity securities ranking junior to the Series E Preferred Stock;

•
on parity with the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock and all other equity securities ranking on parity with the Series E Preferred Stock; and

•
junior to any class or series of equity securities ranking senior to the Series E Preferred Stock.

The authorization or issuance of equity securities ranking senior to the Series E Preferred Stock would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock and of any other similarly-affected classes and series of preferred stock ranking on parity with the Series E Preferred Stock and upon which like voting rights have been conferred and are exercisable, including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock. Any convertible debt securities that we may issue will not be considered to be “equity securities” for these purposes prior to the time of conversion. The Series E Preferred Stock rank junior to all GNL’s existing and future indebtedness. The terms of the Series E Preferred Stock do not limit GNL’s ability to (i) incur indebtedness or (ii) issue additional equity securities that rank junior to or on parity with the Series E Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up.
Dividends
Holders of Series E Preferred Stock are entitled to receive, when, as and if authorized by the GNL Board and declared by GNL, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $1.84375 per share each year, which is equivalent to the rate of 7.375% of the $25.00 liquidation preference per share per annum. Dividends are payable quarterly in arrears on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day, for each quarterly period commencing on and including the 1st day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding dividend period to all holders of record on the applicable record date, when and as authorized by the GNL Board and declared by GNL. Holders of record of all shares of Series E Preferred Stock issued and outstanding on the record date fixed by the GNL Board for any dividend will be entitled to receive the full dividend paid on the applicable dividend payment date even if such shares were not issued and outstanding for the full dividend period.
Any dividend, including any dividend payable on the Series E Preferred Stock for any partial dividend period, is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of Series E Preferred Stock as they appear in the transfer agent’s records at the close of business on the applicable record date, which will be the date that the GNL Board sets as the record date for the payment of a dividend that is not more than 30 nor fewer than 10 days prior to the applicable dividend payment date.
The GNL Board will not authorize, and we will not pay or declare and set apart for payment, any dividend on the Series E Preferred Stock at any time that:
•
the terms and conditions of any of GNL’s agreements, including GNL’s credit facility or any other agreement relating to GNL’s indebtedness, prohibit the authorization, payment or setting apart for payment;

•
the terms and conditions of any of GNL’s agreements, including GNL’s credit facility or any other agreement relating to GNL’s indebtedness, provide that the authorization, payment or setting apart for payment would constitute a breach of, or a default under, the agreement; or

•
the law restricts or prohibits the authorization, payment or setting apart for payment.

Notwithstanding the foregoing, dividends on the Series E Preferred Stock accrue whether or not the dividends are authorized by the GNL Board and declared by GNL.
Accrued and unpaid dividends on the Series E Preferred Stock do not bear interest.
GNL will not pay or declare and set apart for payment any dividends (other than a dividend paid in GNL Common Stock or other stock ranking junior to the Series E Preferred Stock with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up) or declare or make, directly or indirectly, any distribution of cash or other property on GNL Common Stock or other stock that ranks junior to or on parity with the Series E Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock, or redeem or otherwise acquire GNL Common Stock or other stock that ranks junior to on parity with the Series E Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock (except (i) by conversion into or exchange for GNL Common Stock or other stock ranking junior to the Series E Preferred Stock with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up, (ii) for the acquisition of shares of GNL’s stock pursuant to the provisions of the GNL Charter relating to the restrictions upon ownership and transfer of GNL’s stock and (iii) for a purchase or acquisition of equity securities pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock and any other stock that ranks on parity with the Series E Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up), unless we also have either paid or declared and set apart for payment full cumulative dividends on the Series E Preferred Stock for all past dividend periods.
Notwithstanding the foregoing, if we do not either pay or declare and set apart for payment full cumulative dividends on the Series E Preferred Stock and all stock that ranks on parity with the Series E Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock, with respect to dividends, the amount which we have declared will be allocated pro rata to the holders of Series E Preferred Stock and to each equally ranked class or series of stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock, so that the amount declared for each share of Series E Preferred Stock and for each share of each equally ranked class or series of stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock, is proportionate to the accrued and unpaid dividends on those shares. Any dividend payment made on the Series E Preferred Stock will first be credited against the earliest accrued and unpaid dividend.
If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Code) a portion (the “Capital Gains Amount”) of the dividends not in excess of GNL’s earnings and profits that are paid or made available for the year to the holders of all classes or series of stock outstanding (the “Total Dividends”), then the portion of the Capital Gains Amount that will be allocable to the holders of Series E Preferred Stock will be in the same proportion that the Total Dividends paid or made available to the holders of Series E Preferred Stock for the taxable year bears to the Total Dividends for the taxable year made with respect to all classes or series of stock outstanding.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of GNL’s affairs, the holders of Series E Preferred Stock are entitled to be paid out of GNL’s assets legally available for distribution to GNL’s stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution or payment may be made to holders of GNL Common Stock or any other class or series of GNL’s equity stock ranking junior to the Series E Preferred Stock with respect to liquidation rights. If, upon GNL’s voluntary or involuntary liquidation, dissolution or winding up, GNL’s available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series E Preferred Stock and the corresponding amounts payable on all shares of each other class or series of stock ranking on parity with the Series E Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock, with respect to liquidation rights, then the holders of Series E Preferred Stock and any other class or series of stock ranking on parity with the Series E Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock, with respect to liquidation rights will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series E Preferred Stock are entitled to written notice of any voluntary or involuntary liquidation, dissolution or winding up at least 20 days before the payment date of the liquidating distribution. After the holders of Series E Preferred Stock have received the full amount of the liquidating distributions to which they are entitled, they will have no right or claim to any of GNL’s remaining assets.
In determining whether any distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of stock of GNL or otherwise is permitted under the MGCL, amounts that would be needed, if GNL were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series E Preferred Stock will not be added to GNL’s total liabilities.
The consolidation, conversion or merger with or into any other person or entity or the sale, lease, transfer or conveyance of all or substantially all of GNL’s property or business, whether in connection with a Series E Change of Control (as defined below) or otherwise, will not be deemed to constitute GNL’s liquidation, dissolution or winding up.
Optional Redemption
Notwithstanding any other provision relating to redemption or repurchase of the Series E Preferred Stock, we may redeem any or all of the Series E Preferred Stock at any time, at a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), pursuant to the restrictions on ownership and transfer of GNL’s stock set forth in the GNL Charter or if the GNL Board otherwise determines that redemption is necessary for us to preserve GNL’s status as a REIT.
The Series E Preferred Stock may be redeemed at GNL’s option, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend payable on the payment date will be included in the redemption price), without interest, upon the giving of notice, as provided below.
If less than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If the redemption is to be by lot, and if as a result of the redemption any holder of Series E Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 8.025% in value of the aggregate of GNL’s outstanding shares of capital stock (which includes the Series E Preferred Stock) or 8.025% in value or number of shares (whichever is more restrictive) of any class or series of GNL’s issued and outstanding shares of capital stock or violate any of the other restrictions on ownership and transfer of GNL’s stock set forth in the GNL Charter, then, except in certain instances, we will redeem the requisite number of shares of Series E Preferred Stock of that holder so that the holder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 8.025% in value of the aggregate of GNL’s issued and outstanding shares of capital stock or 8.025% in value or number of shares (whichever is more restrictive) of any class or series of GNL’s issued and outstanding shares of capital stock or violate any of the other restrictions on ownership and transfer set forth in the GNL Charter.
GNL will mail to each record holder of Series E Preferred Stock, a notice of redemption no less than 30 days nor more than 60 days prior to the redemption date. GNL will send the notice to each record holder at the holder’s address, as shown on GNL’s share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the sufficiency of notice or the validity of the proceedings for such redemption of any Series E Preferred Stock except as to shares held by any holder to whom notice was defective or not given. Each notice will state the following:
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the redemption date;

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the redemption price;

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the total number of shares of Series E Preferred Stock to be redeemed (and, if less than all the shares held by any holder are to be redeemed, the number of shares to be redeemed from the holder);

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the place or places where the shares of Series E Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing the shares (duly endorsed for transfer) and any other documents we require in connection with redemption; and

•
that dividends on the Series E Preferred Stock will cease to accrue on the redemption date.

Unless full cumulative dividends on all shares of Series E Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series E Preferred Stock may be redeemed unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed. In addition, unless full cumulative dividends on all shares of Series E Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, we will not purchase or otherwise acquire directly or indirectly any Series E Preferred Stock (except (i) by exchange for GNL’s equity securities ranking junior to the Series E Preferred Stock with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up, (ii) pursuant to the provisions of the GNL Charter relating to restrictions on ownership and transfer of GNL’s stock and (iii) pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Series E Preferred Stock and any other stock that ranks on parity with the Series E Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up). So long as no dividends on Series E Preferred Stock for any past dividend period are in arrears, we are entitled at any time and from time to time to repurchase Series E Preferred Stock in open-market transactions duly authorized by the GNL Board and effected in compliance with applicable laws and these requirements will not prevent GNL’s purchase or acquisition of Series E Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series E Preferred Stock and any other equity security that ranks on parity with the Series E Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up or GNL’s redemption of Series E Preferred Stock pursuant to the provisions of the GNL Charter relating to the restrictions on ownership and transfer of GNL’s stock.
Special Optional Redemption
During any period of time that both (i) the Series E Preferred Stock is not listed on Nasdaq, the NYSE or the NYSE American LLC, or listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE American LLC, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any shares of Series E Preferred Stock are outstanding (a “Series E Delisting Event”), we have the option to redeem the outstanding Series E Preferred Stock, in whole but not in part, within 90 days after the occurrence of the Series E Delisting Event, for a redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend payable on the payment date will be included in the redemption price), upon the giving of notice, as provided below.
In addition, upon the occurrence of a Change of Control, we may, at GNL’s option, redeem the Series E Preferred Stock, in whole but not in part, within 120 days after the first date on which the Change of Control occurred, by paying $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (unless the redemption date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend payable on the payment date will be included in the redemption price). If, prior to the Series E Delisting Event Conversion Date or Series E Change of Control Conversion Date (each as defined below), as applicable, we provide notice of redemption with respect to the Series E Preferred Stock (whether pursuant to GNL’s optional redemption right or GNL’s special optional redemption rights), holders of Series E Preferred Stock will not have the conversion right described below under “— Conversion Rights.”
Notwithstanding the foregoing, we will not have the right to redeem the Series E Preferred Stock upon any Series E Delisting Event occurring in connection with a transaction set forth in the first bullet point of the definition of Change of Control unless the Series E Delisting Event also constitutes a Change of Control wherein following the closing of any such transaction, neither we nor the acquiring or surviving entity, or a parent of us or the acquiring or surviving entity, has a class of common equity securities listed on Nasdaq, the NYSE or the NYSE American LLC, or listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or the NYSE American LLC.
GNL will mail to each record holder of Series E Preferred Stock, a notice of redemption no less than 30 days nor more than 60 days prior to the redemption date. GNL will send the notice to each record holder at the holder’s address, as shown on GNL’s share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the sufficiency of the notice or validity of the proceedings for such redemption of any Series E Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state the following:
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the redemption date;

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the redemption price;

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the total number of shares of Series E Preferred Stock to be redeemed;

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the place or places where the shares of Series E Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing the shares (duly endorsed for transfer) and any other documents we require in connection with the redemption;

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that the Series E Preferred Stock is being redeemed pursuant to GNL’s special optional redemption right in connection with the occurrence of a Change of Control or a Series E Delisting Event, as

applicable, and a brief description of the transaction or transactions constituting the Change of Control or Series E Delisting Event, as applicable;
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that holders of Series E Preferred Stock to which the notice relates will not be able to tender the Series E Preferred Stock for conversion in connection with the Series E Delisting Event or Change of Control, as applicable, and each share of Series E Preferred Stock tendered for conversion that is selected, prior to the Series E Delisting Event Conversion Date or Series E Change of Control Conversion Date, as applicable, for redemption will be redeemed on the related redemption date instead of converted on the Series E Delisting Event Conversion Date or Series E Change of Control Conversion Date, as applicable; and

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that dividends on the Series E Preferred Stock to be redeemed will cease to accrue on the redemption date.

A “Series E Change of Control” occurs when, after the original issuance of the Series E Preferred Stock, the following have occurred and are continuing:
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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger, conversion or other acquisition transaction or series of purchases, mergers, conversions or other acquisition transactions, of shares of GNL’s stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of GNL’s stock entitled to vote generally in the election of directors (except that the person will be deemed to have beneficial ownership of all securities that the person has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity, or a parent of us or the acquiring or surviving entity, has a class of common equity securities listed on the NYSE, the NYSE American LLC or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American LLC or Nasdaq.

Additional Provisions Relating to Optional Redemption and Special Optional Redemption
If (i) we have given a notice of redemption, (ii) we have set apart sufficient funds for the redemption of the shares of Series E Preferred Stock called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and an amount equal to all accrued and unpaid dividends to, but not including, the redemption date, then from and after the redemption date, those shares of Series E Preferred Stock so called for redemption will no longer be outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series E Preferred Stock will terminate, except the right to receive the redemption price, without interest. The holders of those Series E Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends payable upon redemption, without interest.
The holders of Series E Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series E Preferred Stock on the corresponding dividend payment date notwithstanding the redemption of the Series E Preferred Stock between the record date and the corresponding dividend payment date.
All shares of Series E Preferred Stock that we redeem or reacquire in any manner will return to the status of authorized but unissued shares of preferred stock, without further designation as to series or class and may thereafter be classified, reclassified or issued as any series or class of preferred stock.
Conversion Rights
Upon the occurrence of a Series E Delisting Event or a Change of Control, as applicable, each holder of Series E Preferred Stock has the right, unless, prior to the Series E Delisting Event Conversion Date or Series E Change of Control Conversion Date, as applicable, we have provided or provide notice of GNL’s election to redeem the shares of Series E Preferred Stock as described under “— Optional Redemption” or “— Special Optional Redemption,” to convert some of or all the shares of Series E Preferred Stock held by the holder (the “Series E Delisting Event Conversion Right” or “Series E Change of Control Conversion Right,” as applicable) on the Series E Delisting Event Conversion Date or Series E Change of Control Conversion Date, as applicable, into a number of shares of GNL Common Stock per share of Series E Preferred Stock (the “Series E Common Stock Conversion Consideration”) equal to the lesser of:
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the quotient of (i) the sum of the $25.00 liquidation preference per share of Series E Preferred Stock to be converted plus an amount equal to all dividends accrued and unpaid (whether or not declared) on the Series E Preferred Stock to, but not including, the Series E Delisting Event Conversion Date or Series E Change of Control Conversion Date, as applicable (unless the Series E Delisting Event Conversion Date or Series E Change of Control Conversion Date, as applicable, is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for the accrued and unpaid dividend payable on the payment date will be included in this sum), divided by (ii) the Common Stock Price; and

•
6.605 (the “Series E Share Cap”).

The Series E Share Cap is subject to pro rata adjustments for any Stock Split with respect to shares of GNL Common Stock as follows: the adjusted Series E Share Cap as the result of a Stock Split will be the number of shares of GNL Common Stock that is equivalent to the product of (i) the Series E Share Cap in effect immediately prior to the Stock Split, multiplied by (ii) a fraction, the numerator of which is the number of shares of GNL Common Stock outstanding after giving effect to the Stock Split and the denominator of which is the number of shares of GNL Common Stock outstanding immediately prior to the Stock Split.
If a Series E Delisting Event or a Change of Control occurs, pursuant to or in connection with which shares of GNL Common Stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series E Preferred Stock will receive upon conversion of the shares of Series E Preferred Stock the kind and amount of Alternative Form Consideration which the holder would have owned or been entitled to receive had the holder held a number of shares of GNL Common Stock equal to the Series E Common Stock Conversion Consideration immediately prior to the effective time of the Series E Delisting Event or Change of Control, as applicable (the “Series E Alternative Conversion Consideration,” and the Series E Common Stock Conversion Consideration or the Series E Alternative Conversion Consideration, as may be applicable to a Series E Delisting Event or a Change of Control, is referred to as the “Series E Conversion Consideration”).
If the holders of shares of GNL Common Stock have the opportunity to elect the form of consideration to be received in connection with the Series E Delisting Event or Change of Control, the Conversion Consideration that holders of Series E Preferred Stock will receive will be the form of consideration elected by the holders of a plurality of the shares of GNL Common Stock held by stockholders who participate in the election and will be subject to any limitations to which all holders of shares of GNL Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Series E Delisting Event or Change of Control, as applicable.
GNL will not issue fractional shares of GNL Common Stock upon the conversion of the Series E Preferred Stock. Instead, we will pay the cash value of any fractional shares based on the Common Stock Price.
Within 15 days following the occurrence of a Series E Delisting Event or a Change of Control, as applicable, unless we have then provided notice of GNL’s election to redeem the shares of Series E Preferred Stock as described under “— Optional Redemption” or “— Special Optional Redemption,” we will provide to holders of record of outstanding shares of Series E Preferred Stock a notice of occurrence of the Series E Delisting Event or Change of Control that describes the resulting Series E Delisting Event Conversion Right or Series E Change of Control Conversion Right, as applicable. A failure to give notice of conversion or any defect in the notice or in its mailing will not affect the validity of the proceedings for the conversion of any Series E Preferred Stock except as to the holder to whom this notice was defective or not given. This notice will state the following:
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the events constituting the Series E Delisting Event or Change of Control, as applicable;

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the date of the Series E Delisting Event or Change of Control, as applicable;

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the last date on which the holders of shares of Series E Preferred Stock may exercise their Series E Delisting Event Conversion Right or Series E Change of Control Conversion Right, as applicable;

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the method and period for calculating the Common Stock Price;

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the “Series E Delisting Event Conversion Date” or “Series E Change of Control Conversion Date,” as applicable, which will be a business day fixed by the GNL Board that is not fewer than 20 and not more than 35 days following the date of the notice;

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that if, prior to the Series E Delisting Event Conversion Date or Series E Change of Control Conversion Date, as applicable, we provide notice of GNL’s election to redeem all or any portion of the shares of Series E Preferred Stock, holders of Series E Preferred Stock will not be able to convert the shares of Series E Preferred Stock so called for redemption and the shares of Series E Preferred Stock will be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Series E Delisting Event Conversion Right or Series E Change of Control Conversion Right, as applicable;

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if applicable, the type and amount of Series E Alternative Conversion Consideration entitled to be received per share of Series E Preferred Stock;

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the name and address of the paying agent and the conversion agent; and

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the procedures that the holders of shares of Series E Preferred Stock must follow to exercise the Series E Delisting Event Conversion Right or Series E Change of Control Conversion Right, as applicable.

GNL will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, another news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in the notice, and post the notice on GNL’s website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of record of Series E Preferred Stock.
To exercise the Series E Delisting Event Conversion Right or Series E Change of Control Conversion Right, as applicable, a holder of record of Series E Preferred Stock will be required to deliver, on or before the close of business on the Series E Delisting Event Conversion Date or Series E Change of Control Conversion Date, as applicable, the certificates, if any, representing any certificated shares of Series E Preferred Stock to be converted, duly endorsed for transfer, together with a completed written conversion notice and any other documents we reasonably require in connection with the conversion, to GNL’s conversion agent. The conversion notice must state:
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the relevant Series E Delisting Event Conversion Date or Series E Change of Control Conversion Date, as applicable; and

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the number of shares of Series E Preferred Stock to be converted.

The “Common Stock Price” for any Change of Control will be (i) if the consideration to be received in the Change of Control by holders of shares of GNL Common Stock is solely cash, the amount of cash consideration per share of GNL Common Stock, and (ii) if the consideration to be received in the Change of Control by holders of shares of GNL Common Stock is other than solely cash, the average of the closing price per share of GNL Common Stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control. The “Common Stock Price” for any Series E Delisting Event will be the average of the closing price per share of GNL Common Stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Series E Delisting Event.
Holders of Series E Preferred Stock may withdraw any notice of exercise of a Series E Delisting Event Conversion Right or a Series E Change of Control Conversion Right, as applicable, (in whole or in part) by a written notice of withdrawal delivered to GNL’s conversion agent prior to the close of business on the business day prior to the Series E Delisting Event Conversion Date or Series E Change of Control Conversion Date, as applicable. The notice of withdrawal must state:
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the number of withdrawn shares of Series E Preferred Stock;

•
if certificated shares of Series E Preferred Stock have been tendered for conversion and withdrawn, the certificate numbers of the withdrawn certificated shares of Series E Preferred Stock; and

•
the number of shares of Series E Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series E Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.
Shares of Series E Preferred Stock as to which the Series E Delisting Event Conversion Right or Series E Change of Control Conversion Right, as applicable, has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration on the applicable Series E Delisting Event Conversion Date or Series E Change of Control Conversion Date, unless prior thereto we provide notice of GNL’s election to redeem those shares of Series E Preferred Stock, whether pursuant to GNL’s optional redemption right or GNL’s special optional redemption right. If we elect to redeem shares of Series E Preferred Stock that would otherwise be converted into the applicable Series E Conversion Consideration on a Series E Delisting Event Conversion Date or Series E Change of Control Conversion Date, as applicable, the shares of Series E Preferred Stock will not be so converted and the holders of the shares will be entitled to receive on the applicable redemption date the redemption price for the shares.
GNL will deliver the Conversion Consideration no later than the third business day following the Series E Delisting Event Conversion Date or Series E Change of Control Conversion Date, as applicable.
In connection with the exercise of any Series E Delisting Event Conversion Right or Series E Change of Control Conversion Right, as applicable, we will be required to comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series E Preferred Stock into shares of GNL Common Stock. Notwithstanding any other provision of the Series E Preferred Stock, no holder of Series E Preferred Stock will be entitled to convert shares of Series E Preferred Stock for shares of GNL Common Stock to the extent that receipt of the shares of GNL Common Stock would cause the holder (or any other person) to violate the restrictions on ownership and transfer of GNL’s stock contained in the GNL Charter. See “Certain Provisions of the Maryland General Corporation Law and the GNL Charter and Bylaws-Restrictions on Transfer and Ownership of Stock” below.
These Change of Control conversion and redemption features may make it more difficult for or discourage a party from pursuing a takeover or other transaction that holders of GNL Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of GNL Common Stock might receive a premium for their shares over the then market price of such shares of GNL Common Stock.
Except as provided above in connection with a Series E Delisting Event or a Change of Control, the Series E Preferred Stock is not convertible into or exchangeable for any other property or securities.
Voting Rights
Except as described below, holders of Series E Preferred Stock have no voting rights. On any matter in which the Series E Preferred Stock may vote (as expressly provided in the GNL Charter), each share of Series E Preferred Stock entitles the holder thereof to cast one vote, except that, when voting together as a single class with shares of any other class or series of voting preferred stock, shares of different classes or series will vote in proportion to the liquidation preference of the shares.
Holders of the Series E Preferred Stock will have the right to vote whenever dividends on the Series E Preferred Stock are in arrears, whether or not declared, for six or more quarterly periods, whether or not these quarterly periods are consecutive. In this case, holders of Series E Preferred Stock and any other class or series of preferred stock ranking on parity with the Series E Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, which we refer to as “voting preferred stock,” and with which the holders of Series E

Preferred Stock will be entitled to vote together as a single class, will have the exclusive power, voting together as a single class, to elect, at any special meeting called by GNL’s secretary at the written request of holders of record of at least 10% of the outstanding shares of Series E Preferred Stock and any other class or series of voting preferred stock (unless the request is received more than 45 days and less than 90 days before GNL’s next annual meeting of stockholders at which the vote would occur) and at each subsequent annual meeting of stockholders, two additional directors to serve on the GNL Board. The right of holders of Series E Preferred Stock to vote in the election of directors will terminate when all dividends accrued and unpaid on the outstanding shares of Series E Preferred Stock for all past dividend periods and the then-current dividend period have been fully paid. Unless the number of GNL’s directors has previously been increased pursuant to the terms of any other class or series of voting preferred stock with which the holders of Series E Preferred Stock are entitled to vote together as a single class in the election of directors, the number of GNL’s directors will automatically increase by two at the time as holders of Series E Preferred Stock become entitled to vote in the election of two additional directors. Unless shares of voting preferred stock remain outstanding and entitled to vote in the election of directors, the term of office of these directors will terminate, and the number of GNL’s directors will automatically decrease by two, when all dividends accrued and unpaid for all past dividend periods and the then-current dividend period on the Series E Preferred Stock have been fully paid. If the right of holders of Series E Preferred Stock to elect the two additional directors terminates after the record date for determining holders of shares of Series E Preferred Stock entitled to vote in any election of directors but before the closing of the polls in the election, holders of Series E Preferred Stock outstanding as of the applicable record date will not be entitled to vote in the election of directors. The right of the holders of Series E Preferred Stock to elect the additional directors will again vest if and whenever dividends are in arrears for six quarterly periods, as described above. In no event will the holders of Series E Preferred Stock be entitled to nominate or elect an individual as a director, and no individual will be qualified to be nominated for election or to serve as a director, if the individual’s service as a director would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of GNL’s stock is listed or otherwise conflict with the GNL Charter or GNL Bylaws.
The additional directors will be elected by a plurality of the votes cast in the election of directors, and each of these directors will serve until the next annual meeting of GNL’s stockholders and until his or her successor is duly elected and qualifies, or until the director’s term of office terminates as described above. Any director elected by the holders of Series E Preferred Stock and any other class or series of voting preferred stock, voting together as a single class, may be removed, with or without cause, only by a vote of the holders of a majority of the outstanding shares of Series E Preferred Stock and all classes or series of voting preferred stock with which the holders of Series E Preferred Stock are entitled to vote together as a single class in the election of directors. At any time that the holders of Series E Preferred Stock are entitled to vote in the election of the two additional directors, holders of Series E Preferred Stock will be entitled to vote in the election of a successor to fill any vacancy on the GNL Board that results from the removal of the director.
At any time that holders of Series E Preferred Stock, and any other class or series of voting preferred stock with which the holders of Series E Preferred Stock will be entitled to vote as a single class in the election of directors, have the right to elect two additional directors as described above but these directors have not been elected, GNL’s secretary must call a special meeting for the purpose of electing the additional directors upon the written request of the holders of record of 10% of the outstanding shares of Series E Preferred Stock and any other class or series of voting preferred stock with which the holders of Series E Preferred Stock are entitled to vote together as a single class with respect to the election of directors, unless the request is received more than 45 days and less than 90 days before the date fixed for the next annual meeting of GNL’s stockholders at which the vote would occur, in which case, the additional directors may be elected either at the annual meeting or at a separate special meeting of GNL’s stockholders at GNL’s discretion.
So long as any shares of Series E Preferred Stock are outstanding, the approval of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock and of any equally-affected class or series of voting preferred stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock, with which the holders of Series E Preferred Stock are entitled to vote (voting together as a single class), is required to authorize (a) any amendment, alteration, repeal or other change to any provision of the GNL Charter, including the articles supplementary setting forth the terms of the

Series E Preferred Stock (whether by merger, conversion, consolidation, transfer or conveyance of all or substantially all of GNL’s assets or otherwise), that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series E Preferred Stock, or (b) the creation, issuance or increase in the number of authorized shares of any class or series of stock ranking senior to the Series E Preferred Stock (or any equity securities convertible into or exchangeable for any such shares) with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up. Notwithstanding the foregoing, holders of voting preferred stock will not be entitled to vote together as a class with the holders of Series E Preferred Stock on any amendment, alteration, repeal or other change to any provision of the GNL Charter unless the action affects the holders of Series E Preferred Stock and the voting preferred stock equally.
The following actions will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series E Preferred Stock:
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any increase or decrease in the number of authorized shares of GNL Common Stock or preferred stock of any other class or series or the classification or reclassification of any unissued shares, or the creation or issuance of equity securities, of any class or series ranking, junior to or on parity with the Series E Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock, with respect to dividend rights and rights upon GNL’s voluntary or involuntary liquidation, dissolution or winding up, provided that such action does not decrease the number of authorized shares of GNL Common Stock below the number (after giving effect to all other outstanding shares of GNL capital stock) necessary to permit the Series E Preferred Stock to be converted in full in accordance with the articles supplementary setting forth the terms of the Series E Preferred Stock;

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any amendment, alteration or repeal or other change to any provision of the GNL Charter, including the articles supplementary setting forth the terms of the Series E Preferred Stock, as a result of a merger, conversion, consolidation, transfer or conveyance of all or substantially all of GNL’s assets or other business combination, whether or not we are the surviving entity, if the Series E Preferred Stock (or stock into which the Series E Preferred Stock has been converted in any successor person or entity to GNL) remains outstanding with the terms thereof unchanged in all material respects or is exchanged for stock of the successor person or entity with substantially identical rights; or

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any amendment, alteration or repeal or other change to any provision of the GNL Charter, including the articles supplementary setting forth the terms of the Series E Preferred Stock, as a result of a merger, conversion, consolidation, transfer or conveyance of all or substantially all of GNL’s assets or other business combination, if the holders of Series E Preferred Stock receive the $25.00 liquidation preference per share of Series E Preferred Stock, plus an amount equal to accrued and unpaid dividends to, but not including, the date of the event.

The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption all outstanding shares of Series E Preferred Stock.
No Maturity, Sinking Fund or Mandatory Redemption
The Series E Preferred Stock has no stated maturity date and is not subject to any sinking fund or mandatory redemption provisions.
Summary of Restrictions on Transfer and Ownership of Stock
The GNL Charter contains restrictions on the ownership and transfer of shares of GNL Common Stock and other outstanding shares of stock, including the Series E Preferred Stock. The relevant sections of the GNL Charter provide that, subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 8.025% in value of the aggregate of the outstanding shares of GNL’s stock or more than 8.025% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of GNL’s stock. For further information regarding the restrictions on ownership and transfer of the Series E Preferred Stock, see “Certain Provisions

of the Maryland General Corporation Law and the GNL Charter and Bylaws — Restrictions on Transfer and Ownership of Stock” below.
Conversion
The Series E Preferred Stock is not convertible into any other property or securities, except as provided under “— Conversion Rights.”
Information Rights
During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series E Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series E Preferred Stock as their names and addresses appear in GNL’s record books and without cost to the holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which we would have been required to file these reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act and (ii) within 15 days following written request, supply copies of these reports to any prospective holder of Series E Preferred Stock.
Preemptive Rights
No holders of Series E Preferred Stock will, as a result of his, her or its status as such holder, have any preemptive rights to purchase or subscribe for shares of GNL Common Stock or any of GNL’s other securities.
Certain Provisions of the Maryland General Corporation Law and the GNL Charter and Bylaws
Power to Reclassify Shares of Our Stock
The GNL Board may classify or reclassify any unissued shares of GNL Common Stock, and may classify any unissued shares of preferred stock and reclassify any previously classified but unissued shares of preferred stock of any series, into other classes or series of stock, including one or more classes or series of stock that have priority over GNL Common Stock with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, the GNL Board is required by the MGCL and the GNL Charter to set, subject to the provisions of the GNL Charter regarding the restrictions on ownership and transfer of GNL’s stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of GNL’s stock or the rules of any stock exchange or automated quotation system on which GNL’s securities may be listed or traded.
Power to Increase Authorized Stock and Issue Additional Shares of GNL Common Stock and Preferred Stock
GNL believe that the power of the GNL Board to amend the GNL Charter from time to time to increase the aggregate number of authorized shares of stock and the number of shares of stock of any class or series that we have the authority to issue, to issue additional authorized but unissued shares of GNL Common Stock or preferred stock and to classify or reclassify unissued shares of GNL Common Stock or preferred stock into other classes or series of stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Shares of additional classes or series of stock, as well as additional shares of GNL Common Stock, will be available for issuance without further action by GNL’s stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which GNL’s securities are then listed or traded. Although the GNL Board does not intend to do so, it could authorize us to issue a class or series of GNL Common Stock or preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of us that might involve a premium price for GNL’s stockholders or otherwise be in their best interest.
Restrictions on Transfer and Ownership of Stock
In order for us to qualify as a REIT under the Code, shares of GNL’s stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, under Section 856(h) of the Code, a REIT cannot be “closely held.” In this regard, not more than 50% of the value of the outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
The GNL Charter contains restrictions on the ownership and transfer of shares of GNL Common Stock and other outstanding shares of GNL’s capital stock. The relevant sections of the GNL Charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 8.025% in value of the aggregate of GNL’s outstanding shares of stock or more than 8.025% (in value or in number of shares, whichever is more restrictive) of any class or series of GNL’s shares of stock; we refer to these limitations as the “ownership limits.”
The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 8.025% in value of the aggregate of GNL’s outstanding shares of stock or 8.025% (in value or in number of shares, whichever is more restrictive) of any class or series of GNL’s shares of stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of GNL’s stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to violate the ownership limits.
The GNL Board may, upon receipt of certain representations, undertakings and agreements and in its sole discretion, exempt (prospectively or retroactively) any person from the ownership limits and establish a different limit, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limits will not then or in the future result in GNL’s being “closely held” under Section 856(h) of the Code (without regard to whether the person’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT. In order to be considered by the GNL Board for exemption, a person also must not own, actually or constructively, an interest in one of GNL’s tenants (or a tenant of any entity which we own or control) that would cause us to own, actually or constructively, more than a 9.9% interest in the tenant unless the revenue derived by us from such tenant is sufficiently small that, in the opinion of the GNL Board, rent from such tenant would not adversely affect GNL’s ability to qualify as a REIT. The person seeking an exemption must provide such representations and undertakings to the satisfaction of the GNL Board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a charitable trust of the shares of stock causing the violation. As a condition of granting an exemption or creating an excepted holder limit, the GNL Board may, but is not required to, obtain an opinion of counsel or IRS ruling satisfactory to the GNL Board, in its sole discretion, as it may deem necessary or advisable in order to determine or ensure GNL’s qualification as a REIT and may impose such other conditions or restrictions as it deems appropriate.
In connection with granting an exemption from the ownership limits or establishing an excepted holder limit or at any other time, the GNL Board may increase or decrease the ownership limits. Any decrease in the ownership limits will not be effective for any person whose percentage ownership of shares of GNL’s stock is in excess of such decreased limits until such person’s percentage ownership of shares of GNL’s stock equals or falls below such decreased limits, but any further acquisition of shares of GNL’s stock in excess of such percentage ownership will be in violation of the applicable decreased limits. The GNL Board may not increase or decrease the ownership limits if, after giving effect to such increase or decrease, five or fewer persons would beneficially own or constructively own in the aggregate more than 49.9% in value of the shares of GNL’s stock then outstanding. Prior to any modification of the ownership limits, the GNL Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure GNL’s qualification as a REIT.
The GNL Charter further prohibits:
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any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of GNL’s stock that would result in GNL’s being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

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any person from transferring shares of GNL’s stock if such transfer would result in shares of GNL’s stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of GNL’s stock that will or may violate the ownership limits or any of the other foregoing restrictions on ownership and transfer of GNL’s stock will be required to immediately give written notice to GNL or, in the case of a proposed or attempted transaction, give at least 15 days’ prior written notice to GNL, and provide us with such other information as we may request in order to determine the effect of such transfer on GNL’s qualification as a REIT. The ownership limits and the other restrictions on ownership and transfer of GNL’s stock will not apply if the GNL Board determines that it is no longer in GNL’s best interests to continue to qualify as a REIT or that compliance with the restrictions on ownership and transfer of GNL’s stock is no longer required in order for us to qualify as a REIT.
If any transfer of shares of GNL’s stock would result in shares of GNL’s stock being beneficially owned by fewer than 100 persons, such transfer will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of GNL’s stock or any other event would otherwise result in:
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any person violating the ownership limits or such other limit established by the GNL Board; or

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GNL being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will automatically be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee will acquire no rights in such shares. The transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the charitable trust. A person who, but for the transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred is referred to as a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in the GNL Charter, then the GNL Charter provides that the transfer of the shares will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares.
Shares of stock transferred to a charitable trust are deemed offered for sale to GNL, or GNL’s designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the market price (as defined in the GNL Charter), at the time of such devise or gift) and (2) the market price on the date we, or GNL’s designee, accept such offer. GNL may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trustee as described below. GNL may pay the amount of such reduction to the charitable trustee for the benefit of the charitable beneficiary. GNL has the right to accept such offer until the trustee of the charitable trust has sold the shares held in the charitable trust as discussed below. Upon a sale to GNL, the interest of the charitable beneficiary in the shares sold terminates, and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner.

Within 20 days of receiving notice from us of the transfer of the shares to the charitable trust, the charitable trustee will sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of GNL’s stock described above. After that, the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other such transactions), the market price of such stock on the day of the event that resulted in the transfer to the charitable trust) and (2) the price per share received by the charitable trustee from the sale or other disposition of the shares held in trust. The charitable trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary. In addition, if, prior to discovery by us that shares of stock have been transferred to a charitable trustee, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the charitable trust upon demand by the charitable trustee. The prohibited owner will have no rights in the shares held by the charitable trust.
The charitable trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the charitable trustee will receive, in trust for the charitable beneficiary, all dividends or other distributions made by us with respect to such shares and may also exercise all voting rights with respect to such shares. Any dividend or other distribution paid prior to GNL’s discovery that shares of stock have been transferred to the charitable trust will be paid by the recipient to the charitable trust upon demand by the charitable trustee and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. These rights will be exercised for the exclusive benefit of the charitable beneficiary.
Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the charitable trustee will have the authority, at the charitable trustee’s sole discretion:
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to rescind as void any vote cast by a prohibited owner prior to GNL’s discovery that the shares have been transferred to the charitable trustee; and

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to recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible corporate action, then the charitable trustee may not rescind and recast the vote.
If the GNL Board or any duly authorized committee thereof determines in good faith that a transfer or other event would violate the restrictions on ownership and transfer of GNL’s stock set forth in the GNL Charter, the GNL Board or a committee thereof may take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on GNL’s books or instituting proceedings to enjoin the transfer or other event.
Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of all classes or series of GNL’s stock, including GNL Common Stock, will be required to give written notice to GNL within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of GNL’s stock that the person beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to GNL such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on GNL’s qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will be required to provide to GNL such information as we may request, in good faith, in order to determine GNL’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of GNL’s stock, or any written statements of information delivered in lieu of certificates, will bear a legend referring to the restrictions described above.
These restrictions on ownership and transfer of GNL’s stock could delay, defer or prevent a transaction or a change in control that might involve a premium price for GNL Common Stock or otherwise be in the best interest of GNL’s stockholders.
Number of Directors; Vacancies; Removal
The number of directors may be increased or decreased from time to time pursuant to the GNL Bylaws, but may never be less than the minimum required by the MGCL, which is one, or more than fifteen. All of the directors will be elected to serve until the following annual meeting of stockholders and until their respective successors are duly elected and qualify.
GNL has elected by a provision of the GNL Charter to be subject to a provision of Maryland law requiring that, except as otherwise provided in the terms of any class or series of preferred stock, vacancies on the GNL Board may be filled only by the remaining directors in office, even if the remaining directors do not constitute a quorum, and that any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies. Any director may resign at any time by delivering his or her notice to the board of directors, the chairman of the board of directors, or GNL’s secretary.
The GNL Charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, any or all directors may be removed from office only for “cause” by the affirmative vote of the stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this provision of the GNL Charter, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to GNL through bad faith or active and deliberate dishonesty.
Action by Stockholders
Under the MGCL, common stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for a lesser percentage, which the GNL Charter does not). These provisions, combined with the requirements of the GNL Charter and GNL Bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.
Meetings and Special Voting Requirements
Subject to the GNL Charter restrictions on ownership and transfer of GNL’s stock and the terms of each class or series of stock, including with respect to the vote by the stockholders for the election of the directors, each holder of GNL Common Stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of the GNL Board, which means that the holders of a majority of shares of GNL’s outstanding common stock can elect all the directors then standing for election and the holders of the remaining shares of GNL Common Stock will not be able to elect any directors.
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. The GNL Charter provides for approval of these matters (except for certain charter amendments relating to the removal of directors and the vote required to amend the removal provision or such vote requirement) by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Also, GNL’s operating assets are held by GNL’s subsidiaries and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of GNL’s stockholders.
Pursuant to the GNL Bylaws, an annual meeting of GNL’s stockholders for the purpose of the election of directors and the transaction of any business will be held annually on a date and at the time and place set by the GNL Board. Special meetings of stockholders to act on any matter that may properly be considered at a meeting of stockholders may be called by the board of directors, the chairman of the board of directors, the president or the chief executive officer and, subject to the satisfaction of certain procedural requirements, must be called by GNL’s secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on the matter at the meeting. The presence of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.
The GNL Bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the GNL Board or by the stockholders by the affirmative vote of a majority of all votes entitled to be cast on the matter. However, GNL stockholders may not alter or repeal the provisions of the GNL Bylaws governing indemnification and advancement of expenses, the provisions of the GNL Bylaws governing amendment of the GNL Bylaws, or adopt any provision of the GNL Bylaws that is inconsistent with the indemnification, advancement of expenses or amendment provisions without GNL Board approval.
No Appraisal Rights
As permitted by the MGCL, the GNL Charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of the GNL Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.
Dissolution
GNL’s dissolution must be declared advisable by a majority of the GNL Board and approved by the affirmative vote of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter.
Business Combinations
Under the MGCL, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” or, generally, any person who beneficially owns directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder. The super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, the GNL Board has by resolution exempted business combinations between us and any person, provided that such business combination is first approved by the GNL Board (including a majority of directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time by the GNL Board. If this resolution is repealed, or the GNL Board does not otherwise approve a business combination with a person, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such control shares except to the extent approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person that has made or proposed to make the control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are shares of voting stock which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.
If voting rights are not approved at the meeting or if the acquirer does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved, or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless the corporation’s charter provides otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.
The GNL Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of GNL’s stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
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a classified board;

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a two-thirds vote requirement for removing a director;

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a requirement that the number of directors be fixed only by vote of the directors;

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a requirement that a vacancy on the board be filled only by the remaining directors and, if the board is classified, for the remainder of the full term of the class of directors in which the vacancy occurred; and

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a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

GNL has elected to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on the GNL Board. Through provisions in the GNL Charter and GNL Bylaws unrelated to Subtitle 8, GNL already (1) requires a two-thirds vote for the removal of any director from the board, which removal will be allowed only for cause, (2) vests in the board the exclusive power to fix the number of directorships, and (3) requires, unless called by the chairman of the GNL Board, GNL’s president, GNL’s chief executive officer or the GNL Board, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders in order to call a special meeting to act on such matter.
In addition, the GNL Charter prohibits us from electing to be subject to Section 3-803 of the MGCL (relating to a classified board of directors) unless the repeal of such prohibition is approved by the affirmative vote of at least a majority of the votes cast on the matter by GNL’s stockholders entitled to vote generally in the election of directors.
Advance Notice of Director Nominations and New Business
The GNL Bylaws provide that nominations of individuals for election to the board of directors or proposals of other business may be made at an annual meeting (1) pursuant to GNL’s notice of meeting, (2) by or at the direction of the GNL Board, or (3) by any stockholder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving of notice pursuant to the bylaws and at the time of the annual meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in the GNL Bylaws. The GNL Bylaws currently require the stockholder to provide notice to the secretary containing the information required by the GNL Bylaws not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of GNL’s proxy statement for the preceding year’s annual meeting.
With respect to special meetings of stockholders, only the business specified in GNL’s notice of meeting may be brought before the meeting. Nominations of individuals for election to the board of directors may be made at a special meeting, (1) by or at the direction of the board of directors, or (2) provided that the special meeting has been called in accordance with the GNL Bylaws for the purpose of electing directors, by any stockholder who is a holder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving of notice and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who complies with the notice procedures set forth in the GNL Bylaws. Such stockholder may nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice containing the information required by the GNL Bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The GNL Charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to GNL, although the equitable remedies may not be an effective remedy in some circumstances.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the GNL Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity against reasonable expenses actually incurred in connection with such proceeding. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in GNL’s right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.
The GNL Charter authorizes GNL to obligate GNL and the GNL Bylaws obligate GNL, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
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any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

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any individual who, while GNL’s director or officer and at GNL’s request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

The GNL Charter and GNL Bylaws also permit us to indemnify and advance expenses, with the approval of the board of directors, to any person who served a predecessor of GNL in any of the capacities described above and to any employee or agent of us or a predecessor of us.
GNL has entered into an indemnification agreement with each of GNL’s directors and officers, and certain former directors and officers, providing for indemnification of such directors and officers consistent with the provisions of the GNL Charter. The indemnification agreements provide that each indemnitee is entitled to indemnification unless it is established that (1) the act or omission of an indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) such indemnitee actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, such indemnitee had reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements further limit each indemnitee’s entitlement to indemnification in cases where (1) the proceeding was one by or in the right of us and such indemnitee was adjudged to be liable to GNL, (2) such indemnitee was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to such indemnitee or (3) the proceeding was brought by such indemnitee, except in certain circumstances.
Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Exclusive Forum
The GNL Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, is the sole and exclusive forum for (a) any derivative action or proceeding brought on GNL’s behalf, other than actions arising under federal securities laws, (b) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, including, without limitation, (i) any action asserting a claim of breach of any duty owed by any of GNL’s directors, officers or other employees to GNL or to GNL’s stockholders or (ii) any action asserting a claim against us or any of GNL’s directors or officers or other employees arising pursuant to any provision of the MGCL, the GNL Charter or the GNL Bylaws, or (c) any other action asserting a claim against us or any of GNL’s directors or officers or other employees that is governed by the internal affairs doctrine. The GNL Bylaws also provide that, unless we consent in writing, none of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland and the federal district courts of the United States of America are, to the fullest extent permitted by law, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF GNL AND MODIV
Both GNL and Modiv are incorporated under Maryland law. The rights of GNL stockholders are governed by the MGCL, the GNL Charter and the GNL Bylaws. The rights of Modiv stockholders are governed by the MGCL, the Modiv Charter and the Modiv Bylaws.
At the effective time of the Mergers, common stockholders of Modiv will become common stockholders of GNL. Following the merger, the rights of former Modiv common stockholders who receive shares of GNL Common Stock will be governed by the MGCL, the GNL Charter and the GNL Bylaws.
While the rights and privileges of Modiv stockholders are, in many instances, comparable to those of GNL stockholders, there are some differences. The following is a summary of the material differences, as of the date of this proxy statement/prospectus, between the rights of GNL stockholders and the rights of Modiv stockholders under the governing documents of GNL and Modiv and the above-described laws. This summary is qualified in its entirety by reference to the relevant provisions of the MGCL, the GNL Charter, the Modiv Charter, the GNL Bylaws and the Modiv Bylaws.
This section does not include a complete description of all differences between the rights of GNL stockholders and Modiv stockholders, nor does it include a complete description of the specific rights of such holders. The identification of some differences is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing documents of each of GNL and Modiv, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, by following the instructions under “Where You Can Find More Information” beginning on page 207.
For purposes of this section, the term “Modiv Common Stock” refers to the Class C common stock, $0.001 par value per share, and the Class S common stock, $0.001 par value per share, of Modiv.
Topic	Rights of GNL Stockholders	Rights of Modiv Stockholders
Authorized Capital Stock	GNL is authorized to issue 440,000,000 shares of stock, consisting of 400,000,000 shares of GNL Common Stock, and 40,000,000 shares of preferred stock, $0.01 par value per share, of which (i) 6,799,467 were classified and designated as 7.25% Series A Cumulative Redeemable Preferred Stock (“GNL Series A Preferred Stock”), (ii) 4,695,887 were classified and designated as 6.875% Series B Cumulative Redeemable Perpetual Preferred Stock (“GNL Series B Preferred Stock”), (iii) 7,933,711 were classified and designated as 7.50% Series D Cumulative Redeemable Perpetual Preferred Stock (“GNL Series D Preferred Stock”) and (iv) 4,595,175 were classified and designated as 7.375% Series E Cumulative Redeemable Perpetual Preferred Stock (“GNL Series E Preferred Stock”). As of May 29, 2026, 211,931,451 shares of GNL Common Stock, 6,799,467 shares of GNL Series A Preferred Stock, 4,695,887 shares of GNL Series B Preferred Stock, 7,933,711 shares of GNL Series D Preferred Stock and 4,595,175 shares of GNL Series E	Modiv is authorized to issue 450,000,000 shares of stock, consisting of 400,000,000 shares of Modiv Common Stock, of which 300,000,000 shares are classified as Class C common stock and 100,000,000 shares are classified as Class S common stock, and 50,000,000 shares of preferred stock, $0.001 par value per share of which 1,677,588 shares were classified and designated as Modiv Preferred Stock. As of May 29, 2026, 10,323,670 shares of Modiv Class C common stock, no shares of Modiv Class S common stock and 1,677,588 shares of Modiv Preferred Stock were issued and outstanding. The Modiv Board may, with the approval of a majority of the entire Modiv Board and without stockholder action, amend the Modiv Charter to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series.

Topic	Rights of GNL Stockholders	Rights of Modiv Stockholders
Preferred Stock were issued and outstanding. The GNL Board may, with the approval of a majority of the entire GNL Board and without stockholder action, amend the GNL Charter to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series.
Common Stock; Dividends; Redemptions and Liquidation Rights
Subject to the rights of any outstanding class or series of GNL preferred stock, each share of GNL Common Stock generally entitles the holder to one vote. The GNL Board may authorize GNL to declare and pay dividends and other distributions, but GNL stockholders have no right to dividends or other distributions unless and until authorized by the GNL Board and declared by GNL. Upon liquidation, dissolution or winding up, or any distribution of the assets of the company, holders of GNL Common Stock are entitled to receive, ratably with other holders of the same class, the assets available for distribution to such class after satisfaction of any preferential rights.
The GNL Charter does not include provisions permitting the GNL Board to (i) vary the payment amount of a dividend based on the number of days a stockholder holds shares of GNL Common Stock or (ii) redeem shares of GNL Common Stock.

Subject to the rights of any outstanding class or series of Modiv preferred stock, each share of Modiv Common Stock generally entitles the holder to one vote, with Class C and Class S common shares voting together as a single class except with respect to matters that would alter only the contract rights of a particular class, which only the holders of such affected class of Modiv Common Stock would have the right to vote on such matter. Modiv’s Class C and Class S common shares are entitled to dividends and other distributions when authorized by the Modiv Board and declared by Modiv. Upon liquidation, holders of Class C and Class S common shares are entitled to liquidation payments based on the net asset value per share of the applicable class.
The Modiv Charter permits the Modiv Board to authorize a dividend in certain circumstances with the amount of the dividend based on the number of days shares of Modiv Common Stock have been held by a stockholder.
In addition, the Modiv Charter authorizes the Modiv Board to cause Modiv to redeem shares of Modiv Common Stock from a stockholder if the net asset value of all shares of common stock held by such stockholder is $1,000 or less at the date of redemption.

Size of Board	The GNL Charter provides that the number of directors may be increased or decreased pursuant to the GNL Bylaws, but not below the minimum required by the MGCL. The GNL Bylaws provide that a majority of the entire GNL Board may establish, increase or decrease the number of directors, provided that the number may not be less than the minimum required by the MGCL or more than 15.	The Modiv Charter provides that the number of directors may be increased or decreased as provided in the Modiv Bylaws, but not below the minimum required by the MGCL. The Modiv Bylaws provide that a majority of the entire Modiv Board may establish, increase or decrease the number of directors, provided that the number may not be less than the minimum required by the MGCL or more than 15.

Topic	Rights of GNL Stockholders	Rights of Modiv Stockholders
Removal of Directors	Subject to the rights of holders of one or more classes or series of preferred stock, any GNL director or the entire GNL Board may be removed from office at any time, but only for “cause” and only by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. “Cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that the director caused demonstrable, material harm to GNL through bad faith or active and deliberate dishonesty.	Subject to the rights of holders of one or more classes or series of preferred stock, any Modiv director or the entire Modiv Board may be removed from office at any time, but only for “cause” and only by the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors. “Cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that the director caused demonstrable, material harm to Modiv through bad faith or active and deliberate dishonesty.
Amendment of Charter	Except for amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the GNL Charter, amendments to the GNL Charter generally must be declared advisable by the GNL Board and approved by the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter. However, any amendment to the GNL Charter provision governing removal of directors or to the related voting-threshold sentence of the amendment article requires approval by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter.	Except for amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Modiv Charter, amendments to the Modiv Charter generally must be declared advisable by the Modiv Board and approved by the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter.
Amendment of Bylaws	The GNL Bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the GNL Board or by the stockholders by the affirmative vote of a majority of all votes entitled to be cast on the matter. However, GNL stockholders may not alter or repeal the provisions of the GNL Bylaws governing indemnification and advancement of expenses, the provisions of the GNL Bylaws governing amendment of the GNL Bylaws, or adopt any provision of the GNL Bylaws that is inconsistent with the indemnification, advancement of expenses or amendment provisions without GNL Board approval.	The Modiv Bylaws provide that the Modiv Board may alter, amend or repeal any provision of the Modiv Bylaws and adopt new bylaws. In addition, to the extent permitted by law, Modiv stockholders may alter or repeal any provision of the Modiv Bylaws and adopt new bylaw provisions by the affirmative vote of a majority of the votes entitled to be cast on the matter, except that Modiv stockholders may not alter the provisions of the Modiv Bylaws governing bylaw amendments or adopt an inconsistent provision without Modiv Board approval.
Approval of Extraordinary Transactions	Under the MGCL, a Maryland corporation generally may not merge, consolidate, engage in a statutory share exchange or transfer all or substantially all of its assets unless the board declares the transaction advisable and it is	Under the MGCL, a Maryland corporation generally may not merge, consolidate, engage in a statutory share exchange or transfer all or substantially all of its assets unless the board declares the transaction advisable and it is

Topic	Rights of GNL Stockholders	Rights of Modiv Stockholders
	approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The GNL Charter provides for approval of these matters (except for certain charter amendments relating to the removal of directors and the vote required to amend the removal provision or such vote requirement) by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.	approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The Modiv Charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.
Maryland Business Combination Act	Under the MGCL, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” or, generally, any person who beneficially owns directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder. The super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price (as	Under the MGCL, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” or, generally, any person who beneficially owns directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder. The super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price (as

Topic	Rights of GNL Stockholders	Rights of Modiv Stockholders
	defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, the GNL Board has, by resolution, exempted business combinations between GNL and any person, provided that such business combination is first approved by the GNL Board (including a majority of directors who are not affiliates or associates of such person).	defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder.
Ownership and Transfer Restrictions	Except with respect to persons exempted by the GNL Board, the GNL Charter restricts any person from beneficially or constructively owning shares in excess of 8.025% in value of the aggregate outstanding shares of any class or series of GNL capital stock or 8.025% in value or number, whichever is more restrictive, of any class or series of shares of GNL capital stock. In addition, no person may beneficially or constructively own GNL shares to the extent such ownership would cause GNL to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise fail to qualify as a REIT. Any transfer that would result in GNL shares being beneficially owned by fewer than 100 persons is void ab initio, and transfers that violate the ownership limits generally result in automatic transfer to a trust for the benefit of one or more charitable beneficiaries or are void ab initio.	Except with respect to persons exempted by the Modiv Board, the Modiv Charter restricts any person from beneficially or constructively owning shares in excess of 9.8% in value of the aggregate outstanding shares of any class or series of Modiv capital stock or 9.8% in value or number, whichever is more restrictive, of the aggregate outstanding shares of Modiv Common Stock. In addition, no person may beneficially or constructively own Modiv shares to the extent such ownership would cause Modiv to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise fail to qualify as a REIT. Any transfer that would result in Modiv shares being beneficially owned by fewer than 100 persons is void ab initio, and transfers that violate the ownership limits generally result in automatic transfer to a charitable trust or are void ab initio.

Topic	Rights of GNL Stockholders	Rights of Modiv Stockholders
Limitation of Liability and Indemnification of Directors and Officers	The GNL Charter eliminates the liability of any present or former GNL director or officers to GNL and its stockholders for money damages to the maximum extent permitted by Maryland law. The GNL Charter gives GNL the power to obligate itself to indemnify, and pay or reimburse reasonable expenses in advance to, present or former directors and officers and certain persons serving at GNL’s request, and the GNL Bylaws require indemnification and advancement of expenses to the maximum extent permitted by Maryland law.	The Modiv Charter eliminates the liability of any present or former Modiv director or officers to Modiv and its stockholders for money damages to the maximum extent permitted by Maryland law. The Modiv Charter requires Modiv to indemnify, and pay or reimburse reasonable expenses in advance to, present or former directors and officers and certain persons serving at Modiv’s request to the maximum extent permitted by Maryland law.
Exclusive Forum	The GNL Bylaws provide that, unless GNL consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, is the sole and exclusive forum for (a) any derivative action or proceeding brought on GNL’s behalf, other than actions arising under federal securities laws, (b) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, including, without limitation, (i) any action asserting a claim of breach of any duty owed by any of GNL’s directors, officers or other employees to GNL or to GNL’s stockholders or (ii) any action asserting a claim against us or any of GNL’s directors or officers or other employees arising pursuant to any provision of the MGCL, the GNL Charter or the GNL Bylaws, or (c) any other action asserting a claim against GNL or any of GNL’s directors or officers or other employees that is governed by the internal affairs doctrine. The GNL Bylaws also provide that, unless GNL consents in writing, none of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland and the federal district courts of the United States of America are, to the fullest extent permitted by law, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.	The Modiv Bylaws provide that, unless Modiv consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on Modiv’s behalf other than actions arising under the federal securities laws, (c) any action asserting a claim of breach of any duty owed by any of Modiv’s directors, officers or other employees to Modiv or to Modiv’s stockholders, (d) any action asserting a claim against us or any of Modiv’s directors, officers or other employees arising pursuant to any provision of the MGCL or the Modiv Charter or the Modiv Bylaws or (e) any action asserting a claim against us or any of Modiv’s directors, officers or other employees that is governed by the internal affairs doctrine and no such action may be brought in any court sitting out of the State of Maryland unless Modiv consents in writing to such court. Furthermore, the Modiv Bylaws provide that, unless Modiv consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act.

Topic	Rights of GNL Stockholders	Rights of Modiv Stockholders
Subtitle 8 of the MGCL
Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•
a classified board;

•
a two-thirds vote requirement for removing a director;

•
a requirement that the number of directors be fixed only by the vote of the directors;

•
a requirement that a vacancy on the board be filled only by the remaining directors and, if the board is classified, for the remainder of the full term of the class of directors in which the vacancy occurred; and

•
a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

GNL has elected to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on the GNL Board. Through provisions in the GNL Charter and GNL Bylaws unrelated to Subtitle 8, GNL already (1) requires a two-thirds vote for the removal of any director from the GNL Board, which removal will be allowed only for cause, (2) vest in the GNL Board the exclusive power to fix the number of directorships, and (3) require, unless called by the chairman of the GNL Board, the president, the chief executive officer or the GNL Board, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders in order to call a special meeting to act on such matter. In addition, the GNL charter prohibits GNL from electing to be subject to the classified board provisions of Subtitle 8 unless the repeal of such prohibition is approved by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Subtitle 8 permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•
a classified board;

•
a two-thirds vote requirement for removing a director;

•
a requirement that the number of directors be fixed only by the vote of the directors;

•
a requirement that a vacancy on the board be filled only by the remaining directors and, if the board is classified, for the remainder of the full term of the class of directors in which the vacancy occurred; and

•
a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Pursuant to Subtitle 8, Modiv has elected to provide that vacancies on the Modiv Board may be filled only by the remaining directors and that directors elected by the Modiv Board to fill vacancies will serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the Modiv Charter and Modiv Bylaws unrelated to Subtitle 8, Modiv already (i) vests in the Modiv Board the exclusive power to fix the number of directorships and (ii) require, unless called by the Modiv Board, the president, the chief executive officer or the chair of the Modiv Board, the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast at such a meeting to call a special meeting.

LEGAL MATTERS
The validity of the shares of GNL Common Stock offered by this proxy statement/prospectus will be passed on by Ballard Spahr LLP.
Certain U.S. federal income tax consequences relating to the Mergers will also be passed upon for GNL by Paul, Weiss, Rifkind, Wharton & Garrison LLP and for Modiv by Morrison & Foerster LLP.
Certain U.S. federal income tax consequences of the Mergers regarding GNL’s qualification as a REIT will be passed on by Greenberg Traurig, LLP. Certain U.S. federal income tax consequences of the Mergers regarding Modiv’s qualification as a REIT will be passed on by Morrison & Foerster LLP.

EXPERTS
The financial statements of GNL and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The audited financial statements of Modiv Industrial, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR MODIV
Modiv expects that it will hold an annual meeting in the year 2026 only if the Mergers are not completed to the extent required by applicable law and the rules of the NYSE. The deadline for stockholders to submit proposals to be considered for inclusion in the proxy statement for the 2026 annual meeting of stockholders pursuant to Exchange Act Rule 14a-8 was December 31, 2025. However, because the date of the 2026 annual meeting of stockholders will be changed by more than 30 calendar days from the date on which the 2025 annual meeting of stockholders was held, in the event a 2026 annual meeting occurs, proposals must be received by Modiv a reasonable time before Modiv begins to print and send its proxy materials for the 2026 annual meeting of stockholders.
Additionally, a stockholder may submit a proposal or director nomination for consideration at the 2026 annual meeting of stockholders in accordance with the advance notice provisions of the Modiv Bylaws. Because the date of the 2026 annual meeting of stockholders, in the event a 2026 annual meeting occurs, will be delayed more than 30 days from the anniversary of the 2025 annual meeting of stockholders, notice by the stockholder must be delivered to Modiv’s Secretary at Modiv’s principal executive offices no earlier than the 150th day prior to the date of the 2026 annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the 2026 annual meeting of stockholders, as originally convened, or the 10th day following the day on which public announcement of the meeting date is first made by Modiv, in the event a 2026 annual meeting of stockholders is held. Other specifics regarding the notice procedures, including the required content of the notice, which includes providing the information required by Rule 14a-19 under the Exchange Act, can be found in Article II, Section 11(a) of the Modiv Bylaws.

OTHER MATTERS
The Modiv Board knows of no other business that may be properly presented at the Special Meeting. The proxies for the Special Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Special Meeting. As to any other business which may properly come before the Special Meeting, the persons named as proxy holders on your proxy card will vote the shares of Modiv Common Stock represented by properly submitted proxies in their discretion.
HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of meetings, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one proxy statement unless any stockholder at that address has given the bank or broker contrary instructions. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your bank or broker, and direct your written request to Modiv Industrial, Inc., 1500 North Grant Street #5609 Denver, CO 80203, Attention: Secretary, or contact Modiv by telephone at (888) 686-6348. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

WHERE YOU CAN FIND MORE INFORMATION
GNL and Modiv file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Investors may consult GNL’s and Modiv’s respective websites for GNL’s and Modiv’s SEC filings. The website of GNL is www.globalnetlease.com. The website of Modiv is www.modiv.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus. GNL’s and Modiv’s SEC filings are also available to the public at the SEC’s website at www.sec.gov. This reference to the SEC’s website is intended to be an inactive textual reference only.
GNL has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of GNL Common Stock to be issued to Modiv stockholders in connection with the Modiv Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about GNL Common Stock and GNL preferred stock. The rules and regulations of the SEC allow GNL and Modiv to omit certain information included in the registration statement from this proxy statement/prospectus.
In addition, the SEC allows GNL and Modiv to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that GNL has previously filed with the SEC (File No. 001-37390); provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about GNL, its financial condition or other matters:
•
GNL’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 25, 2026 (the “2025 Form 10-K”).

•
GNL’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 6, 2026.

•
The portions of GNL’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 7, 2026, incorporated by reference in the 2025 Form 10-K.

•
GNL’s Current Reports on Form 8-K filed with the SEC on April 2, 2026, May 4, 2026, and May 26, 2026 (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are “furnished” to the SEC).

•
The description of GNL Common Stock contained in Exhibit 4.11 to GNL’s 2025 Form 10-K, and any amendment or report filed for the purpose of updating such disclosure.

In addition, GNL incorporates by reference into this proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date the Mergers are consummated. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from GNL by requesting them in writing or by telephone at the following address:
Global Net Lease, Inc.
650 Fifth Avenue, 30th Floor
New York, New York 10019
Attention: Investor Relations
Telephone: (332) 265-2020

These documents are available from GNL without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
This proxy statement/prospectus also incorporates by reference the documents listed below that Modiv previously filed with the SEC (File No. 001-40814); provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about Modiv, its financial condition or other matters:
•
Modiv’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 25, 2026, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 30, 2026.

•
Modiv’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 8, 2026.

•
Modiv’s Current Reports on Form 8-K filed with the SEC on January 20, 2026, March 19, 2026 and May 4, 2026 (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are “furnished” to the SEC).

•
The description of Modiv Common Stock and Modiv Preferred Stock contained in Exhibit 4.2 to Modiv’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 23, 2022, and any amendment or report filed for the purpose of updating such disclosure.

In addition, Modiv incorporates by reference into this proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Special Meeting. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of these documents from the SEC, through the website of the SEC at the address described above, or Modiv will provide you with copies of these documents, without charge, upon written or oral request to:
Modiv Industrial, Inc.
1500 North Grant Street #5609
Denver, CO 80203
Attention: Investor Relations
Telephone: (888) 686-6348
If you are a stockholder of GNL or a stockholder of Modiv and would like to request documents, please do so by [•], 2026, to receive them before the Special Meeting. If you request any documents from GNL or Modiv, GNL or Modiv will mail them to you by first-class mail, or by another equally prompt means, within one business day after GNL or Modiv receives your request.
This document is a prospectus of GNL and is a proxy statement of Modiv for the Special Meeting. Neither GNL nor Modiv has authorized anyone to give any information or make any representation about the Merger Agreement and the transactions contemplated thereby, including the Mergers, or GNL or Modiv that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that GNL or Modiv has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus reads only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A
AGREEMENT AND PLAN OF MERGER
DATED AS OF MAY 3, 2026
BY AND AMONG
MODIV INDUSTRIAL, INC.,
MODIV OPERATING PARTNERSHIP, LP,
GLOBAL NET LEASE, INC.,
GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.,
GNL MOTION MERGER SUB, LLC
AND
GNL MOTION OPCO MERGER SUB, LLC

Page
ARTICLE I THE MERGERS
Section 1.1 The Mergers	A-2
Section 1.2 Governing Documents	A-3
Section 1.3 Officers, General Partner and Limited Partners of the Surviving Entities	A-3
Section 1.4 Effective Times	A-3
Section 1.5 Closing of the Mergers	A-4
Section 1.6 Effects of the Mergers	A-4
Section 1.7 Income Tax Consequences	A-4
ARTICLE II MERGER CONSIDERATION; COMPANY COMMON SHARES; COMPANY PREFERRED SHARES; PARTNERSHIP UNITS
Section 2.1 Company Common Share Merger Consideration, Company Preferred Share Merger Consideration and Effect on Company Common Shares and Company Preferred Shares	A-4
Section 2.2 OpCo Common Unit Merger Consideration; Effect on Partnership Units	A-5
Section 2.3 Surrender and Payment	A-6
Section 2.4 Lost Certificates	A-9
Section 2.5 Withholding Rights	A-10
Section 2.6 Dissenters’ Rights	A-10
Section 2.7
Adjustment of Per Company Common Share Merger Consideration, Fractional Per Company Common Share Merger Consideration, Per OpCo Common Unit Merger Consideration or Fractional Per OpCo Common Unit Merger Consideration

A-10
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES
Section 3.1 Organization and Qualification; Subsidiaries	A-10
Section 3.2 Capitalization	A-11
Section 3.3 Authority	A-13
Section 3.4 No Conflict; Required Filings and Consents	A-13
Section 3.5 Company SEC Documents; Financial Statements	A-14
Section 3.6 Information Supplied	A-15
Section 3.7 Absence of Certain Changes	A-15
Section 3.8 Undisclosed Liabilities	A-16
Section 3.9 Permits; Compliance with Laws	A-16
Section 3.10 Litigation	A-16
Section 3.11 Employee Benefits	A-17
Section 3.12 Labor Matters	A-18
Section 3.13 Tax Matters	A-19
Section 3.14 Real Property	A-21
Section 3.15 Environmental Matters	A-24

A-i

A-ii

A-iii

Exhibits
Exhibit A — Form of Parent OpCo Partnership Agreement Amendment
Exhibit B — Form of Company REIT Opinion
Exhibit C — Form of Parent REIT Opinion
Exhibit D — Form of Parent Section 368 Opinion
Exhibit E — Form of Company Section 368 Opinion
Schedules
Schedule A — Parent Knowledge
Schedule B — Parent Contact Persons

A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 3, 2026, is by and among Global Net Lease, Inc., a Maryland corporation (“Parent”), Global Net Lease Operating Partnership, L.P., a Delaware limited partnership and subsidiary of Parent (“Parent OpCo”), GNL Motion Merger Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Company Merger Sub”), GNL Motion OpCo Merger Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent OpCo (“OpCo Merger Sub”), Modiv Industrial, Inc., a Maryland corporation (the “Company”), and Modiv Operating Partnership, LP, a Delaware limited partnership (the “Partnership”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Section 8.12.
W I T N E S S E T H:
WHEREAS, the Company is a Maryland corporation operating as a “real estate investment trust” for U.S. federal income tax purposes that holds interests in properties through the Partnership and is the sole general partner of the Partnership;
WHEREAS, Parent is a Maryland corporation operating as a “real estate investment trust” for U.S. federal income tax purposes that holds interests in properties through Parent OpCo and is the sole general partner of Parent OpCo;
WHEREAS, the parties wish to effect a business combination (i) in which the Company shall merge with and into Company Merger Sub, with Company Merger Sub being the surviving entity (the “Company Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (“DLLCA”) and the Maryland General Corporation Law (the “MGCL”), and (ii) contemporaneously therewith or immediately following, the Company Merger, OpCo Merger Sub shall merge with and into the Partnership, with the Partnership being the surviving entity (the “OpCo Merger” and together with the Company Merger, the “Mergers” and collectively with the other transactions contemplated herein, the “Transactions”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);
WHEREAS, the Company is the sole general partner of the Partnership through which the Company operates its business, and, as of the date hereof, the Company owns approximately 81% of the outstanding limited partnership interest in the Partnership, comprised of the Class C Units of the Partnership (the “Class C Units”) and the Class X Units of the Partnership (the “Class X Units”), and owns 100% of the outstanding Preferred Partnership Units (the Preferred Partnership Units, the Class C Units and the Class X Units are collectively referred to herein as the “Partnership Units”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement, the Company Merger and the other Transactions, on the terms and subject to the conditions set forth herein and in accordance with the DLLCA and the MGCL, are advisable to and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement, the Company Merger and the other Transactions, and declared the same to be advisable, (iii) directed that the Company Merger be submitted for consideration by the Company’s stockholders at a duly convened meeting of the holders of the Company Common Shares (the “Company Common Stockholders”) and (iv) subject to Section 5.6 recommended that the Company Common Stockholders vote in favor of the approval of the Company Merger (such recommendation, the “Company Recommendation”);
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) unanimously (by all the directors present) determined that this Agreement, the Mergers and the other Transactions, including the issuance of Parent Common Stock in the Company Merger and Parent OP Units in the OpCo Merger, are advisable and in the best interests of Parent and its stockholders and (ii) approved the execution, delivery and performance of this Agreement, the Mergers and the other Transactions, including the issuance of Parent Common Stock in the Company Merger and Parent OP Units in the OpCo Merger and the payment of the Company Preferred Share Merger Consideration;

WHEREAS, the Company, as the sole general partner of the Partnership, has (i) determined that this Agreement and the Transactions, including the OpCo Merger, on the terms and subject to the conditions set forth herein and in the DRULPA and DLLCA, are fair to, advisable to and in the best interests of the Partnership and the limited partners of the Partnership and (ii) approved the execution, delivery and performance of this Agreement and the Transactions, including the OpCo Merger;
WHEREAS, Parent, as the sole member and manager of Company Merger Sub and the sole general partner of Parent OpCo, has (i) determined that this Agreement and the Transactions, including the Company Merger and the OpCo Merger, on the terms and subject to the conditions set forth herein and in the DLLCA, the MGCL and the DRULPA, are fair to, advisable to and in the best interests of Company Merger Sub and its members and Parent OpCo and its limited partners (as applicable) and (ii) approved the execution, delivery and performance of this Agreement and the Transactions, including the Mergers;
WHEREAS, Parent OpCo, as the sole member and manager of OpCo Merger Sub, has (i) determined that this Agreement and the Transactions, including the OpCo Merger, on the terms and subject to the conditions set forth herein and in the DLLCA and the DRULPA, are fair to, advisable to and in the best interests of OpCo Merger Sub and its members and Parent OpCo and its limited partners (as applicable) and (ii) approved the execution, delivery and performance of this Agreement and the Transactions, including the OpCo Merger;
WHEREAS, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the parties hereto intend that (i) the Company Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations, (iii) the OpCo Merger shall be treated as a contribution by Parent of the assets of Parent OpCo to Parent OpCo in exchange for Parent OpCo Units pursuant to Section 721(a) of the Code, and (iv) Parent OpCo shall be treated as a continuation of the Partnership as a “partnership” for U.S. federal income tax purposes pursuant to Section 708 of the Code, with the conversion of Class X Units into Class C Units, and the conversion of Class C Units into Parent OP Units, treated as a non-taxable transaction (the “Intended Income Tax Treatment”); and
WHEREAS, the Company, the Partnership, Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Transactions as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE MERGERS
Section 1.1   The Mergers.
(a)   Company Merger.   Subject to the terms and conditions of this Agreement, and in accordance with the DLLCA and the MGCL, at the Company Merger Effective Time, the Company and Company Merger Sub shall consummate the Company Merger, pursuant to which (i) the Company shall be merged with and into Company Merger Sub and the separate existence of the Company shall thereupon cease and (ii) Company Merger Sub shall survive the Company Merger (the “Surviving Company”), such that, immediately following the Company Merger, Parent shall be the sole member and manager of the Surviving Company.
(b)   OpCo Merger.   Subject to the terms and conditions of this Agreement, and in accordance with the DRULPA and DLLCA, at the OpCo Merger Effective Time, the Partnership and OpCo Merger Sub shall consummate the OpCo Merger, pursuant to which (i) OpCo Merger Sub shall be merged with and into the Partnership and the separate existence of OpCo Merger Sub shall thereupon cease and (ii) the Partnership shall be the surviving entity in the OpCo Merger (the “Surviving OpCo”).

Section 1.2   Governing Documents.
(a)   At the Company Merger Effective Time, the name of the Surviving Company shall be “GNL Motion Merger Sub, LLC”. At the Company Merger Effective Time, the certificate of formation of Company Merger Sub, as in effect immediately prior to the Company Merger Effective Time, other than the name of the Surviving Company, shall be the certificate of formation of the Surviving Company until thereafter amended as provided in the limited liability company agreement of Company Merger Sub or by applicable Law, subject to Section 5.8. The limited liability company agreement of Company Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein or by applicable Law, subject to Section 5.8.
(b)   At the OpCo Merger Effective Time, the certificate of limited partnership of the Partnership, as in effect immediately prior to the OpCo Merger Effective Time (the “Certificate of Limited Partnership”), shall be the certificate of limited partnership of the Surviving OpCo until thereafter amended as provided below. At the OpCo Merger Effective Time, the Partnership Agreement, as in effect immediately prior to the OpCo Merger Effective Time, shall be the limited partnership agreement of the Surviving OpCo until thereafter amended as provided therein or by applicable Law.
Section 1.3   Officers, General Partner and Limited Partners of the Surviving Entities.
(a)   Parent shall be the sole member and manager of the Surviving Company following the Company Merger Effective Time, entitling Parent to such rights, duties and obligations as are more fully set forth in the limited liability company agreement of the Surviving Company.
(b)   The officers of Company Merger Sub immediately prior to the Company Merger Effective Time shall be the officers of the Surviving Company from and after the Company Merger Effective Time, until such time as their resignation or removal or such time as their successors shall be duly elected and qualified.
(c)   Parent OpCo shall be the sole general partner and a limited partner of the Surviving OpCo following the OpCo Merger Effective Time, entitling Parent OpCo to such rights, duties and obligations as are more fully set forth in the Partnership Agreement (as in effect following the OpCo Merger in accordance with Section 1.2(b)).
Section 1.4   Effective Times.
(a)   On the Closing Date, (i) Company Merger Sub and the Company shall duly execute and file articles of merger (the “Company Merger Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the Laws of the State of Maryland, (ii) Company Merger Sub shall duly execute and file a certificate of merger (the “Company Merger Certificate”) with the Secretary of State of the State of Delaware (the “DSOS”) in accordance with the Laws of the State of Delaware and (iii) Company Merger Sub and the Company shall make any other filings, recordings or publications required to be made by the Company or Company Merger Sub under the MGCL and the DLLCA in connection with the Company Merger. The Company Merger shall become effective upon the later of (i) the acceptance for record of the Company Merger Articles of Merger by the SDAT or (ii) the filing of the Company Merger Certificate with the DSOS, or on such other later date and time (not to exceed thirty (30) days after the Company Merger Articles of Merger are accepted for record by the SDAT) as may be mutually agreed to by the Company and Parent and specified in the Company Merger Articles of Merger and the Company Merger Certificate in accordance with the MGCL and the DLLCA (such date and time being hereinafter referred to as the “Company Merger Effective Time”).
(b)   On the Closing Date, contemporaneously with, or immediately following, the Company Merger Effective Time, (i) the Partnership shall duly execute and file a certificate of merger (the “OpCo Merger Certificate”) with the DSOS in accordance with the Laws of the State of Delaware and (ii) the Company, the Surviving Company, Parent, Parent OpCo, OpCo Merger Sub and the Partnership shall make any other filings, recordings or publications required to be made by any of them under the DRULPA in connection with the OpCo Merger. The OpCo Merger shall become effective upon the filing of the OpCo Merger Certificate with the DSOS or on such other date and time as may be mutually agreed to by the Company and

Parent and specified in the OpCo Merger Certificate in accordance with the DRULPA and DLLCA (the “OpCo Merger Effective Time”).
(c)   Unless otherwise agreed in writing, the parties shall cause the Company Merger Effective Time and the OpCo Merger Effective Time to occur on the Closing Date, with the OpCo Merger Effective Time occurring contemporaneously with or immediately after the Company Merger Effective Time.
Section 1.5   Closing of the Mergers.   The closing of the Mergers (the “Closing”) shall take place (a) (i) on the third Business Day after satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions or, to the extent permitted by applicable Law, waiver by the party entitled to waive such conditions) or (ii) if the day in which the aforementioned satisfaction or waiver occurs is within the last five (5) Business Days of any calendar year quarter, then Parent shall have the right but not the obligation to require that the Closing occur on the first (1st) Business Day of the calendar year quarter immediately following the quarter in which such satisfaction or waiver occurs, in all cases, subject to the ongoing satisfaction and waiver of all of the conditions set forth in Article VI at the Closing, in each case, remotely by exchange of documents and signatures (or their electronic counterparts) or (b) at such other time, date and place as may be mutually agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date”.
Section 1.6   Effects of the Mergers.
(a)   The Company Merger shall have the effects set forth in the DLLCA and the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Company Merger Sub shall transfer to, vest in and devolve on the Surviving Company, and all debts, liabilities, duties and obligations of the Company and Company Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company.
(b)   The OpCo Merger shall have the effects set forth in the DRULPA and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the OpCo Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Partnership and OpCo Merger Sub shall vest in the Surviving OpCo, and all debts, liabilities, duties and obligations of the Partnership and OpCo Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving OpCo.
Section 1.7   Income Tax Consequences.   The parties hereto intend that the Mergers shall qualify for the Intended Income Tax Treatment. None of the parties hereto or their respective affiliates shall take or cause to be taken, or fail to take or cause to be failed to be taken, any action that would reasonably be expected to prevent or impede qualification for such Intended Income Tax Treatment. Each party hereto shall, unless otherwise required by a change in applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code, cause all Tax Returns to be filed in a manner consistent therewith. The parties hereto hereby adopt this Agreement as a “plan of reorganization” for purposes of Section 354, Section 361 and Section 368 of the Code and the Treasury Regulations promulgated thereunder.
ARTICLE II
MERGER CONSIDERATION; COMPANY COMMON SHARES; COMPANY PREFERRED SHARES; PARTNERSHIP UNITS
Section 2.1   Company Common Share Merger Consideration, Company Preferred Share Merger Consideration and Effect on Company Common Shares and Company Preferred Shares.
(a)   Limited Liability Company Interests of Company Merger Sub.   At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company, Parent or Company Merger Sub or the respective holders of any securities thereof, each limited liability company interest in Company Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall remain as one issued and outstanding limited liability company interest in the Surviving Company.

(b)   Company Common Share Merger Consideration; Company Preferred Share Consideration; Conversion of Company Common Shares and Company Preferred Shares.
(i)   Company Common Share Merger Consideration.   At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company, Parent, Company Merger Sub, the Partnership or any of the respective holders thereof, each Class C Common Share and each Class S Common Share (together with the Class C Common Shares, the “Company Common Shares” and individually each, a “Company Common Share”) (other than any Excluded Shares) issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically converted into and shall thereafter represent the right to receive from Parent that number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio, without interest (as may be adjusted pursuant to Section 2.7) (the “Per Company Common Share Merger Consideration”), plus the right to receive cash in lieu of fractional shares of Parent Common Stock, if any, in each case, in accordance with the procedures set forth in Article II, payable to the holder thereof, and without interest (the “Fractional Per Company Common Share Merger Consideration”). The aggregate amount of Parent Common Stock issuable to holders of Company Common Shares as the Per Company Common Share Merger Consideration, together with the aggregate amount of cash payable to holders of Company Common Shares as the Fractional Per Company Common Share Merger Consideration, is hereinafter referred to as the “Company Common Share Merger Consideration.”
(ii)   Company Preferred Share Merger Consideration.   At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company, Parent, Company Merger Sub, OpCo Merger Sub, the Partnership or any of the respective holders thereof, each Company Preferred Share (other than the Excluded Shares) issued and outstanding immediately prior to the Company Merger Effective Time shall automatically be converted into the right to receive an amount in cash equal to the Per Preferred Share Liquidation Price (such amount, the “Per Company Preferred Share Merger Consideration”). The aggregate amount of cash payable to holders of Company Preferred Shares as the Per Preferred Share Merger Consideration is hereinafter referred to as the “Company Preferred Share Merger Consideration.”
(c)   Cancellation of Company Common Shares and Company Preferred Shares Owned by Parent or Company Merger Sub.   At the Company Merger Effective Time, each issued and outstanding Company Common Share or Company Preferred Share that is owned by Parent, Company Merger Sub or any Subsidiary of Parent, the Company or Company Merger Sub immediately prior to the Company Merger Effective Time (collectively, the “Excluded Shares”), if any, shall automatically be canceled and shall cease to exist, and no cash, Parent Common Stock, Per Company Common Share Merger Consideration, Per Company Preferred Share Merger Consideration, or other consideration shall be delivered or deliverable in exchange therefor.
(d)   Cancellation of Company Common Shares and Company Preferred Shares.   As of the Company Merger Effective Time, all Company Common Shares and Company Preferred Shares issued and outstanding immediately prior to the Company Merger Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Company Common Share or Company Preferred Share (other than Excluded Shares, if any) shall cease to have any rights with respect to such Company Common Share or Company Preferred Share, as the case may be, except the right to receive the Per Company Common Share Merger Consideration, the Fractional Per Company Common Share Merger Consideration or the Per Company Preferred Share Merger Consideration, as the case may be.
Section 2.2   OpCo Common Unit Merger Consideration; Effect on Partnership Units.
(a)   OpCo Common Unit Merger Consideration.
(i)   Each Class X Unit outstanding immediately prior to the OpCo Merger Effective Time, by virtue of the OpCo Merger, and without any further action on the part of Parent, Parent OpCo, Company Merger Sub, OpCo Merger Sub, the Company, the Partnership or any of the respective holders thereof, shall vest in full immediately prior to the OpCo Merger Effective Time, and shall be converted into one Class C Unit (as converted, each, a “Converted Class X Unit”).

(ii)   At the OpCo Merger Effective Time, by virtue of the OpCo Merger and without any action on the part of Parent, Parent OpCo, Company Merger Sub, OpCo Merger Sub, the Company, the Partnership or any of the respective holders thereof, each Class C Unit (including each Converted Class X Unit), other than Excluded Units, issued and outstanding immediately prior to the OpCo Merger Effective Time, shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive from Parent OpCo that number of validly issued, fully paid and nonassessable OP Units (as defined in the Parent OpCo Partnership Agreement) of Parent OpCo (“Parent OP Units”) equal to the Exchange Ratio (as may be adjusted pursuant to Section 2.7) (the “Per OpCo Common Unit Merger Consideration”) plus the right to receive cash in lieu of fractional interests of Parent OP Units, if any, in each case, in accordance with the procedures set forth in Article II, payable to the holder thereof, without interest (the “Fractional Per OpCo Common Unit Merger Consideration”). The aggregate amount of Parent OP Units issuable to holders of Class C Units (including the Converted Class X Units) as the Per OpCo Common Unit Merger Consideration, together with the aggregate amount of cash payable to holders of Class C Units (including the Converted Class X Units) as the Fractional Per OpCo Common Unit Merger Consideration, is herein referred to as the “OpCo Common Unit Merger Consideration”. All such Parent OP Units issued to holders of Class C Units (including the Converted Class X Units) as Per OpCo Common Unit Merger Consideration, shall be issued in a transaction exempt from the registration requirements of the Securities Act.
(b)   Cancellation of Partnership Units Owned by the Company, Parent, Parent OpCo, the Surviving Company and OpCo Merger Sub.   At the OpCo Merger Effective Time, by virtue of the OpCo Merger and without any action on the part of the holder of any partnership interest in the Partnership, each Partnership Unit held by the Company, Parent, Parent OpCo, the Surviving Company, OpCo Merger Sub or any of their respective wholly owned Subsidiaries immediately prior to the OpCo Merger Effective Time (collectively, the “Excluded Units”) shall automatically be canceled and shall cease to exist, with no consideration to be delivered or deliverable in exchange therefor.
(c)   Cancellation of OpCo Merger Sub Interests.   At the OpCo Merger Effective Time, by virtue of the OpCo Merger and without any action on the part of any holder thereof, each equity interest in OpCo Merger Sub shall automatically be canceled and cease to exist, the holders thereof shall cease to have any rights with respect thereto, and no payment shall be made with respect thereto.
Section 2.3   Surrender and Payment.
(a)   Prior to the Company Merger Effective Time and the OpCo Merger Effective Time, as applicable, Parent shall appoint the Company’s transfer agent or another nationally recognized financial institution (the identity and terms of appointment of which shall be reasonably acceptable to the Company) to act as exchange agent and paying agent in the Company Merger and the OpCo Merger (the “Exchange Agent”) for the purpose of (i) exchanging (for the consideration set forth herein) each Company Common Share and each Company Preferred Share outstanding immediately prior to the Company Merger Effective Time represented by a certificate (each, a “Certificate”) or represented by book-entry (each, a “Book-Entry Share”), in each case, other than the Excluded Shares, and (ii) exchanging each Partnership Unit (other than the Excluded Units) outstanding immediately prior to the OpCo Merger Effective Time represented by book entry (each, a “Book-Entry Unit”). Prior to the Company Merger Effective Time and OpCo Merger Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent in trust for the benefit of the holders of Company Common Shares, Company Preferred Shares and Partnership Units (other than Excluded Shares and Excluded Units, as the case may be) (i) an aggregate number of shares of Parent Common Stock and an aggregate amount of cash in lieu of fractional shares equal to the Company Common Share Merger Consideration to be delivered in respect of the Company Common Shares, (ii) an aggregate amount of cash equal to the Company Preferred Share Merger Consideration and (iii) an aggregate amount of Parent OP Units and an aggregate amount of cash in lieu of fractional shares equal to the OpCo Common Unit Merger Consideration (the foregoing clauses (i), (ii) and (iii), together with the cash deposited to pay any dividends or other distributions pursuant to Section 2.3(i), shall be referred to in this Agreement as the “Exchange Fund”). Parent agrees to deposit, or cause to be deposited, with the Exchange Agent from time to time, as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.3(i). The Exchange Agent shall, pursuant to written instructions by Parent, deliver the Parent

Common Stock and cash payable in lieu of fractional shares comprising the Company Common Share Merger Consideration, the cash comprising the Company Preferred Share Merger Consideration and the Parent OP Units and cash in lieu of fractional shares comprising the OpCo Common Unit Merger Consideration, in each case as contemplated to be issued or paid pursuant to Section 2.1 and Section 2.2, together with the cash comprising any dividends or other distributions payable in accordance with Section 2.3(i), out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Company. To the extent that the Exchange Fund has diminished for any reason below the level required for the Exchange Agent to deliver the cash payable in lieu of fractional shares with respect to the Company Common Share Merger Consideration, the cash comprising the Company Preferred Share Merger Consideration, the cash payable in lieu of fractional shares with respect to the OpCo Common Unit Merger Consideration and the cash comprising any dividends or other distributions, in each case as contemplated to be paid pursuant to Section 2.1, Section 2.2 and Section 2.3(i), Parent shall, or shall cause the Surviving Company or the Surviving OpCo to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient for the Exchange Agent to deliver such cash promptly as and when required pursuant to Section 2.1, Section 2.2 and Section 2.3(i).
(b)   As soon as reasonably practicable after the Company Merger Effective Time and the OpCo Merger Effective Time, as applicable, and in any event not later than the second (2nd) Business Day following the Company Merger Effective Time and the OpCo Merger Effective Time, as applicable, Parent shall cause the Exchange Agent to send to each holder of record of (i) an outstanding Company Common Share or an outstanding Company Preferred Share represented by a Certificate or an outstanding Book-Entry Share immediately prior to the Company Merger Effective Time (other than the Excluded Shares) and (ii) an outstanding Book-Entry Unit immediately prior to the OpCo Merger Effective Time (other than the Excluded Units) the following: (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon (in the case of holders of Certificates) proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of Company Common Share Merger Consideration or Company Preferred Share Merger Consideration (as applicable) pursuant to Section 2.1 and OpCo Common Unit Merger Consideration pursuant to Section 2.2, and (y) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or of Book-Entry Shares or Book-Entry Units, as applicable, in exchange for the Company Common Share Merger Consideration, Company Preferred Share Merger Consideration or OpCo Common Unit Merger Consideration, as applicable, in such form as Parent and the Company may reasonably agree.
(c)   Upon the surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares or Book-Entry Units, as applicable, for cancellation to the Exchange Agent, together with delivery of a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, including such other documents as may be reasonably required pursuant to such instructions, the holder of such Company Common Shares, Company Preferred Shares or Partnership Units shall be entitled to receive in exchange therefor the Company Common Share Merger Consideration, Company Preferred Share Merger Consideration or OpCo Common Unit Merger Consideration, as applicable, pursuant to the provisions of this Article II, in each case, less any applicable withholding Taxes, together with any dividends or other distributions payable in accordance with Section 2.3(i); provided, that the Certificates, Book-Entry Shares or Book-Entry Units surrendered shall forthwith be canceled. In the event of a transfer of ownership of a Company Common Share, a Company Preferred Share or a Partnership Unit that is not registered in the transfer records of the Company or the Partnership, as applicable, payment of the appropriate amount of Company Common Share Merger Consideration, Company Preferred Share Merger Consideration or OpCo Common Unit Merger Consideration, together with any dividends or other distributions payable in accordance with Section 2.3(i), may be made to a Person other than the Person in whose name the Certificate, Book-Entry Share or Book-Entry Unit so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent and Parent) or such Book-Entry Share or Book-Entry Unit shall be properly transferred. No interest shall be paid or accrue on any Company Common Share Merger Consideration, Company Preferred Share Merger Consideration or OpCo Common Unit Merger Consideration payable upon surrender of any Certificate, Book-Entry Share or Book-Entry Unit. Until so surrendered, each such Certificate, Book-Entry Share or Book-Entry Unit shall, after the Company Merger Effective Time or OpCo

Merger Effective Time, as applicable, represent for all purposes only the right to receive such Company Common Share Merger Consideration, Company Preferred Share Merger Consideration or OpCo Common Unit Merger Consideration, as applicable, together with any dividends or other distributions payable in accordance with Section 2.3(i). Notwithstanding anything to the contrary herein, no person shall be issued OpCo Common Unit Merger Consideration, nor shall such person be admitted to Parent OpCo, or considered a limited partner of Parent OpCo, without first executing a joinder to the Parent OpCo Partnership Agreement, as amended by the Parent OpCo Partnership Agreement Amendment, in accordance with its terms. Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares or Book-Entry Units shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal, to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement; provided, that such holder (other than any such holder of Book-Entry Shares held through the Depository Trust Company) shall still be obligated to deliver a duly executed IRS Form W-9 prior to receipt of any Merger Consideration hereunder.
(d)   If any payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate, Book-Entry Share or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay, or cause to be paid, any Transfer Taxes required by reason of the making of such payment to a Person other than the registered holder of the surrendered Certificate, Book-Entry Unit or Book-Entry Share or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.
(e)   After the Company Merger Effective Time and OpCo Merger Effective Time, as applicable, there shall be no further registration of transfers of Company Common Shares, Company Preferred Shares or Partnership Units that were issued and outstanding immediately prior to the Company Merger Effective Time or the OpCo Merger Effective Time, as applicable. From and after the Company Merger Effective Time and the OpCo Merger Effective Time, as applicable, the holders of outstanding Company Common Shares or Company Preferred Shares represented by Certificates or Book-Entry Shares prior to the Company Merger Effective Time and the holders of outstanding Partnership Units represented by Book-Entry Units outstanding immediately prior to the OpCo Merger Effective Time shall cease to have any rights with respect to such Company Common Shares, Company Preferred Shares and Partnership Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Company Merger Effective Time and the OpCo Merger Effective Time, as applicable, Certificates, Book-Entry Shares or Book-Entry Units are presented to the Exchange Agent, the Surviving Company, the Surviving OpCo or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.
(f)   Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Shares, Company Preferred Shares or Partnership Units after the date which is one (1) year following the Company Merger Effective Time or OpCo Merger Effective Time (as applicable) shall be returned to Parent or the Parent OpCo (as applicable), or transferred as otherwise directed by Parent, upon demand. Any holder of Company Common Shares, Company Preferred Shares or Partnership Units who has not exchanged his, her or its Company Common Shares, Company Preferred Shares or Partnership Units in accordance with this Section 2.3 prior to that time shall thereafter look only to Parent for delivery of the Company Common Share Merger Consideration or Company Preferred Share Merger Consideration, or Parent OpCo for the OpCo Common Unit Merger Consideration in respect of such holder’s Company Common Shares, Company Preferred Shares or Partnership Units. Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Certificates, Book-Entry Shares or Book-Entry Units for the Company Common Share Merger Consideration, Company Preferred Share Merger Consideration and OpCo Common Unit Merger Consideration. Notwithstanding the foregoing, none of Parent, Parent OpCo, the Company, the Surviving Company or the Surviving OpCo shall be liable to any Person (including any holder of Company Common Shares, Company Preferred Shares or Partnership Units) for any Company Common Share Merger Consideration, Company Preferred Share Merger Consideration or OpCo Common Unit Merger Consideration or any amounts or consideration that is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any Company Common Share Merger Consideration, Company Preferred Share Merger Consideration or OpCo Common Unit Merger Consideration remaining unclaimed by holders of Company Common Shares,

Company Preferred Shares or Partnership Units three (3) years after the Company Merger Effective Time or OpCo Merger Effective Time, as applicable, (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental body, agency, authority or entity) shall, to the extent permitted by applicable law, become the property of Parent or the Surviving OpCo (as applicable) free and clear of any claims or interest of any Person previously entitled thereto.
(g)   All Company Common Share Merger Consideration, Company Preferred Share Merger Consideration or OpCo Common Unit Merger Consideration issued or paid upon conversion of the Company Common Shares, Company Preferred Shares or Partnership Units, as applicable, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Shares, Company Preferred Shares and Partnership Units, as the case may be.
(h)   Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock or Parent OP Units will be issued upon the conversion of Company Common Shares or Partnership Units, as applicable, pursuant to this Article II. In lieu of any such fractional shares, each holder of Company Common Shares or Partnership Units who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Parent Common Stock or Parent OP Unit, as applicable, to which such holder would, but for this Section 2.3(h), be entitled under Article II and (b) the Parent Stock Price. No holder of Company Common Shares or Partnership Units shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock or Parent OP Units described in this Section 2.3(h) to any dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock or Parent OP Unit (as applicable). The payment of cash in lieu of fractional shares of Parent Common Stock or Parent OP Units (as applicable) is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange. Notwithstanding anything to the contrary herein, the consideration to be issued under this Article II shall be aggregated on a per holder basis (and not, for the avoidance of doubt, on a per account basis to the extent a holder may have multiple accounts) when calculating the amount of cash to be paid under this Article II in respect of fractional shares; provided that, for the avoidance of doubt, a holder of Company Common Shares or Partnership Units shall not receive an amount of cash with respect to this Section 2.3(h), in the aggregate, in excess of the Parent Stock Price.
(i)   No dividends or other distributions, if any, with a record date after the Company Merger Effective Time or the OpCo Merger Effective Time, as applicable, with respect to Parent Common Stock or Parent OP Units shall be paid to the holder of any unsurrendered Company Common Shares or Partnership Units to be converted into shares of Parent Common Stock or Parent OP Units pursuant to Section 2.1(b)(i) or Section 2.2(a), respectively, until such holder shall surrender such Company Common Share or Partnership Unit in accordance with this Section 2.3. After the surrender in accordance with this Section 2.3 of a Company Common Share or Partnership Unit to be converted into Parent Common Stock or Parent OP Unit pursuant to Section 2.1(b)(i) or Section 2.2(a), respectively, the holder thereof shall be entitled to receive (in addition to Company Common Share Merger Consideration or OpCo Common Unit Merger Consideration payable to such holder pursuant to this Article II), without interest, (i) the amount of dividends or other distributions with a record date after the Company Merger Effective Time or the OpCo Merger Effective Time, as applicable, theretofore paid with respect to such Parent Common Stock or Parent OP Units to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Company Merger Effective Time or the OpCo Merger Effective Time, as applicable, but prior to such surrender with a payment date subsequent to such surrender payable with respect to such Parent Common Stock or Parent OP Units, as applicable.
Section 2.4   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed to the reasonable satisfaction of Parent and the Exchange Agent and the taking of such other actions as may be reasonably requested by the Exchange Agent, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund pursuant to, and subject to Section 2.3(f), the Surviving Company) will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Company Common Share Merger

Consideration, Per Company Preferred Share Merger Consideration or the Per OpCo Common Unit Merger Consideration, as applicable, payable in respect thereof, together with any dividends or other distributions payable in accordance with Section 2.3(i), in each case, in accordance with this Agreement.
Section 2.5   Withholding Rights.   Each of the Company, the Partnership, Parent, Company Merger Sub, Parent OpCo and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Company, the Partnership, Parent, Company Merger Sub, Parent OpCo and the Exchange Agent, as applicable, and paid over to the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.6   Dissenters’ Rights.   No dissenters’ or appraisal rights shall be available with respect to the Mergers.
Section 2.7   Adjustment of Per Company Common Share Merger Consideration, Fractional Per Company Common Share Merger Consideration, Per OpCo Common Unit Merger Consideration or Fractional Per OpCo Common Unit Merger Consideration.   In the event that, subsequent to the date of this Agreement but prior to the Company Merger Effective Time or the OpCo Merger Effective Time, as applicable, the Company Common Shares, the Partnership Units, the Parent Common Stock, or the Parent OP Units issued and outstanding shall, through a reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar change in the capitalization of the Company, the Partnership, Parent, or Parent OpCo, as applicable, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate equitable adjustment shall be made to the Exchange Ratio or the Merger Consideration, as applicable, to provide the holders of Company Common Shares and Partnership Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing set forth in this Section 2.7 shall be construed to supersede or in any way limit the prohibitions set forth in Section 5.1 and Section 5.2 hereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES
Except (a) as disclosed in the Company SEC Documents furnished or filed prior to the date hereof (other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), or (b) as disclosed in the separate disclosure letter which has been delivered by the Company to Parent in connection with the execution and delivery of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company and the Partnership hereby jointly and severally represent and warrant to Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub as follows:
Section 3.1   Organization and Qualification; Subsidiaries.
(a)   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. The Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each other Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept), as applicable, under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction (with respect to jurisdictions that recognize such concept) where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)   The Company has made available to Parent true and complete copies of (i) the charter of the Company (the “Company Charter”), (ii) the Second Amended and Restated Bylaws of the Company (the “Company Bylaws”), (iii) the Partnership Agreement and (iv) the Certificate of Limited Partnership, in each case, as in effect as of the date hereof. Each of the Company Charter, the Company Bylaws, the Partnership Agreement and the Certificate of Limited Partnership was duly adopted and is in full force and effect, and neither the Company nor the Partnership is in violation of any of the provisions of such documents.
(c)   Section 3.1(c) of the Company Disclosure Letter sets forth a complete list of each Company Subsidiary, together with its jurisdiction of organization or incorporation and the ownership interest (and percentage interest) of the Company or a Company Subsidiary, as applicable, in such Company Subsidiary.
(d)   Section 3.1(d) of the Company Disclosure Letter sets forth a complete list of Persons, other than the Company Subsidiaries, in which the Company or any Company Subsidiary has an equity interest as of the date of this Agreement recorded on the Company’s most recent balance sheet in an amount in excess of $200,000, together with the Company’s or applicable Company Subsidiary’s ownership interests and stated percentage interests in each such entity.
Section 3.2   Capitalization.
(a)   The authorized capital stock of the Company consists of 450,000,000 shares of stock, consisting of (i) 400,000,000 Company Common Shares, par value $0.001 per share, of which 300,000,000 shares are classified as Class C Common Shares (the “Class C Common Shares”) and 100,000,000 shares are classified as Class S Common Shares (the “Class S Common Shares”), and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share, of which 1,677,588 shares are classified and designated as Company Preferred Shares. As of the close of business on May 1, 2026 (the “Capitalization Date”), (i) 10,323,670 Class C Common Shares were issued and outstanding, (ii) no Class S Common Shares were issued and outstanding and (iii) 1,677,588 shares of Company Preferred Shares were issued and outstanding.
(b)   All of the Company Common Shares and Company Preferred Shares are duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. As of the Capitalization Date, the Company had no Company Common Shares or Company Preferred Shares reserved for issuance, except as set forth in Section 3.2(b) of the Company Disclosure Letter.
(c)   As of the date hereof, except as provided in Section 3.2(a) or Section 3.2(f), and except as set forth in Section 3.2(c) of the Company Disclosure Letter, there are no (i) outstanding securities of the Company or any Company Subsidiary convertible into or exchangeable for one or more shares of capital stock of, or other equity or voting interests in, the Company or any Company Subsidiary, (ii) options, warrants or other rights or securities issued or granted by the Company or any Company Subsidiary relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (iii) Contracts that are binding on the Company or any Company Subsidiary that obligate the Company or any Company Subsidiary to issue, acquire, sell, redeem, exchange or convert any shares of capital stock, or other equity interests in, the Company or any Company Subsidiary, or (iv) outstanding restricted shares, restricted share units, share appreciation rights, performance shares, performance units, deferred share units, contingent value rights, “phantom” shares or similar rights issued or granted by the Company or any Company Subsidiary that are linked to the value of the Company Common Shares. Since the Capitalization Date through the date hereof, the Company and the Partnership have not issued any Company Common Shares, Company Preferred Shares, Partnership Units or other equity security. The Company does not have a shareholder rights plan in place. Except as set forth in Section 3.2(c) of the Company Disclosure Letter, the Company has not exempted any Person from the “Aggregate Share Ownership Limit” or “Common Share Ownership

Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Company Charter, which exemption or “Excepted Holder Limit” remains in effect. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of the Company Subsidiaries having the right to vote on any matters on which holders of capital stock or other equity interests of the Company may vote. None of the Company Subsidiaries owns any Company Common Shares.
(d)   Except as provided in Section 3.2(f) and except as set forth in Section 3.2(d) of the Company Disclosure Letter, the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries, free and clear of any Liens other than transfer and other restrictions under applicable federal and state securities Laws and restrictions in the organizational documents of the Company or any Company Subsidiary, and all of such outstanding shares or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable (as applicable) and free of preemptive rights. Except (i) pursuant to the Company Charter, (ii) pursuant to the Partnership Agreement, (iii) for equity securities and other instruments (including loans) in wholly owned Company Subsidiaries and (iv) as set forth in Section 3.2(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligation to acquire any equity interest in another Person, or to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in, any other Person (in each case other than another wholly-owned Company Subsidiary).
(e)   Except as set forth in Section 3.2(e) of the Company Disclosure Letter and for transfer restrictions in the organizational documents of the Company or any Company Subsidiary, neither the Company nor any of the Company Subsidiaries is a party to any Contract (i) with respect to the voting of, (ii) that restricts the transfer of or (iii) that provides registration rights in respect of, any shares of capital stock or other voting securities or equity interests of the Company or any of the Company Subsidiaries.
(f)   The Company is the sole general partner of the Partnership. As of the Capitalization Date, the Company held 10,323,670 Class C Units, 1,677,588 Preferred Partnership Units and no Class X Units. In addition to the Partnership Units held by the Company, as of the Capitalization Date, 1,593,328.33 Class C Units and 895,042.50 Class X Units were issued and outstanding and held by Persons other than the Company. Each such Class C Unit is redeemable and each such Class X Unit is convertible into a Class C Unit and thereafter redeemable, in each case, in accordance with the Partnership Agreement in exchange for one Class C Common Share or cash, at the Company’s election. No Partnership Units are held by any Subsidiary of the Company. Section 3.2(f) of the Company Disclosure Letter sets forth a list as of the Capitalization Date of (i) all other holders of the Partnership Units, (ii) the number and type of such Partnership Units held and (iii) the total number of all other holders of Partnership Units. Other than the foregoing, as of the Capitalization Date, no other Partnership Units (as defined in the Partnership Agreement) or other equity interests in the Partnership are issued and outstanding. Since the Capitalization Date through the date hereof, the Partnership has not issued any Partnership Units or other equity security. Except as set forth in Section 3.2(f) of the Company Disclosure Letter, there are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests of the Partnership or any securities convertible into or exchangeable for any partnership interests of the Partnership. Except as provided above or as set forth in Section 3.2(f) of the Company Disclosure Letter, and Preferred Partnership Units, there are no outstanding contractual obligations of the Partnership to issue, repurchase, redeem or otherwise acquire any partnership interests in the Partnership or any other securities convertible into or exchangeable for any partnership interest in the Partnership. Except as set forth in Section 3.2(f) of the Company Disclosure Letter, the Partnership Units that are owned by the Company are free and clear of any Liens other than any transfer and other restrictions under applicable federal and state securities Laws or the Partnership Agreement.
(g)   Section 3.2(g) of the Company Disclosure Letter sets forth the following information with respect to each Class X Award: (i) the name of the holder; (ii) the total number of holders of Class X Awards, (iii) confirmation as to whether, as of the Capitalization Date, the holder of a Class X Award is a holder of any Partnership Unit (other than any unvested Class X Units underlying such holder’s Class X Award), (iv) the number of issued and outstanding Class X Units; (v) the grant date; (vi) the vesting schedule; and (vii) any applicable distribution threshold.

Section 3.3   Authority.
(a)   The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Requisite Vote and the filing of the Company Merger Articles of Merger with, and acceptance for record of the Company Merger Articles of Merger by, the SDAT and the filing of the Company Merger Certificate with the DSOS, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been declared advisable and duly authorized by all necessary corporate action on the part of the Company Board and, other than the Company Requisite Vote, the filing of the Company Merger Articles of Merger with, and acceptance for record of the Company Merger Articles of Merger by, the SDAT and the filing of the Company Merger Certificate with the DSOS, no additional corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation of the Transactions by the Company. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by each of Parent, Company Merger Sub and Parent OpCo) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii) collectively, the “Bankruptcy and Equity Exception”).
(b)   The Partnership has the requisite partnership power and authority to execute and deliver this Agreement and, other than the filing of the OpCo Merger Certificate with the DSOS, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the Transactions have been duly authorized by all necessary partnership action on the part of the Partnership and the Company in its capacity as the sole general partner of the Partnership and, other than the filing of the OpCo Merger Certificate with the DSOS, no additional partnership proceedings on the part of the Partnership are necessary to authorize the execution, delivery and performance by the Partnership of this Agreement or the consummation of the Transactions by the Partnership. This Agreement has been duly executed and delivered by the Partnership and (assuming the due authorization, execution and delivery of this Agreement by each of Parent, Company Merger Sub and Parent OpCo) constitutes the valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(c)   The Company Board has unanimously (i) determined that this Agreement, the Company Merger and the other Transactions, on the terms and subject to the conditions set forth herein and in accordance with the DLLCA and the MGCL, are advisable to and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement, the Company Merger and the other Transactions, and declared the same to be advisable, (iii) directed that the Company Merger be submitted for consideration by the Company Common Stockholders at a duly convened meeting of the holders of the Company Common Shares and (iv) subject to Section 5.6, recommended that the Company Common Stockholders vote in favor of the approval of the Company Merger, in each case, by resolutions duly adopted, which resolutions, except as permitted under Section 5.6, have not been rescinded, withdrawn or modified in a manner adverse to Parent.
Section 3.4   No Conflict; Required Filings and Consents.
(a)   None of the execution, delivery or performance of this Agreement by the Company or the Partnership or the consummation by the Company or the Partnership of the Transactions will: (i) subject to obtaining the Company Requisite Vote and the applicable filings to be made with the SDAT and the DSOS, conflict with or violate any provision of the Company Charter, the Company Bylaws, the Certificate of Limited Partnership or the Partnership Agreement, as applicable; (ii) (A) conflict with or violate any provision of the organizational documents of any Company Subsidiary (other than the Partnership) and (B) assuming that all consents, approvals and authorizations described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary, or any of their respective properties or assets; or (iii) require any consent, notice or approval under, violate, conflict with, result in any breach of, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale under or resulting in the triggering of any payment or creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets (including rights) of the Company or any Company Subsidiary, pursuant to any Contract to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets (including rights) are bound) or any Company Permit, except, with respect to clauses (ii) and (iii), (x) as set forth in Section 3.4(a) of the Company Disclosure Letter or (y) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)   None of the execution, delivery or performance of this Agreement by the Company or the Partnership or the consummation by the Company or the Partnership of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity by the Company or any Company Subsidiary or with respect to any of their respective properties or assets, other than (i) the filing of the Company Merger Articles of Merger with, and acceptance for record of the Company Merger Articles of Merger by, the SDAT, (ii) the filing of the Company Merger Certificate with the DSOS, (iii) the filing of the OpCo Merger Certificate with the DSOS, (iv) compliance with the applicable requirements of the Exchange Act and the Securities Act and any other applicable federal or state securities or “blue sky” Laws, (v) filings as may be required under the rules and regulations of the New York Stock Exchange (the “NYSE”), (vi) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its affiliates, (vii) such filings as may be required in connection with the payment of any transfer and gain taxes and (viii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.5   Company SEC Documents; Financial Statements.
(a)   Since January 1, 2023, the Company has filed with or otherwise furnished to the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as they may have been supplemented, superseded, modified or amended since the time of filing, including those filed or furnished subsequent to the date hereof, collectively, the “Company SEC Documents”). As of their respective filing (or furnishing) dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries is currently subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent all comment letters and all material correspondence between the SEC, on the one hand, and the Company or the Partnership, on the other hand, since January 1, 2023 and received prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents filed or furnished by the Company or the Partnership with the SEC and, as of the date hereof, to the Company’s knowledge, none of the Company SEC Documents are the subject of ongoing SEC review. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE.
(b)   The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes and schedules thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (i) were prepared in accordance with generally accepted accounting principles as applied in the United States (“GAAP”) (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by SEC rules and regulations) and (ii) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments, none of which are material). As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money of the Company and the Company Subsidiaries in excess of $100,000 in principal amount, other than Indebtedness in the principal amounts identified by instrument in Section 3.5(b) of the Company Disclosure Letter.
(c)   The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of Company’s financial statements for the Company and the Company Subsidiaries in accordance with GAAP. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting, which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth in Section 3.5(c) of the Company Disclosure Letter.
Section 3.6   Information Supplied.
(a)   Assuming the accuracy of the representations and warranties set forth in Section 4.6, the Joint Proxy Statement/Prospectus (and any amendment thereof or supplement thereto) (i) at the date first mailed to the Company’s stockholders and at the time of the Company Common Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) when filed by the Company with the SEC will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws, except that no representation or warranty is made by the Company with respect to (x) statements made or incorporated by reference therein relating to Parent and its Affiliates, including the Company Merger Sub and OpCo Merger Sub, based on information supplied by Parent or the Company Merger Sub or OpCo Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or (y) any financial projections or forward-looking statements.
(b)   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or any amendment or supplement thereto shall, at the time the Registration Statement or any such amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Company Merger Sub or OpCo Merger Sub for inclusion or incorporation therein.
Section 3.7   Absence of Certain Changes.   Except as otherwise contemplated by this Agreement or set forth in Section 3.7 to the Company Disclosure Letter, since December 31, 2025, through the date hereof, (a) the Company, the Partnership and the Company Subsidiaries, taken as a whole, have conducted their respective businesses in all material respects in the ordinary course of business, (b) there has not occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (c) except for regular cash dividends or cash distributions on the Company

Common Shares, Company Preferred Shares, Preferred Partnership Units and Partnership Units, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Shares, Partnership Units, Company Preferred Shares or Preferred Partnership Units.
Section 3.8   Undisclosed Liabilities.   Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of a type required by GAAP as in effect on the date hereof to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reflected, reserved against or provided for in the consolidated balance sheet of the Company as of December 31, 2025, or in the notes thereto, (b) incurred in the ordinary course of business in all material respects since December 31, 2025, (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the Transactions, or (d) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.9   Permits; Compliance with Laws.
(a)   The Company and each Company Subsidiary is in possession of all franchises, authorizations, licenses, permits, certificates, variances, exemptions, approvals and orders of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted as of the date hereof (the “Company Permits”), and all such Company Permits are in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any Company Permits is pending or, to the knowledge of the Company, threatened in writing and no such suspension or cancellation will result from the Transactions, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)   Each of the Company and each of the Company Subsidiaries is in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and properties or assets, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no investigation, review or proceeding by any Governmental Entity with respect to the Company or any of the Company Subsidiaries or their operations is pending or, to the Company’s knowledge, threatened in writing, and, to the Company’s knowledge, no Governmental Entity has indicated an intention to conduct the same.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries, nor, to the Company’s knowledge, any director, officer or employee of the Company or any of the Company Subsidiaries acting on the Company’s or any of the Company Subsidiaries’ behalf, has (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, or (iii) taken any action, directly or indirectly, that would constitute a violation by such Persons of the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.
Section 3.10   Litigation.   As of the date hereof, except as set forth in Section 3.10 of the Company Disclosure Letter, there is no material suit, demand, arbitration, claim, action, cause of action, investigation, inquiry, audit or other legal proceeding pending or, threatened in writing by or before any Governmental Entity, which is against or affecting the Company or any Company Subsidiary (or any of their properties or assets) at law or in equity. As of the date hereof, neither the Company nor any Company Subsidiary (or any of their properties or assets) is subject to any material outstanding order, writ, injunction, judgment or decree of any Governmental Entity or arbitrator at law or in equity unrelated to this Agreement. As of the date hereof, there is no suit, claim, action or proceeding to which the Company or any Company Subsidiary is a party pending or threatened in writing and seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other Transactions.
Section 3.11   Employee Benefits.
(a)   Section 3.11(a) of the Company Disclosure Letter sets forth, with respect to the Company, a complete, correct and current list of all “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”), and all other material employee benefit plans or other benefit arrangements including bonus plans, fringe benefits, executive compensation, consulting or other compensation agreements, change in control agreements, incentive, equity or equity-based compensation, deferred compensation arrangements, share purchase, severance pay, sick leave, vacation pay, salary continuation, hospitalization, medical benefits, life insurance, other welfare benefits, cafeteria, scholarship programs, directors’ benefit, bonus or other incentive compensation (each a “Plan” and, collectively, the “Plans”), which the Company or any Company Subsidiary or ERISA Affiliate sponsors, maintains, contributes to or has any obligation to contribute to or with respect to which the Company or any Company Subsidiary or ERISA Affiliate has any direct or indirect liability, but excluding, for the avoidance of doubt, any PEO Plans (each a “Company Employee Benefit Plan” and collectively, the “Company Employee Benefit Plans”). In addition, Section 3.11(a) of the Company Disclosure Letter sets forth each Plan that is sponsored, maintained or contributed to by any professional employer organization for the benefit of employees of the Company or any Company Subsidiary (each a “PEO Plan” and collectively, the “PEO Plans”).
(b)   None of the Company Employee Benefit Plans or, to the Company’s knowledge, any PEO Plan, is or has been subject to Title IV of ERISA, or is or has been subject to Sections 4063 or 4064 of ERISA, nor is the Company, any Company Subsidiary or any ERISA Affiliate obligated to contribute (and such entities have not, in the past six (6) years, had an obligation to contribute) to a multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). Neither the Company nor any ERISA Affiliate has incurred any present or contingent liability under Title IV of ERISA, nor does any condition exist that would reasonably be expected to result in any such liability.
(c)   None of the Company, its Subsidiaries or any of their respective ERISA Affiliates contributes to or has in the past six (6) years maintained, sponsored, contributed to, or had any obligation to maintain, sponsor or contribute to, or had any liability or obligation in respect of, any “defined benefit plan” (as defined in Section 3(35) of ERISA), a “multiple employer plan” (within the meaning of Section 4063 or Section 4064 of ERISA or Section 413 of the Code), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), whether or not subject to ERISA, or any plan subject to Section 412 of the Code or Section 302 of ERISA.
(d)   To the extent such documents are available to the Company, correct, complete and current copies of the following documents, with respect to each of the Company Employee Benefit Plans or PEO Plans (other than a Multiemployer Plan, of which there is none) have been made available to Parent by the Company: (i) any plan and related trust documents, and amendments thereto; (ii) the three most recent Form 5500s and schedules thereto, if applicable; (iii) the most recent Internal Revenue Service (“IRS”) determination letter, if any; (iv) the current summary plan description and any material modifications thereto, if applicable; (v) the three most recent financial statements and actuarial valuations, if applicable; and (vi) all material correspondence regarding the Company Employee Benefit Plan or PEO Plans with any Governmental Entity.
(e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its ERISA Affiliates have performed all obligations required to be performed by them under all Company Employee Benefit Plans or, to the Company’s knowledge, under all PEO Plans; (ii) the Company Employee Benefit Plans or, to the Company’s knowledge, the PEO Plans, have been administered in compliance with their terms and the requirements of applicable Laws; (iii) all contributions and premium payments (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans, or, to the Company’s knowledge, any PEO Plan, including to any funds or trusts established thereunder or in connection therewith, have been made by the due date thereof, or to the extent not yet due, will have been paid, or accrued in accordance with GAAP, prior to the Company Merger Effective Time; (iv) there are no actions, suits, arbitrations, investigations, audits or claims (other than routine claims for benefits) filed, or to the Company’s knowledge, threatened in writing with respect to any Company Employee Benefit Plan or PEO Plan; (v) the Company and its ERISA Affiliates have no liability as a result of any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) for any excise Tax or civil penalty; and (vi) none of the Company Employee Benefit Plans or, to the Company’s knowledge, none of the PEO Plans, provide for continuing post-employment health, life insurance coverage or other welfare benefits for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or similar state Law, or except with respect to a contractual obligation to reimburse any premiums such Person may pay in order to obtain health coverage under COBRA.
(f)   Each of the Company Employee Benefit Plans, or, to the Company’s knowledge, any PEO Plan, that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable opinion letter, advisory or determination letter from the IRS and, to the Company’s knowledge, there is no fact which would adversely affect the qualified status of any such Company Employee Benefit Plan or PEO Plan.
(g)   Except as set forth in Section 3.11(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Mergers (either alone or in combination with any other event) will (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former Service Provider; (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan, or, to the Company’s knowledge, any PEO Plan; (iii) result in the acceleration of the time of payment (including the funding of a trust) or vesting of any compensation or benefits from the Company or any Company Subsidiary to any current or former Service Provider; (iv) result in any other liability or obligation pursuant to any of the Company Employee Benefit Plans or, to the Company’s knowledge, any PEO Plan; or (v) impose any limitation or restriction on the right of the Company’s or any Company Subsidiary’s ability to merge, amend or terminate any of the Company Employee Benefit Plans. Without limiting the generality of the foregoing, except as set forth in Section 3.11(g) of the Company Disclosure Letter, no amount payable to any current or former Service Provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the Transactions (either alone or in combination with any other event) would be nondeductible under Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligations to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Taxes incurred by such Service Provider, including Taxes incurred under Section 409A or 4999 of the Code, or any interest or penalty related thereto assuming for such purpose the Mergers are consummated on the date hereof.
Section 3.12   Labor Matters.
(a)   Neither the Company nor any Company Subsidiary is party to any collective bargaining agreement or similar labor agreement (excluding personal services contracts).
(b)   No employees of the Company or any of the Company Subsidiaries are represented by any labor organization. Since January 1, 2023, no labor organization or group of employees of the Company or any of the Company Subsidiaries has made a written demand to the Company or any Company Subsidiary for recognition or certification. There are no representation or certification proceedings presently filed, or petitions seeking a representation proceeding presently filed, or to the Company’s knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s knowledge, there are no organizing activities involving the Company or any Company Subsidiary pending with any labor organization or group of employees of the Company or any Company Subsidiary. The Company and the Company Subsidiaries are not currently subject to, and since January 1, 2023, have not been subject to any actual or threatened material work stoppage, strike or other concerted labor disturbance.
(c)   There are no material unfair labor practice charges, grievances or complaints presently filed or, to the Company’s knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company or any Company Subsidiary.
(d)   Each of the Company and its Company Subsidiaries is, and has been since January 1, 2023, in compliance in all material respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Company Subsidiaries has met all requirements under Laws relating to the employment of foreign citizens and residents, including all requirements of Form I-9, and neither the Company nor any of its Company Subsidiaries currently employs, or has ever employed, any person who was not permitted to work in the jurisdiction in which such person was employed.
(e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, there are no pending or, to the Company’s knowledge, threatened complaints, charges, suits or claims against the Company or any Company Subsidiary filed or threatened in writing to be brought or filed, by or on behalf of any applicant for employment, any Service Provider, any current or former leased employee, intern, volunteer or “temp” of the Company or any of its Company Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Entity, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, all individuals who perform or have performed services for the Company or any of its Company Subsidiaries have been properly classified under applicable Law (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law).
(g)   (i) The Company and each Company Subsidiary is in compliance in all material respects with all Laws relating to the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”); and (ii) since January 1, 2023, the Company has not incurred any material liability or obligation under the WARN Act that remains unsatisfied. There has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company or any Company Subsidiary within the last six (6) months.
(h)   Section 3.12(h)(i) of the Company Disclosure Letter sets forth a complete and correct list of all current employees of the Company and each of its Company Subsidiary, indicating each employee’s name or identification number, title or position, full time, part time or temporary status, hire date, service date used for crediting length of service for purposes of Company Employee Benefit Plans, work location, classification as exempt or non-exempt, hourly rate of pay or base annual salary, commission, incentive or discretionary bonus amounts for the current year’s target opportunities, an indication of whether such employee is a “covered employee” for purposes of Code Section 162(m) and status if on leave and when eligible to return to work under the Company’s policies, specifying the type of leave (such as, family and medical leave, medical leave, military leave or short-term disability or pregnancy leave, approved or unapproved) and the anticipated return date from such leave. Section 3.12(h)(ii) of the Company Disclosure Letter sets forth a complete and correct list of all individual consultants and independent contractors who provide services to the Company or any of its Subsidiaries, including each individual’s name and job title, work location, current compensation and start date.
Section 3.13   Tax Matters.
(a)   Each of the Company and each Company Subsidiary has timely filed (taking into account any valid extension of time within which to file) all income and all other material Tax Returns required to be filed by it and all such filed Tax Returns are true, correct, complete and accurate in all material respects. Each of the Company and each Company Subsidiary has duly and timely paid (or caused to be duly and timely paid on its behalf) all income and other material Taxes (whether or not shown on a Tax Return), other than Taxes being contested in good faith through appropriate proceedings and for which adequate reserves or accruals for such Taxes have been provided for in the books and records of the Company in accordance with GAAP. Except as set forth in Section 3.13(a) of the Company Disclosure Letter, no written power of attorney has been granted by the Company or any Company Subsidiary (other than to a Company or Company Subsidiary) with respect to any matter relating to Taxes is currently in force.

(b)   The Company, (i) for all taxable years commencing with its taxable year ended December 31, 2016 through and including its taxable year ending December 31 immediately prior to the taxable year that includes the Company Merger Effective time, has elected and has been subject to U.S. federal taxation as a “real estate investment trust” within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated at all times since such date, and will continue to operate until the Closing, in such a manner as to permit it to continue to qualify as a REIT for the taxable year that includes the Company Merger Effective Time, and (iii) has not taken or omitted to take any action that would reasonably be expected to result in the Company’s failure to qualify as a REIT or a successful challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or, to the Company’s knowledge, threatened.
(c)   Section 3.13(c) of the Company Disclosure Letter sets forth each Company Subsidiary and its classification for U.S. federal income tax purposes as of the date hereof. Each entity that is listed in Section 3.13(c) of the Company Disclosure Letter as a partnership, joint venture, or limited liability company has, since the later of the date of its formation and the date on which the Company acquired an interest in such an entity, been treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Each entity that is listed in Section 3.13(c) of the Company Disclosure Letter as a corporation has, since the later of the date of its formation or the date on which the Company acquired an interest in such an entity, been treated for U.S. federal income tax purposes as a REIT, a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code (a “QRS”) or a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code (a “TRS”) as set forth on such schedule.
(d)   Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to the rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).
(e)   Commencing with its taxable year ended December 31, 2016, neither the Company nor any Company Subsidiary has (i) (A) incurred any liability for material Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code (and the applicable Treasury Regulations thereunder) or (B) incurred any other material liability for Taxes that have become due and that have not been previously paid other than (1) in the ordinary course of business, or (2) transfer or similar Taxes arising in connection with acquisitions or dispositions of property, (ii) engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code or (iii) engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” in each case, as defined in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Company or any Company Subsidiary.
(f)   Except as set forth in Section 3.13(f) of the Company Disclosure Letter, there are no Company Tax Protection Agreements currently in force as of the date of this Agreement.
(g)   Each of the Company and the Company Subsidiaries: (i) to the knowledge of the Company, is not currently the subject of any audits, examinations, investigations or other proceedings in respect of any material Tax or material Tax matter by any Governmental Entity; (ii) has not received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending; (iii) has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; (iv) has not received a request for waiver of the time to assess any material Taxes, which request is still pending; (v) is not contesting any liability for material Taxes before any Governmental Entity; (vi) is not subject to a claim or deficiency for any material Tax which has not been satisfied by payment, settled or been withdrawn; (vii) has not, in the past five (5) years, received a written claim by a Governmental Entity in a jurisdiction where the Company or such Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to material taxation by that jurisdiction; (viii) has not received or is not subject to any written ruling of a Governmental Entity or has not entered into any written agreement with a Governmental Entity with respect to any Taxes; and (ix) is not the subject of a “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or foreign Tax Law).

(h)   The Company and the Company Subsidiaries (i) have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474 and 3402 of the Code or similar provisions under any state and foreign Laws), (ii) have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate Governmental Entity all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws, (iii) have in all material respects properly completed and timely filed all IRS Forms W-2 and 1099 required thereof, and (iv) have collected and remitted to the appropriate Governmental Entity all material sales and use Taxes, or have been furnished properly completed exemption certificates and have in all material respects maintained all such records and supporting documents in a manner required by all applicable sales and use Tax statutes and regulations.
(i)   Except as set forth in Section 3.13(i) of the Company Disclosure Letter, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary has requested any extension of time within which to file any material income Tax Return, which income Tax Return has since not been filed.
(j)   Neither the Company nor any Company Subsidiary is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement, other than (i) any agreement or arrangement between the Company and any Company Subsidiary and (ii) customary provisions in commercial contracts not primarily relating to Taxes.
(k)   Neither the Company nor any Company Subsidiary is or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(l)   There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except for Permitted Liens.
(m)   Neither the Company nor any Company Subsidiary (other than a TRS) has or has had any earnings and profits at the close of any taxable year (including such taxable year that will close as of the Closing Date) that were attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(n)   In the past two (2) years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
(o)   Neither the Company nor any Company Subsidiary: (i) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or a Company Subsidiary) or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), or as a transferee or successor.
(p)   The Company is not aware of any fact or circumstance that could reasonably be expected to prevent or impede qualification for the Intended Income Tax Treatment.
Section 3.14   Real Property.
(a)   Subject to the immediately succeeding sentence, Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of the common street addresses of all real property owned by the Company or any Company Subsidiary in fee simple title as of the date hereof, and the Company Subsidiary owning such real property (such real property interests are, as the context may require, individually or collectively referred to as the “Owned Real Property”). The Company or a Company Subsidiary has good and valid fee simple title to all Owned Real Property, in each case free and clear of all Liens except for Permitted Liens.
(b)   Subject to the immediately succeeding sentence, Section 3.14(b)(i) of the Company Disclosure Letter sets forth a true and complete list of the common street addresses of all real property in which a Company Subsidiary holds as lessee or sublessee a ground lease or ground sublease interest in any real property (as the context may require, individually or collectively, the “Ground Leased Real Property”), and each ground lease (or ground sublease) pursuant to which the Company or any Company Subsidiary is a lessee (or sublessee) as of the date hereof, including all amendments, supplements and side letters thereto that modify each such ground lease (individually, a “Ground Lease” and collectively, “Ground Leases”), the identity of the lesser or sublessor, the Company or applicable Company Subsidiary holding such leasehold interest, and any guarantor thereunder. The Company or a Company Subsidiary holds a valid leasehold or subleasehold interest in the applicable Ground Leased Real Property free and clear of all Liens except for Permitted Liens. Each Ground Lease is legal, valid, binding, enforceable, and in full force and effect with respect to the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). As of the date hereof, no Company Subsidiary has given to or received from any lessor or sublessor of such Ground Leased Real Property any written notice of, nor, to the knowledge of the Company, as of the date hereof, does there exist, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by a Company Subsidiary or, to the knowledge of the Company, the party that is the lessor, or sublessor of such Ground Leased Real Property. True and complete copies of the Ground Leases have been made available to Parent.
(c)   Subject to the immediately succeeding sentence, Section 3.14(c) of the Company Disclosure Letter sets forth a true and complete list of the common street addresses of all real property in which a Company Subsidiary holds as a lessee or sublessee a leasehold or sublease interest (excluding the Ground Leases) (as the context may require, individually or collectively, the “Company Leased Real Property”), each lease or sublease of such real property pursuant to which a Company Subsidiary holds as a lessee or sublessee a leasehold or sublease interest, including all amendments, supplements and side letters thereto that modify such lease (“Company Leases”), the identity of the lessor or sublessor, the Company or applicable Company Subsidiary holding such leasehold or sublease interest, and any guarantor thereunder. The applicable Company Subsidiary holds a valid leasehold or subleasehold interest in the applicable Company Leased Real Property free and clear of all Liens except for Permitted Liens. Each Company Lease is legal, valid, binding, enforceable, and in full force and effect. As of the date hereof, no Company Subsidiary has given to or received from any lessor or sublessor of such Company Leased Real Property any written notice of, nor, to the knowledge of the Company, as of the date hereof, does there exist, any default event or circumstance that, with notice or lapse of time, or both, would constitute a default by a Company Subsidiary or, to the knowledge of the Company, the party that is the lessor or sublessor of such Company Leased Real Property. True and complete copies of the Company Leases have been made available to Parent.
(d)   Except for such discrepancies, errors or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the rent rolls for the Company Real Properties dated as of April 26, 2026 (the “Rent Rolls”), which rent rolls have previously been made available by or on behalf of the Company or any Company Subsidiary to Parent (including an indication of whether any Company Real Property is subject to net leases), are true and correct in all respects and (i) correctly reference each lease or sublease or master space agreement that are in effect and to which the Company or its Subsidiaries are party as lessor or sublessor with respect to each of the applicable Company Real Properties (such leases and subleases, and master space agreements, together with all amendments, modifications, addenda, renewals and extensions thereto, the “Company Space Leases”) and (ii) identify the rent payable under the Company Space Leases as of such date. The Company has made available to Parent correct and complete copies of all Company Space Leases as of the date hereof. Except as set forth in Section 3.14(d)(ii) of the Company Disclosure Letter or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiaries, on the one hand, nor, to the knowledge of the Company, any other party, on the other hand, is in default under any Company Space Lease, except for defaults that are disclosed in the Rent Rolls, and (ii) the Company or a Company Subsidiary has received all security deposits required by the applicable Company Space Lease other than immaterial deficiencies, and such security deposits have been held and applied in all material respects in accordance with the Law and the applicable Company Space Leases. As of the date hereof, neither the Company nor any Company Subsidiary has received written notice from any tenant under any Company Space Lease, which Company Space Lease alone or together with other Company Space Leases with an Affiliate of the applicable tenant, in the aggregate, provides for an annual base rent in an amount in excess of $750,000 (each, a “Material Company Space Lease”) that such tenant is challenging the calculation of any material amounts to be paid by any such tenant under any Material Company Space

Lease which has not been resolved. As of the date hereof, to the Company’s knowledge, no tenant under a Material Company Space Lease is currently asserting in writing a right to cancel or terminate such Material Company Space Lease prior to the end of the current term. As of the date hereof, neither the Company nor any Company Subsidiary has received a notice (in writing) of any insolvency or bankruptcy proceeding involving any tenant under a Company Space Lease except as set forth in Section 3.14(d)(iii) of the Company Disclosure Letter.
(e)   Except for those contracts or agreements set forth in Section 3.14(e) of the Company Disclosure Letter and the Company Material Contracts, neither the Company nor any Company Subsidiary has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Person other than the Company or a wholly owned Company Subsidiary (the “Participation Party”) that provides for a right of such Participation Party to participate, invest, join, partner, have any interest in (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Company Subsidiary has or will have an interest, including those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”). Section 3.14(e) of the Company Disclosure Letter sets forth all of the Company Real Properties that are held by the Company and a Company Subsidiary in respect of which any Participation Party currently has a Participation Interest, and setting forth the Joint Venture Agreements or Participation Agreements, as the case may be, pertaining thereto.
(f)   Except as set forth in Company Space Leases or in Section 3.14(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any material agreement pursuant to which a Person other than the Company or any wholly owned Company Subsidiary manages or manages the development of any of the Company Real Properties (a “Third Party”).
(g)   Except as set forth in Section 3.14(g) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any material agreement pursuant to which the Company or any of the Company Subsidiaries manages, is a development manager of or is the leasing agent of any real properties for any Third Party.
(h)   As of the date hereof, except as set forth on Section 3.14(h) of the Company Disclosure Letter, (i) neither the Company nor any Company Subsidiary has exercised any Transfer Right with respect to any real property, which transaction has not yet been consummated and (ii) no Third Party has exercised any Transfer Right with respect to any Company Real Property, which transaction has not yet been consummated.
(i)   Except for Permitted Liens, as set forth in Company Leases and Company Title Insurance Policies or any other title documents provided to Parent prior to the date hereof or as set forth on Section 3.14(i) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no unexpired Transfer Rights nor any other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Real Property or any material portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of a Third Party.
(j)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or as set forth on Section 3.14(j) of the Company Disclosure Letter, to the knowledge of the Company, as of the date hereof, none of the Company or any of the Company Subsidiaries has received any written notice to the effect that any condemnation, eminent domain or rezoning proceedings are pending or threatened with respect to any of the Company Real Properties. To the Company’s knowledge or as set forth on Section 3.14(j) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries has received any written notice of any outstanding violation of any Law, including zoning regulation or ordinance, or building or similar law, code, ordinance, order or regulation, for any Company Real Property, in each case which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(k)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property held or used by them at the Company Real Property as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), free and clear of all Liens other than Permitted Liens.
(l)   Section 3.14(l) of the Company Disclosure Letter lists each fee interest in real property or leasehold interest in any ground lease (or sublease) owned, leased, assigned or otherwise disposed of by the Company or any Company Subsidiary (if a Company Subsidiary at the time of such conveyance, transfer, assignment or disposition) since January 1, 2025. Other than as set forth in Section 3.14(l) of the Company Disclosure Letter, to the knowledge of the Company, as of the date hereof, none of the Company or any of the Company Subsidiaries has received any written notice of any outstanding claims under any Prior Sale Agreements that would reasonably be expected to result in liability to the Company or any Company Subsidiary other than any such liabilities that are not, in the aggregate, in excess of $250,000.
(m)   Except as set forth in Section 3.14(m) of the Company Disclosure Letter or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2025, neither the Company nor any of the Company Subsidiaries has received written notice that any certificate, permit or license from any governmental authority having jurisdiction over any of the Company Real Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Real Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Real Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same).
(n)   Except as would not, individually or in the aggregate, materially impair the value of the applicable Company Real Property or the continued use and operation of the applicable Company Real Property, the Company and each Company Subsidiary, as applicable, are in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Real Property, subject to the matters and printed exceptions set forth in such title insurance policies or valid marked-up title commitments (each, a “Company Title Insurance Policy”). Since January 1, 2025, except as set forth in Section 3.14(n) of the Company Disclosure Letter, no written claim has been made against any Company Title Insurance Policy that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(o)   Except as set forth in Section 3.14(o) of the Company Disclosure Letter or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, the Company Real Properties are either (A) without any material (i) operational defects that would prevent operation in the manner currently being operated or (ii) structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent or (B) scheduled for maintenance or repair in the ordinary course of business.
(p)   Except as set forth in Section 3.14(p) of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, each of the Company Real Properties has sufficient direct or indirect access to and from publicly dedicated streets for its current use and operation, without any constraints that materially interfere with the normal use, occupancy and operation thereof.
Section 3.15   Environmental Matters.
(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary are, and for the past three (3) years have been, in compliance with all applicable Environmental Laws, which compliance includes possessing and complying with any Environmental Permits required pursuant to any applicable Environmental Law, and all such Environmental Permits are in full force and effect.
(b)   As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has for the past three (3) years (or earlier if unresolved) received any written claim, notice, demand or complaint from any Person relating to or alleging noncompliance with or liability under Environmental Laws.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is subject to any pending or, to the knowledge of the Company, threatened administrative or judicial proceeding, action, investigation, claim, litigation, decree, order, writ, or judgement, in each case relating to or alleging noncompliance with or liability under any Environmental Law.
(d)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person arising under any Environmental Law.
(e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has treated, stored, arranged for or permitted disposal of, transported, handled, released, exposed any Person to, or owned or operated any real property contaminated by, any Hazardous Substance, in each case in a manner that has resulted or would be reasonably likely to result in any liabilities under Environmental Laws for the Company or any Company Subsidiary.
Section 3.16   Intellectual Property.
(a)   Section 3.16(a) of the Company Disclosure Letter sets forth a correct and complete list of all Registered Intellectual Property. The Registered Intellectual Property has not been cancelled, abandoned or dedicated to the public domain.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own, free and clear of any Liens (other than Permitted Liens) or have a valid and enforceable license to use, or otherwise possess valid and enforceable rights to use, all Intellectual Property used by the Company or any Company Subsidiary in, and that are material to, the business of the Company and the Company Subsidiaries as currently conducted (the “Company Intellectual Property”) and (ii) neither the Company nor any of the Company Subsidiaries has received since January 1, 2023 any written charge, complaint, claim, demand or notice pertaining to or challenging the validity, enforceability, or registrability of, any right, title or interest of any of the Registered Intellectual Property or any other Company Intellectual Property owned or purported to be owned by the Company.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any other Person, (ii) there are no pending or, to the knowledge of the Company, threatened claims and neither the Company nor any of the Company Subsidiaries has received since January 1, 2023 any written charge, complaint, claim, demand or notice alleging any such infringement or other violation of the Intellectual Property rights of any other Person by the Company or any of the Company Subsidiaries and (iii) to the knowledge of the Company, no Person is currently infringing or misappropriating Intellectual Property owned by the Company or any of the Company Subsidiaries.
(d)   The Company and the Company Subsidiaries have taken commercially reasonable measures to protect, safeguard and maintain each item of Company Intellectual Property, including taking commercially reasonable security measures to protect the confidentiality of any trade secrets and other material confidential information included in the Company Intellectual Property or otherwise used or held for use in the conduct of the business of the Company and the Company Subsidiaries.
(e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have taken commercially reasonable actions designed to maintain and protect the integrity, security, operation and redundancy of the hardware, software, systems, networks, websites, and other electronic and information technology assets and equipment owned or controlled by the Company and the Company Subsidiaries and used in their businesses (the “Company IT Assets”) (and all data stored therein or processed thereby), (ii) to the knowledge of the Company, the Company IT Assets are free of material errors, defects, viruses, malware and other corruptants, (iii) to the knowledge of the Company, there have been no material breaches of security, outages, corruptions or unauthorized uses of or unauthorized access to the Company IT Assets and (iv) the Company and the Company Subsidiaries have complied with all applicable Laws and binding industry standards with respect to the privacy or processing of personal data and Company IT Asset security.
Section 3.17   Contracts.
(a)   All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed on or after January 1, 2023 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts shall be deemed to have been made available to Parent.
(b)   Other than the Contracts described in Section 3.17(a), Section 3.17(b) of the Company Disclosure Letter sets forth a complete list, in each case as of the date hereof, of each Contract (or the accurate description of the principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto that modify each such Contract in any material respect, to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject (other than any of the foregoing solely between the Company and any of the wholly owned Company Subsidiaries or solely between any wholly owned Company Subsidiaries) that:
(i)   is a limited liability company agreement, partnership agreement or joint venture agreement or similar Contract (including Joint Venture Agreements) with a third party (or sets forth material terms of any such arrangement);
(ii)   is a Company Space Lease, Ground Lease or Company Lease;
(iii)   contains covenants of the Company or any of the Company Subsidiaries purporting to limit, in any material respect, either the type of business in which the Company or any of the Company Subsidiaries or any of their controlled affiliates may engage or the geographic area in which any of them may so engage, other than exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company or a Company Subsidiary in the ordinary course of business, contained in (A) agreements with employees or independent contractors, (B) the Company Leases, Ground Leases or Company Space Leases, or disclosed in the Company Title Insurance Policies or (C) other recorded documents by which real property was conveyed by the Company or any of the Company Subsidiaries to any user;
(iv)   evidences Indebtedness for borrowed money of the Company or any of the Company Subsidiaries with a principal amount, individually or in the aggregate, greater than $200,000, whether unsecured or secured (such Indebtedness, the “Existing Indebtedness” and such Contracts, the “Existing Loan Documents”);
(v)   relate to an acquisition, divestiture, merger or similar transaction that (A) was entered into since January 1, 2025 or (B) that has any continuing indemnification, guarantee, “earn-out” or other contingent payment obligations of the Company or any of the Company Subsidiaries;
(vi)   provides for the pending purchase, sale, assignment, ground leasing or disposition of or Transfer Right to purchase, sell, dispose of, assign or ground lease, in each case, by merger, purchase or sale of assets or stock or otherwise, directly or indirectly, any real property with a fair market value in excess of $200,000 (including any Company Real Property or any portion thereof);
(vii)   except for any capital contribution requirements as set forth in the organizational documents of any Person set forth in Section 3.17(b)(vii) of the Company Disclosure Letter or in any Joint Venture Agreements, (x) requires the Company or any Company Subsidiary to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in any non-wholly owned Company Subsidiary or other Person in excess of $200,000 or (y) evidences a loan (whether secured or unsecured)

made to any other Person (excluding ordinary course extensions of trade credit or rent relief), with a principal amount, individually or in the aggregate, greater than $200,000;
(viii)   relates to the settlement (or proposed settlement) of any pending or threatened suit or proceeding, in cash (net of any amount covered by insurance or indemnification that is reasonably expected to be received by the Company or any Company Subsidiary);
(ix)   is with any current executive officer or director of the Company or any of the Company Subsidiaries, any stockholder of the Company beneficially owning 5% or more of outstanding Company Common Shares or, to the Company’s knowledge, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) or any affiliate of any of the foregoing;
(x)   (A) is a material Contract or license to which the Company or any of the Company Subsidiaries is a party with respect to any Intellectual Property or Company IT Assets, including any in-bound licenses, out-bound licenses and cross-licenses and, to the extent not included in the foregoing clause (A), (B) any material Contract pursuant to which (i) the Company or any of the Company Subsidiaries licenses, acquires or is otherwise permitted to use the Intellectual Property of any third party or (ii) pursuant to which a third party licenses or is otherwise permitted to use any Company Intellectual Property, but in each of (A) and (B), excluding (1) non-disclosure agreements entered into in the ordinary course of business that do not include licenses to Intellectual Property, (2) non-exclusive inbound licenses for off-the-shelf software, including but not limited to any right to access or use the functionality of software on a hosted or “software-as-a-service” basis that is pursuant to a “shrink-wrap,” “click-through,” “browsewrap” “terms of use” or similar agreement, (3) invention assignment agreements entered into in the ordinary course of business on the Company or any of the Company Subsidiaries’ standard form, (4) any non-exclusive license entered into in the ordinary course of business that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, and (5) any customer Contract entered into by the Company or a Company Subsidiary in the ordinary course of business;
(xi)   constitutes an interest rate cap, interest rate collar, interest rate, currency or commodity derivative or other contract or agreement relating to a hedging;
(xii) relates to a forward equity sale transaction; or
(xiii)   except to the extent such Contract is described in clauses (i)-(xii) above, involves fixed or minimum payment obligations of the Company or the Company Subsidiaries in excess of $200,000 in the aggregate over the remaining term of such Contract.
Each Contract of a type described in clauses (a) and (b) of this Section 3.17 is referred to herein as a “Company Material Contract.” To the knowledge of the Company, the Company has made available to Parent true and complete copies of all Company Material Contracts as of the date hereof, including amendments and supplements thereto that modify each such Contract in any material respect.
(c)   (i) Neither the Company nor any Company Subsidiary is in (or has received any written claim of) breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) to the knowledge of the Company, no other party to any Company Material Contract (other than any Company Space Leases, which are addressed in Section 3.14(d)) is in breach of or default under the terms of any Company Material Contract where such breach or default would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iii) as of the date of this Agreement, each Company Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, the other parties thereto and is in full force and effect, subject to the Bankruptcy and Equity Exception, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.18   Opinion of Financial Advisor.   The Company Board has received the opinion of Truist Securities, Inc., to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Per Company Common Share Merger Consideration to be received by the holders of Company Common Shares in the Company Merger pursuant to this Agreement was fair, from a financial point of view, to such holders.
Section 3.19   Takeover Statutes.   Assuming the accuracy of the representation in the last sentence of Section 4.20, the Company has taken all action required to be taken by it in order to exempt this Agreement and the Mergers from, and this Agreement and the Mergers are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other takeover Laws and regulations, in the MGCL (including the Maryland Business Combination Act and Maryland Control Share Acquisition Act) or the DRULPA (collectively, “Takeover Statutes”). Neither the Company nor any Company Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of Parent as defined in Section 3-601 of the MGCL.
Section 3.20   Vote Required.   The affirmative vote of the holders of Company Common Shares entitled to cast a majority of all of the votes entitled to be cast on the Company Merger is the only vote required of the holders of any shares of the capital stock or other equity securities of the Company to approve the Company Merger and the other Transactions (the “Company Requisite Vote”). Other than the written consent of the Company, as the general partner of the Partnership and the holder of a majority of the Common Units (as defined in the Partnership Agreement), approving this Agreement, the Company Merger and the OpCo Merger (which written consent has been obtained), no vote or consent of the holders of any Partnership Units is necessary to approve the OpCo Merger, the Company Merger or the other Transactions and no dissenters or appraisal rights will be available to any holder of Partnership Units.
Section 3.21   Insurance.   The Company has made available to Parent correct and complete copies of the insurance policies held by, or for the benefit of the Company or any of the Company Subsidiaries as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect, (b) all premiums due and payable thereon have been paid, and (c) neither the Company nor any Company Subsidiary is in breach of or default under any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2025, the Company has not received written notice of termination or cancellation or denial of coverage with respect to any insurance policy, or written notice of failure to renew any such insurance policy or refusal of coverage thereunder, or any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.
Section 3.22   Investment Company Act.   Neither the Company nor any of the Company Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940.
Section 3.23   Brokers.   Neither the Company nor any Company Subsidiary has entered into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor (other than Truist Securities, Inc.) to any broker’s or finder’s fee or other fee or commission in connection with the Mergers. The Company has furnished to Parent a true and complete copy of Truist Securities, Inc.’s engagement letter and any amendments thereto, which letter discloses all broker’s or finder’s fees or other fees or commissions in connection with the Mergers payable to Truist Securities, Inc. by the Company and the Company Subsidiaries other than those fees or commissions set forth in Section 3.23 of the Company Disclosure Letter.
Section 3.24   Related Party Transactions.   Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, from January 1, 2023 through the date of this Agreement, there have been no agreements, arrangements or understandings between the Company or any Company Subsidiary on the one hand, and any Affiliate thereof, on the other hand (other than those exclusively among the Company and its Subsidiaries, ordinary course of business employee agreements and similar employee arrangements otherwise set forth in the Company Disclosure Letter), that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 3.25   Acknowledgement of No Other Representations or Warranties.   Except for the representations and warranties in this Article III, neither the Company, the Partnership nor any Person on behalf of the Company or the Partnership makes any express or implied representation or warranty with respect to the Company, the Partnership or any other Company Subsidiaries or their respective affiliates, businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company, the Partnership and the other Company Subsidiaries or with respect to any other information provided or made available to Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub or their respective Representatives in connection with the Mergers or the other Transactions (including any information, documents, projections, forecasts, estimates, predictions or other material made available to Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub or their respective Representatives in “data rooms,” management presentations or due diligence sessions in expectation of the Mergers or the other Transactions), and each of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties in this Article III, neither the Company, the Partnership nor any other Person makes or has made any express or implied representation or warranty to Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, the Partnership, any of the other Company Subsidiaries or their respective businesses or (b) any oral or written information presented to Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company and the Partnership, the negotiation of this Agreement or the course of the Mergers or the other Transactions. The Company and the Partnership hereby acknowledge that, except for the representations and warranties expressly set forth in Article IV, neither Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub nor any of their affiliates, nor any other Person on behalf of any of them, has made or is making any other express or implied representation or warranty with respect to Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub or any of their respective affiliates or their respective business or operations, including with respect to any information provided or made available to the Company, the Partnership or any of their respective affiliates or Representatives. Except with respect to the representations and warranties expressly set forth in Article IV or any breach of any covenant or other agreement of Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub contained herein, the Company and the Partnership hereby acknowledge that neither the Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub nor any of their affiliates, nor any other Person on their behalf, will have or be subject to any liability or indemnification obligation to the Company, the Partnership or any of their affiliates on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon the delivery, dissemination or any other distribution to the Company, the Partnership or any of their respective affiliates or Representatives, or the use by the Company, the Partnership or any of their respective affiliates or Representatives, of any information, documents, projections, forecasts, estimates, predictions or other material made available to the Company, the Partnership or any of their respective affiliates or their respective Representatives in expectation of the Mergers or the other Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, PARENT OPCO, COMPANY MERGER SUB AND OPCO MERGER SUB
Except (a) as disclosed in the Parent SEC Documents furnished or filed prior to the date hereof (other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), or (b) as disclosed in the separate disclosure letter which has been delivered by Parent to the Company in connection with the execution and delivery of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub hereby jointly and severally represent and warrant to the Company and the Partnership as follows:

Section 4.1   Organization.
(a)   Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Maryland. Parent is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has all requisite power and authority to own, operate, lease and encumber its properties and assets and to carry on its business as now conducted. The charter of Parent is in full force and effect, and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced.
(b)   Parent OpCo is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent OpCo is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Parent OpCo has all requisite power and authority to own, operate, lease and encumber its properties and assets and to carry on its business as now conducted. The certificate of limited partnership and partnership agreement of Parent OpCo are in full force and effect, and no dissolution, revocation or forfeiture proceedings regarding Parent OpCo have been commenced.
(c)   Company Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Company Merger Sub is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Company Merger Sub has all requisite power and authority to own, operate, lease and encumber its properties and assets and to carry on its business as now conducted. The certificate of formation of Company Merger Sub is in full force and effect, and no dissolution, revocation or forfeiture proceedings regarding Company Merger Sub have been commenced.
(d)   OpCo Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. OpCo Merger Sub is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. OpCo Merger Sub has all requisite power and authority to own, operate, lease and encumber its properties and assets and to carry on its business as now conducted. The certificate of formation of OpCo Merger Sub is in full force and effect, and no dissolution, revocation or forfeiture proceedings regarding OpCo Merger Sub have been commenced.
(e)   Each Parent Subsidiary (other than Parent OpCo, Company Merger Sub and OpCo Merger Sub) is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept), as applicable, under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each such Parent Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each such Parent Subsidiary is duly qualified to do business and is in good standing in each jurisdiction (with respect to jurisdictions that recognize such concept) where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(f)   Parent has made available to the Company true and complete copies of the organizational documents of Parent and Parent OpCo, in each case as in effect as of the date hereof. Each of such organizational documents was duly adopted and is in full force and effect, and neither Parent nor Parent OpCo is in violation of any of the provisions of such documents.
(g)   Section 4.1(g) of the Parent Disclosure Letter sets forth a complete list of each Parent Subsidiary, together with its jurisdiction of organization or incorporation and the ownership interest (and percentage interest) of the Parent or a Parent Subsidiary, as applicable, in such Parent Subsidiary.
Section 4.2   Parent Capitalization.
(a)   As of the Capitalization Date, the authorized capital stock of Parent consists of: 400,000,000 shares of Parent Common Stock and 40,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”), of which (i) 6,799,467 are classified and designated as 7.25% Series A Cumulative Redeemable Preferred Stock (“Parent Series A Preferred Stock”), (ii) 4,695,887 are classified and designated as 6.875% Series B Cumulative Redeemable Perpetual Preferred Stock (“Parent Series B Preferred Stock”), (iii) 7,933,711 are classified and designated as 7.50% Series D Cumulative Redeemable Perpetual Preferred Stock (“Parent Series D Preferred Stock”) and (iv) 4,595,175 are classified and designated as 7.375% Series E Cumulative Redeemable Perpetual Preferred Stock (“Parent Series E Preferred Stock”). As of the close of business on the Capitalization Date, (i) 211,931,451 shares of Parent Common Stock were issued and outstanding, 6,799,467 shares of Parent Series A Preferred Stock were issued and outstanding, 4,695,887 shares of Parent Series B Preferred Stock were issued and outstanding, 7,933,711 shares of Parent Series D Preferred Stock were issued and outstanding and 4,595,175 shares of Parent Series E Preferred Stock were issued and outstanding.
(b)   All of the shares of Parent Common Stock and Parent Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All shares of Parent Common Stock to be issued in connection with the Mergers will be duly authorized, validly issued, fully paid and nonassessable. As of the Capitalization Date, Parent had no shares of Parent Common Stock or Parent Preferred Stock reserved for issuance, except as set forth in Section 4.2(a) of the Parent Disclosure Letter.
(c)   As of the date hereof, except as provided in Section 4.2(a) or Section 4.2(f), and except as set forth in Section 4.2(c) of the Parent Disclosure Letter, there are no (i) outstanding securities of Parent or any Parent Subsidiary convertible into or exchangeable for one or more shares of capital stock of, or other equity or voting interests in, Parent or any Parent Subsidiary, (ii) options, warrants or other rights or securities issued or granted by Parent or any Parent Subsidiary relating to or based on the value of the equity securities of Parent or any Parent Subsidiary, (iii) Contracts that are binding on Parent or any Parent Subsidiary that obligate Parent or any Parent Subsidiary to issue, acquire, sell, redeem, exchange or convert any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary, or (iv) outstanding restricted shares, restricted share units, share appreciation rights, performance shares, performance units, deferred share units, contingent value rights, “phantom” shares or similar rights issued or granted by Parent or any Parent Subsidiary that are linked to the value of the Parent Common Stock. Since the Capitalization Date through the date hereof, Parent and Parent OpCo have not issued any Parent Common Stock, Parent Preferred Stock, Parent OpCo Units or other equity security. Parent does not have a shareholder rights plan in place. Except as set forth in Section 4.2(c) of the Parent Disclosure Letter, Parent has not exempted any Person from the “Aggregate Share Ownership Limit” or “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Parent charter, which exemption or “Excepted Holder Limit” remains in effect. There are no outstanding bonds, debentures, notes or other Indebtedness of Parent or any of the Parent Subsidiaries having the right to vote on any matters on which holders of capital stock or other equity interests of Parent may vote. None of the Parent Subsidiaries owns any Parent Common Stock.
(d)   Except as provided in Section 4.2(f) and except as set forth in Section 4.2(c) of the Parent Disclosure Letter, Parent or another Parent Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Parent Subsidiaries, free and clear of any Liens other than transfer and other restrictions under applicable federal and state securities Laws and restrictions in the organizational documents of the Parent or any Parent Subsidiary, and all of such outstanding shares or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable (as applicable) and free of preemptive rights. Except (i) pursuant to Parent’s charter, (ii) pursuant to the Parent OpCo Partnership Agreement, (iii) for equity securities and other instruments (including loans) in wholly owned Company Subsidiaries and (iv) as set forth in Section 4.2(d) of the Parent Disclosure Letter, neither the Parent nor any Parent Subsidiary has any obligation to acquire any equity interest in another Person, or to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in, any other Person (in each case other than another wholly-owned Parent Subsidiary).
(e)   Except as set forth in Section 4.2(e) of the Parent Disclosure Letter and for transfer restrictions in the organizational documents of the Parent or any Parent Subsidiary, neither Parent nor any of the Parent Subsidiaries is a party to any Contract (i) with respect to the voting of, (ii) that restricts the transfer of or (iii) that provides registration rights in respect of, any shares of capital stock or other voting securities or equity interests of Parent or any of the Parent Subsidiaries.
(f)   Parent is the sole general partner of the Parent OpCo. As of the Capitalization Date, Parent, directly and indirectly, held 211,931,451 Parent OP Units, 6,799,467 Series A Preferred Parent OpCo Units, 4,695,887 Series B Preferred Parent OpCo Units, 7,933,711 Series D Preferred Parent OpCo Units and 4,595,175 Series E Preferred Parent OpCo Units (collectively and individually, the “Parent Preferred OpCo Units,” and together with the Parent OP Units, the “Parent OpCo Units”). In addition to the Parent OpCo Units held by the Parent, as of the Capitalization Date, no Parent OpCo Units were issued and outstanding and held by Persons other than Parent and Osmosis Sub I, LLC. Each such Parent OpCo Unit is redeemable in accordance with the Parent OpCo Partnership Agreement. No Parent OpCo Units are held by any Parent Subsidiary. Section 4.2(f) of the Parent Disclosure Letter sets forth a list as of the Capitalization Date of all other holders of the Parent OpCo Units and the number and type of such Parent OpCo Units held. Other than the foregoing, as of the Capitalization Date, no other Parent OpCo Units (as defined in the Parent OpCo Partnership Agreement) or other equity interests in the Parent OpCo are issued and outstanding. Since the Capitalization Date through the date hereof, Parent OpCo has not issued any Parent OpCo Units or other equity security. Except as set forth in Section 4.2(f) of the Parent Disclosure Letter, there are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Parent OpCo to issue, transfer or sell any partnership interests of Parent OpCo or any securities convertible into or exchangeable for any partnership interests of Parent OpCo. Except as provided above or as set forth in Section 4.2(f) of the Parent Disclosure Letter, and Parent Preferred OpCo Units, there are no outstanding contractual obligations of Parent OpCo to issue, repurchase, redeem or otherwise acquire any partnership interests in Parent OpCo or any other securities convertible into or exchangeable for any partnership interest in Parent OpCo. Except as set forth in Section 4.2(f) of the Parent Disclosure Letter, the Parent OpCo Units that are owned by Parent are free and clear of any Liens other than any transfer and other restrictions under applicable federal and state securities Laws or the Parent OpCo Partnership Agreement.
Section 4.3   Authority.   Each of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by each of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub and the consummation by them of the Transactions have been declared advisable and duly authorized by all necessary corporate, limited liability company or limited partnership action on the part of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub, as applicable, and, other than the filing of the Company Merger Articles of Merger with, and acceptance for record of the Company Merger Articles of Merger by, the SDAT and the filing of the Company Merger Certificate with the DSOS, no additional corporate, limited liability company or limited partnership proceedings on the part of Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement by each of them or the consummation of the Transactions. This Agreement has been duly executed and delivered by each of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub and (assuming the due authorization, execution and delivery of this Agreement by the Company and the Partnership) constitutes the valid and binding obligation of each of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Parent Board has unanimously (by all the directors present) (i) approved and determined that this Agreement, the Mergers and the other Transactions, including the issuance of Parent Common Stock in the Company Merger and

Parent OP Units in the OpCo Merger, are advisable and in the best interests of Parent and its stockholders, and (ii) approved the execution, delivery and performance of this Agreement and the consummation by Parent, Parent OpCo and the Company Merger Sub of the Merger and the other Transactions, including the issuance of Parent Common Stock in the Company Merger and Parent OP Units in the OpCo Merger and the payment of the Company Preferred Share Merger Consideration.
Section 4.4   No Conflict; Required Filings and Consents.
(a)   None of the execution, delivery or performance of this Agreement by Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub or the consummation by Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub of the Transactions will: (i) conflict with or violate any provision of the charter, certificate of formation, certificate of limited partnership, partnership agreement or any equivalent organizational or governing documents of each of Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub or any other Parent Subsidiary; (ii) assuming that all consents, approvals and authorizations described in Section 4.4(b) have been obtained and all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub or any other Parent Subsidiary or any of their respective properties or assets; or (iii) require any consent, notice or approval under, violate, conflict with, result in any breach of, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale under, or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub or any other Parent Subsidiary pursuant to, any Contract to which Parent or any Parent Subsidiary is a party (or by which any of their respective properties or assets (including rights) are bound) or any Parent Permit, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b)   None of the execution, delivery or performance of this Agreement by Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub or the consummation by Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub, any other Parent Subsidiary or any of their respective properties or assets, other than (i) the filing of the Company Merger Articles of Merger with, and acceptance for record of the Company Merger Articles of Merger by, the SDAT, (ii) the filing of the Company Merger Certificate with the DSOS, (iii) the filing of the OpCo Merger Certificate with the DSOS, (iv) compliance with, and such filings as may be required under, Environmental Laws, (v) compliance with the applicable requirements of the Exchange Act, (vi) such filings as may be required in connection with the payment of any transfer and gain taxes and (vii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.5   Parent SEC Documents; Financial Statements.
(a)   Since January 1, 2023, Parent has filed with or otherwise furnished to the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (such documents and any other documents filed by Parent with the SEC, as they may have been supplemented, superseded, modified or amended since the time of filing, including those filed or furnished subsequent to the date hereof, collectively, the “Parent SEC Documents”). As of their respective filing (or furnishing) dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Parent Subsidiaries is currently subject to the periodic reporting requirements of the Exchange Act.

Parent has made available to the Company all comment letters and all material correspondence between the SEC, on the one hand, and Parent or the Parent OpCo, on the other hand, since January 1, 2023 and received prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents filed or furnished by Parent or the Parent OpCo with the SEC and, as of the date hereof, to Parent’s knowledge, none of the Parent SEC Documents are the subject of ongoing SEC review. Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE.
(b)   The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including, in each case, any notes and schedules thereto) and the consolidated Parent Subsidiaries included in or incorporated by reference into the Parent SEC Documents (collectively, the “Parent Financial Statements”) (i) were prepared in accordance with GAAP (as in effect in the United States on the date of such Parent Financial Statement) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by SEC rules and regulations) and (ii) present fairly, in all material respects, the financial position of Parent and the consolidated Parent Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments, none of which are material).
(c)   Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of Parent’s financial statements for Parent and the Parent Subsidiaries in accordance with GAAP. Parent has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting, which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to Parent’s auditors and audit committee is set forth in Section 4.5 of the Parent Disclosure Letter.
Section 4.6   Information Supplied.
(a)   Assuming the accuracy of the representations and warranties set forth in Section 3.6, the registration statement on Form S-4 of Parent (and any amendment thereof or supplement thereto) (the “Registration Statement”) to be filed by the Company with the SEC (i) at the time it becomes effective under the Securities Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) when filed by Parent with the SEC will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws, except that no representation or warranty is made by Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub with respect to (x) statements made or incorporated by reference therein relating to the Company and its Affiliates, based on information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or (y) any financial projections or forward-looking statements.
(b)   None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto shall, at the date the Joint Proxy Statement/Prospectus or any such amendment or supplement thereto is first mailed to the Company’s stockholders and at the time of the Company Common Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion or incorporation therein.
Section 4.7   Absence of Certain Changes.   Except as otherwise contemplated by this Agreement or set forth in Section 4.7 of the Parent Disclosure Letter, since the date of Parent’s most recent balance sheet included in the Parent SEC Documents through the date hereof, (a) Parent and the Parent Subsidiaries, taken as a whole, have conducted their respective businesses in all material respects in the ordinary course of business, (b) there has not occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect and (c) except for regular cash dividends or cash distributions on the Parent Common Stock, Parent Preferred Stock and Parent OpCo Units, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Parent Common Stock, Parent Preferred Stock or Parent OpCo Units.
Section 4.8   Undisclosed Liabilities.   Neither Parent nor any Parent Subsidiary has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of a type required by GAAP as in effect on the date hereof to be set forth on a consolidated balance sheet of Parent and its Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reflected, reserved against or provided for in the consolidated balance sheet of Parent as of the date of Parent’s most recent balance sheet included in the Parent SEC Documents, or in the notes thereto, (b) incurred in the ordinary course of business in all material respects since such date, (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the Transactions or (d) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.9   Permits; Compliance with Laws.
(a)   Parent and each Parent Subsidiary is in possession of all Permits necessary for Parent and each Parent Subsidiary to own, lease and operate its properties and assets and to carry on and operate its business as currently conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No suspension or cancellation of any Parent Permit is pending or, to the knowledge of Parent, threatened in writing and no such suspension or cancellation will result from the Transactions, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b)   Parent and each Parent Subsidiary is in compliance with all Laws applicable to Parent and the Parent Subsidiaries and their respective businesses and properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, to the knowledge of Parent, no investigation, review or proceeding by any Governmental Entity with respect to Parent or any Parent Subsidiary or their operations is pending or threatened in writing, and, to the knowledge of Parent, no Governmental Entity has indicated an intention to conduct the same.
Section 4.10   Litigation.   As of the date hereof, except as set forth in Section 4.10 of the Parent Disclosure Letter, there is no material suit, demand, arbitration, claim, action, cause of action, investigation, inquiry, audit or other legal proceeding pending or threatened in writing by or before any Governmental Entity, which is against or affecting Parent or any Parent Subsidiary (or any of their properties or assets) at law or in equity. As of the date hereof neither Parent nor any Parent Subsidiary (or any of their properties or assets) is subject to any material outstanding order, writ, injunction, judgment or decree of any Governmental Entity or arbitrator at law or in equity unrelated to this Agreement. As of the date of this Agreement, there is no suit, claim, action or proceeding to which Parent or any Parent Subsidiary is a party pending or threatened in writing and seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other Transactions.
Section 4.11   Brokers.   Neither Parent nor any Parent Subsidiary has entered into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor (other than BMO Capital Markets Corp.) to any broker’s or finder’s fee or other fee or commission in connection with the Mergers.

Section 4.12   Company Merger Sub and OpCo Merger Sub.
(a)   All of the issued and outstanding limited liability company interests in Company Merger Sub are, and immediately prior to the Company Merger Effective Time will be, owned by Parent or one or more of its affiliates. Company Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has no, and prior to the Company Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
(b)   All of the issued and outstanding limited liability company interests in OpCo Merger Sub are, and immediately prior to the OpCo Merger Effective Time will be, owned by Parent OpCo or one or more of its affiliates. OpCo Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any other business than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has no, and prior to the OpCo Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
(c)   Prior to the Closing, none of Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub or any of their respective Subsidiaries owns any Excluded Shares or beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Company Common Shares or Partnership Units or any securities that are convertible into or exchangeable or exercisable for Company Common Shares or Partnership Units, or holds any rights to acquire or vote any Company Common Shares or Partnership Units, other than pursuant to this Agreement.
Section 4.13   Sufficient Funds.   Assuming the conditions to the obligation of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub to consummate the Mergers set forth in Section 6.2(a) and Section 6.2(b) have been satisfied or waived, as of the date hereof and at the Closing, Parent, together with the amount of the Company’s cash on hand and the availability of the Parent Credit Facility, will have sufficient cash for the payment of the Company Preferred Share Merger Consideration, the cash portion of the Company Common Share Merger Consideration, the cash portion of the OpCo Common Unit Merger Consideration, the Payoff Amount, all other amounts required to be paid by Parent in connection with the consummation of the Transactions and all fees and expenses of Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub, the Company and the Partnership incurred in connection with the Transactions.
Section 4.14   Investment Company Act.   Neither Parent nor any Parent Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940.
Section 4.15   Tax Matters.
(a)   Parent and each Parent Subsidiary has timely filed (taking into account any valid extension of time within which to file) all income and all other material Tax Returns required to be filed by it, and all such filed Tax Returns are true, correct, complete and accurate in all material respects. Parent and each Parent Subsidiary has duly and timely paid (or caused to be duly and timely paid on its behalf) all income and other material Taxes (whether or not shown on a Tax Return), other than Taxes being contested in good faith through appropriate proceedings and for which adequate reserves or accruals for such Taxes have been provided for in the books and records of Parent in accordance with GAAP.
(b)   Parent, (i) for all taxable years commencing with its taxable year ended December 31, 2016 through and including its taxable year ending December 31 immediately prior to the taxable year that includes the Company Merger Effective Time, has elected and has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated at all times since such date, and will continue to operate, in such a manner as to permit it to continue to qualify as a REIT for the taxable year that includes the Company Merger Effective Time and thereafter, and (iii) has not taken or omitted to take any action that would reasonably be expected to result in Parent’s failure to qualify as a REIT or a successful challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or, to Parent’s knowledge, threatened.

(c)   Until immediately prior to the Company Merger Effective Time, each of Parent OpCo, Company Merger Sub, and OpCo Merger Sub is an entity disregarded from Parent for U.S. income tax purposes.
(d)   Commencing with its taxable year ended December 31, 2020, neither Parent nor any Parent Subsidiary has (i) (A) incurred any liability for material Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code (and the applicable Treasury Regulations thereunder) or (B) incurred any other material liability for Taxes that have become due and that have not been previously paid other than (1) in the ordinary course of business, or (2) transfer or similar Taxes arising in connection with acquisitions or dispositions of property, (ii) engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code or (iii) engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” in each case, as defined in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on Parent or any Parent Subsidiary.
(e)   Except as set forth on Section 4.15(e) of the Parent Disclosure Letter, there are no Parent Tax Protection Agreements currently in force as of the date of this Agreement.
(f)   Neither Parent nor any Parent Subsidiary is or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(g)   There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except for Permitted Liens.
(h)   In the past two (2) years, neither Parent nor any Parent Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
(i)   Parent is not aware of any fact or circumstance that could reasonably be expected to prevent or impede qualification for the Intended Income Tax Treatment.
Section 4.16   Real Property.
(a)   Either Parent or a Parent Subsidiary owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Parent Real Properties, in each case, free and clear of Liens, except for Parent Permitted Liens.
(b)   Since January 1, 2025, to the knowledge of the Parent, neither the Parent nor any Parent Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Parent Real Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Real Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Real Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Real Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property held or used by them at the Parent Real Property as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), free and clear of all Liens other than Parent Permitted Liens.
Section 4.17   No Shareholder Approval Required.   No vote of holders of securities of Parent is required to approve the issuance of the Parent Common Stock to be issued in the Company Merger or any of the other transactions contemplated hereby.

Section 4.18   Solvency.   Assuming that (a) the conditions to the obligation of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub to consummate the Mergers set forth in Section 6.1 and Section 6.2 have been satisfied or waived, (b) the representations and warranties set forth in Article III are true and correct and (c) the financial projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, then as of the Closing, immediately following the consummation of all of the Transactions, Parent, the Surviving Company, Parent OpCo and OpCo Merger Sub and each respective Subsidiary thereof, will be Solvent. Parent, Company Merger Sub, Parent OpCo and the Surviving OpCo are not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors.
Section 4.19   CFIUS Foreign Person Status.   None of Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub is a “foreign person” (including a “foreign national,” “foreign entity,” “foreign government,” or an entity controlled by a foreign national, foreign entity or foreign government) and none of Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub does or will permit any foreign person affiliated with Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub to obtain “control” of the Company through Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub as those terms are defined in the Defense Production Act of 1950 (the “DPA”).
Section 4.20   Takeover Statutes.   Assuming the accuracy of the representation in the last sentence of Section 3.19, Parent has taken all action required to be taken by it in order to exempt this Agreement and the Mergers from, and this Agreement and the Mergers are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other takeover Laws and regulations, in the Takeover Statutes. Neither Parent nor any Parent Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of the Company as defined in Section 3-601 of the MGCL.
Section 4.21   Acknowledgement of No Other Representations or Warranties.   Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub hereby acknowledge that, except for the representations and warranties expressly set forth in Article III, neither the Company, the Partnership nor any of their affiliates, nor any other Person on behalf of the Company or the Partnership, makes, has made or is making any express or implied representation or warranty with respect to the Company, the Partnership or any other Company Subsidiary or their respective affiliates, businesses or operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company, the Partnership or the other Company Subsidiaries or with respect to any other information provided or made available to Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub or any of their respective affiliates or Representatives in connection with the Mergers or the other Transactions (including any information, documents, projections, forecasts, estimates, predictions or other material made available to Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub or their respective Representatives in “data rooms,” management presentations or due diligence sessions in expectation of the Mergers or the other Transactions), and each of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties in Article III, neither the Company, the Partnership nor any other Person makes or has made any express or implied representation or warranty to Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, the Partnership, any of the other Company Subsidiaries or their respective businesses or (b) any oral or written information presented to Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company and the Partnership, the negotiation of this Agreement or the course of the Mergers or the other Transactions. Except with respect to the representations and warranties expressly set forth in Article III or any breach of any covenant or other agreement of the Company or the Partnership contained herein, Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub hereby acknowledge that neither the Company, the Partnership, nor any of their affiliates, nor any other Person on their behalf, will have or be subject to any liability or indemnification obligation to Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub or any of their affiliates on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon the delivery, dissemination or any other distribution to Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub

or any of their respective affiliates or Representatives, or the use by Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub or any of their respective affiliates or Representatives, of any information, documents, projections, forecasts, estimates, predictions or other material made available to Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub or their respective affiliates and Representatives, including in “data rooms,” management presentations or due diligence sessions, in expectation of the Mergers or the other Transactions. Each of Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub and their respective affiliates and Representatives have relied on the results of their own independent investigation and the representations and warranties expressly set forth in Article III.
ARTICLE V
COVENANTS AND AGREEMENTS
Section 5.1   Conduct of Business by the Company Pending the Mergers.   During the period from the date of this Agreement to the earlier of the OpCo Merger Effective Time and the termination of this Agreement in accordance with Section 7.1 (the “Interim Period”), except as (a) otherwise expressly contemplated or permitted by this Agreement, (b) as required by Law, (c) as set forth in Section 5.1 of the Company Disclosure Letter or (d) to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause each Company Subsidiary to, in all material respects, use commercially reasonable efforts (i) to carry on their respective businesses in the ordinary course of business, (ii) to maintain and preserve substantially intact their respective current business organizations, (iii) to preserve their goodwill and relationships with material tenants, customers and others having business dealings with them and (iv) to preserve their material assets and properties in good repair and condition (normal wear and tear or wear and tear caused by casualty or by any reason outside of the Company’s or any of the Company Subsidiary’s control excepted); provided, that no action or omission by the Company or any of the Company Subsidiaries with respect to any matter specifically addressed by any provision of Section 5.1(a)-(w) shall be deemed a breach of this sentence if such action is expressly permitted by Section 5.1(a)-(w) or set forth in Section 5.1 of the Company Disclosure Letter. Without limiting the generality of the foregoing, during the Interim Period, the Company will not and the Company shall cause each Company Subsidiary not to (except (v) as expressly permitted or expressly contemplated by this Agreement or as expressly contemplated by the Transactions, (w) as required by Law, (x) as set forth in Section 5.1 of the Company Disclosure Letter, (y) to the extent requested by Parent pursuant to Section 5.11 or otherwise or (z) to the extent Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned):
(a)   (i) amend the Company Charter or Company Bylaws, Certificate of Limited Partnership, Partnership Agreement, or similar organizational or governance documents of the Company or the Partnership or (ii) amend the organizational or governance documents of any other Company Subsidiary, other than in the ordinary course of business;
(b)   authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, forward equity sales or otherwise) any shares of any class, partnership interests or any equity equivalents (including any share options or share appreciation rights) or any other securities convertible into or exchangeable for any shares, partnership interests or any equity equivalents (including any share options or share appreciation rights), except (i) pursuant to the exercise or vesting of derivative securities outstanding on the date hereof, (ii) upon the conversion of Company Preferred Shares, (iii) pursuant to awards granted under the Equity Incentive Plan that are outstanding as of the date hereof or (iv) issuable upon exchange or redemption of Partnership Units in accordance with the terms of the Partnership Agreement;
(c)   (i) split, combine or reclassify any of their respective capital stock, partnership interests or other equity interests; (ii) except (A) as permitted pursuant to Section 5.10, (B) for (1) the payment of dividends or other distributions declared prior to the date of this Agreement, (2) the declaration and payment in the ordinary course of business of regular cash dividends or other distributions on the Company Common Shares, the Class C Units, the Class X Units, the Company Preferred Shares and the Preferred Partnership Units, provided, that the Company shall ensure that any such individual dividend or other distribution on (a) the Company Common Shares, Class C Units and Class X Units shall not exceed $0.10 per share or unit, as applicable, per month and (b) the Company Preferred Shares and the Preferred Partnership Units shall not exceed $0.461 per share or unit, as applicable, per quarter, and (3) dividends accruing on equity awards outstanding as of the date hereof in accordance with the terms of the applicable Equity Incentive Plan and/or such awards granted thereunder, (C) in transactions between the Company and one or more wholly owned Company Subsidiaries or solely between wholly owned Company Subsidiaries, or (D) for dividends or other distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational or governing documents of such Company Subsidiary, authorize, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of their respective capital stock, partnership interests or other equity interests or otherwise make any payments to equityholders in their capacity as such; (iii) redeem, repurchase or otherwise acquire, directly or indirectly, any of their respective securities or any securities of any of their respective Subsidiaries, except in the case of clause (iii) (A) as may be required by the Company Charter or the Partnership Agreement (including any redemption of Class C Units or Preferred Partnership Units in accordance with the Partnership Agreement) as may be reasonably necessary for the Company to maintain its status as a REIT under the Code or avoid the payment of any income or excise tax or (B) in connection with the redemption or exchange of Partnership Units in accordance with the terms of the Partnership Agreement; or (iv) enter into any Contract with respect to the voting or registration of any share of capital stock or equity interest of the Company or any Company Subsidiary;
(d)   subject to the provisions of Section 5.6, authorize, recommend, propose, adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization;
(e)   (i) incur, assume, or guarantee any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee any Indebtedness for borrowed money of any Person, except (A) in connection with transactions permitted pursuant to Section 5.1(j) (provided, that such Indebtedness shall be prepayable at any time without penalty or premium) and (B) Indebtedness that does not, in the aggregate, exceed $200,000, (ii) prepay, refinance or amend any Indebtedness, except for (x) intercompany indebtedness among the Company and/or any wholly owned Company Subsidiaries, (y) repayments under the Company’s Existing Loan Documents in the ordinary course of business (specifically excluding the loans secured, directly or indirectly, by any Company Real Property) and (z) mandatory payments under the terms of any Indebtedness in accordance with its terms or (iii) make loans, advances or capital contributions to or investments in any Person;
(f)   create or suffer to exist any Lien (other than Permitted Liens) on shares of stock, partnership interests or other equity interests of any Company Subsidiary;
(g)   except as required by the terms of any Company Employee Benefit Plan or by Law, (i) enter into, adopt, amend, waive any rights with respect to or terminate any Company Employee Benefit Plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any Company Subsidiary and one or more of its Service Provider, (iii) increase in any manner the compensation or fringe benefits of any Service Provider, (iv) grant to any Service Provider the right to receive any new severance, change of control or termination pay or termination benefits or any increase in the right to receive any severance, change of control or termination pay or termination benefits, (v) enter into any new employment, loan, retention, consulting, indemnification, change of control, termination or similar agreement with an employee or individual contractor, (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or any Company Employee Benefit Plan (including the grant of profits interests, stock options, stock appreciation rights, stock based or stock related awards, performance units, restricted stock, or long-term incentive plan units), (vii) hire any new executive officer or any new employee or other service provider, or (viii) take any action to fund, accelerate or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or any Company Employee Benefit Plan, or (ix) adopt, enter into, amend or terminate any collective bargaining contract or other similar labor agreement relating to unions, works councils, similar entities or other organized employees, or recognize any new union, works council or similar entities or other organized employees;
(h)   except (i) in connection with the incurrence of any Indebtedness permitted to be incurred by the Company pursuant to Section 5.1(e) and any execution of Company Space Leases entered into in accordance with Section 5.1(o) below and (ii) for the execution of easements, covenants, rights of way, restrictions and other similar instruments in the ordinary course of business that, would not, individually or in the aggregate, reasonably be expected to materially impair the existing use, operation or value of the property or asset affected by the applicable instrument, (A) sell, transfer, assign, dispose of, pledge or encumber (other than Permitted Liens) any material personal property, material equipment or material assets of the Company or any Company Subsidiary or (B) sell, mortgage, transfer, pledge, dispose of, assign, lease, ground lease, license, effect a deed in lieu of foreclosure or encumber (other than Permitted Liens) any real property (including Company Real Property);
(i)   except as may be required as a result of a change in Law or in GAAP or statutory or regulatory accounting rules or interpretations with respect thereto or by any Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), make any material change in any financial accounting policies or financial accounting procedures that would materially affect the consolidated assets, liabilities or results of operations of the Company or any of the Company Subsidiaries;
(j)   acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) (i) any assets, personal property or equipment, other than in the ordinary course of business, or (ii) any interest in any Person (or equity interests thereof), real property or a business, other than (A) pursuant to existing contractual obligations of the Company or any Company Subsidiary set forth in Section 5.1(j) of the Company Disclosure Letter, (B) any other acquisitions of businesses (excluding purchases of real property or a ground lease interest therein) pursuant to Contracts listed in Section 5.1(j) of the Company Disclosure Letter and (C) any acquisitions of real property (or a ground lease therein) pursuant to Contracts listed in Section 5.1(j) of the Company Disclosure Letter;
(k)   (i) enter into, amend or modify any Company Tax Protection Agreement or take any action or fail to take any action that would give rise to a material liability with respect to any Company Tax Protection Agreement, (ii) make, change or rescind any material election relating to Taxes, (iii) change a method of Tax accounting, (iv) amend any material Tax Return, (v) appeal, settle or compromise any material Tax liability, audit, claim or assessment (including any Company Real Property Tax assessment other than those appeals or settlements the Company is required to undertake pursuant to the applicable Company Lease), (vi) file any material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period, (vii) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (viii) request any extension or waiver of the statutory period of limitations applicable to any material Tax claim or assessment, or (ix) surrender any right to claim any material Tax refund, except, in each case, to the extent necessary, as determined by the Company in consultation with Parent, (1) to preserve the Company’s qualification as a REIT under the Code or (2) to preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(l)   take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (i) the Company to fail to qualify as a REIT or (ii) any Company Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(m)   settle or compromise any claim, suit or proceeding against the Company or any Company Subsidiary (or for which the Company or any Company Subsidiary would be financially responsible) (whether or not commenced prior to the date of this Agreement), other than settlements or compromises that (i) with respect to the payment of monetary damages, involve only the payment of amounts (including applicable deductibles) payable under an insurance policy insuring the Company or a Company Subsidiary, (ii) do not involve the imposition of injunctive relief against the Company, any Company Subsidiary, Parent or the Surviving Company and (iii) do not provide for any admission of material liability by the Company or any of the Company Subsidiaries; provided, that in no event shall the Company or any Company Subsidiary settle any Transaction Litigation except in accordance with the provisions of Section 5.5(e) (for the avoidance of doubt, this Section 5.1(m) shall not apply to any claim, suit or proceeding with respect to Taxes);

(n)   enter into any new line of business;
(o)   other than in the ordinary course of business, (i) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any Company Space Lease or Company Lease, except for any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by Company or any Company Subsidiary, or waive compliance with the terms of or breaches under, or assign, or renew or extend (except as may be required under the terms thereof) any Company Space Lease or Company Lease, (ii) amend or terminate, or waive compliance with the material terms of or material breaches under, or assign, or renew or extend (except as may be required under the terms thereof) any other Company Material Contract or (iii) enter into a new Contract that, if entered into prior to the date of this Agreement, would have been a Company Material Contract;
(p)   except as consistent with the capital expenditure budget set forth in Section 5.1(p) of the Company Disclosure Letter (the “Capital Expenditure Budget”), make, enter into any Contract for, or otherwise commit to, any capital expenditures in excess of $100,000 in the aggregate on or relating to any Company Real Property; provided, however, that notwithstanding the foregoing, the Company and any Company Subsidiary shall be permitted to make, enter into Contracts for or otherwise commit to: (i) capital expenditures as required by Law, (ii) emergency capital expenditures in any amount that the Company determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course (provided, that the Company shall, to the extent reasonably practicable, (A) provide notice to Parent promptly following the occurrence of any such emergency, (B) consult in good faith with Parent prior to taking action in respect thereof and (C) take into account Parent’s recommendations with respect thereto) and (iii) capital expenditures in an aggregate amount up to 105% of the respective amounts specified for each such expenditure in the Capital Expenditure Budget and in an aggregate amount up to 102 % of the Capital Expenditure Budget taken as a whole;
(q)   except as set forth in Section 5.1(q) of the Company Disclosure Letter, (i) initiate or consent to any material zoning reclassification of any Company Real Property or any material change to any approved site plan (in each case, that is material to such Company Real Property or plan, as applicable), special use permit, planned development approval or other land use entitlement affecting any Company Real Properties in any material respect or (ii) take any action to amend, modify, terminate or allow to lapse, any material Company Permit, in each case, that is material to such Company Real Property;
(r)   permit any material insurance policy covering the Company or any Company Subsidiary and their respective properties, assets and business (including Company Real Properties) to terminate or lapse without using commercially reasonable efforts to replace such policy with comparable coverage, or agree to any material condemnation or payment of material condemnation proceeds;
(s)   in the event of any casualty affecting any Company Real Property, settle any insurance claim, make any election under a Company Lease relating to such casualty or enter into any agreement relating to the restoration of such casualty; provided, however, that if Parent fails to respond to the Company’s written request for approval of any such action (which response may include a request for additional information) within four (4) Business Days of receipt of any such request made to each of the Persons set forth on Schedule B hereto in the manner set forth in Section 8.3, Parent shall be deemed to object to such action;
(t)   except as may be required as a result of a change in applicable Law, change in any material respect any of their privacy policies or the security of any Company IT Assets;
(u)   (i) sell, lease, license (except for non-exclusive licenses in the ordinary course of business), or otherwise dispose of (except in the ordinary course of business), or incur any Lien (other than Permitted Liens) on, any Company Intellectual Property; or (ii) allow to lapse, abandon or otherwise fail to maintain, enforce or prosecute any rights in any Company Intellectual Property owned or purported to be owned by the Company or the Company Subsidiaries;
(v)   notwithstanding Section 5.1(o), (i) enter into, adopt, amend, terminate or waive compliance with the material terms of or material breaches under, or assign, or renew or extend any of (A) the 2002 ISDA Master Agreement and Schedule thereto dated as of May 3, 2022, between the Partnership and Truist Bank (“Truist Bank”) (the “Truist ISDA”) and the confirmation of an interest rate swap transaction dated as of

January 16, 2026 thereunder, (B) the 2002 ISDA Master Agreement and Schedule between the Partnership and The Huntington National Bank (“Huntington”), dated as of July 23, 2024 (the “Huntington ISDA”) and the confirmation of an interest rate swap transaction dated as of January 16, 2026 thereunder, (C) the 2002 ISDA Master Agreement and Schedule thereto between the Partnership and KeyBank National Association (“KeyBank”) dated as of January 15, 2026 (the “KeyBank ISDA”) and the confirmation of an interest rate swap transaction dated as of January 16, 2026 thereunder or (D) the 2002 ISDA Master Agreement and Schedule between the Partnership and Bank of Montreal (“BMO”), dated as of May 6, 2022 (the “BMO ISDA”) or (ii) enter into or adopt any new swaps, options, derivatives and other hedging agreements or arrangements; or
(w)   authorize or enter into any Contract or arrangement to do any of the actions described in Section 5.1(a) through Section 5.1(v).
Notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.1 shall prohibit any transactions between the Company and one or more of the wholly owned Company Subsidiaries or between any of the wholly owned Company Subsidiaries. Furthermore, notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement, or to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code; provided, that any of the actions required in respect of the foregoing would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries taken as a whole; provided, further, that the Exchange Ratio shall be equitably adjusted downward to account for any such action that is a dividend or other distribution payment, other than distributions or dividends permitted and made in accordance with the terms set forth in Section 5.1(c) (which, for the avoidance of doubt, shall not result in any adjustments to the Exchange Ratio).
Nothing contained in this Agreement shall give Parent, Company Merger Sub or Parent OpCo, directly or indirectly, the right to control or direct the operations of the Company, the Partnership or any other Company Subsidiary prior to the Company Merger Effective Time or the OpCo Merger Effective Time, as applicable. Prior to the Company Merger Effective Time or the OpCo Merger Effective Time, as applicable, the Company, the Partnership, and the other Company Subsidiaries, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their business operations.
Section 5.2   Conduct of Business by Parent Pending the Mergers.   Parent agrees that, during the Interim Period, except (a) as required by Law, (b) as expressly contemplated by this Agreement or (c) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of the Parent Subsidiaries to, in all material respects, use commercially reasonable efforts (i) to carry on their respective businesses in the ordinary course of business, (ii) to maintain and preserve substantially intact their respective current business organizations, (iii) to preserve their goodwill and relationships with material tenants, customers and others having business dealings with them and (iv) to preserve their material assets and properties in good repair and condition (normal wear and tear or wear and tear caused by casualty or by any reason outside of the Parent’s or any of the Parent’s Subsidiary’s control excepted); provided, that no action or omission by Parent or any of the Parent Subsidiaries with respect to any matter specifically addressed by any provision of Section 5.2(a)-(e) shall be deemed a breach of this sentence if such action is expressly permitted by Section 5.2(a)-(e) or set forth in Section 5.2 of the Parent Disclosure Letter. Without limiting the generality of the foregoing, during the Interim Period, Parent will not and Parent shall cause each of the Parent Subsidiaries not to (except as (x) expressly permitted or expressly contemplated by this Agreement or as expressly contemplated by the Transactions, (y) as required by Law and (z) to the extent the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned):

(a)   amend Parent’s, Parent OpCo’s, Company Merger Sub’s or OpCo Merger Sub’s charter, certificate of formation, bylaws or operating agreements in a manner (A) that would be adverse to the rights of the holders of Company Common Shares and Partnership Units (after giving effect to the Mergers and others who have the right to receive the Company Common Share Merger Consideration and the OpCo Common Unit Merger Consideration) or (B) that would prevent, materially delay or materially impair the ability of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub to perform their obligations under this Agreement or to consummate the Transactions;
(b)   (i) split, combine or reclassify any of their respective capital stock, partnership interests or other equity interests to the extent the foregoing would not be accounted for in an equitable adjustment to the Exchange Ratio or the Merger Consideration pursuant to Section 2.7, or (ii) except for (A) the payment of dividends or other distributions declared prior to the date of this Agreement, (B) the declaration and payment in the ordinary course of business of regular quarterly cash dividends or other distributions in accordance with past practice, (C) in transactions between Parent and one or more wholly owned Parent Subsidiaries or solely between wholly owned Parent Subsidiaries, in accordance with the requirements of the organizational or governing documents of such Parent Subsidiary, authorize, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of their respective capital stock, partnership interests or other equity interests or otherwise make any payments to equityholders in their capacity as such or (D) for dividends or other distributions by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational or governing documents of such Parent Subsidiary, authorize, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of their respective capital stock, partnership interests or other equity interests or otherwise make any payments to equityholders in their capacity as such;
(c)   take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (i) Parent to fail to qualify as a REIT or (ii) any Parent Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a QRS, a TRS or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(d)   adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization; or
(e)   authorize or enter into any Contract or arrangement to do any of the actions described in Section 5.2(a) through Section 5.2(d).
Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent, Parent OpCo or any other Parent Subsidiary prior to the Company Merger Effective Time or the OpCo Merger Effective Time, as applicable. Prior to the Company Merger Effective Time or the OpCo Merger Effective Time, as applicable, Parent, Parent OpCo and the other Parent Subsidiaries, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their business operations.
Section 5.3   Access to Information.
(a)   During the Interim Period, to the extent permitted by applicable Law, upon reasonable advance notice and at the reasonable request of Parent for purposes of furthering the Transactions, the Company shall, and shall cause each Company Subsidiary to, (i) give Parent and its authorized Representatives reasonable access during normal business hours to all properties, facilities, personnel and books and records of the Company and each Company Subsidiary in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary and (ii) permit such inspections as Parent may reasonably require and reasonably promptly furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Company and each Company Subsidiary as Parent may reasonably request; provided, that all such access shall be coordinated through the Company or its designated Representatives, in accordance with such reasonable procedures as they may establish; provided, further, that notwithstanding anything to the contrary herein, Parent and its affiliates shall not conduct any environmental investigation at any Company Real Property involving sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any Company Real Property. Notwithstanding the foregoing, the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would be reasonably likely to: (i) result in a risk of loss or waiver of attorney-client privilege, attorney work product or other legal privilege; (ii) violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate any Contract to which the Company or any Company Subsidiary is party; (iii) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive; (iv) breach, contravene or violate any applicable Law; or (v) result in the disclosure of information relating to the negotiation and execution of this Agreement, including with respect to the consideration or the valuation of the Mergers or any financial or strategic alternatives thereto (provided, that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i) through (iv)). No investigation under this Section 5.3(a) or otherwise shall affect the representations, warranties, covenants or agreements of the Company or the Partnership or the conditions to the obligations of the parties under this Agreement and shall not limit or otherwise affect the rights or remedies available hereunder.
(b)   Each party will hold and will cause their authorized Representatives to hold in confidence all documents and information concerning the other party or its subsidiaries made available or provided to them or their Representatives by the first party or their Representatives in connection with the Mergers and the other Transactions pursuant to the terms of that certain Mutual Non-Disclosure Agreement entered into among the Company and Parent, dated January 27, 2026 (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect.
(c)   Prior to the Company Merger Effective Time, Parent shall not, and shall cause its respective Representatives and affiliates not to, contact or otherwise communicate with parties with which the Company or any Company Subsidiary has a business relationship (including tenants/subtenants) regarding the business of the Company and the Company Subsidiaries or this Agreement and the transactions contemplated hereby without the prior written consent of the Company (not be unreasonably withheld, delayed or conditioned) (provided, that, for the avoidance of doubt, nothing in this Section 5.3(c) shall be deemed to restrict Parent and its Representatives and affiliates from contacting such parties in pursuing the business of Parent and its Subsidiaries operating in the ordinary course).
Section 5.4   Certain Filings; SEC Matters.
(a)   As promptly as practicable after the date of this Agreement (with the parties using commercially reasonable efforts to do so within thirty (30) calendar days following the date of this Agreement), the Company and Parent shall jointly prepare and Parent shall file or cause to be filed with the SEC the Registration Statement, which will include (i) the prospectus of Parent for the issuance of Parent Common Stock (together with any amendments thereof or supplements thereto, the “Parent Prospectus”) and (ii) the proxy statement related to the Company Common Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement” and together with the Parent Prospectus, the “Joint Proxy Statement/Prospectus”). Each of Parent and the Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act, and the Joint Proxy Statement/Prospectus to be cleared by the SEC and its staff under the Securities Act, as promptly as practicable after such filing, and to keep the Registration Statement effective so long as necessary to consummate the Mergers. Unless an Adverse Recommendation Change has been made in accordance with Section 5.6, the Joint Proxy Statement/Prospectus shall include the Company Recommendation in any iteration of the Joint Proxy Statement/Prospectus filed in preliminary or definitive form. Each of Parent and the Company shall promptly notify the other party upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Joint Proxy Statement/Prospectus or the Registration Statement, as applicable, and shall promptly provide the other party with copies of all correspondence between such first party and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand, and all written comments with respect to the Joint Proxy Statement/Prospectus or the Registration Statement received from the SEC (or the staff of the SEC) and advise the other party of any oral comments with respect to Joint Proxy Statement/Prospectus or the Registration Statement received from the SEC (or the staff of the SEC). If a party receives comments from the SEC (or the staff of the SEC) on the Joint Proxy Statement/Prospectus or the

Registration Statement, as applicable, each of Parent and the Company shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Joint Proxy Statement/Prospectus or the Registration Statement, as applicable. Parent shall advise the Company, promptly after the receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of qualification of the shares of Parent Common Stock for offering or sale in any jurisdiction, and Parent shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall take any other action required to be taken under the Securities Act, the Exchange Act, NYSE rules and regulations, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Mergers (other than qualifying to do business in any jurisdiction in which it is not now so qualified), and the Company shall furnish to Parent all information concerning the Company and the Company’s stockholders as may be reasonably requested in connection with any such actions. The Company and Parent shall prepare the Joint Proxy Statement/Prospectus, and Parent shall prepare the Registration Statement, in each case, in compliance as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Without limiting any other provision herein, the Joint Proxy Statement/Prospectus and the Registration Statement will contain such information and disclosure reasonably requested by Parent or the Company so that the Registration Statement conforms in form and substance to the requirements of the Securities Act and the Joint Proxy Statement/Prospectus conforms in form and substance to the requirements of the Exchange Act. No filing of or mailing of the Joint Proxy Statement/Prospectus or the Registration Statement (or, in each case, any amendment or supplement thereto) or response to any comments of the SEC (or the staff of the SEC) with respect thereto shall be made by, the Company or Parent without the prior written (email being sufficient) approval of the other party (which shall not be unreasonably withheld, conditioned or delayed), and each of the Company and Parent shall provide the other and its respective counsel with a reasonable opportunity to review and comment thereon (including the proposed final version of such document or response) and shall give good faith consideration to all reasonable additions, deletions or changes suggested by the other or its counsel; provided, however, that the Company may amend or supplement the Joint Proxy Statement/Prospectus without the prior written consent of Parent in the event of an Adverse Recommendation Change.
(b)   Each of Parent and the Company shall, as promptly as possible, furnish to the other all reasonably required information concerning Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub, on the one hand, or the Company, the Partnership and the other Company Subsidiaries and their respective Affiliates, on the other hand, as applicable, as may be reasonably requested by the Company or Parent, as applicable, in connection with the Joint Proxy Statement/Prospectus or Registration Statement, as applicable, including such information that is required by the Exchange Act, the rules and regulations promulgated thereunder or other applicable Law to be set forth in the Joint Proxy Statement/Prospectus or Registration Statement, as applicable, and shall otherwise assist and cooperate with the other party in the preparation of the Joint Proxy Statement/Prospectus, or the Registration Statement, as applicable, and the resolution of comments from the SEC (or the staff of the SEC). If the SEC (or the staff of the SEC) comments on the Joint Proxy Statement/Prospectus or the Registration Statement, Parent or the Company, as applicable, shall, to the extent applicable and upon a good-faith and reasonable request of the Company or Parent, as applicable, confirm and/or supplement the information relating to Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub, on the one hand, and the Company, the Partnership, the other Company Subsidiaries and their respective Affiliates, on the other hand, in each case supplied by Parent or the Company, as applicable, for inclusion in the Joint Proxy Statement/Prospectus or Registration Statement, as applicable, in each case, sufficiently in advance of the mailing of the Joint Proxy Statement/Prospectus to be included therein. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Joint Proxy Statement/Prospectus, or the Registration Statement, as applicable unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate.
(c)   In accordance with applicable Law and the Company’s organizational documents, the Company shall use commercially reasonable efforts to, in consultation with Parent, (x) establish a record date for and give notice of a meeting of its stockholders, which record date shall be prior to the effectiveness of the Registration Statement, for the purpose of voting upon the Company Merger (including any adjournment or postponement thereof, the “Company Common Stockholders’ Meeting”), (y) commence a broker search (and any additional broker searches, if necessary) pursuant to Section 14a-13 of the Exchange Act prior to the record date and (z) as promptly as reasonably practicable after the Registration Statement is declared effective, and, in any event, within five (5) Business Days after the Registration Statement is declared effective, file the Joint Proxy Statement/Prospectus in definitive form with the SEC and mail to the holders of Company Common Shares as of the record date for notice established for the Company Common Stockholders’ Meeting the Joint Proxy Statement/Prospectus (such date, the “Proxy Date”). The Company shall duly call, convene and hold the Company Common Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that the Company may postpone, recess or adjourn the Company Common Stockholders’ Meeting: (i) with the consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum (in which case the Company shall use its commercially reasonable efforts to obtain such quorum as promptly as practicable), (iii) if, after consultation with Parent, the Company believes in good faith that such postponement, recess or adjournment is reasonably necessary to (A) solicit additional proxies for the purpose of obtaining the Company Requisite Vote, or (B) allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws or the duties of the Company’s directors and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Common Stockholders’ Meeting or (iv) if required by Law; provided, further, that, in the case of clauses (ii) and (iii), without the written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), in no event shall the Company Common Stockholders’ Meeting be (I) postponed more than a total of three (3) times, (II) held on a date later than the earlier of (x) twenty (20) Business Days after the date for which the Company Common Stockholders’ Meeting was originally scheduled prior to such postponement or adjournment (in the case of clause (iii)(B) excluding any postponements or adjournments required by applicable Law or the duties of the Company’s directors) and (y) three (3) Business Days before the Outside Date or (III) postponed if doing so would require the setting of a new record date. If the Company Common Stockholders’ Meeting is postponed or adjourned, the Company shall convene or reconvene, as applicable, the Company Common Stockholders’ Meeting at the earliest practicable date on which the Company Board reasonably expects to have sufficient affirmative votes to obtain the Company Requisite Vote. Unless the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 5.6, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Requisite Vote to be received at the Company Common Stockholders’ Meeting or any adjournment or postponement thereof, and shall use its commercially reasonable efforts to comply with all legal requirements applicable to the Company Common Stockholders’ Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Common Stockholders’ Meeting if this Agreement is terminated in accordance with Article VII. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) or as otherwise required by applicable Law, the matters contemplated by this Agreement shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connections therewith) that the Company shall propose to be voted on by the Company’s stockholders at the Company Common Stockholders’ Meeting. The Company shall provide reasonable updates to Parent with respect to the proxy solicitation for the Company Common Stockholders’ Meeting (including interim results) as reasonably requested by Parent.
(d)   If the Company or Parent, as applicable, determines that it is required to file any document other than the Joint Proxy Statement/Prospectus or Registration Statement, as applicable, with the SEC in connection with the Mergers or other Transactions pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Filing”), then the Company or Parent, as applicable, shall use its reasonable best efforts to promptly prepare and file such Other Required Filing to comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law. The Company shall not file any Other Required Filing with the SEC without first providing Parent and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, and the Company shall give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel. Parent shall not file any Other Required Filing with the SEC without first providing the Company and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, and Parent shall give good faith consideration to all reasonable additions, deletions or changes suggested by the Company or its counsel. The obligation in this Section 5.4(d) to provide Parent and its counsel a reasonable opportunity to review and comment on any Other Required Filing does not apply with respect to any such Other Required Filing prepared or filed in connection with an Adverse Recommendation Change, relating to a Company Acquisition Proposal, as otherwise permitted by Section 5.6 or thereafter, and Parent shall not be required by this Section 5.4(d) to provide the Company and its counsel a reasonable opportunity to review and comment on any Other Required Filing of Parent filed in connection with or responsive to any Other Required Filing filed by the Company in connection with an Adverse Recommendation Change, relating to a Company Acquisition Proposal, as otherwise permitted by Section 5.6 or thereafter.
(e)   If at any time prior to the Company Merger Effective Time any event, circumstance or information relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, or relating to any information supplied by Parent or the Company for inclusion in the Joint Proxy Statement/Prospectus or the Registration Statement, is discovered by the Company or Parent, respectively, which, pursuant to the Securities Act or the Exchange Act, is required to be set forth in an amendment or a supplement to such document (so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), such party shall promptly inform the other parties hereto and, subject to Section 5.4(d), an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders. Each party agrees to correct any information provided by it for use in the Joint Proxy Statement/Prospectus or the Registration Statement which shall have become false or misleading.
Section 5.5   Appropriate Action; Consents; Filings.
(a)   Each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Mergers; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding and (iii) promptly inform the other parties of (and provide copies of) any substantive communications to or from any Governmental Entity and keep the other parties reasonably informed regarding any substantive communications to or from a third-party, in each case regarding the Mergers or other Transactions, that does, or could reasonably be expected to, challenge, prevent or delay the consummation of the Transactions. Each party hereto will have the right to review in advance, and each party will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with, any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted in writing to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.
(b)   Subject to the terms and conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the Mergers as promptly as practicable and to cause to be satisfied all conditions precedent to its obligations under this Agreement, including, consistent with the foregoing, (i) preparing and filing as promptly as practicable with the objective of being in a position to consummate the Mergers as promptly as practicable following the date of the Company Common Stockholders’ Meeting, all documentation to effect all necessary or advisable applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Entity or third party in connection with the Transactions, including any that are required to be obtained under any federal, state or local Law or Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, (ii) contesting, litigating and defending all lawsuits or other legal proceedings against it or any of its affiliates relating to or challenging this Agreement or the consummation of the Mergers (“Transaction Litigation”), and (iii) effecting all necessary or advisable registrations and other filings required under the Exchange Act or any other federal, state or local Law relating to the Mergers. Parent, Company Merger Sub, Parent OpCo, the Company and the Partnership each shall promptly obtain and furnish the other (A) the information which may be reasonably required in order to make all necessary or advisable applications, notices, petitions, filings with any Governmental Entity in connection with the Transactions and (B) any additional information which may be requested by a Governmental Entity in connection with the Transactions and which the parties reasonably deem appropriate. Any information or materials provided to the other parties pursuant to this Section 5.5 may be provided on an “outside counsel only” basis, if appropriate, and that information or materials may also be redacted as necessary to (1) remove references concerning the valuation of Company and the Partnership or other competitively sensitive materials, (2) comply with contractual arrangements and obligations or (3) address reasonable attorney-client privilege, attorney work product, or other privilege or confidentiality concerns. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any required or advisable consents in connection with the Transactions from any Person (other than from a Governmental Entity) (I) without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation and (II) none of Parent or any of its affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligations. In the event that any party hereto fails to obtain any such consent, the parties hereto shall use commercially reasonable efforts to minimize any adverse effect upon the Company and Parent and their respective affiliates and businesses resulting, or which would reasonably be expected to result, after the OpCo Merger Effective Time, from the failure to obtain such consent. Parent, Company Merger Sub, Parent OpCo, the Company and the Partnership acknowledge and agree that if any consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations or clearances set forth in this Section 5.5(b) has not occurred or is not obtained prior to the Closing, the Closing shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article VI.
(c)   Without limiting the generality of the undertaking pursuant to this Section 5.5, Parent shall, and shall cause its Subsidiaries to, take any and all actions to avoid the entry of, and resist, vacate, modify, reverse, suspend, prevent, eliminate or remove any actual, anticipated or threatened temporary, preliminary or permanent injunction or other order, decree, decision, determination or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind, in each case that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the Mergers, including becoming subject to, consenting to, or offering or agreeing to, or otherwise taking any action with respect to, any requirement, condition, limitation, contract or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Company, the Partnership, the Surviving OpCo or Parent, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Company, the Partnership, the Surviving OpCo or Parent in any manner or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, the Partnership or the Surviving OpCo (the items described in clauses (i)-(iii), a “Remedy”); provided, however, that none of the Company, the Surviving Company, the Partnership, the Surviving OpCo, Parent or any of their respective affiliates shall be required to take any Remedy unless the effectiveness of such Remedy is conditioned upon the Closing; provided, further, that nothing in this Section 5.5 shall require any of Parent or its affiliates to agree or otherwise be required to take any Remedy with respect to assets or businesses of Parent or any of its affiliates, other than with respect to assets or businesses of the Company and the Company Subsidiaries. In no event shall the Company, Surviving Company, the Partnership, the Surviving OpCo or any of their respective affiliates propose, negotiate, effect or agree to any Remedy without the prior written consent of Parent.
(d)   Between the date of this Agreement and the earlier of the OpCo Merger Effective Time and the termination of this Agreement in accordance with Section 7.1, Parent shall not, and shall not permit any of its affiliates to, take or agree to take any action, including acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any Person or portion thereof, or otherwise acquiring or agreeing to acquire or make any investment in any assets, or agreeing to any commercial or strategic relationship with any Person, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment or commercial or strategic relationship would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions or (iii) materially delay the consummation of the Transactions.
(e)   Each party shall keep the other parties reasonably informed regarding any Transaction Litigation unless doing so would, in the reasonable judgment of such party, jeopardize any privilege of the Company or any Company Subsidiaries with respect thereto. The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in each case, in writing of the initiation of and any material developments regarding, and shall reasonably consult with and permit Parent and its Representatives, and the Company and its Representatives, as applicable, to participate in the defense, negotiations or settlement of, any Transaction Litigation, each at its own expense, and the Company shall give consideration to Parent’s advice, and Parent shall give consideration to the Company’s advice, with respect to such Transaction Litigation. The Company shall not, and shall not permit any Company Subsidiaries nor any of its or their Representatives to, compromise or settle any Transaction Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).
(f)   Each of the Company and Parent shall use their respective commercially reasonable efforts to (i) take all action necessary so that no Takeover Statute is or becomes applicable to Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub, this Agreement, the Mergers or any of the other Transactions and (ii) if any Takeover Statute becomes applicable to Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub, this Agreement, the Mergers or any of the other Transactions, take all action reasonably necessary so that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub, this Agreement, the Mergers and the other Transactions.
(g)   Prior to the Company Merger Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company Common Shares and Company Preferred Shares from the NYSE as promptly as practicable after the Company Merger Effective Time and the deregistration of the Company Common Shares and Company Preferred Shares under the Exchange Act as promptly as practicable after such delisting.
Section 5.6   Acquisition Proposals; Adverse Recommendation Change.
(a)   Except as expressly permitted by this Section 5.6, from and after the date of this Agreement, the Company agrees that it shall, and shall cause each of the Company Subsidiaries and its and their officers and directors to, and shall direct its and their other Representatives to, immediately cease any solicitations, discussions, negotiations or communications with any Person that may be ongoing with respect to any Company Acquisition Proposal. Except as expressly permitted by this Section 5.6, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article VII and the OpCo Merger Effective Time, the Company agrees that it shall not, and shall cause each of the Company Subsidiaries and its and their officers and directors not to, and shall not authorize and shall use commercially reasonable efforts to cause its and their other Representatives, not to, directly or indirectly through another Person, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer, request or proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (an “Inquiry”), (B) engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any Company Acquisition Proposal or Inquiry, (C) approve or recommend a Company Acquisition Proposal, (D) enter into any written letter of intent, memorandum of understanding, agreement in principle, expense reimbursement agreement, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement, in each case, providing for a Company Acquisition Proposal or requiring the Company or the Partnership to abandon, terminate or fail to consummate the Transactions (any of the foregoing referred in this clause (D), other than an Acceptable Confidentiality Agreement, an “Alternative Acquisition Agreement”), or (E) propose or agree to do any of the foregoing.
(b)   Notwithstanding anything to the contrary in this Agreement, at any time on or after the date of this Agreement and prior to obtaining the Company Requisite Vote, the Company and the Company Subsidiaries may, directly or indirectly, through any Representative, in response to an unsolicited written bona fide Company Acquisition Proposal by a third party made after the date of this Agreement that did not result from a breach of this Section 5.6 (other than de minimis breaches) (it being agreed that the Company may correspond in writing with any Person making such a written Company Acquisition Proposal to request clarification of the terms and conditions thereof so as to determine whether such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal) (i) furnish non-public information to such third party (and such third party’s Representatives, including potential financing sources) making such Company Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on customary terms no more favorable in any material respect to such third party than the Confidentiality Agreement as to Parent, it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions that would prohibit the making or amendment of any Company Acquisition Proposal to the Company Board (such confidentiality agreement, an “Acceptable Confidentiality Agreement”), and (B) any non-public information concerning the Company or the Company Subsidiaries that is provided to such third party (or its Representatives) shall, to the extent not previously provided to Parent, be provided to Parent (or access thereto shall be provided to Parent) as promptly as practicable after providing it to such third party (and in any event within forty-eight (48) hours thereafter)), and (ii) engage in, enter into or otherwise participate in discussions or negotiations with such third party (and such third party’s Representatives) with respect to the Company Acquisition Proposal if, in the case of each of clauses (i) and (ii) the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal. It is understood and agreed that any furnishing, discussions or negotiations permitted under this Section 5.6(b) shall not, in and of itself, constitute an Adverse Recommendation Change or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.1(d)(ii).
(c)   From and after the date of this Agreement, the Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after receipt of any Company Acquisition Proposal or any request for nonpublic information regarding the Company or any Company Subsidiary by any third party that informs the Company that it is considering making, or has made, a Company Acquisition Proposal, or any other Inquiry from any Person seeking to have discussions or negotiations with the Company regarding a possible Company Acquisition Proposal. Such notice shall be made in writing and shall identify the Person making such Company Acquisition Proposal or Inquiry and indicate the material terms and conditions of any Company Acquisition Proposals or Inquiries, to the extent known (including, if applicable, providing copies of any written Company Acquisition Proposals or Inquiries and any proposed agreements related thereto, which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Company Acquisition Proposal or Inquiry). The Company shall also promptly (and in any event within forty-eight (48) hours) notify Parent, in writing, if it enters into discussions or negotiations concerning any Company Acquisition Proposal or provides nonpublic information to any Person in each case in accordance with Section 5.6(b), notify Parent of any change to the financial and other material terms and conditions of any Company Acquisition Proposal and otherwise keep Parent reasonably informed of the status and terms of any Company Acquisition Proposal or Inquiry on a reasonably current basis, including by providing a copy of all written proposals, offers, drafts of proposed agreements or material written correspondence relating thereto (which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Company Acquisition Proposal or Inquiry). Neither the Company nor any Company Subsidiary shall, after the date of this Agreement, enter into any confidential or similar agreement that would prohibit it from providing such information to Parent.

(d)   Except as permitted by this Section 5.6(d), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify in any manner adverse to Parent (or publicly propose to withhold, withdraw, modify or qualify in a manner adverse to Parent), the Company Recommendation, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Company Acquisition Proposal, (iii) fail to include the Company Recommendation in the Proxy Statement (any of the actions described in clauses (i), (ii) and (iii) of this Section 5.6(d), an “Adverse Recommendation Change”), or (iv) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company or any Company Subsidiary to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.6). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Requisite Vote, the Company Board may (A) effect an Adverse Recommendation Change if an Intervening Event has occurred and the Company Board determines (it being understood that any such determination in and of itself shall not be deemed an Adverse Recommendation Change) in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the duties of the Company’s directors under applicable Law, or (B) if the Company is not in breach of this Section 5.6 (other than a de minimis breach), effect an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 7.1(c)(i), if the Company Board has received after the date hereof an unsolicited written bona fide Company Acquisition Proposal that did not result from a breach of this Section 5.6 (other than a de minimis breach) and in the good faith determination of the Company Board (it being understood that any such determination in and of itself shall not be deemed an Adverse Recommendation Change), after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent pursuant to Section 5.6(e), and such Company Acquisition Proposal is not withdrawn.
(e)   The Company Board shall only be entitled to effect an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 7.1(c)(i) as permitted under Section 5.6(d) if (i) the Company has provided a prior written notice (a “Notice of Change of Recommendation”) to Parent that the Company intends to take such action, identifying the Person making the Superior Proposal and describing the material terms and conditions of the Superior Proposal or Intervening Event, as applicable, that is the basis of such action, including, if applicable, copies of any written proposals or offers and any proposed written agreements related to a Superior Proposal (it being agreed that the delivery of the Notice of Change of Recommendation by the Company shall not constitute an Adverse Recommendation Change), (ii) during the three (3) Business Day period following Parent’s receipt of the Notice of Change of Recommendation (a “Notice of Change Period”), the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute a Superior Proposal, or, in the case of an Intervening Event, in order to obviate the need to make such Adverse Recommendation Change; and (iii) following the end of the Notice of Change Period, the Company Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Parent in response to the Notice of Change of Recommendation or otherwise, that (A) the Superior Proposal giving rise to the Notice of Change of Recommendation continues to constitute a Superior Proposal or (B) in the case of an Intervening Event, the failure of the Company Board to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with the duties of the Company’s directors under applicable Law. Any amendment to the financial terms or any other material amendment of such a Superior Proposal shall require a new Notice of Change of Recommendation, and the Company shall be required to comply again with the requirements of this Section 5.6(e); provided, however, that the Notice of Change Period shall be reduced to two (2) Business Days following receipt by Parent of any such new Notice of Change of Recommendation.
(f)   Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law or if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with the duties of the Company’s directors under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” or similar statement of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act shall not constitute an Adverse Recommendation Change); provided, however, that neither the Company nor the Company Board shall be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender offer or exchange offer that is a Company Acquisition Proposal or otherwise effect an Adverse Recommendation Change with respect thereto, except as permitted by Section 5.6(d). The parties agree that the following will not be deemed an Adverse Recommendation Change: a public statement that describes the Company’s receipt of a Company Acquisition Proposal, that the Company Board is considering the Company Acquisition Proposal, and that no position has been taken by the Company Board as to the advisability or desirability of such Company Acquisition Proposal.
(g)   The Company shall not, and shall not permit any Company Subsidiary to, terminate, waive, amend or modify any provision of any standstill or any provision of any confidentiality agreement to which the Company or any Company Subsidiary is a party that prohibits a Company Acquisition Proposal being made to the Company or the Company Board, except solely to allow the applicable party to make a non-public Company Acquisition Proposal to the Company Board. Other than in connection with the consummation of the Mergers or the other Transactions, the Company and the Company Board shall not take any actions to exempt any person from the “Common Share Ownership Limit” or the “Aggregate Share Ownership Limit” or establish or increase an “Excepted Holder Limit,” as such terms are defined in the Company Charter unless such actions are taken concurrently with the termination of this Agreement in accordance with Section 7.1(c)(i).
Section 5.7   Public Announcements.   The Company and Parent, and their respective Subsidiaries (a) shall consult with each other before issuing any press release or otherwise making any public statements that may, or could reasonably be expected to, delay the consummation of the Mergers or with respect to this Agreement or the Mergers, and (b) shall not issue any such press release or make any such public statement without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed) (it being agreed and understood that the parties have agreed on the form and substance of the press release(s) to be made by Parent and the Company upon the execution of this Agreement); provided, however, that the Company and Parent, and their respective Subsidiaries, may, without the prior written consent of the other parties, issue such press release or make such public statement (A) as may be required by applicable Law or the applicable rules of any stock exchange if the party issuing such press release or making such public statement has provided the other party with an opportunity to review and comment (and the parties shall cooperate as to the timing and contents of any such press release or public statement) upon any such press release or public statement, except to the extent it is not reasonably practicable to do so, (B) to the extent that such release or announcement relates to any dispute between the parties hereto relating to this Agreement or the Transactions or (C) if such release or announcement is consistent in tone and substance with previous public releases or announcements made in compliance with this Section 5.7. The restrictions of this Section 5.7 do not apply with respect to the Company to a public release, announcement or disclosure issued in connection with an Adverse Recommendation Change or relating to an Company Acquisition Proposal or as otherwise permitted by Section 5.6, in each case, provided such public release, announcement or disclosure is made in compliance with Section 5.6, and Parent shall not be required by this Section 5.7 to obtain prior consent of the Company with respect to any public release, announcement or disclosure issued in connection with or responsive to any release, announcement or disclosure issued by the Company in connection with an Adverse Recommendation Change or relating to a Company Acquisition Proposal or as otherwise permitted by Section 5.6.
Section 5.8   Directors’ and Officers’ Indemnification.
(a)   From and after the OpCo Merger Effective Time, the Surviving Company and the Surviving OpCo shall, and Parent shall cause the Surviving Company and the Surviving OpCo to, to the fullest extent permitted by applicable Law and as set forth in the D&O Agreements or the organizational documents of such entities in effect as of the date of this Agreement (and made available to Parent prior to the date of this Agreement) concerning indemnification and exculpation, (i) indemnify, defend and hold harmless each current or former director or officer of the Company or any of the Company Subsidiaries and each fiduciary under benefit plans of the Company or any of the Company Subsidiaries (each an “Indemnified Party”

and collectively, the “Indemnified Parties”) against all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, actions, suits, penalties, damages or liabilities or, subject to clause (x) of the proviso to this sentence, amounts paid in settlement in connection with any claim, action, suit, proceeding, arbitration, mediation, hearing or investigation, whether civil, criminal, administrative or investigative, arising out of, whether as a party, witness or otherwise, actions or omissions occurring at or prior to the OpCo Merger Effective Time (and whether asserted or claimed prior to, at or after the OpCo Merger Effective Time), including in connection with the negotiation and approval of this Agreement, and (ii) promptly pay on behalf of, or advance to, the Indemnified Party any expenses incurred by such Indemnified Party in connection with the foregoing and in connection with enforcing any rights under this Section 5.8(a) (collectively, the “Indemnified Liabilities”), whether asserted or claimed prior to, at or after the OpCo Merger Effective Time; provided, that (x) none of Parent, the Surviving Company or the Surviving OpCo shall be liable for any settlement effected without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and (y) except for legal counsel engaged for one or more Indemnified Parties on the date hereof, none of Parent, the Surviving Company or the Surviving OpCo shall be obligated under this Section 5.8(a) to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single legal action except to the extent that, on the advice of any such Indemnified Party’s counsel, two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. In the event of any such Indemnified Liability, the Surviving Company or the Surviving OpCo, as applicable, shall pay (or cause to be paid) the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly, and in any event within ten (10) days, after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided, that if legally required, the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under applicable Law). In furtherance of the foregoing, Parent hereby fully and irrevocably guarantees the payment and performance of the Surviving Company’s and the Surviving OpCo’s obligations in this Section 5.8(a).
(b)   Parent shall cause the Surviving Company and the Surviving OpCo, as the case may be to, maintain the Company’s officers’ and directors’ liability insurance policies in effect on the date hereof (accurate and complete copies of which have been previously provided to Parent) (the “D&O Insurance”) for a period of not less than six (6) years after the Closing Date; provided, that Parent, the Surviving Company and the Surviving OpCo, as the case may be, may substitute therefor policies of at least the same coverage and amounts with an insurance company with the same or better rating as the Company’s and the Partnership’s current insurance carrier containing terms no less advantageous to such former directors or officers so long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring on or prior to the OpCo Merger Effective Time; provided, further, that in no event shall Parent, the Surviving Company or the Surviving OpCo be required to pay annual premiums in the aggregate of more than an amount equal to the percentage set forth in Section 5.8(b) of the Company Disclosure Letter of the current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent, the Surviving Company or the Surviving OpCo, as applicable, shall procure and maintain for such six- (6-) year period the most advantageous policies as can be reasonably obtained for the Maximum Amount. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 5.8(b), prior to the Company Merger Effective Time, the Company shall purchase (for no more than the Maximum Amount), through an insurance broker reasonably acceptable to Parent, a six- (6-) year prepaid “tail” policy or policies (the “Tail Policy”) that extends coverage under the Company’s D&O Insurance on terms and conditions no less advantageous than the Company’s existing D&O Insurance and, if the Company does not purchase the Tail Policy, Parent may elect to purchase such Tail Policy; provided that, Parent’s, the Surviving Company’s and the Surviving OpCo’s obligations under this Section 5.8(b) shall be satisfied so long as Parent, the Surviving Corporation and the Surviving OpCo cause a Tail Policy to be maintained in effect for a period of six years following the Company Merger Effective Time.
(c)   The obligations of Parent, the Surviving Company and the Surviving OpCo under this Section 5.8 shall survive the Closing and the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.8 applies (it being expressly agreed that the Indemnified Parties to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8, each of whom (including his or her heirs, executors or administrators and his or her Representatives, successors and assigns) may enforce the provisions of this Section 5.8) without the consent of the Indemnified Party (including the successors, assigns and heirs of such Indemnified Party) affected thereby. In the event that Parent, the Surviving Company, the Surviving OpCo or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Company or the Surviving OpCo, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Company or the Surviving OpCo, as the case may be, shall assume the obligations set forth in this Section 5.8.
(d)   For a period of not less than six (6) years from the OpCo Merger Effective Time, the Surviving Company and the Surviving OpCo shall provide to the Indemnified Parties the same rights to exculpation, indemnification and advancement of expenses as provided to the Indemnified Parties under the provisions of the Company’s and the Company Subsidiaries’ charter, bylaws or similar organizational documents or as provided in indemnification agreements or other agreements of the Company or any of the Company Subsidiaries, in all cases, as in effect as of the date hereof and the Surviving Company’s, the Surviving OpCo’s and any applicable Company Subsidiaries’ charter, bylaws or similar organizational documents shall contain provisions no less favorable than such rights, which provisions shall not be amended, repealed or modified for a period of six (6) years following the OpCo Merger Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties. The contractual indemnification rights set forth in Section 5.8(d) of the Company Disclosure Letter (the “D&O Agreements”) in existence on the date of this Agreement with any of the current or former directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Company and the Surviving OpCo without any further action, and shall continue in full force and effect in accordance with their terms following the OpCo Merger Effective Time.
(e)   The provisions of this Section 5.8 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by applicable Law, contract or otherwise. Nothing in this Agreement, including this Section 5.8, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to, or in substitution for, any such claims under any such policies.
Section 5.9   Notification of Certain Matters.
(a)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other Transactions.
(b)   (i) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (x) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by the Outside Date or (y) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; and (ii) the Company shall give prompt notice to Parent if, to the Company’s Knowledge, the Company or any of the Company Subsidiaries suffer any material violations, breaches, outages, corruptions or unauthorized uses of or unauthorized access to the Company IT Assets; provided, however, with respect to clauses (i) and (ii), that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement and shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
(c)   During the Interim Period, the Company shall give prompt notice to Parent (x) upon receipt of notice of any written notice to the effect that any condemnation, eminent domain or rezoning proceedings are pending or threatened with respect to any of the Company Real Properties, (y) upon receipt of any written notice to the effect that any certificate, permit or license from any governmental authority having jurisdiction over any of the Company Real Properties or to the effect that any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Real Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Real Properties is not in full force and effect (or of any pending written threat of modification or cancellation of any of same) and (z) of any material (i) operational defects that would prevent operation of any Company Real Property in the manner currently being operated or (ii) structural defects of any Company Real Property other than as may be disclosed in any physical condition reports that have been made available to Parent, in each case upon actual knowledge of the Company.
(d)   During the Interim Period, the Company shall give prompt notice to Parent upon receipt by the Company or any Company Subsidiaries of any written notice from any tenant under a Company Space Lease challenging the calculation of any amounts payable by such tenant under such Company Space Lease.
Section 5.10   Dividends.   During the Interim Period, (a) the Company and any Company Subsidiary that is a REIT may make distributions to its stockholders reasonably necessary for the Company or any such Company Subsidiary to maintain its status as a REIT under the Code, or avoid the payment of income or excise tax under Sections 857 or 4981 of the Code (or any other entity-level Tax) and (b) the Company and any Company Subsidiary may make distributions (i) in the case of any Company Subsidiary, to the Company to allow the Company to make distributions to its stockholders and (ii) in each case, in accordance with clause (ii) of Section 5.1(c). In the event that a distribution with respect to the Company Common Shares, Company Preferred Shares or Partnership Units permitted under the terms of this Agreement has a record date prior to the Company Merger Effective Time or OpCo Merger Effective Time, as applicable, and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such Company Common Shares, Company Preferred Shares or Partnership Units on the Closing Date immediately prior to the Company Merger Effective Time or OpCo Merger Effective Time, as applicable.
Section 5.11   Other Transactions.   During the Interim Period, the Company shall use commercially reasonable efforts to provide such cooperation and assistance as Parent may reasonably request to (a) convert or cause the conversion of one or more wholly owned Company Subsidiaries that are organized as corporations into limited liability companies and one or more Company Subsidiaries that are organized as limited partnerships into limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (b) sell or cause to be sold stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by the Company in one or more wholly owned Company Subsidiaries at a price and on such other terms as designated by Parent, (c) exercise any right of the Company or a Company Subsidiary to terminate or cause to be terminated any Contract to which the Company or a wholly owned Company Subsidiary is a party and (d) sell or cause to be sold any of the assets of the Company or one or more wholly owned Company Subsidiaries at a price and on such other terms as designated by Parent (any action or transaction described in clauses (a) through (d), a “Parent-Approved Transaction”); provided, that (i) neither the Company nor any of the Company Subsidiaries shall be required to take any action in contravention of (A) any organizational document of the Company or any of the Company Subsidiaries, (B) any Contract to which the Company or a Company Subsidiary is a party, or (C) applicable Law, (ii) any transactions contemplated by this Section 5.11, including such conversions, exercises of any rights of termination or other terminations, sales or transactions, including the consummation of any Parent-Approved Transaction or other obligations of the Company or its Subsidiaries to incur any liabilities with respect thereto, shall be contingent upon all of the conditions set forth in Article VI having been satisfied (or, with respect to Section 6.2, waived) and receipt by the Company of a written notice from Parent stating that Parent, Company Merger Sub and Parent OpCo are prepared to proceed immediately with the Closing and irrevocably waiving any right to claim that the conditions to their obligations to consummate the Mergers set forth in Section 6.1 and Section 6.2 have not been satisfied (other than the delivery by the Company at the Closing of the certificate specified in Section 6.2(f) and the opinion specified in Section 6.2(c)), together with any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b), (c) and (d) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent, Company Merger Sub or Parent OpCo under this Agreement, including the amount of or timing of payment of the Merger Consideration or the obligation to complete the Mergers in accordance with the terms of this Agreement, or prevent or materially delay beyond the Outside Date the ability of the parties hereto to consummate the Transaction, (iv) neither the Company nor any Company Subsidiary shall be required to take any such action that could adversely affect the classification as a REIT of the Company or any Company Subsidiary that is classified as a REIT or could subject the Company or any such Subsidiary to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981(or other material entity-level Taxes) and (v) neither the Company nor any Company Subsidiary shall be required to take any such action that could result in any U.S. federal, state or local income Tax being imposed on the limited partners of the Partnership or an amount of Taxes being imposed on any stockholder or other equity interest holder of the Company (in such person’s capacity as a stockholder or other equity interest holder of the Company) that are incrementally greater than the Taxes that would be imposed on such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 5.11. Such actions or transactions shall be undertaken in the manner (including in the order) specified by Parent and, subject to the limits set forth above and except as agreed by Parent and the Company, such actions or transactions shall be implemented immediately prior to or concurrent with the Closing; provided that if the Closing does not occur, the parties shall take all action necessary to reverse or otherwise not consummate any such transactions, without any liability to Company or any Company Subsidiary. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of the Company Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 5.11. The Company shall not be deemed to have made an Adverse Recommendation Change or entered into or agreed to enter into an Alternative Acquisition Agreement as a result of providing any cooperation or taking any actions to the extent requested by Parent in connection with a Parent-Approved Transaction. The consummation of any Parent-Approved Transaction shall not constitute consummation of a Company Acquisition Proposal for purposes of Section 7.3(b)(iii), nor shall any Company Acquisition Proposal made in respect of a Parent-Approved Transaction constitute a Company Acquisition Proposal for purposes of Section 7.3(b)(iii). Parent shall promptly upon request by the Company, reimburse the Company or the Company Subsidiaries for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in performing their obligations under this Section 5.11, and Parent and its Subsidiaries, on a joint and several basis, shall indemnify the Company and the Company Subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of the Company Subsidiaries arising therefrom (and in the event the Mergers and the other Transactions are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries not previously reimbursed).
Section 5.12   Taxes.
(a)   Cooperation.   Parent, the Company and their affiliates shall use their respective reasonable best efforts to cause the Mergers to qualify for the Intended Income Tax Treatment.
(b)   Tax Representation Letters.
(i)    The Company shall use reasonable best efforts to (A) deliver to Morrison & Foerster LLP (or other counsel described in Section 6.3(d)) and Paul, Weiss, Rifkind, Wharton & Garrison LLP (or other counsel described in Section 6.2(d)) officer’s certificates, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of the Company (a “Company Tax Representation Letter”), containing customary representations of the Company as shall be reasonably necessary or appropriate to enable Morrison & Foerster LLP (or other counsel described in Section 6.3(d)) to render the opinion described in Section 6.3(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act), and Paul, Weiss, Rifkind, Wharton & Garrison LLP (or other counsel described in Section 6.2(d)) to render the opinion described in Section 6.2(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act), and (B) deliver to Morrison & Foerster LLP (or other counsel described in Section 6.2(c)) (“Company’s REIT Counsel”) and Greenberg Traurig, LLP (or other counsel described in Section 6.3(c)) (“Parent’s REIT Counsel”) an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of the Company, containing customary representations of the Company as shall be reasonably necessary or appropriate to enable the Company’s REIT Counsel to render the opinion described in Section 6.2(c) (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act), and Parent’s REIT Counsel to render the opinion described in Section 6.3(c) (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).
(ii)   Parent shall use reasonable best efforts to (A) deliver to Morrison & Foerster LLP (or other counsel described in Section 6.3(d)) and Paul, Weiss, Rifkind, Wharton & Garrison LLP (or other counsel described in Section 6.2(d)) officer’s certificates, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Parent (a “Parent Tax Representation Letter”), containing customary representations of Parent as shall be reasonably necessary or appropriate to enable Morrison & Foerster LLP (or other counsel described in Section 6.3(d)) to render the opinion described in Section 6.3(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act), and Paul, Weiss, Rifkind, Wharton & Garrison LLP (or other counsel described in Section 6.2(d)) to render the opinion described in Section 6.2(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act), and (B) deliver to Parent’s REIT Counsel an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Parent, containing customary representations of Parent as shall be reasonably necessary or appropriate to enable the Parent’s REIT Counsel to render the opinion described in Section 6.3(c) (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).
(c)   REIT Matters.   The Company shall use reasonable best efforts to take all actions, and refrain from taking all actions, as are reasonably necessary to ensure that the Company (and any Company Subsidiary that is classified as a REIT) (i) will qualify for taxation as a REIT for U.S. federal income tax purposes for its current taxable year and any other taxable year that includes the Closing Date, and (ii) will not become liable for U.S. federal income Tax under Section 857(b) or 4981 of the Code. During the Interim Period, the Company shall use reasonable best efforts to accommodate all reasonable requests of Parent with respect to maintenance of the REIT status of the Company (and any Company Subsidiary that is classified as a REIT) for the Company’s 2026 taxable year.
(d)   Transfer Taxes; Mitigation of Taxes.   Parent shall, with the Company’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding Transfer Taxes, and Parent and the Company shall reasonably cooperate to minimize the amount of such Transfer Taxes to the extent permitted by applicable Law. Parent and the Company shall, upon written request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement).
Section 5.13   Tax Forms.   The Partnership shall use its commercially reasonable efforts to obtain (to the extent not already in its possession) and deliver to Company Merger Sub at or prior to the OpCo Merger a duly executed IRS Form W-9 from each holder of Partnership Units (other than the Company) that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code).
Section 5.14   Listing.   Prior to the Closing, Parent and its Representatives shall prepare and cause to be filed with the NYSE a supplemental listing application with respect to the shares of Parent Common Stock to be issued in the Company Merger (the “Listing”). Parent shall use its reasonable best efforts to have the Listing accepted by the NYSE as promptly as practicable after its submission such that the Parent Common Stock to be issued in the Company Merger will be listed immediately following the Company Merger Effective Time. The Company shall furnish all information concerning itself and its affiliates and provide such other assistance as may be reasonably requested by Parent in connection with the preparation and filing of the supplemental listing application.
Section 5.15   Rule 16b-3 Matters.   Prior to the Company Merger Effective Time, the Company Board (or an appropriate committee thereof) shall take such actions as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.16   Prepayment of Indebtedness.   The Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to deliver to Parent at least two (2) Business Days prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent and no later than ten (10) Business Days prior to the Closing) (a) copies of Payoff Letters (subject to the delivery of funds as arranged by the Company in consultation with Parent) with respect to the Existing Credit Facility and the Mortgage Notes and (b) all customary documentation relating to the release of all related Liens and guarantees with respect to the Existing Credit Facility and the Mortgage Notes (in each case, including any mortgage releases and termination statements on Form UCC-3 or other releases); provided, however, that the Company shall not be required to obtain any Payoff Letters that are not conditioned on, and subject to, the occurrence of the Closing.
Section 5.17   Company Interim Period Actions.   During the Interim Period, the Company shall use commercially reasonable efforts to take the actions set forth in Section 5.17 of the Company Disclosure Letter. Notwithstanding anything to the contrary herein, the Company’s breach of any of the covenant required to be performed by it under this Section 5.17 shall not be considered in determining the satisfaction of the conditions set forth in Section 6.2.
Section 5.18   Parent OpCo Partnership Agreement Amendment.   At the OpCo Merger Effective Time, Parent shall, and shall cause any applicable Parent Subsidiary to, adopt an amendment to the Parent OpCo Partnership Agreement, substantially in the form of Exhibit A attached hereto (the “Parent OpCo Partnership Agreement Amendment”).
Section 5.19   Parent Obligations; Company Obligations.   Parent shall cause Company Merger Sub, Parent OpCo, and OpCo Merger Sub to comply with and perform all of their respective obligations under this Agreement, upon the terms and subject to the conditions of this Agreement. The Company shall cause Partnership and each Subsidiary of the Company to comply with and perform all of their respective obligations under this Agreement, upon the terms and subject to the conditions of this Agreement.
Section 5.20   Interest Rate Swap Transaction Cooperation Efforts.   Prior to the Company Merger Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to assist Parent in undertaking all things reasonably necessary, proper or advisable, in each case, as reasonably requested by Parent to maintain the interest rate swap transactions described under Section 5. 1(v)(i)(A – C).
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGERS
Section 6.1   Conditions to Each Party’s Obligations to Effect the Mergers.   The respective obligations of each party hereto to consummate the Mergers are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby (which waiver shall be in such party’s sole discretion), to the extent permitted by applicable Law:
(a)   Company Requisite Vote.   The Company shall have obtained the Company Requisite Vote.
(b)   Registration Statement.   The Registration Statement shall have been declared effective by the SEC and shall not be the subject of any stop order or pending or threatened in writing proceeding seeking a stop order.
(c)   No Injunctions, Orders or Restraints; Illegality.   No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Mergers illegal or otherwise restricting, preventing or prohibiting consummation of the Mergers.
(d)   NYSE Listing.   The shares of Parent Common Stock to be issued in the Company Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2   Conditions to the Obligations of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub. The obligations of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub to effect the Mergers are further subject to the fulfilment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or in part by Parent, to the extent permitted by applicable Law:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties made by the Company in Section 3.1(a), Section 3.1(b), Section 3.2(c), the first sentence of Section 3.2(d), the sixth sentence and the last sentence of Section 3.2(f), Section 3.2(g)(i)-(iv), Section 3.3 and Section 3.23 (collectively, the “Company Fundamental Representations”) (x) that are qualified by materiality or by Company Material Adverse Effect shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be so true and correct at and as of such date), and (y) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects at and as of such date);
(ii)   the representations and warranties of the Company and the Partnership contained in Section 3.2(a), Section 3.2(b) and Section 3.2(f) (other than the sixth sentence and the last sentence of Section 3.2(f)) shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all but de minimis respects at and as of such date);
(iii)   the representations and warranties of the Company and the Partnership contained in Section 3.7(b) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all respects at and as of such date); and
(iv)   except for the Company Fundamental Representations referred to in clause (i) above, and the representations and warranties in the foregoing clauses (ii) and (iii), each of the representations and warranties of the Company and the Partnership contained in Article III shall be true and correct (determined without regard to any qualification by any of the terms “material” or “Company Material Adverse Effect” therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct at and as of such date, without regard to any such qualifications therein), except where the failure of such representations and warranties to be true and correct has not had, or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)   Performance and Obligations of the Company.   Each of the Company and the Partnership shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
(c)   REIT Opinion.   The Company shall have received a tax opinion of Company’s REIT Counsel (or in the event that Company’s REIT Counsel is unable or unwilling to provide a tax opinion, such other nationally recognized law firm reasonably satisfactory to Parent), on which Parent shall be entitled to rely, dated as of the Closing Date in the form of Exhibit B attached hereto (the “Company REIT Opinion”), with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, which opinion concludes (subject to customary assumptions, qualifications and representations, including representations made by the Company and the Company Subsidiaries in a tax representation letter provided pursuant to Section 5.12(b), dated as of the Closing Date) that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 2016, through and including its taxable year that ends on the Closing Date.

(d)   Section 368 Opinion.   Parent shall have received the written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, tax counsel to Parent (or in the event that Paul, Weiss, Rifkind, Wharton & Garrison LLP is unable or unwilling to provide a written opinion, such other nationally recognized law firm reasonably satisfactory to Parent), dated as of the Closing Date in the form of Exhibit D attached hereto (the “Parent Section 368 Opinion”), which opinion concludes (subject to customary assumptions, qualifications and representations, and on the basis of facts, representations and assumptions set forth or referred to in such opinion) the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Paul, Weiss, Rifkind, Wharton & Garrison LLP or such other law firm reasonably satisfactory to Parent may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter. For the avoidance of doubt, the parties hereto agree that Morrison & Foerster LLP is a nationally recognized law firm reasonably satisfactory to Parent for purposes of this Section 6.2(d).
(e)   Absence of Material Adverse Change.   From the date of this Agreement through the Closing Date, there shall not have occurred a change, event, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)   Closing Certificate.   Parent shall have received a certificate signed on behalf of the Company, by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(e) are satisfied.
Section 6.3   Conditions to Obligations of the Company and the Partnership.   The obligations of the Company and the Partnership to effect the Mergers are further subject to the fulfilment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties made by Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub in Section 4.1(a), Section 4.1(b), Section 4.2(c), the first sentence of Section 4.2(d), Section 4.3, and Section 4.11 (collectively, the “Parent Fundamental Representations”) (x) that are qualified by materiality or by Parent Material Adverse Effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be so true and correct at and as of such date), and (y) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be so true and correct at and as of such date);
(ii)   the representations and warranties of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub contained in Section 4.2(a), Section 4.2(b) and Section 4.2(f) shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all but de minimis respects at and as of such date);
(iii)   the representations and warranties of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub contained in Section 4.7(b) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all respects at and as of such date); and
(iv)   except for the Parent Fundamental Representations referred to in clause (i) above, and the representations and warranties in the foregoing clauses (ii) and (iii), each of the representations and warranties of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub contained in Article IV shall be true and correct (determined without regard to any qualification by any of the terms “material” or “Parent Material Adverse Effect” therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct at and as of such date, without regard to any such qualifications therein), except where the failure of such representations and warranties to be true and correct has not had, or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b)   Performance and Obligations of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub.   Each of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
(c)   REIT Opinion.   Parent shall have received a tax opinion of Parent’s REIT Counsel (or in the event that Parent’s REIT Counsel is unable or unwilling to provide a tax opinion, such other another nationally recognized law firm reasonably satisfactory to the Company), dated as of the Closing Date in the form of Exhibit C attached hereto (the “Parent REIT Opinion”), with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, which opinion concludes (subject to customary assumptions, qualifications and representations, including representations made by Parent and the Parent Subsidiaries in a tax representation letter provided pursuant to Section 5.12(b), (ii), and representations made by the Company and the Company Subsidiaries in a tax representation letter provided pursuant to Section 5.12(b)(i), in each case dated as of the Closing Date) that Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with the Parent’s taxable year ended December 31, 2019 through and including its taxable year that includes the Closing Date.
(d)   Section 368 Opinion.   The Company shall have received the written opinion of Morrison & Foerster LLP, tax counsel to the Company (or in the event that Morrison & Foerster LLP is unable or unwilling to provide a written opinion, such other nationally recognized law firm reasonably satisfactory to the Company), dated as of the Closing Date in the form of Exhibit E attached hereto (the “Company Section 368 Opinion”), which opinion concludes (subject to customary assumptions, qualifications and representations, and on the basis of facts, representations and assumptions set forth or referred to in such opinion) the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Morrison & Foerster LLP or such other law firm reasonably satisfactory to the Company may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter. For the avoidance of doubt, the parties hereto agree that Paul, Weiss, Rifkind, Wharton & Garrison LLP is a nationally recognized law firm reasonably satisfactory to the Company for purposes of this Section 6.3(d).
(e)   Absence of Material Adverse Change.   From the date of this Agreement through the Closing Date, there shall not have occurred a change, event, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(f)   Closing Certificate.   The Company shall have received a certificate signed on behalf of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub by an executive officer of Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub, dated as of the Closing Date, certifying that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(e) are satisfied.
Section 6.4   Frustration of Closing Conditions.   No party may rely, either as a basis for not consummating the Mergers or the other Transactions or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure of any such condition was primarily caused by such party’s failure to act in good faith or to perform in all material respects such party’s covenants and obligations set forth in this Agreement, subject to the terms and conditions of this Agreement.
ARTICLE VII
TERMINATION
Section 7.1   Termination.   This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing Date, whether before or after the receipt of the Company Requisite Vote:
(a)   by the mutual written consent of Parent and the Company; or

(b)   by either the Company, on the one hand, or Parent, on the other hand, by written notice to the other, if:
(i)   any Governmental Entity of competent authority shall have issued an order, decree, ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Mergers substantially on the terms contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or principally resulted in, such order, decree, ruling or action (it being understood that a failure to comply with any covenant or obligation under this Agreement by Company Merger Sub, Parent OpCo or OpCo Merger Sub shall be deemed to be a failure to comply by Parent for all purposes of this Agreement);
(ii)   the Mergers shall not have been consummated on or before 11:59 p.m. (New York City time) on February 3, 2027 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to the Company, if the Company or the Partnership, or to Parent, if Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub, as applicable, shall have breached in any material respect its obligations under this Agreement in any manner that shall have been the principal cause of, or principally resulted in, the failure to consummate the Mergers on or before such date; or
(iii)   the Company Requisite Vote shall not have been obtained at a duly held Company Common Stockholders’ Meeting or any adjournment or postponement thereof at which the Company Merger is voted upon; or
(c)   by written notice from the Company to Parent, if:
(i)   prior to obtaining the Company Requisite Vote, the Company Board has approved, and substantially concurrently with the termination of this Agreement, the Company enters into, a definitive agreement providing for the implementation of a Superior Proposal, but only if the Company has complied in all but de minimis respects with its obligations under Section 5.6; provided, that the Company shall have previously paid or substantially concurrently pays (or causes to be paid) the Company Termination Fee in accordance with Section 7.3(b) (and such termination shall not be effective until the Company has paid such Company Termination Fee in accordance with Section 7.3(b)); or
(ii)   Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not cured or cannot be cured prior to the earlier of (x) forty-five (45) days following notice to Parent from the Company of such breach or failure and (y) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if the Company or the Partnership is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure to be satisfied of the conditions set forth in Section 6.2(a) or Section 6.2(b); or
(iii)   (A) all of the conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied or waived (with respect to waived, by the Party entitled to the benefit of such condition) (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (B) of this Section 7.1(c)(iii) if the Closing were to occur on the date of such notice), (B) on or after the date the Closing should have occurred pursuant to Section 1.5, the Company has delivered written notice to Parent to the effect that all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (with respect to waived, by the Party entitled to the benefit of such condition) (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and the Company and the Partnership are prepared to consummate the Closing, and (C) Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub fails to consummate the Closing on or before the fifth (5th) Business Day after delivery of the notice referenced in clause (B) of this Section 7.1(c)(iii), and the Company and the Partnership were prepared to consummate the Closing during such five (5) Business Day period; or
(d)   by written notice from Parent to the Company, if:
(i)   the Company or the Partnership shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not cured or cannot be cured prior to the earlier of (x) forty-five (45) days following notice to the Company from Parent of such breach or failure and (y) the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure to be satisfied of the conditions set forth in Section 6.3(a) or Section 6.3(b); or
(ii)   prior to obtaining the Company Requisite Vote, (A) the Company Board shall have effected an Adverse Recommendation Change, (B) the Company shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten (10) Business Days after the commencement (pursuant to Rule 14d-2 of the Exchange Act) of such tender offer or exchange offer, (C) the Company Board shall have failed to publicly reaffirm the Company Recommendation within ten (10) Business Days after the date a Company Acquisition Proposal shall have been publicly announced (or if the Company Common Stockholders’ Meeting is scheduled to be held within ten (10) Business Days from the date a Company Acquisition Proposal is publicly announced, promptly and in any event prior to the date on which the Company Common Stockholders’ Meeting is scheduled to be held), it being understood that the Company Board will have no obligation to take such action on more than one occasion in respect of any specific Company Acquisition Proposal (unless such Company Acquisition Proposal has been publicly materially modified, in which case the Company Board shall take such action within ten (10) Business Days after the date such material modification is made public, it being understood that the Company Board will have no obligation to take such action on more than one occasion in respect of any specific material modification), or (D) the Company enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.6); or
(iii)   (A) all of the conditions set forth in Section 6.1 and Section 6.3 shall have been satisfied or waived (with respect to waived, by the Party entitled to the benefit of such condition) (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (B) of this Section 7.1(d)(iii) if the Closing were to occur on the date of such notice), (B) on or after the date the Closing should have occurred pursuant to Section 1.5, Parent has delivered written notice to the Company to the effect that all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived (with respect to waived, by the Party entitled to the benefit of such condition) (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub are prepared to consummate the Closing, and (C) the Company and the Partnership fail to consummate the Closing on or before the fifth (5th) Business Day after delivery of the notice referenced in clause (B) of this Section 7.1(d)(iii), and Parent, Company Merger Sub, Parent OpCo or OpCo Merger were prepared to consummate the Closing during such five (5) Business Day period.
The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give a notice of such termination to the other party setting forth the basis on which such party is terminating this Agreement.
Section 7.2   Effect of the Termination.   In the event of the valid termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Company Merger Sub, Parent OpCo, OpCo

Merger Sub, the Company or the Partnership or their respective affiliates or Representatives, relating to, based on or arising under or out of this Agreement, the Transactions or the subject matter hereof (including the negotiation and performance of this Agreement), except (a) Section 5.3(b), this Section 7.2, Section 7.3 and Article VIII and the indemnification, payment and reimbursement provisions contained in the last sentence of, and the proviso contained in the second sentence of, Section 5.11 shall each survive any termination of this Agreement, (b) the Confidentiality Agreement (provided, that with respect to the Confidentiality Agreement, Company Merger Sub, Parent OpCo and OpCo Merger Sub shall each be treated as if they were a party thereto to the same extent as Parent) shall continue in full force and effect in accordance with its terms and (c) subject to Section 7.3(d) and Section 8.8, nothing herein shall relieve any party from any liability for any fraud or any Willful and Intentional Breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination (provided that, notwithstanding anything to the contrary herein, except with respect to Section 5.3(b), the indemnification, payment and reimbursement provisions contained in the last sentence of, and the proviso contained in the second sentence of, Section 5.11 and the Confidentiality Agreement, in no event shall any party be liable for monetary damages (including monetary damages for fraud or Willful and Intentional Breach) or monetary damages in lieu of specific performance in the aggregate in excess of an amount equal to $15,000,000 (inclusive of any Company Termination Fee or Parent Termination Fee) plus the Enforcement Costs (if any)).
Section 7.3   Fees and Expenses.
(a)   Except as otherwise set forth in this Agreement, whether or not the Mergers are consummated, all expenses incurred in connection with this Agreement and the other Transactions shall be paid by the party incurring such expenses.
(b)   In the event that this Agreement is terminated:
(i)   by Parent pursuant to Section 7.1(d)(ii),
(ii)   by the Company pursuant to Section 7.1(c)(i),
(iii)   (A) (1) by the Company or Parent pursuant to Section 7.1(b)(ii) and a Company Acquisition Proposal shall have been received by the Company or its Representatives after the date of this Agreement or (2) by the Company or Parent pursuant to Section 7.1(b)(iii) and a Person shall have publicly proposed or publicly announced, after the date hereof and prior to the Company Common Stockholders’ Meeting, an intention (whether or not conditional) to make a Company Acquisition Proposal and (B) within twelve (12) months after a termination referred to in this Section 7.3(b)(iii) the Company enters into a definitive agreement relating to, or consummates, any Company Acquisition Proposal (with, for purposes of this clause (B), the references to “15%” in the definition of “Company Acquisition Proposal” being deemed to be references to “50%”),
(iv)   by Parent pursuant to Section 7.1(d)(i), or
(v)   by Parent pursuant to Section 7.1(d)(iii),
then the Company shall pay (or cause to be paid) as directed by Parent the Company Termination Fee by wire transfer of same day funds to an account designated by Parent. The payment of the Company Termination Fee shall be made (1) in the case of a payment pursuant to Section 7.3(b)(i), Section 7.3(b)(iv) or Section 7.3(b)(v), within two (2) Business Days after the date of such termination by Parent, (2) in the case of a payment pursuant to Section 7.3(b)(ii), prior to or substantially concurrently with such termination by the Company and (3) in the case of a payment pursuant to Section 7.3(b)(iii), within two (2) Business Days after the earlier of entry into a definitive agreement relating to the Company Acquisition Proposal referred to in clause (B) of Section 7.3(b)(iii) and consummation of such Company Acquisition Proposal.
(c)   In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii), then Parent shall pay (or cause to be paid) as directed by the Company the Parent Termination Fee by wire transfer of same day funds to an account designated by the Company. The payment of the Parent Termination Fee shall be made within two (2) Business Days after the date of such termination by the Company.

(d)   The Company and Parent agree that the agreements contained in this Section 7.3 are an integral part of the Transactions and that the Company Termination Fee and the Parent Termination Fee (as applicable) is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate (x) Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub in the circumstances in which the Company Termination Fee is payable or (y) the Company and the Partnership in the circumstances in which the Parent Termination Fee is payable, in each case, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers. If Parent or the Company receives the full payment of the applicable Company Termination Fee or the Parent Termination Fee (as applicable), together with any applicable Enforcement Costs and, in the case of the Company, any applicable amounts pursuant to the indemnification, payment and reimbursement provisions contained in the last sentence of, and the proviso contained in the second sentence of, Section 5.11, from (or on behalf of) the Company or Parent (as applicable), the receipt by Parent of the applicable Company Termination Fee and any applicable Enforcement Costs or by the Company of the Parent Termination Fee, any applicable Enforcement Costs and any applicable amounts pursuant to the indemnification, payment and reimbursement provisions contained in the last sentence of, and the proviso contained in the second sentence of, Section 5.11 shall be the sole and exclusive remedy (other than in the event of fraud or Willful and Intentional Breach, which shall be subject to the proviso in clause (c) of Section 7.2) for any and all losses, liabilities, costs, expenses or damages suffered by Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub, on the one hand, or by the Company and the Partnership, on the other hand (or any of their respective affiliates or Representatives) in connection with this Agreement (and the breach or termination hereof), the Mergers and the other Transactions (and the failure to consummate or abandonment thereof), any claims or actions under applicable Law arising out of any such breach, termination, failure or abandonment or any matter forming the basis therefor. In no event shall Parent or the Company be entitled to receive both specific performance to cause the Closing to occur and payment of a Company Termination Fee or Parent Termination Fee (as applicable). In the event that the Company or Parent fails to timely pay the other the Company Termination Fee or Parent Termination Fee (as applicable) when due pursuant to Section 7.3(b) and Section 7.3(c) (as applicable) and Parent or the Company (as applicable) is required to commence a litigation to seek all or a portion of the amounts payable under this Section 7.3, and it prevails in such litigation, it shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 7.3, all reasonable, documented and out-of-pocket expenses (including documented and reasonable out-of-pocket attorneys’ fees of one outside counsel) which it has incurred in enforcing its rights hereunder, together with interest on the amount of the applicable Company Termination Fee or Parent Termination Fee (as applicable) from the date payment such amount was due to the date of actual payment at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment was required to be made (“Enforcement Costs”). The parties agree that in no event shall the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee (as applicable) on more than one occasion.
ARTICLE VIII
MISCELLANEOUS
Section 8.1   Nonsurvival of Representations and Warranties.   None of the representations, warranties, covenants or agreements in this Agreement or in any other certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive beyond the Company Merger Effective Time or the OpCo Merger Effective Time, as applicable, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Company Merger Effective Time or OpCo Merger Effective Time (including the covenants and agreements in Section 5.8 and this Article VIII). The covenants to be performed prior to or at the Closing shall terminate at the Closing.
Section 8.2   Entire Agreement; Assignment.
(a)   This Agreement (including the exhibits, schedules and other documents delivered pursuant hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

(b)   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred, in whole or in part, by operation of Law (including by merger or consolidation) or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of this Section 8.2(b) shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.
Section 8.3   Notices.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered if delivered personally or as of the date sent if sent by email (notice deemed given upon transmission so long as there is no return error message or other notification of non-delivery received by the sender) and (b) on the next Business Day if sent by prepaid overnight carrier (providing proof of delivery), to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):
(a)   if to Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub:
c/o Global Net Lease, Inc.
650 Fifth Avenue, 30th Floor
New York, NY 10019
Attention:
Michael Weil, Chief Executive Officer
Jesse Charles Galloway, Executive Vice President &
General Counsel

Email:
[Intentionally Omitted]

with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:
Ross A. Fieldston
Jeffrey D. Marell

Email:
rfieldston@paulweiss.com
jmarell@paulweiss.com

(b)   if to the Company or the Partnership:
Modiv Industrial, Inc.
1500 North Grant Street #5609
Denver, CO 80203
Attention:
Aaron Halfacre

Email:
[Intentionally Omitted]

and
Modiv Operating Partnership, LP
120 Newport Center Drive
Newport Beach, CA 92660
Attention:
John Raney

Email:
[Intentionally Omitted]

with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
2100 L Street NW, Suite 900
Washington, DC 20037
Attention:
Andrew Campbell
Lauren Bellerjeau
Joseph Sulzbach

Email:
andycampbell@mofo.com
lbellerjeau@mofo.com
jsulzbach@mofo.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.
Section 8.4   Governing Law and Venue; Waiver of Jury Trial.
(a)   This Agreement and all disputes, claims or controversies (whether based on Contract, tort or otherwise) arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement and the Transactions shall be governed by and construed in accordance with the Laws of the State of Maryland (other than with respect to issues relating to the Company Merger and the OpCo Merger that are required to be governed by the DRULPA or DLLCA), in each case without regard to its rules of conflict of laws that would result in the application of any laws other than those specified above.
(b)   Each of the parties hereto hereby (i) expressly, irrevocably and unconditionally submits to and agrees to be subject to the exclusive personal jurisdiction of the Circuit Court of Baltimore City, Maryland and/or the U.S. District Court for the District of Maryland, Northern Division (the “Chosen Courts”), for the purpose of any claim, action, suit, proceeding or counterclaim (whether based in contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, (ii) irrevocably agrees that all such claims, actions, suits or proceedings may and shall be brought before, and determined by, only a Chosen Court with subject matter jurisdiction over such claim(s), action(s), suit(s) or proceeding(s), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it will not (except for a suit on the judgment as expressly permitted by Section 8.4(d)) bring any claim, action, suit, proceeding or counterclaim relating to this Agreement or the Transactions in any court other than a Chosen Court. In any judicial proceeding in the Courts of the State of Maryland, each of the parties further consents to the assignment of such proceeding to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof).
(c)   Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any other claim, action, suit, proceeding or counterclaim relating to the Transactions, on behalf of itself or its property, in the manner provided by Section 8.3 and nothing in this Section 8.4 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.
(d)   Each party hereto agrees that a final judgment in any claim, suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(e)   EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND

ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4(E).
Section 8.5   Interpretation; Certain Definitions.   The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, exhibit or schedule, such reference shall be to an Article or Section of, or an exhibit or schedule to, this Agreement and the Company Disclosure Letter or the Parent Disclosure Letter (as applicable) unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase, “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. Any references to any Contract are to such Contract as amended, modified, supplemented, restated or replaced from time to time. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America. All references to wholly owned Company Subsidiaries shall mean the Partnership and any Company Subsidiary directly or indirectly wholly owned by the Partnership. All references to the “ordinary course of business” shall mean the “ordinary course of business consistent with past practice”. Except when used together with the word “either”, the term “or” has the inclusive meaning represented by the phrase “and/or”. Where this Agreement states that a party hereto “shall,” “will” or “must” perform in some manner, it means that the party hereto is legally obligated to do so under this Agreement. Any reference to “days” means calendar days unless Business Days are expressly specified. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
Section 8.6   Parties In Interest.   This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein; provided, however, (a) from and after the Company Merger Effective Time and OpCo Merger Effective Time (as applicable), the holders of Company Common Shares, Company Preferred Shares and Partnership Units that are converted into the right to receive the applicable Merger Consideration as of immediately prior to the Company Merger Effective Time and OpCo Merger Effective Time (as applicable) shall be intended third-party beneficiaries solely for the purpose of receiving the Merger Consideration that such holder is entitled pursuant to Section 2.1(b), Section 2.2(a), Section 2.2(b) and Section 2.3(i) (as applicable) and (b) the Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 5.8. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 8.10 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.7   Severability.   If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are consummated as originally contemplated to the fullest extent possible.
Section 8.8   Specific Performance.
(a)   The parties hereto agree that irreparable harm, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any party hereto does not perform any of the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Mergers and the other Transactions) in accordance with this Agreement’s specified terms or otherwise breaches such provisions. Accordingly, the parties acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance or other equitable relief to prevent and/or remedy a breach of this Agreement by any other party hereto and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such party is entitled at Law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that there is an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking an injunction or injunctions to prevent a breach or breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with the request for or grant of any such order or injunction. Each party hereto agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
(b)   The parties hereto further agree (i) the seeking of remedies pursuant to Section 8.8(a) shall not in any respect constitute a waiver by any party seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.3, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 8.8(a) are not available or otherwise not granted and (ii) nothing set forth in this Agreement shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.8 prior to or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding by any party hereto seeking remedies pursuant to Section 8.8(a) or anything set forth in this Section 8.8 restrict or limit such party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.
(c)   Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, each party hereto covenants, agrees and acknowledges that no Persons other than the other parties hereto have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder.
Section 8.9   Amendment.   Any provision of this Agreement may be amended by written agreement by the Company, the Partnership, Parent, Company Merger Sub, Parent OpCo and OpCo Merger Sub at any time before or after approval of the Company Merger by the Company Requisite Vote but, after such approval, no amendment shall be made which requires the approval of any such stockholder under applicable Law without obtaining such further approvals. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

Section 8.10   Extension; Waiver.   At any time prior to the Closing Date, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any breaches or inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) subject to Section 8.9, waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, the Partnership, Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
Section 8.11   Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall be considered one and the same agreement. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.
Section 8.12   Definitions.
Term	Section
Acceptable Confidentiality	5.6(b)
Agreement Adverse Recommendation Change	5.6(d)
Agreement	Preamble
Alternative Acquisition Agreement	5.6(a)
Bankruptcy and Equity Exception	3.3(a)
Book-Entry Share	2.3(a)
Book-Entry Unit	2.3(a)
Capital Expenditure Budget	5.1(p)
Capitalization Date	3.2(a)
Certificate	2.3(a)
Certificate of Limited Partnership	1.2(b)
Chosen Courts	8.4(b)
Class C Common Shares	3.2(a)
Class C Units	Recitals
Class S Common Shares	3.2(a)
Class X Units	Recitals
Closing	1.5
Closing Date	1.5
COBRA	3.11(e)
Company	Preamble
Company Board	Recitals
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Common Share	2.1(b)(i)
Company Common Share Merger Consideration.	2.1(b)(i)

Term	Section
Company Common Stockholders	Recitals
Company Common Stockholders’ Meeting	5.4(c)
Company Common Shares	2.1(b)(i)
Company Disclosure Letter	Article III
Company Employee Benefit Plan	3.11(a)
Company Employee Benefit Plans	3.11(a)
Company Financial Statements	3.5(b)
Company Fundamental Representations	6.2(a)(i)
Company Intellectual Property	3.16(b)
Company IT Assets	3.16(e)
Company Leased Real Property	3.14(c)
Company Leases	3.14(c)
Company Material Contract	3.17(b)(xiii)
Company Merger	Recitals
Company Merger Articles of Merger	1.4(a)
Company Merger Certificate	1.4(a)
Company Merger Effective Time	1.4(a)
Company Merger Sub	Preamble
Company Permits	3.9(a)
Company Preferred Share Merger Consideration.	2.1(b)(ii)
Company Recommendation	Recitals
Company REIT Opinion	6.2(c)
Company Relevant Partnership Interests	8.12(l)
Company Requisite Vote	3.20
Company SEC Documents	3.5(a)
Company Section 368 Opinion	6.3(d)
Company Space Leases	3.14(d)
Company Tax Representation Letter	5.12(b)(i)
Company Title Insurance Policy	3.14(m)
Company’s REIT Counsel	5.12(b)(i)
Converted Class X Unit	2.2(a)(i)
D&O Agreements D&O Insurance	5.8(d) 5.8(b)
DLLCA	Recitals
DPA	4.19
DRULPA	Recitals
DSOS	1.4(a)
Effect	8.12(g)
Enforcement Costs	7.3(d)
ERISA	3.11(a)
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Excluded Shares	2.1(c)
Excluded Units	2.2(c)

Term	Section
Existing Indebtedness	3.17(b)(iv)
Existing Loan Documents	3.17(b)(iv)
FCPA	3.9(c)
Fractional Per Company Common Share Merger Consideration	2.1(b)(i)
Fractional Per OpCo Common Unit Merger Consideration	2.2(a)(ii)
GAAP	3.5(b)
Ground Lease	3.14(b)
Ground Leased Real Property	3.14(b)
Ground Leases	3.14(b)
Huntington	5.1(v)
Huntington ISDA	5.1(v)
Indemnified Liabilities	5.8(a)
Indemnified Parties	5.8(a)
Indemnified Party	5.8(a)
Inquiry	5.6(a)
Intended Income Tax Treatment	Recitals
Interim Period	5.1
IRS	3.11(d)
Joint Proxy Statement/Prospectus	5.4(a)
KeyBank	5.1(v)
KeyBank ISDA	5.1(v)
Listing	5.14
Material Company Space Lease	3.14(d)
Maximum Amount	5.8(b)
Mergers	Recitals
MGCL	Recitals
Multiemployer Plan	3.11(b)
Notice of Change of Recommendation	5.6(e)
Notice of Change Period	5.6(e)
NYSE	3.4(b)
OpCo Common Unit Merger Consideration	2.2(a)(ii)
OpCo Merger	Recitals
OpCo Merger Certificate	1.4(b)
OpCo Merger Effective Time	1.4(b)
OpCo Merger Sub	Preamble
Other Required Filing	5.4(d)
Outside Date	7.1(b)(ii)
Owned Real Property	3.14(a)
Parent	Preamble
Parent Board	Recitals
Parent Disclosure Letter	Article IV
Parent Financial Statements	4.5(b)
Parent Fundamental Representations	6.3(a)(i)

Term	Section
Parent OP Units	2.2(a)(ii)
Parent OpCo	Preamble
Parent OpCo Partnership Agreement Amendment	5.18
Parent OpCo Units	4.2(f)
Parent Permits	4.9(a)
Parent Preferred OpCo Units	4.2(f)
Parent Preferred Stock	4.2(a)
Parent Prospectus	5.4(a)
Parent REIT Opinion	6.3(c)
Parent SEC Documents	4.5(a)
Parent Section 368 Opinion	6.2(d)
Parent Series A Preferred Stock	4.2(a)
Parent Series B Preferred Stock	4.2(a)
Parent Series D Preferred Stock	4.2(a)
Parent Series E Preferred Stock	4.2(a)
Parent Tax Representation Letter	5.12(b)(ii)
Parent’s REIT Counsel	5.12(b)(ii)
Parent-Approved Transaction	5.11
Participation Agreements	3.14(e)
Participation Interest	3.14(e)
Participation Party	3.14(e)
Partnership	Preamble
Partnership Units	Recitals
Per Company Common Share Merger Consideration	2.1(b)(i)
Per Company Preferred Share Merger Consideration	2.1(b)(ii)
Per OpCo Common Unit Merger Consideration	2.2(a)(ii)
Permit	3.9(a)
PEO Plan	3.11(a)
PEO Plans	3.11(a)
Plan	3.11(a)
Plans	3.11(a)
Proxy Date	5.4(c)
Proxy Statement	5.4(a)
QRS	3.13(c)
Registration Statement	4.6(a)
REIT	3.13(b)
REIT Requirements	8.12(m)
Remedy	5.5(c)
Rent Rolls	3.14(d)
Sarbanes-Oxley Act	3.5(a)
SDAT	1.4(a)
Surviving Company	1.1(a)
Surviving OpCo	1.1(b)

Term	Section
Takeover Statutes	4.20
Third Party	3.14(f)
Transaction Litigation	5.5(b)
Transactions	Recitals
Transfer Taxes	5.12(d)
TRS	3.13(c)
Truist Bank	5.1(v)
Truist ISDA	5.1(v)
WARN	3.12(g)
In addition to the other terms defined throughout this Agreement, which are listed above, the following terms shall have the following meanings when used in this Agreement:
(a)    “affiliate” or “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.
(b)   “Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.
(c)   “Class X Award” means an award of Class X Units of the Partnership granted under Section 10 of the Equity Incentive Plan.
(d)    “Code” means the Internal Revenue Code of 1986.
(e)   “Company Acquisition Proposal” means any offer or proposal from any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub or any of their affiliates) regarding any of the following (other than the Mergers): (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of 15% or more of the consolidated assets of the Company and the Partnership and the other Company Subsidiaries, taken as a whole (as determined on a book-value basis (including Indebtedness secured solely by such assets)), in a single transaction or series of related transactions; (ii) any issue, sale or other disposition (including by way of merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the voting power of the Company or 15% or more of the equity interests or general partner interests in the Partnership; (iii) any tender offer or exchange offer for beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of 15% or more of the voting power of the Company or beneficial ownership of 15% or more of the equity interests or general partner interests in the Partnership; or (iv) any other transaction or series of related transactions pursuant to which any third party (other than Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub or any of their affiliates) proposes to acquire control of assets of the Company or the Partnership and any other Company Subsidiary having a fair market value equal to or greater than 15% of the fair market value of all of the assets of the Company and the Partnership and the other Company Subsidiaries, taken as a whole, immediately prior to such transaction.
(f)   “Company Base Amount” means (x) if payable pursuant to Section 7.3(b)(i), Section 7.3(b)(ii) or Section 7.3(b)(iii), $10,000,000, or (y) if payable pursuant to Section 7.3(b)(iv) or Section 7.3(b)(v), $15,000,000.00.
(g)   “Company Material Adverse Effect” means any effect, change, development, condition, occurrence or event (each, an “Effect”) that, individually or in the aggregate, (i) has resulted in, or would reasonably be expected to have, a material adverse effect on the business, properties, condition (financial or otherwise), results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) has or would reasonably be expected to prevent or materially delay beyond the Outside Date the ability of the Company or the Partnership to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably be expected to be a “Company Material Adverse Effect” under clause (i) above: (a) any change in applicable Law, GAAP or any applicable accounting standards or any interpretation thereof following the date hereof; (b) general economic, political, regulatory or business conditions or changes therein (including trade wars, tariffs or sanctions), force majeure events, acts of terrorism, civil unrest, riots, epidemics or pandemics, or disease outbreak or changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities or national or international calamity) or any escalation or worsening relating to the foregoing; (c) any changes or developments in or affecting domestic or any foreign securities, equity, credit, real estate or financial and capital markets conditions, including interest rates and currency exchange rates; (d) any change generally affecting the industrial real estate, real estate investment, real estate management or asset management industries; (e) resulting from the negotiation, execution, announcement, performance, consummation or existence of this Agreement, the announcement, pendency or consummation of the Transactions or the performance of this Agreement (including (x) any proceeding threatened or initiated by any Person with respect to this Agreement or the Transactions and (y) the impact thereof on the Company and Company Subsidiaries’ officers, employees, tenants, customers, suppliers, distributors, partners, lenders, investors or financing sources or Governmental Entities or others having business relationships with the Company and Company Subsidiaries); provided that this clause (e) shall not apply to any representation or warranty set forth in Section 3.3 or Section 3.4 (or any condition to any party’s obligation to consummate the Transactions relating to such representation and warranty); (f) the taking of any action expressly required or prohibited by this Agreement or the omission of any action expressly prohibited by this Agreement; (g) any act of God, natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightening, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters, including any material worsening of such matters existing as of the date hereof; (h) any change in the price or trading volume of the Company and the Company Subsidiaries’ securities or other financial instruments, in and of itself; (i) any failure of the Company and the Company Subsidiaries to meet any internal or published projections, estimates or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company and Company Subsidiaries (provided, that clauses (h) and (i) shall not prevent a determination that any change or effect underlying such change in price or failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (j) the identity of Parent or any of its Affiliates as the acquiror of the Company and the Partnership; or (k) any computer hacking, data breaches, ransomware, cybercrime or cyberterrorism resulting in an outage of or termination by a critical web hosting platform or data center provider providing services to the Company or any Company Subsidiaries or their respective businesses; provided, further, that in the case of the foregoing clauses (a), (b), (c), (d), (g) or (k), except to the extent that such matters disproportionately and adversely impact the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated businesses in the industries in which the Company and the Subsidiaries conduct their business, in which case, the incremental disproportionate and adverse impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.
(h)   “Company Preferred Shares” means the 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock of the Company, par value $0.001 per share.
(i)   “Company Real Property” means, collectively, the Owned Real Property and the Ground Leased Real Property.
(j)   “Company Subsidiary” means any Subsidiary of the Company, including the Partnership and its Subsidiaries.
(k)   “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for U.S. federal income tax purposes.
(l)   “Company Tax Protection Agreement” means any written agreement to which the Company or any Company Subsidiary is a party and that has not expired or otherwise terminated pursuant to which: (i) any liability to direct or indirect holders of any units in a Company Subsidiary Partnership or interests in any Subsidiary of any Company Subsidiary Partnership (such units and interests, together, the “Company Relevant Partnership Interests”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of Company Relevant Partnership Interests in a Company Subsidiary Partnership, the Company or Company Subsidiary has agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making any Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its Subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code and/or (G) only dispose of assets in a particular manner; and/or (iii) any Person, whether or not a partner in any Company Subsidiary Partnership, has been or is required to be given the opportunity to guarantee or assume liability for debt (or portions thereof) of such Company Subsidiary Partnership or any Subsidiary of such Company Subsidiary Partnership or is so guarantying or has so assumed liability for any such debt.
(m)   “Company Termination Fee” means an amount equal to the lesser of (i) the Company Base Amount and (ii) the maximum amount, if any, that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants engaged by Parent (taking into account any known or anticipated income of Parent which is not Qualifying Income and any appropriate “cushion” as determined by such independent accountants). Notwithstanding the foregoing, in the event Parent receives Tax Guidance, the Company Termination Fee shall be an amount equal to the applicable Company Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Base Amount within five (5) Business Days. In the event that Parent is not able to receive the full applicable Company Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three (3) days of the date when the Company Termination Fee would otherwise be due but for the above limitations and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (x) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above), in which event the Company shall pay to Parent the lesser of the unpaid Company Base Amount or the maximum amount stated in the letter within five (5) Business Days after the Company has been notified thereof, or (y) a letter from Parent’s counsel indicating that Parent has received the Tax Guidance, in which event the Company shall pay to Parent the unpaid Company Base Amount within five (5) Business Days after the Company has been notified thereof. The obligation of the Company to pay any unpaid portion of the Company Termination Fee shall terminate on the December 31 following the date which is five (5) years from the date the Company Termination Fee first becomes payable under Section 7.3(b). Amounts remaining in escrow after the obligation of the Company to pay the Company Termination Fee terminates shall be released to the Company.
(n)   “Contract” means any binding agreement, contract, lease (whether for real or personal property), commitment, note, bond, mortgage, indenture, deed of trust, loan or evidence of Indebtedness, to which a Person is a party or to which the properties or assets of such Person are subject.
(o)   “delivered” or “made available” or words of similar import mean, with respect to documents or information required to be provided by the Company or the Partnership to Parent, Company Merger Sub, Parent OpCo or OpCo Merger Sub, any documents or information (i) posted by the Company or any of its Representatives in the Company’s electronic data room, (ii) delivered by the Company or its Representatives to Parent via email or (iii) made publicly available in the Company SEC Documents, in each case, at least one (1) Business Day prior to the execution and delivery of this Agreement.
(p)   “Environmental Laws” means all Laws relating to (i) pollution or the protection of natural resources or the environment, (ii) public or worker safety and health (to the extent public or worker health and safety relates to exposure to Hazardous Substances), or (iii) the use, presence, transportation, handling, Release, contamination by, or exposure to, any Hazardous Substance.

(q)   “Environmental Permits” means any Permit, registration, identification number and other authorization under any Environmental Law.
(r)   “Equity Incentive Plan” means the Company’s 2024 Omnibus Incentive Plan.
(s)   “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is considered a single employer together with the Company or any Company Subsidiary under ERISA Section 4001(b) or part of the same “controlled group” with the Company or any Company Subsidiary for purposes of Code Sections 414(b), (c), (m) or (o).
(t)   “Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
(u)   “Exchange Ratio” means 1.975.
(v)   “Existing Credit Facility” means that certain credit facility pursuant to the Credit Agreement and Guarantee, dated as of January 18, 2022, by and among the Partnership as borrower and KeyBank National Association and the other lenders party thereto, as amended by the First Amendment to the Credit Agreement and Guarantee dated October 21, 2022, the Second Amendment to Credit Agreement, dated December 20, 2022, the Third Amendment to Credit Agreement dated February 26, 2025, the Fourth Amendment to Credit Agreement dated January 16, 2026, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.
(w)   “Governmental Entity” means any court, tribunal or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.
(x)   “Hazardous Substances” means any chemical, substance, material or waste, that is classified or regulated as “hazardous,” “toxic,” “corrosive,” “radioactive,” or as a “pollutant” or “contaminant,” or words of similar meaning or import under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Laws, including petroleum (including crude oil or any fraction thereof), per- and polyfluoroalkyl substances, asbestos and asbestos-containing materials, lead, urea formaldehyde, radioactive materials, radiation, polychlorinated biphenyls, or toxic mold.
(y)   “Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person and its Subsidiaries for borrowed money, including obligations evidenced by notes, bonds, debentures or other similar instruments, (b) all reimbursement obligations of such Person and its Subsidiaries under letters of credit to the extent such letters of credit have been drawn, (c) the net settlement amount of all obligations of such Person and its Subsidiaries in respect of interest rate, currency or other swaps, hedges or similar derivative arrangements of such Person that is owed by such Person, (d) all capital lease obligations of such Person and its Subsidiaries, (e) all obligations of such Person and its Subsidiaries for guarantees of another Person in respect of any items set forth in clauses (a) through (d), and (f) all outstanding prepayment premium obligations of such Person and its Subsidiaries, if any, and all accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (c). For the avoidance of doubt, “Indebtedness” shall not include any liability for Taxes and shall not include any Indebtedness from the Company to a wholly owned Company Subsidiary (or vice versa) or between wholly owned Company Subsidiaries.
(z)   “Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, whether registered or unregistered, including (a) patents, provisional patent applications, patent applications, continuations, continuations-in-part, extensions, divisions, reissues, re-examinations, substitutions, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto and extensions thereof, (b) trademarks, service marks, trade names, corporate names, trade dress, designs, logos, slogans, social media identifiers, domain names and general intangibles of like nature, including all goodwill associated therewith, and any registrations and applications to register the foregoing, (c) copyrightable works, copyrights and mask works (as defined in 17 U.S.C. §901) and pending applications to register the same; (d) trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information; (e) rights in software, including all object code, source code, firmware and embedded versions thereof and all documentation related thereto and (f) all rights in the foregoing and in other similar intangible assets.
(aa)   “Intervening Event” means a material event, development or change in circumstances with respect to the Company and the Company Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which (a) was unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement (nor the consequences thereof) and (b) first becomes known to or by the Company Board prior to the receipt of the Company Requisite Vote; provided, however, that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of an Inquiry or Company Acquisition Proposal or any matter relating thereto or consequence thereof and (ii) changes in the market price or trading volume of the Company Common Shares or any other securities of the Company, or any change in credit rating of the Company or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (ii) when determining whether there has been an Intervening Event).
(bb)   “Joint Venture Agreements” means the organizational and other governing documents of the Company Subsidiaries set forth in Section 8.12(bb) of the Company Disclosure Letter.
(cc)   “know” or “knowledge” means, with respect to the Company, the actual knowledge of such persons listed in Section 8.12(cc) of the Company Disclosure Letter, and with respect to Parent, the actual knowledge, after due inquiry of direct reports, of the persons listed in Schedule A hereto.
(dd)   “Law” means any federal, state, local or foreign law (including common law), statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree of any Governmental Entity.
(ee)    “Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, restriction on transfer, purchase option, right of first refusal, easement, security interest, charge, encumbrance, deed of trust, right-of-way or other encumbrance of any nature, whether voluntarily incurred or arising by operation of Law. A non-exclusive license of Intellectual Property shall not be deemed to be a Lien.
(ff)    “Merger Consideration” means collectively, the Company Common Share Merger Consideration, the Company Preferred Share Merger Consideration and the OpCo Common Unit Merger Consideration.
(gg)   “Parent Base Amount” means $15,000,000.00.
(hh)   “Parent Common Stock” means the common stock of Parent, par value $0.01 per share.
(ii)   “Parent Credit Facility” means that certain credit facility pursuant to the Credit Agreement, dated as of August 5, 2025, by and among the Parent OpCo as borrower and BMO Bank N.A. and the other lenders party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
(jj)   “Parent Ground Lease” means each ground lease or ground sublease that is in effect and pursuant to which Parent or any Parent Subsidiary holds, as lessee or sublessee, a ground leasehold or ground subleasehold interest in any ground leased real property, together with all amendments, modifications, addenda, renewals and extensions thereto.
(kk)   “Parent Lease” means each lease or sublease that is in effect and pursuant to which Parent or any Parent Subsidiary holds, as lessee or sublessee, a leasehold or subleasehold interest in any leased real property, together with all amendments, modifications, addenda, renewals and extensions thereto.
(ll)   “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, (i) has resulted in, or would reasonably be expected to have, a material adverse effect on the business, properties, condition (financial or otherwise), results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (ii) has or would reasonably be expected to prevent or materially delay beyond the Outside Date the ability of Parent, Company Merger Sub, Parent OpCo, or OpCo Merger Sub to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably be expected to be a “Parent Material Adverse Effect” under clause (i) above: (a) any change in applicable Law, GAAP or any applicable accounting standards or any interpretation thereof following the date hereof; (b) general economic, political, regulatory or business conditions or changes therein (including trade wars, tariffs or sanctions), force majeure events, acts of terrorism, civil unrest, riots, epidemics or pandemics, or disease outbreak or changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities or national or international calamity) or any escalation or worsening relating to the foregoing; (c) any changes or developments in or affecting domestic or any foreign securities, equity, credit, real estate or financial and capital markets conditions, including interest rates and currency exchange rates; (d) any change generally affecting the industrial real estate, real estate investment, real estate management or asset management industries; (e) resulting from the negotiation, execution, announcement, performance, consummation or existence of this Agreement, the announcement, pendency or consummation of the Transactions or the performance of this Agreement (including (x) any proceeding threatened or initiated by any Person with respect to this Agreement or the Transactions and (y) the impact thereof on Parent and Parent Subsidiaries’ officers, employees, tenants, customers, suppliers, distributors, partners, lenders, investors or financing sources or Governmental Entities or others having business relationships with Parent and the Parent Subsidiaries); provided that this clause (e) shall not apply to any representation or warranty set forth in Section 4.3 or Section 4.4 (or any condition to any party’s obligation to consummate the Transactions relating to such representation and warranty); (f) the taking of any action expressly required or prohibited by this Agreement or the omission of any action expressly prohibited by this Agreement; (g) any act of God, natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightening, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters, including any material worsening of such matters existing as of the date hereof; (h) any change in the price or trading volume of Parent and the Parent Subsidiaries’ securities or other financial instruments, in and of itself; (i) any failure of Parent and the Parent Subsidiaries to meet any internal or published projections, estimates or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Parent and Parent Subsidiaries (provided, that clauses (h) and (i) shall not prevent a determination that any change or effect underlying such change in price or failure to meet projections or forecasts has resulted in a Parent Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Parent Material Adverse Effect)); (j) the identity of the Company or any of its Affiliates as the target of the Mergers or (k) any computer hacking, data breaches, ransomware, cybercrime or cyberterrorism resulting in an outage of or termination by a critical web hosting platform or data center provider providing services to Parent or any Parent Subsidiaries or their respective businesses; provided, further, that in the case of the foregoing clauses (a), (b), (c), (d), (g) or (k), except to the extent that such matters disproportionately and adversely impact Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated businesses in the industries in which Parent and the Parent Subsidiaries conduct their business, in which case, the incremental disproportionate and adverse impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect.
(mm)   “Parent OpCo Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Parent OpCo, as amended by that certain First Amendment, dated as of February 28, 2017; Second Amendment, dated as of September 11, 2017; Third Amendment, dated as of December 15, 2017; Fourth Amendment, dated as of March 23, 2018; Fifth Amendment, dated as of July 17, 2018; Sixth Amendment, dated as of November 22, 2019; Seventh Amendment, dated as of December 13, 2018; Eighth Amendment, dated as of June 3, 2021; Ninth Amendment, dated as of August 6, 2021 and Tenth Amendment, dated as of September 12, 2023 thereto, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.
(nn)   “Parent Parties” means, collectively, Parent, Company Merger Sub, Parent OpCo, OpCo Merger Sub or any of theirs or their Subsidiaries’ respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates, successors or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, successor or assignee of any of the foregoing.

(oo)   “Parent Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP (to the extent required by GAAP), (b) mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like Liens arising in the ordinary course, for amounts not yet due and payable or the amount or validity of which is being contested in good faith, (c) Liens recorded in a public record, (d) easements, overlaps, encroachments and any matters that would be disclosed by an accurate survey or a personal inspection of the property (other than matters that, individually or in the aggregate, materially adversely impair the current use, operation, occupancy or value of the subject real property), (e) Liens securing Indebtedness for borrowed money existing as of the date hereof, (f) (i) rights of tenants under Parent Real Property, as tenants only, and (ii) rights of other parties in possession, in the case of clause (ii), without any material right of first refusal, right of first offer or other option to purchase any Parent Real Property (or any material portion thereof), (g) Liens created, imposed or promulgated by Law or by any Governmental Entities, including zoning regulations, use restrictions and building codes on any Parent Real Property which are not violated in any material respect by such Parent Real Property or the current use thereof, (h) such other Liens or defects, irregularities, imperfections of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use, operation, occupancy or value of the property or asset affected by the applicable Lien, (i) Liens, rights or obligations created by or resulting from the acts or omission of Parent, the Parent Subsidiaries or any of their affiliates and their respective investors, lenders, employees, officers, directors, members, stockholders, agents, representatives, contractor, invitees or licensees or any Person claiming by, through or under any of the foregoing, (j) in the case of any Parent Real Property that is leased or subleased, any Liens that encumber the fee interest of the owner of such real property, and (k) any other Liens that individually or in the aggregate, would not reasonably be expected to materially adversely impair the current use, operation, occupancy or value of the subject real property or asset.
(pp)   “Parent Real Property” means each real property owned, or leased (including ground leased) as lessee or sublessee, by Parent or a Parent Subsidiary (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
(qq)   “Parent Space Lease” means each lease, sublease or master space agreement that is in effect and to which Parent or any Parent Subsidiary is a party as lessor or sublessor with respect to any applicable Parent Real Property, together with all amendments, modifications, addenda, renewals and extensions thereto.
(rr)   “Parent Stock Price” means the volume weighted average of the closing sale prices per share of Parent Common Stock on the NYSE, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source mutually agreed by Parent and the Company), on each of the ten (10) full consecutive trading days ending on and including the third (3rd) Business Day prior to the Closing Date.
(ss)   “Parent Subsidiary” means any Subsidiary of Parent, including the Parent OpCo, Company Merger Sub and OpCo Merger Sub.
(tt)   “Parent Subsidiary Partnership” means a Parent Subsidiary that is a partnership for U.S. federal income tax purposes.
(uu)   “Parent Tax Protection Agreement” means any written agreement to which Parent or any Parent Subsidiary is a party and that has not expired or otherwise terminated pursuant to which: (i) any liability to direct or indirect holders of any units in a Parent Subsidiary Partnership or interests in any Subsidiary of any Parent Subsidiary Partnership (such units and interests, together, the “Parent Relevant Partnership Interests”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of Parent Relevant Partnership Interests in a Parent Subsidiary Partnership, the Parent or Parent Subsidiary has agreed to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making any Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its Subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code and/or (G) only dispose of assets in a particular manner; and/or (iii) any Person, whether or not a partner in any Parent Subsidiary Partnership, has been or is required to be given the opportunity to guarantee or assume liability for debt (or portions thereof) of such Parent Subsidiary Partnership or any Subsidiary of such Parent Subsidiary Partnership or is so guarantying or has so assumed liability for any such debt.
(vv)   “Parent Termination Fee” means an amount equal to the lesser of (i) the Parent Base Amount and (ii) the maximum amount, if any, that can be paid to the Company without causing the Company to fail to meet the REIT Requirements for such year determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants engaged by the Company (taking into account any known or anticipated income of the Company which is not Qualifying Income and any appropriate “cushion” as determined by such independent accountants). Notwithstanding the foregoing, in the event the Company receives Tax Guidance, the Parent Termination Fee shall be an amount equal to the Parent Base Amount and Parent shall, upon receiving notice that the Company has received the Tax Guidance, pay to the Company the unpaid Parent Base Amount within five (5) Business Days. In the event that the Company is not able to receive the full Parent Base Amount due to the above limitations, Parent shall place the unpaid amount in escrow by wire transfer within three (3) days of the date when the Parent Termination Fee would otherwise be due but for the above limitations and shall not release any portion thereof to the Company unless and until the Company receives either one or a combination of the following once or more often: (x) a letter from the Company’s independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements (calculated as described above), in which event Parent shall pay to the Company the lesser of the unpaid Parent Base Amount or the maximum amount stated in the letter within five (5) Business Days after Parent has been notified thereof, or (y) a letter from the Company’s counsel indicating that the Company has received the Tax Guidance, in which event Parent shall pay to the Company the unpaid Parent Base Amount within five (5) Business Days after Parent has been notified thereof. The obligation of Parent to pay any unpaid portion of the Parent Termination Fee shall terminate on the December 31 following the date which is five (5) years from the date the Parent Termination Fee first becomes payable under Section 7.3(c). Amounts remaining in escrow after the obligation of Parent to pay the Parent Termination Fee terminates shall be released to Parent.
(ww)   “Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
(xx)   “Payoff Amount” means the total amount required to be paid to fully satisfy all principal, interest, fees, prepayment premiums, termination costs, penalties, breakage costs and any other monetary obligations then due and payable under the Existing Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter).
(yy)   “Payoff Letter” means, with respect to any Existing Indebtedness, a customary payoff letter executed by the Persons (or the applicable agent on behalf of the Persons) to whom such Indebtedness is owed (or their duly authorized Representative), which payoff letter shall (i) indicate the Payoff Amount, (ii) state that upon receipt of the Payoff Amount under such payoff letter, the Existing Indebtedness and all related loan documents shall be terminated (other than contingent and expense reimbursement obligations not then due and payable, letters of credit and other similar obligations that will be collateralized or back stopped and hedging agreements that survive termination of the Existing Indebtedness and all related loan documents in accordance with their respective terms) and (iii) provide that all Liens and guarantees in connection with the Existing Indebtedness relating to the assets and properties of the Company or the Company Subsidiaries securing the obligations under the Existing Indebtedness shall be automatically released and terminated upon payment of the Payoff Amount on the Closing Date (or such time of receipt thereafter so long as the applicable per diem is included in such payment).
(zz)   “Per Preferred Share Liquidation Price” means an amount in cash equal to Twenty-Five Dollars ($25.00) plus accrued and unpaid dividends, if any, to, but not including, the Closing Date.

(aaa)   “Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP (to the extent required by GAAP), (b) mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like Liens arising in the ordinary course, for amounts not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP (to the extent required by GAAP), (c) Liens disclosed on the Company Title Insurance Policies, (d) easements, overlaps, encroachments and any matters that would be disclosed by an accurate survey or a personal inspection of the property (other than matters that, individually or in the aggregate, materially adversely impair the current use, operation, occupancy or value of the subject real property), (e) Liens securing Indebtedness for borrowed money existing as of the date hereof or that the Company or a Company Subsidiary is permitted to enter into pursuant to the terms of Section 5.1, (f) (i) rights of tenants under Company Space Leases, as tenants only, and (ii) rights of other parties in possession, in the case of clause (ii), without any right of first refusal, right of first offer or other option to purchase any Company Real Property (or any portion thereof), (g) Liens created, imposed or promulgated by Law or by any Governmental Entities, including zoning regulations, use restrictions and building codes on any Company Real Property which are not violated in any material respect by such Company Real Property or the current use thereof, (h) such other Liens or defects, irregularities, imperfections of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use, operation, occupancy or value of the property or asset affected by the applicable Lien, (i) Liens, rights or obligations created by or resulting from the acts or omission of Parent, Company Merger Sub or Parent OpCo or any of their affiliates and their respective investors, lenders, employees, officers, directors, members, stockholders, agents, representatives, contractor, invitees or licensees or any Person claiming by, through or under any of the foregoing, (j) as set forth in Section 8.12(aaa) of the Company Disclosure Letter, (k) in the case of any Ground Leased Real Property or Company Leased Real Property, any Liens that encumber the fee interest of the owner of such real property, and (l) any other Liens that individually or in the aggregate, would not reasonably be expected to materially adversely impair the current use, operation, occupancy or value of the subject real property or asset.
(bbb)   “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or other entity.
(ccc)   “Preferred Partnership Units” means the 7.375% Series A Cumulative Redeemable Perpetual Preferred Units of the Partnership.
(ddd)   “Prior Sale Agreement” means any purchase or sale Contract relating to any fee interest real property or leasehold interest in any Ground Lease conveyed, transferred, assigned or otherwise disposed of by the Company or any Company Subsidiary since January 1, 2025.
(eee)   “Qualifying Income” means income described in Sections 856(c)(2)(A) through (I) and 856(c)(3)(A) through (I) of the Code.
(fff)   “Registered Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries subject to any issuance, registration, or application or filing by, to, or with any Governmental Entity or domain registrar in any jurisdiction.
(ggg)   “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into or through the indoor or outdoor environment.
(hhh)   “Representative” means, with respect to any Person, such Person’s directors, partners, managers, officers, employees, consultants, advisors (including counsel, accountants, investment bankers, experts, consultants and financial advisors), agents and other representatives and, in the case of Parent, its financing sources.
(iii)   “SEC” means the U.S. Securities and Exchange Commission.

(jjj)   “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.
(kkk)   “Service Provider” means any employee, director or individual independent contractor of the Company or any Company Subsidiary.
(lll)   “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “present fair saleable value” of such Person’s total assets exceeds the value of such Person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such Person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage and (c) such Person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.
(mmm)   “Subsidiary” means, with respect to a Person, another Person at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first Person and/or by one or more of its Subsidiaries or of which such first Person and/or one of its Subsidiaries serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability entity) or similar function.
(nnn)   “Superior Proposal” means a bona fide written Company Acquisition Proposal (with references in clause (i) of the definition of such term to “15%” being deemed to be replaced with references to “75%” and all other references in the definition of such term to “15%” being deemed to be replaced with references to “50.1%”), which the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation (which Parent hereby acknowledges Truist Securities, Inc. qualifies) and its outside legal advisor, taking into account all financial, legal, regulatory, timing, closing conditionality and other terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed and committed to in writing by Parent in response to such Company Acquisition Proposal or otherwise) and all other factors deemed relevant by the Company Board, would result in a transaction that is more favorable to the Company and its stockholders than the Company Merger.
(ooo)   “Tax” and “Taxes” means any and all federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum tax, or any other tax, custom, duty, impost, levies, governmental fee or other like assessment or charge of any kind whatsoever, in each case, in the nature of a Tax, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.
(ppp)   “Tax Guidance” means a reasoned opinion from a nationally recognized United States federal income tax counsel experienced in REIT tax matters to the effect that the receipt by (i) Parent (or its designee) of the Company Base Amount or (ii) the Company (or its designee) of the Parent Base Amount (as applicable) should constitute Qualifying Income or should be excluded from gross income within the meaning of the REIT Requirements or a ruling from the IRS holding that the receipt by (x) Parent (or its designee) of the Company Base Amount or (y) the Company (or its designee) of the Parent Base Amount (as applicable) would constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements.
(qqq)   “Tax Return” means any return, report, document, declaration or any other information return or similar statement filed or required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax and including any schedule or attachment.
(rrr)   “Transfer Right” means, with respect to the Company or any Company Subsidiary, a buy/sell, put option, call option, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which the Company or any Company Subsidiary could be required to purchase or sell the applicable equity interests of any Person or any real property.
(sss)   “Transfer Taxes” mean any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration, stamp or similar Taxes that become payable in connection with the transactions contemplated by this Agreement.
(ttt)   “Treasury Regulations” means the U.S. Department of Treasury regulations promulgated under the Code.
(uuu)   “Willful and Intentional Breach” means a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows that it would, or would reasonably be expected to, be or cause a material breach of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
MODIV INDUSTRIAL, INC.
By:
/s/ Aaron S. Halfacre

Name:
Aaron S. Halfacre

Title:
Chief Executive Officer

MODIV OPERATING PARTNERSHIP, LP
By:  MODIV INDUSTRIAL, INC., its general partner
By:
/s/ Aaron S. Halfacre

Name:
Aaron S. Halfacre

Title:
Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

GLOBAL NET LEASE, INC.
By:
/s/ Jesse Galloway

Name:
Jesse Galloway

Title:
Authorized Signatory

GNL MOTION MERGER SUB, LLC
By:
GLOBAL NET LEASE, INC., its sole member and manager

By:
/s/ Jesse Galloway

Name:
Jesse Galloway

Title:
Authorized Signatory

GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.
By: GLOBAL NET LEASE, INC., its general partner
By:
/s/ Jesse Galloway

Name:
Jesse Galloway

Title:
Authorized Signatory

GNL MOTION OPCO MERGER SUB, LLC
By:
GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P., its sole member and manager

By:  GLOBAL NET LEASE, INC., its general partner
By:
/s/ Jesse Galloway

Name:
Jesse Galloway

Title:
Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

Exhibit A
Form of Parent OpCo Partnership Agreement Amendment
FORM OF ELEVENTH AMENDMENT
TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.
THIS ELEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P. (this “Amendment”) is hereby entered into and effective as of [•], 2026 (the “Effective Date”) by Global Net Lease, Inc., a Maryland corporation, as general partner (the “General Partner” or “GNL”) of Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (the “Partnership” or “GNL OP”), for itself and on behalf of any limited partners of the Partnership. Except as specifically defined herein, all capitalized terms shall have the definitions provided in the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated June 2, 2015 (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”), or the Merger Agreement (defined below), as applicable.
WHEREAS, this Amendment is being adopted concurrently with the consummation of the transactions set forth in the Agreement and Plan of Merger, dated May 3, 2026 (the “Merger Agreement”), by and among the General Partner, GNL OP, GNL Motion Merger Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the General Partner (“REIT Merger Sub”), GNL Motion OpCo Merger Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of GNL OP (“OpCo Merger Sub”), Modiv Industrial, Inc., a Maryland corporation (“MII”), and Modiv Operating Partnership, LP, a Delaware limited partnership (“MOP”), pursuant to which (i) MII will merge with and into REIT Merger Sub, with REIT Merger Sub being the surviving entity (the “Surviving Company”) and a direct wholly owned subsidiary of the General Partner (the “REIT Merger”) and (ii) contemporaneously with, or immediately following, the consummation of the REIT Merger, OpCo Merger Sub will merge with and into MOP, with MOP being the surviving entity and a wholly owned subsidiary of GNL OP (the “OpCo Merger” and together with the REIT Merger, collectively, the “Mergers”);
WHEREAS, after the REIT Merger, at the OpCo Merger Effective Time, by virtue of the OpCo Merger and without any further action on the part of the General Partner, GNL OP, REIT Merger Sub, OpCo Merger Sub, MII, MOP or any of the respective holders thereof, (i) each Class C Unit (including each Converted Class X Unit) of MOP, other than Class C Units held by MII, the General Partner, GNL OP, the Surviving Company, OpCo Merger Sub or any of their respective wholly owned subsidiaries immediately prior to the OpCo Merger Effective Time, issued and outstanding immediately prior to the OpCo Merger Effective Time, were cancelled and extinguished and automatically converted into validly issued OP Units in GNL OP (“New OP Units”) in an amount equal to the Exchange Ratio (as adjusted pursuant to Section 2.7 of the Merger Agreement), subject to the treatment of fractional units as provided in the Merger Agreement, and (ii) each holder of New OP Units was admitted as a limited partner of GNL OP in accordance with the terms of the Partnership Agreement;
WHEREAS, Section 4.02(a) of the Partnership Agreement authorizes the General Partner to cause the Partnership to issue additional Partnership Units in one or more classes, or one or more series of any such classes, with such designations, preferences and relative, participating, optional or other special rights, powers, preferences and duties, including rights, preferences and duties senior and superior to the then-outstanding Partnership Units as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner or other Person;
WHEREAS, pursuant to the authority granted to the General Partner pursuant to Article 11 of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement in connection therewith; and
WHEREAS, the General Partner desires to revise and restate Schedule A of the Partnership Agreement to reflect the consummation of the Mergers and the issuance of the New OP Units.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:
1.   Article 1 of the Partnership Agreement is hereby revised by adding the following new defined terms:
““Call Right Redemption Amount” means the redemption price to be paid to a Limited Partner in connection with the exercise of the OP Unit Call Right equal to and in the form of the Cash Amount or the REIT Shares Amount, as determined by the General Partner in its sole and absolute discretion; provided, however, that if the OP Units to be redeemed were issued in connection with the OpCo Merger and are held by a Motion Limited Partner, the Call Right Redemption Amount shall be equal to and in the form of the REIT Shares Amount multiplied by 1.25; provided, further, that if the Partnership exercises its OP Unit Call Right with respect to the OP Units issued in connection with the OpCo Merger and held by a Motion Limited Partner on or prior to the second anniversary of the Closing Date, the Call Right Redemption Amount shall be equal to and in the form of the REIT Shares Amount multiplied by 1.50.”
““Motion Limited Partner” means a Limited Partner that holds OP Units as a result of its exchange of Class C units of Modiv Operating Partnership, LP, for OP Units in connection with the consummation of the Mergers or transferees of such Limited Partner pursuant to Transfers in accordance with Section 9.02(c).”
““OP Unit Call Right” has the meaning set forth in Section 8.07.”
2.
Section 7.02(b) of the Partnership Agreement is revised by inserting the following paragraph immediately after the first paragraph in Section 7.02(b):

“In respect of any transaction described in the preceding paragraph or in Section 7.02(a)(ii) or (iii) (other than a transaction solely for cash consideration), the General Partner shall use commercially reasonable efforts to structure such transaction to avoid causing the Limited Partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in such transaction (it being understood that the General Partner will not be deemed to have structured the transaction in a manner that will cause the recognition of gain if the Limited Partners have the option to not recognize gain in such transaction), provided such efforts are consistent with the exercise of the General Partner’s board of directors’ duties to the General Partner or the stockholders of the General Partner under applicable law. Notwithstanding anything herein to the contrary, if after using such commercially reasonable efforts to avoid causing the Limited Partners to recognize gain for federal income tax purposes, the General Partner determines, in its sole and absolute discretion, (i) that it is not possible to structure such transaction to avoid causing the Limited Partners to recognize gain for federal income tax purposes or (ii) that the structure required to avoid causing the Limited Partners to recognize gain for federal income tax purposes would be unduly burdensome to the General Partner, nothing in this provision shall be construed so as to preclude the General Partner from proceeding with and consummating such transaction.”
3.   A new Section 8.07 is hereby added to the Partnership Agreement as follows:
“8.07   Partnership Right to Call Partnership Interests.   Notwithstanding any other provisions of this Agreement, and subject to any agreement between the Partnership and one or more Limited Partner, the Partnership shall have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding OP Units (the “OP Unit Call Right”) (other than OP Units held by the General Partner or any wholly owned subsidiary of the General Partner) by treating any Limited Partner as a Redeeming Limited Partner who has delivered a Notice of Exercise of Redemption Right pursuant to Section 8.04 for the number of OP Units to be specified by the General Partner by notice to such Limited Partner that the Partnership has elected to exercise its rights under this Section 8.07. Such notice given by the General Partner to a Limited Partner pursuant to this Section 8.07 shall be treated as if it were a Notice of Exercise of Redemption Right delivered to the Partnership and General Partner by such Investor. For purposes of this Section 8.07, (a) any Limited Partner may be treated as a Redeeming Limited Partner and (b) the provisions of Section 8.04 of the Partnership Agreement shall apply, mutatis mutandis; provided, that the limitations contained in the antepenultimate sentence of

Section 8.04(a) shall not apply; provided, further, that the amount due to a Limited Partner pursuant to this Section 8.07 shall be the Call Right Redemption Amount.
For the avoidance of doubt, the Partnership shall not be treated as exercising its OP Unit Call Right, and a Limited Partner shall not be entitled to the Call Right Redemption Amount in connection with its OP Units, if (i) such Limited Partner redeems its OP Unit by exercising its OP Unit Redemption Right pursuant to Section 8.04, (ii) the General Partner engages in a Transaction and either Section 7.02(a)(ii) or (iii) is satisfied or (iii) the General Partner liquidates pursuant to a plan of liquidation approved by its stockholders.”
4.
Section 11.01(a) of the Partnership Agreement is hereby deleted in its entirety and replaced by a new Section 11.01(a) set forth immediately below;

“(a)   Except as otherwise provided herein, the General Partner’s written consent shall be required for any amendment to this Agreement. Except as otherwise provided herein, the General Partner, without the consent of the Limited Partners, the Special Limited Partner or any other Person, may amend this Agreement in any respect; provided, however, that the following amendments shall require the written consent of a Majority in Interest (other than the Percentage Interest held by the General Partner or any Subsidiary of the General Partner) of the Limited Partners affected thereby:
(i)   any amendment affecting the operation of the Conversion Factor or the OP Unit Redemption Right (except as otherwise provided herein) in a manner that adversely affects the Limited Partners or the Special Limited Partner;
(ii)   any amendment that would adversely affect the rights of the Limited Partners or the Special Limited Partner to receive the distributions payable to them hereunder, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.02 hereof;
(iii)   any amendment that would alter the Partnership’s allocations of Net Income and Net Loss to the Limited Partners or the Special Limited Partner, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.02 hereof;
(iv)   any amendment that would impose on the Limited Partners or the Special Limited Partner any obligation to make additional Capital Contributions to the Partnership;
(v)   any amendment that would adversely affect the Call Right Redemption Amount due to a Limited Partner pursuant to Section 8.07 hereof;
(vi)   any amendment that would adversely affect the rights of the Limited Partners under Section 7.02; or
(vii)   any amendment to this Article XI.”
5.
Schedule A of the Partnership Agreement is hereby revised and restated by replacing it in its entirety with Schedule A attached hereto.

6.
The foregoing recitals are incorporated in and are made a part of this Amendment.

7.
This Amendment has been authorized by the General Partner pursuant to Section 14.1 of the Partnership Agreement and does not require execution by any Limited Partner or any other Person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.
GENERAL PARTNER:
GLOBAL NET LEASE, INC.
By:

Name:
Title:
[Signature Page to Eleventh Amendment to Second Amended and Restated Agreement of Limited Partnership]

SCHEDULE A
[See Attachment]

Exhibit B
Form of Company REIT Opinion
[Intentionally Omitted]

Exhibit C
Form of Parent REIT Opinion
[Intentionally Omitted]

Exhibit D
Form of Parent Section 368 Opinion
[Intentionally Omitted]

Exhibit E
Form of Company Section 368 Opinion
[Intentionally Omitted]

Schedule A
Parent Knowledge Parties
[Intentionally Omitted]

Schedule B
Parent Contact Persons
[Intentionally Omitted]

ANNEX B
OPINION OF TRUIST SECURITIES, INC.
May 3, 2026
Board of Directors of Modiv Industrial, Inc.
1500 North Grant Street, Unit 5609
Denver, Colorado 80203
Members of the Board of Directors:
We understand that Modiv Industrial, Inc. (“Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) among Global Net Lease, Inc. (“Parent”), Global Net Lease Operating Partnership, L.P., a subsidiary of Parent (“Parent OpCo”), GNL Motion Merger Sub, LLC, a direct wholly owned subsidiary of Parent (“Company Merger Sub”), GNL Motion OpCo Merger Sub, LLC, a direct wholly owned subsidiary of Parent OpCo (“OpCo Merger Sub”), the Company and Modiv Operating Partnership, LP (the “Partnership”), pursuant to which, among other things (i) the Company will merge with and into Company Merger Sub, with Company Merger Sub being the surviving entity (the “Company Merger”), (ii) each outstanding share of Class C Common Stock, par value $0.00 I per share, of the Company (“Class C Common Share”) and each outstanding share of Class S Common Stock, par value $0.001 per share, of the Company (“Class S Common Share” and, together with the Class C Common Shares, the “Company Common Shares”) will be converted into the right to receive 1.975 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share (“Parent Common Stock”), of Parent (the “Per Company Common Share Merger Consideration”), (iii) each outstanding share of 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share, of the Company (“Company Preferred Share”) will be converted into the right to receive an amount in cash equal to $25.00 plus accrued and unpaid dividends (such amount, the “Per Company Preferred Share Merger Consideration”), (iv) the Company will become a wholly owned subsidiary of Parent, (v) contemporaneously or immediately following the Company Merger, OpCo Merger Sub will merge with and into the Partnership, with the Partnership being the surviving entity (the “OpCo Merger” and, together with the Company Merger, the “Mergers”), (vi) each outstanding Class X Unit of the Partnership (“Class X Unit”) will be converted (the “Conversion” and, together with the Mergers, the “Transaction”) into one Class C Unit of the Partnership (“Class C Unit” and, each such Class X Unit as converted, a “Converted Class X Unit”), and (vii) each outstanding Class C Unit (including each Converted Class X Unit) will be converted into the right to receive a number of OP Units (as defined in the Second Amended and Restated Agreement of Limited Partnership of Parent OpCo, as amended) of Parent OpCo (“Parent OP Units”) equal to the Exchange Ratio (the “Per OpCo Common Unit Merger Consideration”). You have requested that Truist Securities. Inc. render its opinion (this “Opinion”) to the Board of Directors (the “Board”) of the Company with respect to the fairness, from a financial point of view, to the holders of Company Common Shares of the Per Company Common Share Merger Consideration to be received by such holders in the Company Merger pursuant to the Agreement.
In connection with this Opinion, we have conducted such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed: (i) a draft, dated May 2, 2026, of the Agreement; (ii) certain publicly available business and financial information relating to the Company and Parent; (iii) certain other information relating to the historical, current and future business, financial condition, results of operations and prospects of the Company and Parent made available to us by the managements of the Company and Parent, including (a) financial projections (the “Company Projections”) prepared by the management of the Company relating to the Company, and (b) financial projections (the “Parent Projections”) prepared by the management of Parent relating to Parent; and (iv) the financial and operating performance of the Company and Parent as compared to that of companies with publicly traded equity securities that we deemed relevant. We also have had discussions with certain members of the managements of the Company and Parent and with certain of the Company’s and Parent’s representatives and advisors regarding the business, financial condition, results of operations, and prospects of the Company and Parent and the Transaction and have undertaken such other studies, analyses and investigations as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. Our role in reviewing such data, material and other information was limited solely to performing such review as we deemed necessary and appropriate to support this Opinion and such review was not conducted on behalf of the Board, the Company or any other person. Management of the Company has advised us, and we have assumed with your consent, that the Company Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company. In addition, we have assumed with your consent that the Parent Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Parent as to the future financial results and condition of Parent. At your direction, we have used and relied upon the Company Projections and the Parent Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Company Projections, the Parent Projections or the respective assumptions on which they are based. We have also relied upon and assumed, with your consent, that the Company Common Shares, Class X Units and Class C Units have equivalent value per security and the Parent OP Units and shares of Parent Common Stock have equivalent value per security. We have further relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Parent since the dates of the information, financial or otherwise, provided to us and that there is no information or any facts that would make any of the information discussed with or reviewed by us incomplete or misleading.
We have also relied upon and assumed without independent verification that (i) the representations and warranties of all parties to the Agreement and all of the documents and agreements referred to therein are true and correct; (ii) each party to the Agreement and all of the documents and agreements referred to therein will fully and timely perform all of the covenants and agreements required to be performed by such party under the Agreement and such other documents and agreements; (iii) all conditions to the consummation of the Transaction will be satisfied without waiver thereof; (iv) the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement therein; and (v) in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the expected benefits of the Merger. We have also assumed, with your agreement, that for U.S. federal income tax purposes, the Company Merger will qualify as a “reorganization” within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended. We have also assumed that the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this Opinion.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) relating to the Company, Parent, the Partnership, Parent OpCo or any other party to the Transaction. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company, Parent, the Partnership or Parent OpCo is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company, Parent, the Partnership or Parent OpCo is or may be a party or is or may be subject. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued in the Company Merger or the price or range of prices at which Parent Common Stock, Company Common Shares or Company Preferred Shares may be purchased or sold at any time.
We have not been requested to, and did not (i) advise the Board, the Company or any other party with respect to alternatives to the Transaction or (ii) solicit any indications of interest from third parties with respect to any alternatives to the Transaction. This Opinion is necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have no obligation to update, revise, reaffirm or withdraw this Opinion or otherwise comment upon events occurring or information that otherwise comes to our attention after the date hereof.

This Opinion only addresses the fairness, from a financial point of view, to the holders of Company Common Shares of the Per Company Common Share Merger Consideration to be received by such holders in the Company Merger pursuant to the Agreement, and does not address any other aspects or implications of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company or any other party to proceed with or effect the Transaction; (ii) the form, structure or any other portion or aspect of the Transaction; (iii) other than assuming the consummation thereof in accordance with the Agreement, the Conversion, the OpCo Merger or the amendment of the Second Amended and Restated Agreement of Limited Partnership of Parent OpCo; (iv) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of any party (other than the holders of Company Common Shares in the manner set forth herein); (v) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage; (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s, Parent’s, the Partnership’s, Parent OpCo’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, Parent’s, the Partnership’s, Parent OpCo’s or such other party’s security holders or other constituents or the fairness of the allocation of any consideration amongst or within classes or groups of security holders or other constituents; (vii) the fairness of the Per Company Preferred Share Merger Consideration or Per OpCo Common Unit Merger Consideration, whether relative to the Per Company Common Share Merger Consideration or otherwise; (viii) whether or not the Company, Parent, the Partnership, Parent OpCo or any other party is receiving or paying reasonably equivalent value in the Transaction; (ix) the solvency, creditworthiness or fair value of the Company, Parent, the Partnership, Parent OpCo or any of their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or (x) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or consideration payable to, or received by, any advisors, managers, officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Per Company Common Share Merger Consideration or otherwise. In addition, we are not providing any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation, environmental or other similar professional advice. We have assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Board, the Company and their respective advisors as to all legal, regulatory. accounting, insurance, tax, executive compensation, environmental and other matters with respect to the Company. Parent, the Partnership, Parent OpCo and the Transaction.
We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which became payable to us upon the delivery of this Opinion and a significant portion of which is payable upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities arising out of our engagement. We and our affiliates (including Truist Bank and Truist Financial Corporation) have in the past provided, and currently are providing, investment banking and other financial advice and services to the Company and Parent for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, (i) with respect to the Company, having provided certain financial risk management services to the Company, serving as Joint Lead Arranger on the Company’s revolving and term loan credit facility, and acting as a selling agent for the Company’s “at-the-market” program and (ii), with respect to Parent, serving as Joint Lead Arranger on the Parent’s revolving credit facility and acting as a selling agent for the Parent’s “at-the-market” program. We and our affiliates may in the future provide investment banking and other financial advice and services to the Company, Parent, their respective affiliates and other related parties for which advice and services we and our affiliates would expect to receive compensation. We are a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent, their respective affiliates and other related parties and any other company that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder of the Company or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise. The issuance of this Opinion has been approved by an internal committee of Truist Securities, Inc. authorized to approve opinions of this nature.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Company Common Share Merger Consideration to be received by the holders of Company Common Shares in the Company Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.
TRUIST SECURITIES, INC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The GNL Charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to GNL, although the equitable remedies may not be an effective remedy in some circumstances.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the GNL Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by GNL or in GNL’s right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.
The GNL Charter authorizes GNL to obligate itself and the GNL Bylaws obligate GNL, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•
any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•
any individual who, while GNL’s director or officer and at GNL’s request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

The GNL Charter and the GNL Bylaws also permit GNL to indemnify and advance expenses to any person who served a predecessor of GNL’s in any of the capacities described above and to any employee or agent of GNL or a predecessor of GNL.

GNL has entered into an indemnification agreement with each of GNL’s directors and officers, and certain former directors and officers, providing for indemnification of such directors and officers consistent with the provisions of the GNL Charter. The indemnification agreements provide that each indemnitee is entitled to indemnification unless it is established that (1) the act or omission of an indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) such indemnitee actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, such indemnitee had reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements further limit each indemnitee’s entitlement to indemnification in cases where (1) the proceeding was one by or in the right of GNL and such indemnitee was adjudged to be liable to GNL, (2) such indemnitee was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to such indemnitee or (3) the proceeding was brought by such indemnitee, except in certain circumstances.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GNL pursuant to the foregoing provisions, GNL has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 21.   Exhibits and Financial Statement Schedules
(a)
Exhibits

The following exhibits are filed as part of this Registration Statement. Documents other than those designated as being filed herewith are incorporated herein by reference.

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated as of May 3, 2026, by and among Global Net Lease, Inc., Global Net Lease Operating Partnership, L.P., Modiv Industrial, Inc., Modiv Operating Partnership, LP and the other parties thereto (included as Annex A to the proxy statement/prospectus).
3.1	Composite Charter of Global Net Lease, Inc. (incorporated by reference to Exhibit 3.1 of Global Net Lease, Inc.’s Quarterly Report on Form 10-Q, filed on August 7, 2025).
3.2	Third Amended and Restated Bylaws of Global Net Lease, Inc., effective April 2, 2025 (incorporated by reference to Exhibit 3.1 of Global Net Lease, Inc.’s Current Report on Form 8-K, filed on April 4, 2025).
5.1**	Opinion of Ballard Spahr LLP.
8.1**	Opinion of Greenberg Traurig, LLP.
8.2**	Opinion of Morrison & Foerster LLP.
8.3**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of Global Net Lease, Inc.’s Annual Report on Form 10-K, filed on February 25, 2026).
23.1**	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
23.2**	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1).
23.3**	Consent of Morrison & Foerster LLP (included in Exhibit 8.2).
23.4**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 8.3).
23.5*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Global Net Lease, Inc.
23.6*	Consent of Grant Thornton LLP, independent registered public accounting firm for Modiv Industrial, Inc.
24.1*	Power of Attorney (included in Signature Page).
99.1*	Consent of Truist Securities, Inc.
99.2**	Form of Proxy Card of Modiv Industrial, Inc.
107*	Filing Fee Table.

*
Filed herewith.

**
To be filed by amendment.

†
Certain schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. GNL hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, that GNL may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

Item 22.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
(1)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)
The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, Global Net Lease, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 1st day of June, 2026.
GLOBAL NET LEASE, INC.
By: /s/ Edward M. Weil, Jr. Name: Edward M. Weil, Jr.
Title: Chief Executive Officer and President
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Edward M. Weil, Jr. and Christopher J. Masterson, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Edward M. Weil, Jr. Edward M. Weil, Jr.	Chief Executive Officer, President and Director (Principal Executive Officer)	June 1, 2026
/s/ Christopher J. Masterson Christopher J. Masterson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 1, 2026
/s/ Robert I. Kauffman Robert I. Kauffman	Director	June 1, 2026
/s/ Stanley R. Perla Stanley R. Perla	Director	June 1, 2026
/s/ Leslie D. Michelson Leslie D. Michelson	Director	June 1, 2026
/s/ M. Therese Antone M. Therese Antone	Director	June 1, 2026
/s/ Lisa D. Kabnick Lisa D. Kabnick	Director	June 1, 2026

Signature	Title	Date
/s/ Michael J. U. Monahan Michael J. U. Monahan	Director	June 1, 2026
/s/ Leon C. Richardson Leon C. Richardson	Director	June 1, 2026